As filed with the Securities and Exchange Commission on July 18, 2019.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROSSFIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number) 11440 Tomahawk Creek Parkway Leawood, Kansas 66211 (913) 312-6822	26-3212879 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aisha Reynolds
General Counsel & Corporate Secretary
CrossFirst Bankshares, Inc.
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
(913) 312-6822

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Robert Monroe James S. Swenson B. Scott Gootee Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 (816) 842-8600 (816) 412-1017 (facsimile)	David O’Toole Chief Financial Officer CrossFirst Bankshares, Inc. 11440 Tomahawk Creek Parkway Leawood, Kansas 66211 (913) 312-6822 (913) 754-9701 (facsimile)	Peter G. Weinstock Beth A. Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 979-3000 (214) 880-0011 (facsimile)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$100,000,000	$12,120

(1)	Includes shares of common stock that the underwriters have the option to purchase from the registrant.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based upon an estimate of the maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2019

PROSPECTUS

         Shares

Common Stock

This is the initial public offering of CrossFirst Bankshares, Inc. We are offering          shares of our common stock and the selling stockholders are offering          shares of our common stock. We will not receive any proceeds from the sales of shares by the selling stockholders.

Prior to this offering, there has been no established public market for our common stock. We anticipate that the public offering price of our common stock will be between $   and $   per share. We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “CFB.”

We intend to use the net proceeds of this offering for general corporate purposes, including maintenance of required regulatory capital and to support our future growth. See “Use of Proceeds.”

Investing in our common stock involves risk. See “Risk Factors” beginning on page 20.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

	Per Share	Total
Public offering price	$	$
Underwriting discounts(1)
Proceeds to us, before expenses
Proceeds to the selling stockholders, before expenses
(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriters have an option to purchase up to an additional          shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The shares of common stock will be ready for delivery on or about         , 2019.

Keefe, Bruyette & Woods	RAYMOND JAMES	Stephens Inc.
A Stifel Company
Sandler O’Neill + Partners, L.P.

The date of this prospectus is         , 2019.

CROSSFIRST BANKSHARES, INC.

Leawood, KS (HQ)

Wichita, KS

crossfirst

Oklahoma City, OK

crossfirst

Leawood, KS

LEAWOOD
KANSAS CITY
35
WICHITA
44
OKLAHOMA CITY
TULSA
DALLAS
45
35

Kansas City, MO*

Tulsa, OK

Dallas, TX

Total Assets
(In Millions)

$22
2007
$77
2008
$155
2009
$311
2010
$355
2011
$565
2012
$847
2013
$1,220
2014
$1,574
2015
$2,133
2016
$2,961
2017
$4,107
2018
$4,266
3/31/2019

*	Kansas City branch will be relocated to a new location (as depicted in picture). Planned to open in 2020.

i

About this Prospectus

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling stockholders and the underwriters have not authorized anyone to provide you with different or additional information. We, the selling stockholders and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “ourselves,” “our company,” and the “Company” refer to CrossFirst Bankshares, Inc., a Kansas corporation, its predecessors and its consolidated subsidiaries. References in this prospectus to “CrossFirst Bank” and the “Bank” refer to CrossFirst Bank, a Kansas chartered bank and our wholly-owned consolidated subsidiary.

This prospectus describes the specific details regarding this offering and the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Unless otherwise stated, all information in this prospectus gives effect to a two-for-one stock split of our common stock effected in the form of a stock dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018, which was distributed on December 21, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.

Unless otherwise stated, all information in this prospectus assumes that the underwriters have not exercised their option to purchase additional shares of our common stock from us.

ii

Market and Industry Data

Within this prospectus, we reference certain market, industry and demographic data, forecasts and other statistical information. We have obtained this data, forecasts and information from various independent, third party industry sources and publications. Nothing in the data, forecasts or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of industry publications and surveys and independent sources. We believe that these sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An EGC may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an EGC:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;
•	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to the presentation and discussion of our audited financial statements and executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an EGC. We will remain an EGC until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file or furnish in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an EGC or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the matters discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the historical financial statements and the accompanying notes before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

CrossFirst Bankshares, Inc., a Kansas corporation and registered bank holding company, is the holding company for CrossFirst Bank. The Company was initially formed as a limited liability company, CrossFirst Holdings, LLC, on September 1, 2008 to become the holding company for the Bank and converted to a corporation in 2017. The Bank was established as a Kansas state-chartered bank in 2007 and provides a full suite of financial services to businesses, business owners, professionals and their personal networks throughout our five primary markets located in Kansas, Missouri, Oklahoma and Texas. As of March 31, 2019, we had total assets of $4.3 billion, total loans of $3.3 billion, total deposits of $3.4 billion and total stockholders’ equity of $480.5 million. We have highly engaged employees who are focused on driving profitability and sustainable growth across our markets of operation.

We are committed to a culture of serving our clients, stockholders and communities in extraordinary ways by providing personalized, relationship-based banking. We believe that success is achieved through establishing and growing the trust of our clients, employees, communities and stockholders. In addition to our strong culture, we believe our leadership has effectively aligned incentives for management and stockholders to aggressively pursue business opportunities in our designated markets. Our focus continues to be on middle market businesses and professionals to whom we can cross-sell our multiple products and services. Historically, our success has been evidenced by the significant growth in our franchise, growing assets at a compound annual growth rate (“CAGR”) of 48.8% between 2008 and 2018, and raising over $400.0 million in capital to fund such growth. Going forward, our focus will be on driving increased profitability combined with continued strong growth.

Our History and Growth

The Bank was organized by a group of financial executives and prominent business leaders with a shared vision to invest in highly experienced people and technology to offer unprecedented levels of personal service to our clients. We achieved initial profitability in the third quarter of 2009 and have since grown to be the third largest bank headquartered in the Kansas City metropolitan statistical area (“MSA”) by asset size. At the same time, we have expanded our operations to seven full-service banking offices primarily along the I-35 corridor, with locations in Leawood and Wichita, Kansas; Kansas City, Missouri; Tulsa and Oklahoma City, Oklahoma; and Dallas, Texas.

We have demonstrated significant balance sheet growth and an ability to organically expand into new markets with our relationship-based, branch-lite approach. We do so, in part, by hiring experienced, high-caliber bankers and banking teams that share our passion for delivering extraordinary client service. We have invested in scalable technology that allows us to compete for sophisticated business clients and to serve clients sufficiently without a large branch network. We have had the benefit of numerous high net worth investors and clients concentrated in our MSAs, who have provided important business relationships. Additionally, we have enhanced our growth and geographic presence by successfully integrating two strategic bank acquisitions.

Our Strategy

Since inception, our strategy has been to build the most trusted bank serving our markets, which we believe has driven value for our stockholders. We establish the trust of our clients with our experienced and motivated teams of employees that provide superior products and services, with the goal of delivering on our promises and consistently exceeding our clients’ expectations. This trust has afforded our bankers the ability to effectively integrate into the local markets allowing for strong asset and loan growth, while maintaining superior asset quality. Historically, we have made significant investments in human capital to grow local market share. We remain focused on robust growth and are equally focused on building stockholder value through greater efficiency and increased profitability. We intend to execute our strategic plan through the following:

•	Continuing Our Organic Growth. We have been able to grow our balance sheet, as evidenced by loan growth of 317.4% since 2014, which we believe has been a result of our relationship-based approach and market expansion into major metropolitan areas. We have also grown our core deposits, which we define as total deposits less wholesale deposits, time deposits greater than $250.0 thousand and reciprocal deposits, by 205.1% since 2014. This balance sheet growth has translated into significant growth in operating revenue as illustrated below:

Operating Revenue ($M)(1)

(1)	Net interest income plus non-interest income.

We also believe our geographic markets provide synergistic growth opportunities, as numerous clients throughout our markets operate in broader geographic footprints and continue to experience growth and a need for sophisticated financial services. Our strategy is to continue to focus on organic growth throughout our footprint by deepening ties within our communities, building upon current client relationships and further leveraging the extensive experience of our senior management team, commercial lenders and local stockholder base.

•	Improving Profitability and Operating Efficiency. The Company was built on the premise of achieving a sufficient size to compete with larger banks in the markets we serve. We achieved a modest level of profitability on an annual basis starting in 2010, and after enhancing our focus on profitability in 2018, in conjunction with the significant expansion of our Company, produced earnings growth since 2010 at a CAGR of 42.3% through the twelve months ended December 31, 2018. Since 2010, we have invested in talent and acquisitions to grow our market presence and expand into several new products such as an energy lending vertical. Our strategy includes continuing to pursue accretive initiatives to increase profitability. In addition, we believe that a branch-lite approach should continue to drive operating leverage and scale as we develop these markets. Although profitability in the first half of 2018 was impacted by several factors, including our start-up investment in the Dallas market and additional personnel required to execute our company-wide plans, we implemented a number of expense reduction strategies that have contributed to an improved efficiency ratio.

Efficiency Ratio

We calculate “non-GAAP core operating efficiency ratio” as non-interest expense adjusted to remove non-recurring non-interest expenses as defined under non-GAAP core operating income, divided by the sum of net interest income and non-interest income. Non-GAAP core operating efficiency ratio is a non-GAAP financial measure. The most directly comparable GAAP financial measure is the efficiency ratio. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.

•	Attracting and Developing Talent within Our Organization. We believe that our teams of engaged employees have been, and will continue to be, an important factor in seeking to drive future organic growth and in cultivating relationships with current and potential clients. Since our inception, we have prioritized hiring highly experienced employees, which continues to be a core strategic focus. We seek employees who are capable and proficient in managing larger client relationships. We have a long-term talent development strategy and have been successful in promoting many of our employees to leadership positions. In addition, we have a performance-driven culture and an engaged well-being coach who adds to employee retention and motivation. Our partnership model requires certain members of senior management to purchase a minimum amount of common stock in the Company. We believe this requirement, in addition to our equity compensation program, aligns management’s interests with those of our stockholders and incentivizes the leadership to focus on business generation, relationship management, attracting and developing talented bankers and serving clients and communities in extraordinary ways.
•	Maintaining Our Branch-Lite Business Model with Strategically Placed Locations. Our offices have been strategically placed to provide financial services to businesses, business owners, professionals and their personal networks. We have one to three office locations in each of our markets creating the potential for a highly efficient business operating model located near attractive client opportunities. The Company has average deposits per location of $485.7 million as of March 31, 2019, with centralized processing located in its corporate headquarters. As of December 31, 2018, the Company ranked number one in deposits per location in Kansas City, Wichita and Tulsa, and ranked in the top 10 percent in deposits per location in our other locations of Oklahoma City and Dallas, according to data obtained through S&P Global Market Intelligence (“S&P Global”). In addition, our modern locations provide very unique and professional atmospheres for providing extraordinary banking services. Our strategic business model allows us to operate at an $11.8 million in assets-to-employee ratio as of March 31, 2019, as compared to a median $5.8 million per employee for banks between $1.0 and $10.0 billion in total assets as of December 31, 2018, according to data obtained through S&P Global. As part of our continued focus on improving efficiency, we plan to continue monitoring and improving how we deploy our human capital and utilize resources.

•	Leveraging Technology to Enhance the Client Experience and Improve Productivity. We strive to maximize client convenience through the use of technology and our mobile banking applications, along with our strategically placed banking locations. Since our founding, we have made significant investments in technology to offer online and mobile banking products that we believe are superior to those offered by many similar-sized competitors and comparable to those of the nation’s largest banks. We utilize a large bank core processing service provider that we believe can support our growth plan, bring the best technology solutions to the Company and its clients and monitor and address cyber security risks. Business and individual clients have the latest banking products, services, systems and security available to them, including traditional loan and deposit products, online and mobile banking applications, treasury management and mortgage and international services that we believe are superior to, or competitive with, those offered by other banks. In addition to client-facing technology, significant investments have been made in the technology and software utilized by our employees. This technology and software enable our employees to be more productive by enhancing workflow and internal and external management reporting, extracting unnecessary steps, reducing manual errors, as well as supporting our branch-lite business model.
•	Selectively Pursuing Opportunities to Expand through Acquisitions or New Market Development. We anticipate that we may selectively pursue future acquisitions and new market expansions to supplement current market growth or expand our geographic presence. Our business has been successfully built on synergistic acquisitions and new market expansion. We anticipate that any future acquisitions or new market expansions we may pursue would be consistent with our strategy of operating in attractive and adjacent metropolitan markets with a branch-lite structure and with banking teams that are proficient and knowledgeable of our target client base and that provide a strong cultural fit. In addition, our acquisition activity could occur in our existing core markets or as part of a new market initiative with an already established presence. We would seek acquisitions that provide meaningful financial benefits, long-term organic growth opportunities and economies of scale without compromising asset quality to the overall organization. While we evaluate and engage in discussions with potential acquisition candidates from time to time and will continue to evaluate opportunities for acquisitions, we do not have any current plans, arrangements or understandings to make any acquisitions at this time.

Competitive Strengths

We believe that the following strengths will help us achieve our principal financial objectives of continued balance sheet and earnings growth:

Experienced and Invested Leadership

Our executive leadership team is comprised of established industry veterans with a track record of profitable organic growth, operating efficiencies and strong risk management. Each member of our executive leadership team is a participant in our partnership program and has made a meaningful ownership investment in the Company. Our Board of Directors has decades of combined business experience from a variety of backgrounds and actively participates in and supports community activities, which we believe significantly benefits our business development efforts. In addition to our executive leadership team, we believe that we are supported by a deep and talented bench of business unit leaders, many of whom have been with the Company for much of its existence. We believe the following executive leadership team has the experience to execute on our strategic vision:

•	George F. Jones, Jr. – President & CEO of the Company. Mr. Jones joined the Company as Vice Chairman in 2016 after a two-year retirement from Texas Capital Bank. Mr. Jones was one of the founding executives of Texas Capital Bank in 1998 and led the bank through 50 consecutive profitable quarters and growth to $12.0 billion in assets. Previously, Mr. Jones was president and CEO of NorthPark National Bank of Dallas, president and CEO of Texas American Bank, Dallas, and manager of financial institutions for Mercantile National Bank, Dallas.

•	Mike Maddox – President & CEO of the Bank. Mr. Maddox joined CrossFirst Bank in 2008 after serving as Kansas City Regional President for Intrust Bank. He earned a business degree from the Kansas University School of Business. Additionally, he earned a law degree from the Kansas University School of Law and practiced for more than six years before joining Intrust. Mr. Maddox is a graduate of the Graduate School of Banking at the University of Wisconsin - Madison.
•	David O’Toole – Chief Financial Officer & Chief Investment Officer of the Company; Chief Financial Officer of the Bank. Mr. O’Toole has more than 40 years of experience in banking, accounting, valuation and investment banking. Mr. O’Toole is a founding stockholder and director of CrossFirst Bank and became CFO in 2008. Previously, Mr. O’Toole was co-founder and managing partner of a national bank consulting and accounting firm. He has served on numerous boards of directors of banks and private companies, including the Continental Airlines, Inc. travel agency advisory board.
•	W. Randall Rapp – Chief Credit Officer of the Bank. Mr. Rapp has more than 30 years of experience in credit and banking and has served as the Chief Credit Officer of the Bank since April 2019. Prior to joining the Bank, Mr. Rapp held various positions at Texas Capital Bank, N.A. from March 2000 until March 2019, including serving as Executive Vice President and Chief Credit Officer from May 2015 until March 2019, and as a Senior Credit Officer from 2013 until May 2015. Mr. Rapp holds a BBA in Accounting from The University of Texas at Austin and an MBA in Finance from Texas Christian University. He is also a licensed CPA.
•	Amy Fauss – Chief Operating Officer of the Bank. Ms. Fauss has more than 28 years of banking experience and joined the Bank in 2009 after serving as executive vice president and chief operating officer for Solutions Bank in Overland Park, Kansas. Previously, she was senior vice president of operations for $1.0 billion in assets at Hillcrest Bank. Ms. Fauss is a graduate of the Graduate School of Banking at the University of Wisconsin - Madison and earned an MBA at the University of Missouri - Kansas City.
•	Tom Robinson – Chief Risk Officer of the Company. Mr. Robinson has more than 35 years of industry experience and has served as Chief Risk Officer of the Company since January 2019. Mr. Robinson also served as Chief Credit Officer at CrossFirst Bank from 2011 until March 2019. Prior to joining CrossFirst Bank in 2011, Mr. Robinson was the chief lending officer for Morrill & Janes Bank and Trust Company. He is a past president of the Kansas City chapter of the Risk Management Association and graduated from the Graduate School of Banking at Colorado University – Boulder.

Disciplined Underwriting and Structured Credit Administration

Since 2014, we have driven tremendous balance sheet growth, with a CAGR in loans and assets of 40.0% and 34.2%, respectively. We have achieved this balance sheet growth while maintaining superior credit quality. We have established a strong risk management culture supported by comprehensive policies and procedures for credit underwriting and monitoring. We are guided by the following principles, which have served us well throughout our history:

•	focus on relationship lending;
•	commitment to diversification;
•	disciplined and standardized underwriting;
•	proactive problem asset management;
•	decisive response to market opportunities; and
•	highly competent and experienced bankers and credit officers.

Our credit quality is proven out through our low net charge-off and nonperforming asset history. Since 2014, we have experienced a total of $10.8 million in net charge-offs relative to a volume of loans that have grown from $785.2 million as of December 31, 2014 to $3.3 billion as of March 31, 2019.

Net Charge-offs / Average Loans	Nonperforming Assets / Total Assets

We seek to be nimble and responsive in our credit underwriting and client mandates. We believe that our larger competitors require inflexible terms and requirements of their small and middle market clients. We recognize that businesses differ, and we tailor our lending to suit our clients’ needs. We believe our combination of local business unit leaders, disciplined and standardized underwriting and experienced credit officers enables us to meet varied borrowing needs. Additionally, our senior management review potential applications early in the process, which allows us to be more responsive than many of our larger competitors.

Scalable Infrastructure Designed to Accommodate Significant Growth

We have made significant investments in technology, risk management systems and people, and we believe that we have developed an infrastructure that can support significant additional asset growth with minimal capital investment. As described above, we utilize a large bank core processing service provider that we believe can support our growth plan. Each of our banking locations is structured to be able to provide extraordinary service with a heightened level of autonomy and accountability for performance. This means that with respect to each banking location: (i) a significant investment is made in the real property and improvements thereon, (ii) the location is led by an experienced local leader and staffed with talented bankers responsible for various lines of business, including real estate, commercial, corporate, private and relationship banking and (iii) comprehensive information is captured and disseminated to measure productivity and progress towards financial, business and strategic goals. In addition, we have organized our lending team into specialized areas of expertise, both geographically and by lines of business, and reinforced our team approach to building client relationships, which further fosters our ability to scale our business model. We believe that our scalable operating platform will allow us to manage our growth effectively, resulting in greater efficiency and enhanced profitability.

Sophisticated Suite of Banking Services to Facilitate Full-Service Commercial Relationships

We provide products and services that compete with large, national banks, but with the personalized attention and responsiveness of a relationship-focused community bank. We also offer technologically sophisticated cash and treasury management solutions to our clients to help build and maintain our commercial relationships. Ultimately, our focus on establishing a full-service relationship with our clients and incenting our employees to generate core funding has provided us with a strong base of core deposits to fund our loan growth, with over 75.4% of our loan relationships also maintaining deposit accounts with us as of March 31, 2019.

We believe we have an attractive mix of loan and deposit products. As of March 31, 2019, approximately 35.4% of our loan portfolio was comprised of commercial loans and 28.8% was commercial real estate loans. Our focus on commercial lending increases the asset sensitivity of our balance sheet, with approximately 73.1% floating rate loans or maturing within one year. As of March 31, 2019, approximately 14.4% of our deposits were non-interest-bearing, with a deposit CAGR since 2014 of 34.6%. Non-interest-bearing deposit generation and overall enhancement of the funding base will continue to be a key initiative of the Bank.

Specialized Lending Verticals

As a result of our market expansions, we have developed a diverse portfolio of loans both geographically and by type. Each of our markets offers innovative and relevant lending verticals that we believe offer attractive risk-adjusted returns and will contribute to our future growth. These verticals include the following:

•	Energy Lending. Introduced in 2014, and based in our Tulsa market, we have a team of senior lenders with experience in energy lending throughout credit cycles and across various segments of the industry and nationwide. We have successfully grown this vertical to over $376.1 million in outstanding loan balances as of March 31, 2019 and maintain disciplined underwriting. The portfolio is comprised of reserve-based lending on proven production and is well-diversified across a number of regions.
•	Enterprise Value Lending. Introduced in our Kansas City market in 2017, our relationship-based Enterprise Value Lending services provide solutions designed to meet the needs of middle market manufacturers, distributors and service providers. As with our energy lending, our focus is on building relationships with clients who have strong cash flow, investor sponsorship and lower leverage.
•	Tribal Nations Lending. Introduced in 2017, and based in our Tulsa market, we have built relationships and developed expertise in providing services to tribal nations throughout the broader Midwest and Southwest regions of the United States.
•	Home Builder Lending. Introduced in 2017 in our Dallas market, our team of industry experts are focused on providing financing to large scale and high-volume residential developers and homebuilders. We focus primarily on home construction loans.

Our Markets

We have a growing presence in what we believe are among the most attractive metropolitan markets in the United States, each generally situated along the I-35 corridor from Kansas City to the north through Dallas to the south.

	As of March 31, 2019
	Gross Loans		Deposits
Market	($)	(%)	($)	(%)
	(Dollars in millions)
Kansas City, MO-KS	$1,028	31.2%	$1,659	48.8%
Wichita, KS	378	11.5	481	14.2
Oklahoma City, OK	229	7.0	331	9.7
Tulsa, OK	873	26.6	566	16.6
Dallas-Fort Worth-Arlington, TX	779	23.7	363	10.7
Total	$3,287	100.0%	$3,400	100.0%

The strength of these markets is demonstrated by their size, growth prospects and economic diversity. Each market presents unique opportunities with attractive business climates and skilled workforces. We believe that our current market areas provide opportunity for significant continued growth in loans and deposits. The following summarizes key statistics of each market:

Market	Population (in millions)	Population Change (%)	Projected Population Growth (%)	Feb. 2019 Unemployment Rate	Median Household Income
		2010 - 2019	2019 - 2024
Kansas City, MO-KS	2.2	7.4%	3.5%	3.7%	$66,838
Wichita, KS	0.6	2.7	1.6	3.9	56,619
Oklahoma City, OK	1.4	12.3	5.1	3.2	59,019
Tulsa, OK	1.0	6.7	3.6	3.5	54,700
Dallas-Fort Worth-Arlington, TX	7.6	17.9	7.7	3.6	69,458

United States	329.2	6.6%	3.6%	4.1%	$63,174

Source: S&P Global

Kansas City MSA

We operate three full-service branches in the Kansas City MSA, two in Leawood, Kansas and one in Kansas City, Missouri. The Kansas City MSA has a population of approximately 2.2 million, according to S&P Global. This area is the largest contributor to assets, deposits and earnings for our Company. The market is characterized by its stable growth and central location. Kansas City continues to grow as a leading distribution hub due in part to its centralized location. The area outperformed the United States in terms of population growth, GDP growth and unemployment rate since the 2008 Great Recession. The Kansas City MSA’s major contributors to gross domestic product include financial services, professional and business services, government and manufacturing. Together, these industries contributed 58% of the area’s GDP. Private service-providing industries contributed over 80% of the area’s private GDP. Kansas City is home to notable company headquarters including Cerner Corporation (which is its largest private employer), HCA Midwest Health System, Hallmark Cards, Inc., H&R Block, Inc., Sprint Corporation and Garmin International, Inc. With over 10 years of operation in the Kansas City market, we believe we are well positioned to continue to benefit from our deep relationships in this large and growing metropolitan market.

Wichita MSA

We operate one full-service branch in the Wichita MSA. Wichita is the largest MSA in Kansas with a population of over 600,000. Known as the “Air Capital of the World,” aircraft manufacturing is Wichita’s largest industry with several companies across the supply chain based in the area including Textron Aviation, Learjet and Spirit AeroSystems. Other prominent corporations with a substantial Wichita presence include Koch Industries, Cargill Meat Solutions and The Coleman Company. In 2010 the city government, in partnership with local businesses, announced a 20-year vision to revitalize the downtown area. Over $1.0 billion has been invested in the city’s urban core with an estimated $1.1 billion economic impact as a result of the project in addition to the development of new residential units, retail stores and office space. Overall, given Wichita’s diverse employment universe which includes many highly-skilled workers, prudent focus on economic development, low cost of living and location at the confluence of major railroad systems, we believe the market is well-positioned for further growth.

Oklahoma City MSA

We have one full-service branch in the Oklahoma City MSA. The Oklahoma City MSA is the largest in the state of Oklahoma with a population of approximately 1.4 million, according to S&P Global. Historically, the economy had been primarily energy-focused, but today Oklahoma City hosts a wide range of businesses and employers. Agriculture, energy, aviation, government, health care, manufacturing and industry all play major roles in the city’s economic well-being. The city was named the most “recession proof city in America” in 2008 (during the Great Recession) by Forbes and has experienced consistent increases in employment, a strong housing market and stable growth in the energy, agriculture and manufacturing industries. Oklahoma City’s visionary capital improvement program, “MAPS” or Metropolitan Area Projects, has provided for new and upgraded sports, recreation, entertainment, cultural and convention facilities and is now entering into its fourth phase supporting a vibrant and growing city.

Tulsa MSA

We have one full-service branch in the Tulsa MSA, which also serves as the headquarters for our energy lending vertical. Tulsa is the second-largest city in the state of Oklahoma with a diverse economic landscape. The Tulsa MSA has a population of approximately 1.0 million, according to S&P Global. Tulsa is home to some of the nation’s largest companies, with key industry sectors that include aerospace, energy, health care, technology, manufacturing and transportation. Tulsa is also home to the Port of Catoosa, an inland river port, which is a major economic engine for the region. The port has five public terminals that can transfer inbound and outbound bulk freight between barges, trucks and railroad cars. Two Fortune 500 companies are based in Tulsa - Oneok, Inc. and Williams Companies.

Dallas MSA

We operate one full-service branch in the Dallas MSA, which serves as one of the economic hubs of Texas and is part of the Dallas/Fort Worth MSA, the fourth largest MSA in the United States, both by population and by GDP. The Dallas/Fort Worth MSA has a population of approximately 7.6 million, according to S&P Global. The Dallas/Fort Worth MSA continues to attract business relocations, with one recent notable move being Core-Mark, which will become the 23rd Fortune 500 company headquartered in Dallas when it moves its headquarters from San Francisco. Businesses are attracted to the highly skilled and diverse workforce, business-friendly climate, lower taxation, central location and two international airports. According to the data from the Bureau of Economic Analysis, the Dallas/Fort Worth MSA was responsible for producing nearly 33% of the state’s total gross domestic product in 2017. The Dallas/Fort Worth MSA is an important market for us to continue to pursue our outsized loan growth. We are currently considering the opening of a second smaller full-service branch in the Dallas MSA. This process is in the preliminary stages and there can be no assurance as to whether or when a second branch will be opened.

Recent Developments

Stock Split

On December 21, 2018, we effected a two-for-one split of our common stock in the form of a stock dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.

Preferred Stock Redemption

On December 18, 2018, we provided notice to all holders of our 7.00% Series A Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Shares”) of our intent to redeem all 1,200,000 outstanding Series A Preferred Shares on January 30, 2019 (the “Redemption Date”). On the Redemption Date, we redeemed each outstanding Series A Preferred Share at a redemption price of $25.00 per share and paid a pro rata share of a 30-day dividend for January 2019 in the aggregate amount of $175.0 thousand. From and after the Redemption Date, all of the Series A Preferred Shares ceased to be outstanding, all dividends with respect to the Series A Preferred Shares ceased to accrue and all rights with respect to the Series A Preferred Shares ceased and were terminated.

Risks Related to Our Company and an Investment in Our Common Stock

An investment in our common stock involves substantial risks and uncertainties. These risks are more fully discussed in the section titled “Risk Factors,” beginning on page 20, and include, among others, the following:

•	we may not be able to effectively implement or manage the risks of our growth strategy or profitability improvement plan;
•	because a significant portion of our business is tied to Kansas, Missouri, Oklahoma and Texas, we are more sensitive than our more geographically diversified competitors to adverse changes in the economy, including downturns in the real estate market and energy markets, the effect of which could adversely impact our growth and profitability of our lending and deposit operations;
•	we operate in a highly regulated environment and our noncompliance with the laws and regulations that govern our business, operations, corporate governance, executive compensation and accounting principles could subject us to regulatory action or penalties;
•	a disruption in our operational systems or infrastructure, whether as a result of cyber-attacks or third parties, could impair our liquidity, result in the unauthorized disclosure of confidential information, damage our reputation and cause financial losses; and
•	we rely heavily on our executive management team and other key employees, and the unexpected loss of any of their services could adversely impact our business or reputation.

Corporate Information

Our principal executive office is located at 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211, telephone number: (913) 312-6822. Our website address is www.crossfirstbank.com. Neither this website nor the information on or accessible through this website is included or incorporated in, or is a part of, this prospectus.

THE OFFERING

Common stock offered by us
         shares.
Common stock offered by the selling stockholders
         shares.
Underwriters’ overallotment option
         shares from us.
Common stock outstanding after completion of this offering
         shares (or           shares if the underwriters exercise in full their option to purchase additional shares of common stock).
Use of proceeds
Assuming an initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $       million (or approximately $       million if the underwriters exercise in full their option to purchase additional shares of common stock). We intend to use the net proceeds of this offering for general corporate purposes, including maintenance of required regulatory capital and to support our future growth. We do not have any current plan to establish any new bank branches or to make any acquisitions, except that we are currently considering the opening of a second smaller full-service branch in the Dallas MSA. The estimated cost for a second branch has not been determined since this project is still in the early development stage. If we proceed with opening a second branch, the cost of establishing the branch will depend upon many factors such as whether the facility is owned or leased, the location of the branch, the size of the facility and the type of improvements and furnishings used in the facility. Opening a second branch would also be subject to obtaining required regulatory approvals. This process is in the preliminary stages and there can be no assurance as to whether or when a second branch will be opened. The precise amounts and timing of our use of the proceeds will depend upon market conditions and other factors. The principal reasons for conducting this offering are to increase our available cash resources, provide liquidity for our selling stockholders and create a public market for our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”
Dividends
We have not declared or paid any cash dividends on our common stock and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we anticipate that our earnings in the foreseeable future will be retained to support our operations and finance the growth and development of our business. Any future determination to pay dividends on our common stock will be made by our Board of Directors and will depend upon our results of operations, our financial condition, capital requirements, general economic conditions, regulatory and contractual restrictions, our business strategy, our ability to service any equity or debt obligations senior to our common stock and other factors that our Board of Directors deems relevant. See “Market Price of Common Stock—Dividend Policy.”

Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to       shares offered by this prospectus for sale to our directors, executive officers, employees and business associates and certain other related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.
Securities owned by directors and executive officers
As of June 30, 2019, our directors and executive officers beneficially owned 10.36% of our outstanding common stock. Following the completion of this offering, we anticipate that our directors and executive officers will beneficially own approximately      % of our common stock (or      % if the underwriters exercise their option to purchase additional shares of common stock in full). See “Principal and Selling Stockholders.”
Risk factors
Investing in shares of our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 20, for a discussion of certain factors you should consider carefully before deciding to invest.
Listing
We have applied to list our common stock on the Nasdaq Global Select Market under the trading symbol “CFB.”

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 45,367,641 shares issued and outstanding as of June 30, 2019. Unless expressly indicated or the context otherwise requires, all information in this prospectus:

•	gives effect to a two-for-one stock split effected in the form of stock dividend completed on December 21, 2018, and the effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus;
•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of our common stock from us;
•	assumes that the shares of common stock sold in this offering are sold at $ per share, which is the midpoint of the price range set forth on the cover of this prospectus;
•	does not attribute to any director, executive officer or principal stockholder any purchases of shares of our common stock in this offering, including through the directed share program described in “Underwriting—Directed Share Program;”
•	excludes 2,466,363 shares of common stock issuable upon the exercise or settlement of equity awards and warrants outstanding at June 30, 2019; and
•	excludes 2,319,364 shares of common stock reserved and available for future awards under our CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan at June 30, 2019.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth (i) selected historical consolidated financial and operating data as of and for the three months ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and (ii) selected ratios as of and for the periods indicated. Selected financial data as of and for the years ended December 31, 2018 and 2017 has been derived from our audited consolidated financial statements included elsewhere in this prospectus, and the selected historical consolidated financial information as of and for the years ended December 31, 2016, 2015 and 2014 has been derived from our audited consolidated financial statements not appearing in this prospectus. We have derived selected financial data as of March 31, 2018 from our unaudited consolidated financial statements not included in this prospectus. Selected financial data as of and for the three months ended March 31, 2019 and for the three months ended March 31, 2018 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and has not been audited, but in the opinion of our management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly in all material respects our financial position and results of operations for the period in accordance with generally accepted accounting principles (“GAAP”). The historical results set forth below and elsewhere in this prospectus are not necessarily indicative of our future performance. The performance, asset quality and capital ratios are unaudited and derived from our audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages.

You should read the following financial data in conjunction with the other information contained in this prospectus, including under “Risk Factors,” “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the financial statements and related notes included elsewhere in this prospectus.

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$51,317	$32,131	$156,880	$97,816	$69,069	$54,116	$39,320
Interest expense	17,712	8,994	46,512	22,998	15,016	11,849	8,230
Net interest income	33,605	23,137	110,368	74,818	54,053	42,267	31,090
Provision for loan losses	2,850	3,000	13,500	12,000	6,500	5,975	3,915
Non-interest income	1,645	1,973	6,083	3,679	3,407	2,365	1,904
Non-interest expense	22,631	20,158	85,755	62,089	40,587	30,562	24,640
Income before taxes	9,769	1,952	17,196	4,408	10,373	8,095	4,439
Income tax expense (benefit)	419	(672)	(2,394)	(1,441)	62	626	296
Net income	9,350	2,624	19,590	5,849	10,311	7,469	4,143
Preferred stock dividends	175	525	2,100	2,100	2,100	2,066	1,485
Net income available to common stockholders	9,175	2,099	17,490	3,749	8,211	5,403	2,658
Non-GAAP core operating income(1)	7,989	2,624	19,940	9,716	10,311	7,469	4,143
Balance Sheet Data:
Cash and cash equivalents	$117,317	$191,322	$216,541	$130,820	$155,972	$79,418	$18,084
Available-for-sale securities	707,430	738,983	663,678	703,581	593,012	460,542	375,039
Gross loans (net of unearned income)	3,277,598	2,137,341	3,060,747	1,996,029	1,296,886	992,726	785,193
Allowance for loan losses	40,001	27,818	37,826	26,091	20,786	15,526	9,905
Goodwill and other intangibles	7,770	7,872	7,796	7,897	7,998	8,100	8,201
Total assets	4,266,369	3,206,791	4,107,215	2,961,118	2,133,106	1,574,346	1,220,281
Non-interest-bearing deposits	488,375	332,427	484,284	290,906	198,088	123,430	92,332
Total deposits	3,399,899	2,527,792	3,208,097	2,303,364	1,694,301	1,294,812	961,623
Borrowings and repurchase agreements	368,597	387,538	388,391	357,837	216,709	112,430	115,241
Preferred stock, liquidation value	—	30,000	30,000	30,000	30,000	30,000	28,614
Total stockholders’ equity	480,514	282,962	490,336	287,147	214,837	160,004	137,098

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Share and Per Share Data(2):
Basic earnings per share	$0.20	$0.07	$0.48	$0.12	$0.39	$0.29	$0.17
Diluted earnings per share	0.20	0.07	0.47	0.12	0.39	0.28	0.17
Book value per share	10.63	8.12	10.21	8.38	7.34	6.61	6.06
Tangible book value per share(3)	10.46	7.87	10.04	8.12	7.02	6.20	5.60
Weighted average common shares outstanding – basic	45,093,442	30,794,758	36,422,612	30,086,530	20,820,784	18,640,678	15,381,950
Weighted average common shares outstanding – diluted	45,960,267	32,097,870	37,492,567	30,963,424	21,305,874	19,378,290	15,611,950
Shares outstanding at end of period	45,202,370	31,135,720	45,074,322	30,686,256	25,194,872	19,661,718	17,908,862
Selected Ratios:
Return on average assets(9)	0.91%	0.35%	0.56%	0.24%	0.56%	0.53%	0.41%
Non-GAAP core operating return on average assets(4)(9)	0.78	0.35	0.57	0.40	0.56	0.53	0.41
Return on average common equity(9)	7.98	3.38	5.34	1.53	5.51	4.60	3.08
Non-GAAP core operating return on average common equity(5)(9)	6.79	3.38	5.45	3.11	5.51	4.60	3.08
Yield on earning assets - tax equivalent(6)	5.25	4.53	4.77	4.37	4.08	4.14	4.25
Yield on securities - tax equivalent(6)	3.59	3.66	3.62	3.85	3.63	3.72	3.69
Yield on loans	5.75	5.09	5.34	4.89	4.60	4.62	5.01
Cost of funds	1.96	1.31	1.49	1.06	0.91	0.94	0.92
Cost of interest-bearing deposits	2.30	1.42	1.71	1.12	0.96	1.01	0.98
Cost of total deposits	1.96	1.24	1.44	0.99	0.87	0.91	0.88
Net interest margin - tax equivalent(6)	3.46	3.29	3.39	3.40	3.24	3.27	3.40
Non-interest expense to average assets	2.20	2.66	2.45	2.53	2.21	2.17	2.45
Efficiency ratio(7)	64.20	80.28	73.64	79.10	70.64	68.48	74.68
Non-GAAP core operating efficiency ratio(8)	64.20	80.28	69.47	77.23	70.64	68.48	74.68
Non-interest-bearing deposits to total deposits	14.36	13.15	15.10	12.63	11.69	9.53	9.60
Loans to deposits	96.40	84.55	95.41	86.66	76.54	76.67	81.65
Credit Quality Ratios:
Allowance for loans losses to total loans	1.22%	1.30%	1.23%	1.30%	1.60%	1.56%	1.26%
Nonperforming assets to total assets	0.36	0.69	0.43	0.18	0.20	0.08	0.27
Nonperforming loans to total loans	0.40	1.04	0.58	0.27	0.33	0.12	0.41
Allowance for loans losses to nonperforming loans	307.27	125.33	212.30	481.68	493.14	1,336.38	310.43
Net charge-offs to average loans(9)	0.09	0.25	0.07	0.44	0.11	0.04	0.02
Capital Ratios:
Total stockholders’ equity to total assets	11.26%	8.82%	11.94%	9.70%	10.07%	10.16%	11.23%
Tier 1 leverage ratio	11.15	8.97	12.43	9.71	10.48	9.72	13.51
Common equity tier 1 capital ratio	11.23	8.26	11.75	8.62	9.78	8.50	N/A
Tier 1 risk-based capital ratio	11.23	9.26	12.53	9.70	11.38	10.70	10.58
Total risk-based capital ratio	12.20	10.20	13.51	10.65	12.51	11.82	12.50

(1)	We calculate “non-GAAP core operating income” as net income adjusted to remove non-recurring or non-core income and expense items related to restructuring charges associated with our CEO transition, impairment charges associated with two buildings that were held-for-sale, state tax credits and a one-time charge to income related to the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”). Non-GAAP core operating income is a non-GAAP financial measure. The most directly comparable measure under GAAP is net income. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.
(2)	All share and per share information reflects the two-for-one stock split of our common stock effected in the form of a stock dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018, which was distributed on December 21, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.
(3)	We calculate “tangible book value per share” as total stockholders’ equity less goodwill and intangible assets and preferred stock divided by the number of outstanding shares of our common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP measure is book value per share. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.
(4)	We calculate “non-GAAP core operating return on average assets” as non-GAAP core operating income (defined above) divided by average assets. Non-GAAP core operating return on average asset is a non-GAAP financial measure. The most directly comparable GAAP financial measure is return on average assets. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.
(5)	We calculate “non-GAAP core operating return on average common equity” as non-GAAP core operating income (defined above) less preferred dividends divided by average common equity. Non-GAAP core operating return on average common equity is a non-GAAP financial measure. The most directly comparable GAAP financial measure is return on average common equity. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.
(6)	Tax-exempt income is calculated on a tax equivalent basis. Tax-exempt income includes municipal securities, which are exempt from federal taxation. A tax rate of 21% is used for fiscal year 2018 and interim periods and a tax rate of 35% is used for fiscal years 2017 and prior.
(7)	We calculate efficiency ratio as non-interest expense divided by the sum of net interest income and non-interest income.
(8)	We calculate “non-GAAP core operating efficiency ratio” as non-interest expense adjusted to remove non-recurring non-interest expenses as defined under non-GAAP core operating income divided by the sum of net interest income and non-interest income. Non-GAAP core operating efficiency ratio is a non-GAAP financial measure. The most directly comparable GAAP financial measure is the efficiency ratio. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation of this measure.
(9)	Interim periods are annualized.

GAAP RECONCILIATION AND MANAGEMENT EXPLANATION
OF NON-GAAP FINANCIAL MEASURES

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. Some of the financial measures included in this prospectus are not measures of financial performance recognized by GAAP. These non-GAAP financial measures are used by management to evaluate our performance. A financial measure is considered non-GAAP if the measure (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in its most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the issuer or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

The non-GAAP financial measures that we discuss in this prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this prospectus when comparing such non-GAAP financial measures.

We calculate “non-GAAP core operating income” as net income adjusted to remove non-recurring or non-core income and expense items related to:

•	Restructuring charges associated with the transition of our former CEO - In connection with the departure of our former CEO in the second quarter of 2018, we incurred restructuring charges related to the acceleration of certain stock-based compensation and employee costs.
•	Impairment charges associated with two buildings that were held-for-sale - We acquired a new, larger corporate headquarters to accommodate our business needs, which eliminated the need for two smaller support buildings. The two smaller support buildings had been acquired recently and were extensively remodeled, which resulted in a difference between book and market value for those assets. We sold one of the buildings in 2018.
•	State tax credits as a result of the purchase and improvement of our new corporate headquarters − We acquired a new, larger corporate headquarters to accommodate our business needs. Our purchase and improvement of the new headquarters resulted in state tax credits.
•	One-time charge to income related to the 2017 Tax Act - Our corporate income tax rate was reduced as a result of the 2017 Tax Act, which caused a revaluation of our deferred tax assets and liabilities. We were required to write down the value of the net deferred tax assets based upon the difference between the then current tax rate and the new tax rate, resulting in a one-time charge to income.

The most directly comparable GAAP financial measure for non-GAAP core operating income is net income.

We calculate “non-GAAP core operating return on average assets” as non-GAAP core operating income (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income divided by average assets.

We calculate “non-GAAP core operating return on average common equity” as non-GAAP core operating income (defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.

Management believes that non-GAAP core operating income, non-GAAP core operating return on average assets and non-GAAP core operating return on average common equity removes events that are not recurring and not part of core business activities and are useful analytical tools for investors to compare periods excluding these non-recurring or non-core expenses and charges.

The following table reconciles, as of the dates set forth below, net income to non-GAAP core operating income, non-GAAP core operating return on average assets and non-GAAP core operating return on average common equity:

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-GAAP core operating income:
Net income	$9,350	$2,624	$19,590	$5,849	$10,311	$7,469	$4,143
Add: Restructuring charges	—	—	4,733	—	—	—	—
Less: Tax effect(1)	—	—	1,381	—	—	—	—
Restructuring charges, net of tax	—	—	3,352	—	—	—	—
Add: Fixed asset impairments	—	—	171	1,903	—	—	—
Less: Tax effect(2)	—	—	44	737	—	—	—
Fixed asset impairments, net of tax	—	—	127	1,166	—	—	—
Add: State tax credit(3)	(1,361)	—	(3,129)	—	—	—	—
Add: 2017 Tax Cut and Jobs Act(3)	—	—	—	2,701	—	—	—
Non-GAAP core operating income	$7,989	$2,624	$19,940	$9,716	$10,311	$7,469	$4,143
Non-GAAP core operating return on average assets:
Net income	$9,350	$2,624	$19,590	$5,849	$10,311	$7,469	$4,143
Non-GAAP core operating income	7,989	2,624	19,940	9,716	10,311	7,469	4,143
Average assets	4,168,243	3,071,454	3,494,655	2,452,797	1,839,563	1,410,447	1,003,991
GAAP return on average assets(4)	0.91%	0.35%	0.56%	0.24%	0.56%	0.53%	0.41%
Non-GAAP core operating return on average assets(4)	0.78%	0.35%	0.57%	0.40%	0.56%	0.53%	0.41%
Non-GAAP core operating return on average equity:
Net income	$9,350	$2,624	$19,590	$5,849	$10,311	$7,469	$4,143
Non-GAAP core operating income	7,989	2,624	19,940	9,716	10,311	7,469	4,143
Less: Preferred stock dividends	175	525	2,100	2,100	2,100	2,066	1,485
Net income available to common stockholders	9,175	2,099	17,490	3,749	8,211	5,403	2,658
Non-GAAP core operating income available to common stockholders	7,814	2,099	17,840	7,616	8,211	5,403	2,658
Average common equity	466,506	251,704	327,446	245,193	149,132	117,343	86,273
GAAP return on average equity(4)	7.98%	3.38%	5.34%	1.53%	5.51%	4.60%	3.08%
Non-GAAP core operating return on average equity(4)	6.79%	3.38%	5.45%	3.11%	5.51%	4.60%	3.08%
(1)	Represents the tax impact of the adjustments above at a tax rate of 25.73%, plus a permanent tax benefit associated with stock-based grants that were exercised prior to our former CEO’s departure.
(2)	Represents the tax impact of the adjustments above at a tax rate of 25.73% for fiscal year 2018 and 38.73% for fiscal years prior to 2018.
(3)	No tax effect associated with the 2017 Tax Act adjustment or state tax credit.
(4)	Interim periods have been annualized.

We calculate “tangible common stockholders’ equity” as total stockholders’ equity less goodwill and other intangible assets and preferred stock. The most directly comparable GAAP financial measure is total stockholders’ equity.

We calculate “tangible book value per share” as tangible common stockholders’ equity (as defined above) divided by the number of shares of our common stock outstanding at the end of the relevant period. The most directly comparable GAAP financial measure is book value per share.

Management believes that tangible stockholders’ equity and tangible book value per share are important to many investors in the marketplace who are interested in changes from period to period in our stockholders’ equity, exclusive of changes in intangible assets. The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible stockholders’ equity and presents tangible book value per share compared to book value per share:

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Tangible common stockholders’ equity and tangible book value per share:
Stockholders’ equity	$480,514	$282,962	$490,336	$287,147	$214,837	$160,004	$137,098
Less: Goodwill and other intangible assets	7,770	7,872	7,796	7,897	7,998	8,100	8,201
Less: Preferred stock	—	30,000	30,000	30,000	30,000	30,000	28,614
Tangible common stockholders’ equity	$472,744	$245,090	$452,540	$249,250	$176,839	$121,904	$100,283
Shares outstanding at end of period	45,202,370	31,135,720	45,074,322	30,686,256	25,194,872	19,661,718	17,908,862
Book value per share	$10.63	$8.12	$10.21	$8.38	$7.34	$6.61	$6.06
Tangible book value per share	$10.46	$7.87	$10.04	$8.12	$7.02	$6.20	$5.60

We calculate “non-GAAP core operating efficiency ratio” as non-interest expense adjusted to remove non-recurring non-interest expenses as defined under non-GAAP core operating income divided by the sum of net interest income and non-interest income. Management believes that the non-GAAP core operating efficiency ratio is important to many investors because the ratio removes events that are not recurring or not part of core business activities and is a useful analytical tool. The most directly comparable GAAP financial measure is the efficiency ratio, which is calculated as non-interest expense divided by the sum of net interest income and non-interest income. The following tables provide the calculation of the non-GAAP core operating efficiency ratio:

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Non-GAAP core operating efficiency ratio:
Non-interest expense	$22,631	$20,158	$85,755	$62,089	$40,587	$30,562	$24,640
Less: Restructuring charges	—	—	4,733	—	—	—	—
Non-GAAP non-interest expense (numerator)	22,631	20,158	81,022	62,089	40,587	30,562	24,640
Net interest income	33,605	23,137	110,368	74,818	54,053	42,267	31,090
Non-interest income	1,645	1,973	6,083	3,679	3,407	2,365	1,904
Add: Fixed asset impairments	—	—	171	1,903	—	—	—
Non-GAAP operating revenue (denominator)	$35,250	$25,110	$116,622	$80,400	$57,460	$44,632	$32,994
Efficiency ratio	64.20%	80.28%	73.64%	79.10%	70.64%	68.48%	74.68%
Non-GAAP core operating efficiency ratio	64.20%	80.28%	69.47%	77.23%	70.64%	68.48%	74.68%

	As of or for the Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
	(Dollars in thousands, except per share data)
Non-GAAP core operating efficiency ratio:
Non-interest expense	$20,158	$25,556	$19,875	$20,166	$22,631
Less: Restructuring charges	—	5,548	—	(815)	—
Non-GAAP non-interest expense (numerator)	20,158	20,008	19,875	20,981	22,631
Net interest income	23,137	25,948	28,967	32,316	33,605
Non-interest income	1,973	1,730	1,185	1,195	1,645
Add: Fixed asset impairments	—	—	171	—	—
Non-GAAP operating revenue (denominator)	$25,110	$27,678	$30,323	$33,511	$35,250
Efficiency ratio	80.28%	92.33%	65.91%	60.18%	64.20%
Non-GAAP core operating efficiency ratio	80.28%	72.29%	65.54%	62.61%	64.20%

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest, you should carefully consider the risks described below, together with all other information included in this prospectus. We believe the risks described below are the risks that are material to us. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In that case, you could experience a partial or complete loss of your investment.

Risks Relating to Our Business and Market

A decline in general business and economic conditions and any regulatory responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.

Our business and operations, which primarily consist of lending money to clients in the form of loans and borrowing money from clients in the form of deposits, are sensitive to general business and economic conditions in the United States, generally, and in Kansas, Missouri, Oklahoma and Texas in particular. If the U.S. economy weakens, or if the economies of Kansas, Missouri, Oklahoma or Texas weaken, our growth and profitability from our lending, deposit and investment operations could be constrained. Unfavorable or uncertain economic and market conditions could lead to credit quality concerns related to borrower repayment ability and collateral protection as well as reduced demand for the products and services we offer. In recent years, there has been a gradual improvement in the U.S. economy and the economies of the states in which we operate, as evidenced by a rebound in the housing market, lower unemployment and higher valuations in the equities markets; however, economic growth has been uneven, and opinions vary on the strength and direction of the economy. Uncertainties also have arisen regarding the potential for a reversal or renegotiation of international trade agreements and the impact such actions and other policies of the current administration may have on economic and market conditions. In addition, concerns about the performance of international economies can impact the economy and financial markets here in the United States. If the national, regional and local economies experience worsening economic conditions, including high levels of unemployment, our growth and profitability could be constrained. Weak economic conditions are characterized by, among other indicators, deflation, elevated levels of unemployment, fluctuations in debt and equity capital markets, increased delinquencies on commercial, mortgage and consumer loans, residential and commercial real estate (“CRE”) price declines and lower home sales and commercial activity. All of these factors are generally detrimental to our business.

Our business is also significantly affected by monetary and other regulatory policies of the U.S. federal government, its agencies and government-sponsored entities. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government and future tax rates are concerns for businesses, consumers and investors in the U.S. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control and are difficult to predict. Adverse economic conditions and governmental policy responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.

We may not be able to implement aspects of our growth strategy, which may adversely affect our ability to maintain our historical earnings trends.

We may not be able to sustain our growth at the rate we have enjoyed during the past several years. Our growth over the past several years has been driven primarily by new market expansion, a strong commercial and real estate lending market in our market areas and our ability to identify and attract high caliber experienced banking talent. A downturn in local economic market conditions, a failure to attract and retain high performing personnel, heightened competition from other financial services providers and an inability to attract core funding and quality lending clients, among other factors, could limit our ability to grow as rapidly as we have in the past and as such may have a negative effect on our business, financial condition and results of operations. In addition, we may become more susceptible to risks associated with failing to maintain effective financial and operational controls as we grow, such as maintaining appropriate loan underwriting and credit monitoring procedures, maintaining an adequate allowance, controlling concentrations and complying with regulatory or accounting requirements, including increased loan losses, reduced earnings and potential regulatory penalties and restrictions on growth, all could have a negative effect on our business, financial condition and results of operations.

We may not be able to manage the risks associated with our anticipated growth and expansion through de novo branching.

Our business strategy includes evaluating potential strategic opportunities to grow through de novo branching. As part of this strategy, we are currently considering the opening of a second smaller full-service branch in the Dallas MSA. De novo branching carries with it certain potential risks, including significant startup costs and anticipated initial operating losses; an inability to gain regulatory approval; an inability to secure the services of qualified senior management to operate the de novo banking location and successfully integrate and promote our corporate culture; poor market reception for de novo banking locations established in markets where we do not have a preexisting reputation; challenges posed by local economic conditions; challenges associated with securing attractive locations at a reasonable cost; and the additional strain on management resources and internal systems and controls. Failure to adequately manage the risks associated with our anticipated growth through de novo branching could have an adverse effect on our business, financial condition and results of operations.

We may grow through mergers or acquisitions, which may not be successful or, if successful, may produce risks in successfully integrating and managing the merged companies or acquisitions and may dilute our stockholders.

As part of our growth strategy, we may pursue mergers and acquisitions of banks and non-bank financial services companies within or outside our principal market areas. Although we occasionally identify and explore specific merger and acquisition opportunities as part of our ongoing business practices, we have no present agreements or commitments to merge with or acquire any financial institution or any other company, and we may not find suitable merger or acquisition opportunities in the future. We face significant competition from numerous other financial services institutions, many of which will have greater financial resources or more liquid securities than we do, when considering merger and acquisition opportunities. Accordingly, attractive merger and acquisition opportunities may not be available to us. If we fail to successfully evaluate and execute mergers, acquisitions or investments or otherwise adequately address these risks, it could materially harm our business, financial condition and results of operations.

Mergers and acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, management, products and services, technologies, existing contracts, accounting processes and personnel of the target;
•	not realizing the anticipated synergies of the combined businesses or incurring costs in excess of what we anticipated;
•	difficulties in supporting and transitioning clients of the target;
•	diversion of financial and management resources from existing operations;
•	assumption of nonperforming loans;
•	the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;
•	entering new markets or areas in which we have limited or no experience;
•	potential loss of key personnel and clients from either our business or the target’s business;
•	failure to obtain required regulatory approvals or satisfy conditions imposed by regulatory authorities;
•	assumption of unanticipated problems or latent liabilities of the target;
•	incurring costs in excess of what we anticipate; and
•	inability to generate sufficient revenue to offset acquisition costs.

Mergers and acquisitions frequently result in the recording of goodwill and other intangible assets, which are subject to potential impairments in the future and that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our common stock.

We may also be required to sell banking locations as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition. The failure to obtain these regulatory approvals for potential future strategic acquisitions could impact our business plans and restrict our growth.

New lines of business, services, products or product enhancements may subject us to additional risks.

From time to time, we may implement or acquire new lines of business or offer new services, products or product enhancements within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing, implementing and marketing new lines of business, services, products and product enhancements, we may invest significant time and resources. We may misjudge the level of resources or expertise appropriate to make new lines of business or products successful or to realize their expected benefits. We may not achieve target timetables for the introduction and development of new lines of business, services, products and product enhancements, and price and profitability targets may not prove feasible. External factors, such as regulatory compliance obligations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or offerings of new products, product enhancements or services. Furthermore, any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business, products, product enhancements or services could have a material adverse effect on our business, results of operations and financial condition.

We introduced Enterprise Value Lending through our Kansas City market, Tribal Nations Lending through our Tulsa market and Home Builder Lending in our Dallas market. These products and services are relatively new and, if not managed effectively, could subject us to additional risks.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR may adversely affect our results of operations.

Regulators and law enforcement agencies in a number of countries are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (“BBA”) in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the value of LIBOR-based loans and securities in our portfolio, and may impact the availability and cost of hedging instruments and borrowings. If LIBOR rates are no longer available, and we are required to implement substitute indices for the calculation of interest rates under our loan agreements, we may incur additional expenses in effecting the transition, and we may be subject to disputes or litigation with clients over the appropriateness or comparability to LIBOR of the substitute indices, which could have an adverse effect on our results of operations.

As of March 31, 2019, $886.0 million of outstanding loans had interest rates tied to LIBOR market rates.

The fair value of our investment securities can fluctuate due to factors outside of our control.

As of March 31, 2019 and December 31, 2018 and 2017, the fair value of our investment securities portfolio was approximately $707.4 million, $663.7 million and $703.6 million, respectively. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and instability in the capital markets. These and other factors could cause other-than-temporary impairments (“OTTIs”) and realized or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the value of our common stock. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Our inability to accurately predict the future performance of an issuer or to efficiently respond to changing market conditions could result in a decline in the value of our investment securities portfolio, which could have an adverse effect on our business, results of operations and financial condition.

We could suffer material credit losses if we do not appropriately manage our credit risk.

There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of non-payment, risks resulting from uncertainties as to the future value of collateral and risks resulting from changes in economic and industry conditions. Changes in the economy can cause the assumptions that we made at origination to change and can cause borrowers to be unable to make payments on their loans, and significant changes in collateral values can cause us to be unable to collect the full value of loans we make. There is no assurance that our loan approval and credit risk monitoring procedures are or will be adequate or will reduce the inherent risks associated with lending. Our credit administration personnel and our policies and procedures may not adequately adapt to changes in economic or any other conditions affecting clients and the quality of our loan portfolio. Any failure to manage such credit risks may materially adversely affect our business, financial condition and results of operations.

We have credit exposure to the energy industry.

We have credit exposure to the energy industry in each of our primary markets and across the United States. A downturn or lack of growth in the energy industry and energy-related business, including sustained low oil or gas prices or the failure of oil or gas prices to rise in the future, could adversely affect our business, financial condition and results of operations. As of March 31, 2019, our energy loans, which include primarily loans to exploration and production companies, totaled $376.1 million, or 11.4% of total loans, as compared to $358.3 million, or 11.7% and $242.7 million, or 12.1% of total loans as of December 31, 2018 and 2017, respectively. In addition to our direct exposure to energy loans, we also have indirect exposure to energy prices, as some of our non-energy clients’ businesses are directly affected by volatility within the oil and gas industry and energy prices and otherwise are dependent on energy-related businesses. As of March 31, 2019, we had $454.4 million in loan commitments to borrowers in the oil and gas industry, of which $376.1 million was outstanding. Prolonged or further pricing pressure on oil and gas could lead to increased credit stress in our energy portfolio, increased losses associated with our energy portfolio, increased utilization of our contractual obligations to extend credit and weaker demand for energy lending. Such a decline or general uncertainty resulting from continued volatility could have other adverse impacts, such as job losses in industries tied to energy, increased spending habits, lower borrowing needs, higher transaction deposit balances or a number of other effects that are difficult to isolate or quantify, particularly in markets with significant dependence on the energy industry, all of which could have an adverse effect on our business, financial condition and results of operations.

We have a concentration in commercial real estate lending that could cause our regulators to restrict our ability to grow.

As a part of their regulatory oversight, the federal regulators have issued guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (the “CRE Concentration Guidance”) with respect to a financial institution’s concentrations in CRE lending activities. This guidance was issued in response to the agencies’ concerns that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the CRE market. This guidance reinforces and enhances existing regulations and guidelines for safe and sound real estate lending by providing supervisory criteria, including numerical indicators to assist in identifying institutions with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny. The guidance does not limit banks’ CRE lending, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. The CRE Concentration Guidance identifies certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis with regard to the institution’s CRE concentration risk. The CRE Concentration Guidance is designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the CRE Concentration Guidance establishes the following supervisory criteria as preliminary indications of possible CRE concentration risk: (i) the institution’s total construction, land development and other land loans represent 100% or more of total capital and reserves; or (ii) total CRE loans as defined in the guidance, or Regulatory CRE, represent 300% or more of the institution’s total capital and reserves, and the institution’s Regulatory CRE has increased by 50% or more during the prior 36-month period. Pursuant to the CRE Concentration Guidance, loans secured by owner occupied CRE are not included for purposes of the CRE concentration calculation. We believe that the CRE Concentration Guidance is applicable to us. As of March 31, 2019, our Regulatory CRE represented 229.9% of our total Bank risk-based capital and reserves and our construction, land development and other land loans represented 86.5% of our total Bank risk-based capital, as compared to 211.0% and 91.4%, and 198.2% and 89.3% as of December 31, 2018 and 2017, respectively. During the prior 36-month period, our Regulatory CRE has increased 250.0%. The FDIC or other federal regulators could become concerned about our CRE loan concentrations, and they could limit our ability to grow by restricting their approvals for the establishment or acquisition of branches, or approvals of mergers or other acquisition opportunities, or by requiring us to raise additional capital, reduce our loan concentrations or undertake other remedial actions.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

As of March 31, 2019, we had approximately $2.5 billion of commercial purpose loans which include general commercial, energy and CRE loans, representing approximately 75.7% of our gross loan portfolio. Commercial purpose loans are often larger and involve greater risks than other types of lending. Because payments on these loans are often dependent on the successful operation or development of the property or business involved, their repayment is more sensitive than other types of loans to adverse conditions in the real estate market or the general economy.

Accordingly, a downturn in the real estate market or the general economy could heighten our risk related to commercial purpose loans, particularly CRE loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers’ ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial purpose loans typically are made on the basis of the borrowers’ ability to make repayment from the cash flow of the commercial venture. If the cash flow from business operations is reduced, the borrowers’ ability to repay the loan may be impaired. As a result of the larger average size of each commercial purpose loan as compared with other loans such as residential loans, as well as the collateral which is generally less readily marketable, losses incurred on a small number of commercial purpose loans could have a material adverse impact on our financial condition and results of operations.

Because a portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

Adverse developments affecting real estate values, particularly in the markets in which we operate, could increase the credit risk associated with our real estate loan portfolio (both commercial real estate and owner-occupied). Real estate values may experience periods of fluctuation, and the market value of real estate can fluctuate significantly in a short period of time. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that adversely affect credit quality, financial condition and results of operation. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses could have a material adverse impact on our business, results of operations and growth prospects. If real estate values decline, it is also more likely that we would be required to increase our allowance, which could adversely affect our business, financial condition and results of operations.

Our largest loan relationships make up a significant percentage of our total loan portfolio.

As of March 31, 2019, our 25 largest borrowing relationships ranged from approximately $33.2 million to $70.1 million (including unfunded commitments) and totaled approximately $1.1 billion in total commitments (representing, in the aggregate, 23.7% of our total outstanding commitments as of March 31, 2019). Our five largest borrowers, based on total commitments, accounted for 7.0% of total commitments as of March 31, 2019. Each of the loans associated with these relationships has been underwritten in accordance with our underwriting policies and limits. Along with other risks inherent in these loans, such as the deterioration of the underlying businesses or property securing these loans, this concentration of borrowers presents a risk that, if one or more of these relationships were to become delinquent or suffer default, we could be exposed to material losses. The allowance for loan losses may not be adequate to cover losses associated with any of these relationships, and any loss or increase in the allowance would negatively affect our earnings and capital. Even if these loans are adequately collateralized, an increase in classified assets could harm our reputation with our regulators and inhibit our ability to execute our business plan.

A portion of our loan portfolio is comprised of participation and syndicated transaction interests, which could have an adverse effect on our ability to monitor the lending relationships and lead to an increased risk of loss.

As of March 31, 2019, we had $98.3 million of purchased loan participations from other financial institutions and a combination of shared national credits and syndications purchased totaling $257.9 million. Although we historically have underwritten these loan participations and syndicated loans consistent with our general underwriting criteria, these loans may have a higher risk of loss than loans we originate and administer. With respect to loan participations in which we are not the lead lender and in syndicated transactions (including shared national credits) in which other lenders serve as the agent bank, we rely in part on the lead lender or the agent, as the case may be, to monitor the performance of the loan. Moreover, our decision regarding the classification of such a loan and loan loss provisions associated with such a loan is made in part based upon information provided by the lead lender or agent bank. A lead lender or agent bank also may not monitor such a loan in the same manner as we would for loans that we originate and administer. If our underwriting or monitoring of these loans is not sufficient, our nonperforming loans may increase and our earnings may decrease.

Our levels of nonperforming assets could increase, which would adversely affect our results of operations and financial condition, and could result in losses in the future.

As of March 31, 2019, our nonperforming loans (which consist of non-accrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings that are not performing in accordance with their modified terms) totaled $13.0 million and our nonperforming assets (which include nonperforming loans plus other real estate owned) totaled $15.5 million. However, we can give no assurance that our nonperforming assets will continue to remain at low levels and we may experience increases in nonperforming assets in the future. Our nonperforming assets adversely affect our net income in various ways and returns on assets and equity, and in addition, our loan administration costs increase, which together with reduced interest income adversely affects our efficiency ratio. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming assets also increase our risk profile and the level of capital our regulators believe is appropriate for us to maintain in light of such risks. The resolution of nonperforming assets requires significant time commitments from management and can be distracting to the performance of their other responsibilities. If we were to experience increases in nonperforming assets, our net interest income may be negatively impacted as interest income is not recorded on our nonperforming assets and our loan administration costs could increase, each of which would have an adverse effect on our net income and related ratios, such as returns on assets and equity.

Our allowance may not be adequate to cover actual loan losses.

A significant source of risk arises from the possibility that we could sustain losses due to loan defaults and nonperformance on loans. We maintain an allowance in accordance with GAAP to provide for such defaults and other nonperformance. As of March 31, 2019, our allowance as a percentage of total loans was 1.22% and our allowance as a percentage of nonperforming loans was 307.3%. The determination of the appropriate level of allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond our control. In addition, our underwriting policies, adherence to credit monitoring processes and risk management systems and controls may not prevent unexpected losses. Our allowance may not be adequate to cover actual loan losses. Moreover, any increase in our allowance will adversely affect our earnings by decreasing our net income.

In June 2016, the Financial Accounting Standards Board (“FASB”) decided to change how banks estimate losses in the allowance calculation, and it issued the current expected credit loss standard (“CECL”). Currently, the impairment model is based on incurred losses, and investments are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. This model will be replaced by the new CECL model that will become effective for us, as an EGC, for the first interim and annual reporting periods beginning after December 15, 2020. Under the new CECL model, we will be required to use historical information, current conditions and reasonable forecasts to estimate the expected loss over the life of the loan. The transition to the CECL model will bring with it significantly greater data requirements and changes to methodologies to accurately account for expected losses under the new parameters.

Management is currently evaluating the impact of these changes to our financial position and results of operations. The allowance is a material estimate of ours, and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the allowance at adoption date. We anticipate a significant change in the processes and procedures to calculate the allowance, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. We expect to continue developing and implementing processes and procedures to ensure we are fully compliant with the CECL requirements at its adoption date.

The small- to medium-sized businesses to whom we lend may have fewer resources to weather adverse business conditions, which may impair their ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

Our business development and marketing strategies result in us serving the banking and financial services needs of small- to medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small- to medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loans. If general economic conditions negatively impact Kansas, Missouri, Oklahoma, Texas or the specific markets in these states in which we operate and small- to medium-sized businesses are adversely affected or our borrowers are otherwise affected by adverse business conditions, our business, financial condition and results of operations could be adversely affected.

We rely on our senior management team and may have difficulty identifying, attracting and retaining necessary personnel, which may divert resources and limit our ability to execute our business strategy and successfully grow our business.

Our business plan includes, and is dependent upon, our hiring and retaining highly qualified and motivated personnel at every level. Our senior management team has significant industry experience, and their knowledge and relationships would be difficult to replace. The loss of senior management without qualified successors who can execute our strategy could have an adverse impact on our business, financial condition and results of operations. In addition, we must successfully manage transition and replacement issues that may result from the departure or retirement of members of our management team.

Competition for senior executives and skilled personnel in the financial services and banking industry is intense, which means the cost of hiring, incenting and retaining skilled personnel may continue to increase. We need to continue to identify, attract and retain key personnel and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of relationship-based commercial banking services, we must identify, attract and retain qualified banking personnel to continue to grow our business. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by applicable banking laws and regulations. If we are unable to hire and retain qualified personnel or successfully address management succession issues, we may be unable to successfully execute our business strategy and manage our growth. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

Our profitability depends on interest rates generally, and we may be adversely affected by changes in market interest rates.

Our profitability depends in substantial part on our net interest income. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. Our net interest income depends on many factors that are partly or completely outside of our control, including competition, federal economic, monetary and fiscal policies and economic conditions generally. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments.

Changes in interest rates could affect our ability to originate loans and deposits. Historically, there has been an inverse correlation between the demand for loans and interest rates. Loan origination volume usually declines during periods of rising or high interest rates and increases during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of certain of our assets, including loans and other assets, on our balance sheet.

Interest rate increases often result in larger payment requirements for our borrowers, which increase the potential for default. At the same time, the marketability of any underlying property that serves as collateral for such loans may be adversely affected by any reduced demand resulting from higher interest rates. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. Subsequently, we continue to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonaccrual loans would have an adverse impact on net interest income.

If short-term interest rates remain at low levels for a prolonged period, and if longer term interest rates fall, we could experience net interest margin compression as our interest-earning assets would continue to reprice downward while our interest-bearing liability rates could fail to decline in tandem. This could have a material adverse effect on our net interest income and our results of operations.

The ratio of variable- to fixed-rate loans in our loan portfolio, the ratio of short-term (maturing at a given time within 12 months) to long-term loans, and the ratio of our demand, money market and savings deposits to certificates of deposit (and their time periods), are the primary factors affecting the sensitivity of our net interest income to changes in market interest rates. The composition of our rate-sensitive assets or liabilities is subject to change and could result in a more unbalanced position that would cause market rate changes to have a greater impact on our earnings. Fluctuations in market rates and other market disruptions are neither predictable nor controllable and may adversely affect our financial condition and earnings.

We rely on short-term funding, which can be adversely affected by local and general economic conditions.

As of March 31, 2019, approximately $2.1 billion, or 62.3%, of our deposits consisted of demand, savings, money market and transaction accounts (including negotiable order of withdrawal (“NOW”) accounts). The approximately $1.3 billion remaining balance of deposits consisted of certificates of deposit, of which approximately $763.6 million, or 22.5% of our total deposits, was due to mature within one year. Based on our experience, we believe that our savings, money market and non-interest-bearing accounts are relatively stable sources of funds. Historically, a majority of non-brokered certificates of deposit are renewed upon maturity as long as we pay competitive interest rates. Many of these clients are, however, interest rate conscious and may be willing to move funds into higher-yielding investment alternatives. Our ability to attract and maintain deposits, as well as our cost of funds, has been, and will continue to be significantly affected by general economic conditions. In addition, as market interest rates rise, we will have competitive pressure to increase the rates we pay on deposits. If we increase interest rates paid to retain deposits, our earnings may be adversely affected.

Our largest deposit relationships currently make up a significant percentage of our deposits and the withdrawal of deposits by our largest depositors could force us to fund our business through more expensive and less stable sources.

At March 31, 2019, our 30 largest depositors accounted for 20.7% of our total deposits and our five largest depositors accounted for 9.6% of our total deposits. Withdrawals of deposits by any one of our largest depositors or by one of our related client groups could force us to rely more heavily on borrowings and other sources of funding for our business and withdrawal demands, adversely affecting our net interest margin and results of operations. We may also be forced, as a result of withdrawals of deposits, to rely more heavily on other, potentially more expensive and less stable funding sources. Additionally, such circumstances could require us to raise deposit rates in an attempt to attract new deposits, which would adversely affect our results of operations. Under applicable regulations, if the Bank were no longer “well capitalized,” the Bank would not be able to accept brokered deposits without the approval of the FDIC and would be subject to a deposit rate cap, pursuant to which the Bank would be prohibited from paying in excess of 75 basis points above published national deposit rates unless the FDIC determined that the Bank’s local market rate was above the national rate. The imposition of a deposit rate cap may require the Bank to reduce its deposit rates, which would likely cause the loss of depositors.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due, and failure to maintain sufficient liquidity could materially adversely affect our growth, business, profitability and financial condition.

Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they come due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. We require sufficient liquidity to fund asset growth, meet client loan requests, client deposit maturities and withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. We have a concentration of large depositors which increases our liquidity risk.

The Bank’s primary funding source is client deposits. In addition, the Bank has historically had access to advances from the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank of Kansas City (the “FRB”), discount window and other wholesale sources, such as internet-sourced deposits and brokered deposits to fund operations. The Bank also acquires brokered deposits, internet subscription (“QwickRate”) certificates of deposit and reciprocal deposits through the Promontory Interfinancial Network (“Promontory” or “the Promontory network”). The reciprocal deposits include both the Certificate of Deposit Account Registry Service and Insured Cash Sweep program. The Bank is a member of the Promontory network which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250.0 thousand. Promontory allows institutions to break large deposits into smaller amounts and place them in a network of other Promontory institutions to ensure full FDIC insurance is gained on the entire deposit. Although the Bank has historically been able to replace maturing deposits and advances as necessary, it might not be able to replace such funds in the future. An inability to raise funds through deposits, borrowings, the sale of loans, securities and other sources could have a substantial negative effect on liquidity.

Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Factors that could detrimentally impact access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory actions against us. The Bank’s ability to borrow or attract and retain deposits in the future could be adversely affected by the Bank’s financial condition or regulatory restrictions, or impaired by factors that are not specific to it, such as FDIC insurance changes, disruption in the financial markets or negative views and expectations about the prospects for the banking industry. Borrowing capacity from the FHLB or FRB may fluctuate based upon the condition of the Bank or the acceptability and risk rating of loan and securities collateral and counterparties could adjust discount rates applied to such collateral at the lender’s discretion.

The FRB or FHLB could restrict or limit the Bank’s access to secured borrowings. Correspondent banks can withdraw unsecured lines of credit or require collateralization for the purchase of fed funds. Liquidity also may be affected by the Bank’s unfunded commitments to extend credit. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences.

Any substantial, unexpected or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations, and could impair our ability to fund operations and meet our obligations as they become due and could jeopardize our financial condition.

Our historical growth rate and performance may not be indicative of our future growth or financial results and our ability to continue to grow is dependent upon our ability to effectively manage the increases in scale of our operations.

We may not be able to sustain our historical rate of growth or grow our business at all. We have benefited from the recent low interest rate environment, which has provided us with better net interest margins which we use to grow our business. Higher rates may compress our margins and may impact our ability to grow. Additionally, we may not be able to maintain historical levels of expenses. As a public company, we expect that we will incur additional expenses, commit significant resources, hire additional staff and provide additional management oversight for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems to adequately support growth. Consequently, our historical results of operations will not necessarily be indicative of our future operations.

We have historically experienced rapid growth and our continuing business strategy focuses upon continuing such rapid growth. Our ability to succeed in this environment of rapid growth is dependent upon our ability to scale our operations, including various internal processes.

We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

Our business strategy calls for continued growth. We anticipate that we will be able to support this growth through the net proceeds from this offering. However, we may need to raise additional capital in the future to support our continued growth and to maintain our required regulatory capital levels. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Any occurrence that may limit our access to the capital markets may adversely affect our capital costs and our ability to raise capital. Moreover, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital, and we would have to compete with those institutions for investors. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. Our growth may be constrained if we are unable to raise additional capital as needed. Furthermore, if we fail to maintain capital to meet regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

We face strong competition from banks, credit unions and other financial services providers that offer banking services, which may limit our ability to attract and retain banking clients.

Competition in the banking industry generally, and in our primary markets specifically, is intense. Competitors include banks as well as other financial services providers, such as savings and loan institutions, brokerage firms, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include larger national and regional financial institutions whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs, achieve larger economies of scale, offer a wider array of banking services, make larger investments in technologies needed to attract and retain clients and conduct extensive promotional and advertising campaigns. If we are unable to offer competitive products and services as quickly as our larger competitors, our business may be negatively affected.

Additionally, we may be disproportionately affected by the continually increasing costs of compliance with new banking and other regulations. Banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of a broader client base than us. Larger competitors may also be able to offer better lending and deposit rates to clients, and could increase their competition as we become a public company and our growth becomes more visible. If our competitors extend credit on terms we find to pose excessive risks, or at interest rates which we believe do not warrant the credit exposure, we may not be able to maintain our business volume and could experience deteriorating financial performance. Moreover, larger competitors may not be as vulnerable as us to downturns in the local economy and real estate markets since they often have a broader geographic area and their loan portfolio is often more diversified.

We face growing competition from so-called “online businesses” with few or no physical locations, including financial technology companies, online banks, lenders and consumer and commercial lending platforms, as well as automated retirement and investment service providers. New technology and other changes are allowing parties to effectuate financial transactions that previously required the involvement of banks. For example, consumers can maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of client deposits and the related income generated from those deposits. The loss of these revenue streams and access to lower cost deposits as a source of funds could have a material adverse effect on our business, results of operations and financial condition.

We also compete against community banks, credit unions and non-bank financial services companies that have strong local ties. These smaller institutions are likely to cater to the same small- to medium-sized businesses that we target. If we are unable to attract and retain banking clients, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may be adversely affected. Ultimately, we may be unable to compete successfully against current and future competitors.

Many of our clients also hold equity interests in us and to the extent such clients determine to cease their ownership relationship with us, they may also decide to limit or terminate their client relationship with us.

Many of our clients also hold equity interests in us. To the extent such clients determine to cease their ownership relationship with us, they may also decide to limit or terminate their client relationship with us.

Our risk management framework may not be effective in mitigating risks or losses to us, and we may incur losses due to ineffective risk management processes and strategies.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including credit, market, liquidity, interest rate, operational, reputation, business and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

We are required to make significant judgments, assumptions and estimates in the preparation of our financial statements and our judgments, assumptions and estimates may not be accurate.

The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events or regulatory views concerning such analysis differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures, in each case resulting in our need to revise or restate prior period financial statements, cause damage to our reputation and the price of our common stock and adversely affect our business, financial condition and results of operations.

If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely, in which case our business may be harmed, investors may lose confidence in the accuracy and completeness of our financial reports, we could be subject to regulatory penalties and the price of our common stock may decline.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on that system of internal control. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As a public company, we will be required to comply with the Sarbanes-Oxley Act and other rules that govern public companies. In particular, we will be required to certify our compliance with Section 404(a) of the Sarbanes-Oxley Act beginning with our second annual report on Form 10-K, which will require us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. In addition, unless we remain an EGC and elect additional transitional relief available to EGCs, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting beginning as of that second annual report on Form 10-K.

We will continue to periodically test and update, as necessary, our internal control systems, including our financial reporting controls. Our actions, however, may not be sufficient to result in an effective internal control environment, and any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports and our access to the capital markets, cause the price of our common stock to decline and subject us to regulatory penalties.

Failure to keep pace with technological change could adversely affect our business.

Advances and changes in technology could significantly affect our business, financial condition, results of operations and future prospects. We face many challenges, including the increased demand for providing clients access to their accounts and the systems to perform banking transactions electronically. Our ability to compete depends on our ability to continue to adapt technology on a timely and cost-effective basis to meet these demands.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively or timely implement new technology-driven products and services or be successful in marketing these products and services to our clients. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete effectively and could have a material adverse impact on our business, financial condition, results of operations or cash flows. As these technologies are improved in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to cybersecurity risks and potential security breaches associated with our internet-based systems and online commerce security, and therefore we may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents and we may experience harm to our reputation and liability exposure from security breaches.

We conduct a portion of our business over the internet. We rely heavily upon data processing, including loan servicing and deposit processing, software, communications and information systems from a number of third parties to conduct our business. In addition, our business involves the storage and transmission of clients’ proprietary information and security breaches could expose us to a risk of loss or misuse of such information, litigation and potential liability.

In recent periods, several governmental agencies and large corporations, including financial service organizations and retail companies, have suffered major data breaches, in some cases exposing not only their confidential and proprietary corporate information, but also sensitive financial and other personal information of their clients or other third parties, and subjecting those agencies and corporations to potential fraudulent activity and their clients and other third parties to identity theft and fraudulent activity in their credit card and banking accounts. Therefore, security breaches and cyber-attacks can cause significant increases in operating costs, including the costs of compensating clients for any resulting losses they may incur and the costs and capital expenditures required to correct the deficiencies in and strengthen the security of data processing and storage systems. Additionally, we provide international wire transfer and other international services, which subject us to associated risks, including risks of increased difficulties recovering transferred funds in the event of fraud or otherwise.

Third-party or internal systems and networks may fail to operate properly or become disabled due to deliberate attacks or unintentional events; furthermore, we could be subjected to an unauthorized takeover of one or more of our corporate accounts and subjected to unauthorized transfers. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, denial of service attacks, unauthorized access and other unforeseen events. Undiscovered data corruption could render our client information inaccurate. These events may obstruct our ability to provide services and process transactions. While we believe we are in compliance with all applicable privacy and data security laws, an incident could put our client confidential information at risk.

We have been the target of data and cyber security attacks and may experience attacks in the future. While we have not experienced a material cyber-incident or security breach that has been successful in compromising our data or systems to date, we can never be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. Although we monitor and modify, as necessary, our protective measures in response to the perpetual evolution of known cyber-threats and devote significant resources to maintain, regularly update and backup our systems and processes that are designed to protect the security of our systems, we may not be able to anticipate, or effectively implement preventative measures against, all cyber-attacks.

A breach in the security of any of our information systems, or other cyber-incident, could have an adverse impact on, among other things, our revenue, ability to attract and maintain clients and our reputation. In addition, as a result of any breach, we could incur higher costs to conduct our business, to increase protection or related to remediation. Furthermore, our clients could incorrectly blame us and terminate their account with us for a cyber-incident which occurred on their own system or with that of an unrelated third party. In addition, a security breach could also subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability, all of which could have a material adverse effect on our business, financial condition and results of operations.

We rely on client, counterparty and third-party information, which subjects us to risks if that information is not accurate or is incomplete.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. While we have a practice of seeking to independently verify some of the client information that we use in deciding whether to extend credit or to agree to a loan modification, including employment, assets, income and credit score, not all client information is independently verified, and if any of the information that is independently verified (or any other information considered in the loan review process) is misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the applicant, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. We may not detect all misrepresented information in our approval process. Any such misrepresented information could adversely affect our business, financial condition and results of operations.

We are subject to certain operating risks related to employee error and client, employee and third party misconduct, which could harm our reputation and business.

Employee error or employee and client misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our clients or improper use of confidential information. It is not always possible to prevent employee error or misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon processing systems to record and process transactions and our large transaction volume may further increase the risk that employee errors, tampering or manipulation of those systems will result in losses that are difficult to detect. Employee error or misconduct could also subject us to financial claims. If our internal control systems fail to prevent or detect an occurrence, it could have a material adverse effect on our business, financial condition and results of operations.

Fraudulent activity could damage our reputation, disrupt our businesses, increase our costs and cause losses.

As a financial institution, we are inherently exposed to operational risk in the form of theft and other fraudulent activity by employees, clients and other third parties targeting us and our clients or data. Such activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Although the Company devotes substantial resources to maintaining effective policies and internal controls to identify and prevent such incidents, given the increasing sophistication of possible perpetrators, the Company may experience financial losses or reputational harm as a result of fraud. In addition, we may be required to make significant capital expenditures in order to modify and enhance our protective measures or to investigate and remediate fraudulent activity. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, the occurrence of fraudulent activity could damage our reputation, disrupt our business, increase our costs and cause losses in the future.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend to a significant extent on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other internet systems, loan and deposit processing and other processing services from third-party service providers. If these third-party service providers experience financial, operational or technological difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace our service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

We follow a relationship-based operating model and negative public opinion could damage our reputation and adversely impact our earnings.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract clients and employees and can expose us to litigation and regulatory action and adversely affect our results of operations. Although we take steps to minimize reputation risk in dealing with our clients and communities, this risk will always be present given the nature of our business.

If third parties infringe upon our intellectual property or if we were to infringe upon the intellectual property of third parties, we may expend significant resources enforcing or defending our rights or suffer competitive injury.

We rely on a combination of copyright, trademark, trade secret laws and confidentiality provisions to establish and protect our intellectual property rights. If we fail to successfully maintain, protect and enforce our intellectual property rights, our competitive position could suffer. Similarly, if we were to infringe on the intellectual property rights of others, our competitive position could suffer. Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain product or service offerings or other competitive harm.

We may also be required to spend significant resources to monitor and police our intellectual property rights. Others, including our competitors, may independently develop similar technology, duplicate our products or services or design around our intellectual property, and in such cases we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential or proprietary information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights, trade secrets and know-how, which could be time-consuming and expensive, could cause a diversion of resources and may not prove successful.

The loss of intellectual property protection or the inability to obtain rights with respect to third party intellectual property could harm our business and ability to compete. In addition, because of the rapid pace of technological change in our industry, aspects of our business and our products and services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all.

We may be exposed to risk of environmental liabilities or failure to comply with regulatory requirements with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These properties may also be subject to various other federal, state or local regulatory requirements, such as the Americans with Disabilities Act. We do not know whether existing requirements will change or whether compliance with future requirements will involve significant expenditures. If we ever become subject to significant environmental liabilities or costs or fail to comply with regulatory requirements with respect to these properties, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

The costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, operating results and financial condition.

We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business. It is inherently difficult to assess the outcome of these matters, and we may not prevail in proceedings or litigation. Our insurance may not cover all claims that may be asserted against us and indemnification rights to which we are entitled may not be honored, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. The ultimate judgments or settlements in any litigation or investigation could have a material adverse effect on our business, financial condition and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. We may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all.

Financial counterparties expose the Company to risks.

We maintain correspondent bank relationships, manage certain loan participations, engage in securities transactions and engage in other activities with financial counterparties that are customary to our industry. Many of these transactions expose us to counterparty credit, liquidity and/or reputational risk in the event of default by the counterparty, or negative publicity or public complaints, whether real or perceived, about one or more financial counterparties, or the financial services industry in general. Although we seek to manage these risks through internal controls and procedures, we may experience loss or interruption of business, damage to our reputation, or incur additional costs or liabilities as a result of unforeseen events with these counterparties. Any financial cost, liability or reputational damage could have a material adverse effect on our business, which in turn, could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, including tornadoes, droughts, hailstorms and other natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. Operations in our markets could be disrupted by both the evacuation of large portions of the population as well as damage or lack of access to our banking and operation facilities. While we have not experienced such an event to date, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Regulatory Environment

We are subject to extensive regulation, which increases the cost and expense of compliance and could limit or restrict our activities, which in turn may adversely impact our earnings and ability to grow.

We operate in a highly regulated environment and are subject to regulation, supervision and examination by a number of governmental regulatory agencies, including, with respect to the Bank, the FDIC and the Office of the State Bank Commissioner of Kansas (“OSBCK”) and, with respect to the Company, the Federal Reserve. Regulations adopted by these agencies, which are generally intended to provide protection for depositors, clients and the Deposit Insurance Fund of the FDIC (the “DIF”), rather than for the benefit of stockholders, govern a comprehensive range of matters relating to ownership and control of our shares, our acquisition of other companies and businesses, permissible activities for us to engage in, maintenance of adequate capital levels, dividend payments and other aspects of our operations. These bank regulators possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. Following examinations, we may be required, among other things, to change our asset valuations or the amounts of required loan loss allowances or to restrict our operations, as well as increase our capital levels, which could adversely affect our results of operations.

The laws and regulations applicable to the banking industry could change at any time and we cannot predict the effects of these changes on our business, profitability or growth strategy. Increased regulation could increase our cost of compliance and adversely affect profitability. Moreover, certain of these regulations contain significant punitive sanctions for violations, including monetary penalties and limitations on a bank’s ability to implement components of its business plan, such as expansion through mergers and acquisitions or the opening of new branch offices. In addition, changes in regulatory requirements may add costs associated with compliance efforts. Furthermore, government policy and regulation, particularly as implemented through the Federal Reserve, significantly affect credit conditions. Negative developments in the financial industry and the impact of new legislation and regulation in response to those developments could negatively impact our business operations and adversely impact our financial performance.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations. Proposed legislative and regulatory actions, including changes to financial regulation, may not occur on the timeframe that is expected, or at all, which could result in additional uncertainty for our business.

We are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain clients.

Current and past economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. For example, the Dodd-Frank Wall Street Consumer Protection Act (the “Dodd-Frank Act”) significantly changed the regulation of financial institutions and the financial services industry. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. President Donald Trump issued an executive order directing the review of existing financial regulations. The Trump administration has also indicated in public statements that the Dodd-Frank Act will be under scrutiny and that some of its provisions and the rules promulgated thereunder may be revised, repealed or amended.

Certain aspects of current or proposed regulatory or legislative changes, including laws applicable to the financial industry and federal and state taxation, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply, and could have a material adverse effect on our business, financial condition and results of operations. In addition, any proposed legislative or regulatory changes, including those that could benefit our business, financial condition and results of operations, may not occur on the timeframe that is proposed, or at all, which could result in additional uncertainty for our business.

The 2017 Tax Act, enacted in the fourth quarter of 2017, may impact the profitability of our business activities, require more oversight or change certain of our business practices, and could expose us to additional costs, including increased compliance costs. The 2017 Tax Act could negatively impact our customers because it lowers the existing caps on mortgage interest deductions and limits the state and local tax deductions. These changes could make it more difficult for borrowers to make their loan payments, and could also negatively impact the housing market, which could adversely affect our business and loan growth.

Many of our new activities and growth plans require regulatory approvals, and failure to obtain them may restrict our growth.

As part of our growth strategy, we may expand our business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, we must receive federal and state regulatory approval before we can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal and state banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all.

The Federal Reserve may require the Company to commit capital resources to support the Bank.

As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Dodd-Frank Act codified the Federal Reserve’s policy on serving as a source of financial strength. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank, even if the Company would not ordinarily do so and even if such contribution is to its detriment or the detriment of its stockholders. The Federal Reserve may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank.

Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the bank holding company’s general unsecured creditors, including the holders of its indebtedness. Thus, any borrowing that must be incurred by the Company in order to make a required capital injection to the Bank becomes more difficult and expensive and will adversely impact our financial condition, results of operations and future prospects.

The Financial Institutions Reform Recovery and Enforcement Act of 1989 (“FIRREA”) grants the FDIC broad authority to charge off any losses caused by a failing bank subsidiary to the capital of a non-failing affiliated bank. Moreover, any bank operating under the Company’s common control could be required by the FDIC to contribute capital to a failing affiliate bank within the Company’s control group. This is known as FIRREA’s “cross-guarantee” provision. The Company currently has one bank subsidiary.

The Company and the Bank are subject to stringent capital requirements that may limit our operations and potential growth.

The Company and the Bank are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet commitments as calculated under these regulations.

In order to be a “well-capitalized” depository institution under prompt corrective action standards (but without taking into account the capital conservation buffer requirement described below), a bank must maintain a common equity Tier 1 (“CET1”) risk-based capital ratio of 6.5% or more, a Tier 1 risk-based capital ratio of 8.0% or more, a total risk-based capital ratio of 10.0% or more and a leverage ratio of 5.0% or more (and is not subject to any order or written directive specifying any higher capital ratio). The failure to meet the established capital requirements under the prompt corrective action framework could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and such failure could subject us to a variety of enforcement remedies available to the federal regulatory authorities, including limiting our ability to pay dividends, issuing a directive to increase our capital and terminating the Bank’s FDIC deposit insurance. FDIC deposit insurance is critical to the continued operation of the Bank. In addition, an inability to meet the capital requirements under the Basel III regulatory capital reforms (“Basel III”) would prevent us from being able to pay certain discretionary bonuses to our executive officers and dividends to our stockholders. Due to the completed phase-in of a capital conservation buffer requirement, the Company and the Bank must effectively maintain a CET1 capital ratio of 7.0% or more, a Tier 1 risk-based capital ratio of 8.5% or more, a total risk-based capital ratio of 10.5% or more and, for the Bank, a leverage ratio of 5.0% or more and for the Company, a leverage ratio of 4.0% or more.

Many factors affect the calculation of our risk-based assets and our ability to maintain the level of capital required to achieve acceptable capital ratios. For example, changes in risk weightings of assets relative to capital and other factors may combine to increase the amount of risk-weighted assets in the Tier 1 risk-based capital ratio and the total risk-based capital ratio. Any increases in our risk-weighted assets will require a corresponding increase in our capital to maintain the applicable ratios. In addition, recognized loan losses in excess of amounts reserved for such losses, loan impairments and other factors will decrease our capital, thereby reducing the level of the applicable ratios.

Our failure to remain well-capitalized for bank regulatory purposes could affect client and investor confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common stock, our ability to make acquisitions, and our business, results of operations and financial condition. If we cease to be a well-capitalized institution for bank regulatory purposes, the interest rates that we pay on deposits and our ability to accept brokered deposits may be restricted. If we were restricted in the amount of interest that we could pay on our deposits, we could fail to maintain levels of deposits consistent with our business plan.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

Our deposits are insured up to applicable limits by the DIF and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC. Although we cannot predict what the insurance assessment rates will be in the future, either a deterioration in our risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Bank regulatory agencies periodically examine our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

Our regulators periodically examine our business, including our compliance with laws and regulations. Accommodating such examinations may require management to reallocate resources, which would otherwise be used in the day-to-day operation of other aspects of our business. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our operations had become unsatisfactory, or that we were, or our management was, in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties against us, our officers or directors, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s FDIC deposit insurance and place the Bank into receivership or conservatorship. Any regulatory action against us could have a material adverse effect on our business, financial condition and results of operations.

Monetary policy and other economic factors could affect our profitability adversely.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We face a risk of noncompliance and enforcement action with respect to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act (the “BSA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering (“AML”) program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other AML requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice (“DOJ”), the Drug Enforcement Administration and the Internal Revenue Service (“IRS”). We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (“OFAC”), which involve sanctions for dealing with certain persons or countries. If our policies, procedures and systems are deemed deficient, or if the policies, procedures and systems of any financial institutions that we may acquire in the future are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Although, as of the date of this prospectus, we have not been subject to any fines or penalties, and we believe we have not suffered any material business or reputational harm, as a result of violations of anti-money laundering laws and regulations, there is no assurance that we will not be subject to such fines, penalties or losses or harm in the future.

Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things: (i) imposes certain limitations on our ability to share non-public personal information about our clients with non-affiliated third parties; (ii) requires that we provide certain disclosures to clients about our information collection, sharing and security practices and afford clients the right to “opt out” of any information sharing by us with non-affiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing safeguards that are appropriate based on our size and complexity, the nature and scope of our activities and the sensitivity of client information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators, states and foreign countries have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States and other countries are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of client or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level by the Federal Trade Commission, as well as at the state level.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting client or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial conditions or results of operations. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition or results of operations.

We face increased risk under the terms of the Community Reinvestment Act (“CRA”) as we accept additional deposits in new geographic markets.

Under the terms of the CRA, each appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank’s record in assessing and meeting the credit needs of the communities served by that bank, including low- and moderate-income neighborhoods. During these examinations, the regulatory agency rates such bank’s compliance with the CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” The Bank had a CRA rating of “Satisfactory” as of its most recent CRA assessment. The regulatory agency’s assessment of an institution’s record is part of the regulatory agency’s consideration of applications to acquire, merge or consolidate with another banking institution or its holding company, or to open or relocate a branch office.

As we accept additional deposits in new geographic markets, we will be required to maintain an acceptable CRA rating, which may be difficult.

We are subject to certain restrictions related to interstate banking and branching, including restrictions on interstate deposits.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”), together with the Dodd-Frank Act, relaxed prior interstate branching restrictions under federal law by permitting, subject to regulatory approval, commercial banks to establish branches in states where the laws permit banks chartered in such states to establish branches. As discussed in this prospectus, the Bank operates branches in Missouri, Oklahoma and Texas, in addition to its home state of Kansas. Federal banking agency regulations prohibit banks from using their interstate branches primarily for deposit production, and the federal banking agencies have implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition, the purpose of which is to ensure that interstate branches do not take deposits from a community without the bank reasonably helping to meet the credit needs of that community.

The prohibition on establishing interstate branches for the purpose of deposit production, and the corresponding regulatory loan-to-deposit restrictions, could limit our ability to establish branches outside Kansas. We believe that the Bank’s operations in Missouri, Oklahoma and Texas are in compliance with the Interstate Act and that the Bank is reasonably helping to meet the credit needs of the communities served by the Bank’s branches in such states. If, however, the FDIC were to determine that the Bank is not reasonably helping to meet the credit needs of the communities served by the Bank’s branches in such states or the Bank otherwise fails to satisfy the requirements of the Interstate Act, then the FDIC could require the Bank’s branches to be closed in such states or not permit the Bank to open new branches in such states.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act (“ECOA”) and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The DOJ, the Consumer Financial Protection Bureau (“CFPB”) and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

A successful challenge to our compliance with fair lending laws and regulations could adversely impact our rating under the CRA and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity, restrictions on expansion activity and restrictions on entering new business lines, which could negatively impact our reputation, business, financial condition and results of operations.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

Various U.S. federal, state and local laws have been enacted that are designed to discourage predatory lending practices. The U.S. Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in mortgages that have interest rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain mortgages, including loans that are not classified as “high-cost” loans under applicable law, must satisfy a net tangible benefit test with respect to the related borrower. Such tests may be highly subjective and open to interpretation. As a result, a court may determine that a home mortgage, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. If any of our mortgages are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could adversely impact our results of operations, financial condition and business.

Regulatory agencies and consumer advocacy groups have asserted claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.

Antidiscrimination statutes, such as the Fair Housing Act and the ECOA, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various federal regulatory agencies and departments, including the DOJ and the CFPB, have taken the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions protected classes (i.e., creditor or servicing practices that have a disproportionate negative effect on a protected class of individuals).

These regulatory agencies, as well as consumer advocacy groups and plaintiffs’ attorneys, have focused greater attention on “disparate impact” claims. The U.S. Supreme Court has confirmed that the “disparate impact” theory applies to cases brought under the Fair Housing Act, while emphasizing that a causal relationship must be shown between a specific policy of the defendant and a discriminatory result that is not justified by a legitimate objective of the defendant. Although it is still unclear whether the theory applies under ECOA, regulatory agencies and private plaintiffs may continue to apply it to both the Fair Housing Act and ECOA in the context of mortgage lending and servicing. To the extent that the “disparate impact” theory continues to apply, we are faced with significant administrative burdens in attempting to comply and potential liability for failures to comply.

In addition to reputational harm, violations of the ECOA and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties.

Risks Related to this Offering and an Investment in Our Common Stock

There has been no prior active trading market for our common stock, and we cannot assure you that an active public trading market will develop after the offering; and, even if it does, our share price may trade below the public offering price and be subject to substantial volatility.

There has been no public market for our common stock prior to this offering. We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market on the Nasdaq Global Select Market or otherwise, or how liquid that market may become, especially if few stock analysts follow our stock or issue research reports concerning our business. In addition, we expect that more than          % of our outstanding shares will be restricted from trading for a period of 180 days following this offering, resulting in a limited number of our shares available to be traded in the public market. If an active trading market does not develop, you may have difficulty selling any shares that you buy in this offering. Neither the underwriters nor any other market maker in our common stock will be obligated to make a market in our shares, and any such market making may be discontinued at any time in the sole discretion of each market maker.

The initial public offering price for our common stock has been determined through negotiations between us, the selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your shares of common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The price of our common stock could be volatile following this offering.

Even if a market develops for our common stock after the offering, the market price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

•	actual or anticipated variations in our quarterly or annual results of operations;
•	recommendations by securities analysts;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends, concerns and other issues in the financial services industry generally;
•	conditions in the banking industry such as credit quality and monetary policies;
•	perceptions in the marketplace regarding us or our competitors;
•	fluctuations in the stock price and operating results of our competitors;
•	domestic and international economic factors unrelated to our performance;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	new technology used, or services offered, by competitors; and
•	changes in government regulations.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and be a distraction to management.

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

We are not required to apply any portion of the net proceeds of this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. A portion of the proceeds may be used to provide additional capital as a cushion against minimum regulatory capital requirements, which may reduce our return on equity as opposed to if such proceeds were used for further growth. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or profitability. We cannot predict whether the proceeds from this offering will be invested to yield a favorable return.

The obligations associated with being a public company will require significant resources and management attention, which will increase our costs of operations and may divert focus from our business operations.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, particularly after we no longer qualify as an EGC. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the Securities and Exchange Commission (the “SEC”), the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the Nasdaq Global Select Market, each of which imposes additional reporting and other obligations on public companies. As a public company, compliance with these reporting requirements and other SEC and the Nasdaq Global Select Market rules will make certain operating activities more time-consuming, and we will also incur significant new legal, accounting, insurance and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our operating strategy, which could prevent us from successfully implementing our strategic initiatives and improving our results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses and such increases will reduce our profitability.

Securities analysts may not initiate or continue coverage on us.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover us. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline. If we are covered by securities analysts and are the subject of an unfavorable report, the price of our common stock may decline.

You will experience immediate dilution in the book value of the shares you purchase in this offering.

Investors purchasing common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. You will incur immediate dilution of approximately $   per share if you purchase common stock in this offering, representing the difference between the initial public offering price of $   per share, the midpoint set forth on the cover page of this prospectus, and our adjusted tangible book value per share after giving effect to this offering. This represents    % dilution from the initial public offering price.

Shares of certain stockholders may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly.

In connection with this offering, we, our directors, our executive officers and certain of our stockholders have each agreed to enter into lock-up agreements that restrict the sale of their holdings of our common stock for a period of 180 days after the date of this offering, subject to an extension in certain circumstances. When these lock-up agreements expire or the underwriters earlier release such persons from such agreements in the discretion of the underwriters, these shares and the shares underlying any equity awards held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Sales of a substantial number of these shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline or to be lower than it might otherwise be. In addition, we estimate that immediately following this offering, approximately    % of our outstanding common stock will be beneficially owned by our principal stockholders, executive officers and directors. The amount of common stock that is owned by and issuable to our principal stockholders, executive officers and directors may adversely affect our share price, our share price volatility and the development of an active and liquid trading market. The sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

Kansas law and the provisions of our articles of incorporation and bylaws may have an anti-takeover effect, and there are substantial regulatory limitations on changes of control of bank holding companies.

Kansas corporate law and provisions of our articles of incorporation and our bylaws could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our stockholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our Company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Collectively, provisions of our articles of incorporation and bylaws and other statutory and regulatory provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. Moreover, the combination of these provisions effectively inhibits certain business combinations, which, in turn, could adversely affect the market price of our common stock.

Future equity issuances could result in dilution, which could cause the price of our shares of common stock to decline.

We are generally not restricted from issuing additional shares of stock, up to the 200,000,000 shares of voting common stock and 5,000,000 shares of preferred stock authorized in our articles of incorporation. In addition, we may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans, upon conversions of preferred stock or debt, upon exercise of warrants or in connection with future acquisitions or financings. If we choose to issue additional shares of our common stock, or securities convertible into shares of our common stock, for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock.

Our articles of incorporation authorize us to issue up to 5,000,000 shares of one or more series of preferred stock. Our Board of Directors has the power to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, conversion rights, preferences over our voting common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, the rights of the holders of our common stock or the market price of our common stock could be adversely affected.

We have issued warrants, the exercise of which may dilute the value of outstanding common shares.

We previously issued 700,000 warrants to acquire common shares in connection with prior capital raising efforts, of which 113,500 were outstanding as of June 30, 2019. The warrants each carry a strike price of $5.00 per share. The 113,500 warrants are exercisable through April 26, 2023 or a change in control of the Company.

We have limited the circumstances in which our directors will be liable for monetary damages.

We have included in our articles of incorporation a provision to eliminate the liability of directors for monetary damages to the maximum extent permitted by Kansas law. The effect of this provision will be to reduce the situations in which we or our stockholders will be able to seek monetary damages from our directors.

Our articles of incorporation and bylaws each have a provision providing for indemnification of our present and former directors and executive officers and advancement of expenses related to such indemnification to the fullest extent permitted by applicable law. We have entered into agreements with certain officers and our directors in which we will agree to provide indemnification that is otherwise discretionary. Such indemnification may be available for liabilities arising in connection with this offering.

Our dividend policy may change without notice, and our future ability to pay dividends is subject to restrictions.

Holders of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such payments. Any declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our Board of Directors. If declared, dividends will be payable to the holders of shares of our common stock on a pro rata basis in accordance with their shares held. If preferred shares are issued, such shares may be entitled to priority over the common shares as to dividends. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely affect the amount of dividends, if any, paid to our common stockholders. Other than the stock dividend provided to our stockholders pursuant to our recent two-for-one stock split, we have no history of paying dividends to holders of our common stock.

The Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, current and prospective earnings and level, composition and quality of capital. The Federal Reserve is authorized to determine under certain circumstances related to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. If required payments on our debt obligations are not made, or dividends on any preferred stock we may issue are not paid, we will be prohibited from paying dividends on our common stock.

Shares of our common stock are equity and therefore are subordinate to our indebtedness and preferred shares.

Our shares of common stock are equity interests in the Company and do not constitute indebtedness. As such, our shares of common stock will rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including claims in the event of the Company’s liquidation. The common shares place no restrictions on the Company’s business or operations or on the Company’s ability to incur indebtedness or engage in any transactions, subject only to the applicable voting rights of holders of common shares and preferred shares as provided in our organizational documents and the Kansas General Corporation Code (the “KGCC”). Additionally, holders of shares of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred shares then outstanding.

We are a bank holding company and our only source of cash, other than further issuances of securities, is distributions from our wholly-owned subsidiaries.

We are a bank holding company with no material activities other than activities incidental to holding the common stock of the Bank. Our principal source of funds to pay distributions on our common stock and service any of our obligations, other than further issuances of securities, would be dividends received from our wholly-owned subsidiaries. Furthermore, our wholly-owned subsidiaries are not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of our wholly-owned subsidiaries and various business considerations. As is the case with all financial institutions, the profitability of our wholly-owned subsidiaries is subject to the fluctuating cost and availability of money, changes in interest rates and economic conditions in general. In addition, various federal and state statutes limit the amount of dividends that our wholly-owned subsidiaries may pay to the Company without regulatory approval.

We are an EGC and the reduced reporting requirements applicable to EGCs may make our common stock less attractive to investors.

We are an EGC. For as long as we continue to be an EGC, we may take advantage of reduced regulatory and reporting requirements that are otherwise generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. The JOBS Act also permits an EGC such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to, and expect to continue to, take advantage of certain of these and other exemptions until we are no longer an EGC. Further, the JOBS Act allows us to present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations and provide less than five years of selected financial data in this prospectus.

We may take advantage of these provisions for up to five years, unless we earlier cease to be an EGC, which would occur if our annual gross revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period or if we become a “large accelerated filer,” in which case we would no longer be an EGC as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions, or if we choose to rely on additional exemptions in the future. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be lower or more volatile.

An investment in our common stock is not an insured deposit and is subject to risk of loss.

Your investment in our common stock will not be a bank deposit and, therefore, will not be insured against loss or guaranteed by the FDIC, any deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to similar market forces that may affect the price of common stock in any other company. As a result, if you acquire our common stock, you could lose some or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “strive,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	risks related to general business and economic conditions and any regulatory responses to such conditions;
•	our ability to effectively execute our growth strategy and manage our growth, including identifying and consummating suitable mergers and acquisitions;
•	our ability to manage the risks associated with our anticipated growth, potentially through de novo branching;
•	our ability to integrate and manage merged and acquired companies;
•	risks associated with new lines of business, services, products or product enhancements;
•	the geographic concentration of our markets in Kansas, Missouri, Oklahoma and Texas;
•	uncertainty related to the LIBOR calculation process and potential phasing out of LIBOR;
•	fluctuation of the fair value of our investment securities due to factors outside our control;
•	our ability to successfully manage our credit risk and the sufficiency of our allowance;
•	risks of downturn or lack of growth in the energy industry;
•	regulatory restrictions on our ability to grow due to our concentration in commercial real estate lending;
•	negative changes in the economy affecting real estate values and liquidity;
•	risks associated with our energy portfolio;
•	risks associated with our commercial loan portfolio, including the risk of deterioration in the value of the general business assets that secure such loans;
•	risks related to the significant amount of credit that we have extended to a limited number of borrowers;
•	risks related to the significant amount of deposits that we have from a limited number of depositors;
•	risks related to possible increases in our levels of nonperforming assets;
•	risks related to potential losses from loan defaults and nonperformance on loans;
•	the inability of small- and medium-sized businesses to whom we lend to weather adverse business conditions and repay loans;
•	our ability to attract, hire and retain qualified management personnel;
•	our ability to address succession planning issues;

•	our dependence on our management team, including our ability to retain executive officers and key employees and their client and community relationships;
•	interest rate fluctuations, which could have an adverse effect on our profitability;
•	our ability to maintain sufficient liquidity;
•	our ability to sustain our historic rate of growth;
•	our ability to raise or maintain sufficient capital;
•	competition from banks, credit unions and other financial services providers;
•	the effectiveness of our risk management framework in mitigating risks and losses;
•	the ability to make accurate judgments, assumption and estimates in preparation of our financial statements;
•	our ability to maintain effective internal control over financial reporting;
•	our ability to keep pace with technological changes;
•	system failures and interruptions, cyber-attacks and security breaches;
•	employee error, fraudulent activity by employees or clients and inaccurate or incomplete information about our clients and counterparties;
•	our ability to maintain our reputation;
•	infringement upon our intellectual property or our infringement upon the intellectual property of third parties;
•	costs and effects of litigation, investigations or similar matters to which we may be subject, including any effect on our reputation;
•	risk exposure from transactions with financial counterparties;
•	severe weather, acts of god, acts of war or terrorism;
•	compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters;
•	changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the policies of the Federal Reserve and as a result of initiatives of the Trump administration;
•	the effective use of proceeds from this offering;
•	compliance with requirements associated with being a public company;
•	level of coverage of our business by securities analysts;
•	future equity issuances, including the issuance of preferred shares; and
•	other factors that are discussed in the section entitled “Risk Factors,” beginning on page 20.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. Because of these risks and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. Accordingly, you should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which such forward-looking statements were made. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

USE OF PROCEEDS

Assuming an initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $       million, or approximately $            million if the underwriters exercise their option in full to purchase additional shares from us.

Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease the net proceeds to us from this offering by approximately $      million (or approximately $      million if the underwriters exercise their purchase option in full) assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including maintenance of required regulatory capital and to support our future growth. We do not have any current plan to establish any new bank branches or to make any acquisitions, except that we are currently considering the opening of a second smaller full-service branch in the Dallas MSA. The estimated cost for a second branch has not been determined since this project is still in the early development stage. If we proceed with opening a second branch, the cost of establishing the branch will depend upon many factors such as whether the facility is owned or leased, the location of the branch, the size of the facility and the type of improvements and furnishings used in the facility. Opening the second branch would also be subject to obtaining required regulatory approvals. This process is in the preliminary stages and there can be no assurance as to whether or when a second branch will be opened. The precise amounts and timing of our use of the proceeds will depend upon market conditions and other factors. The principal reasons for conducting this offering are to increase our available cash resources, provide liquidity for our selling stockholders and create a public market for our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

CAPITALIZATION

The following table shows the Company’s capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2019:

•	on an actual basis; and
•	on an as adjusted basis after giving effect to:
○	the net proceeds from the sale of shares by us (assuming the underwriters do not exercise their overallotment option) at an assumed public offering price of $ per share (the midpoint of the price range set forth on the front cover page); and
○	the deduction of underwriting discounts and estimated offering expenses.

The “as adjusted” information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2019
	Actual	As adjusted(1)
	(Dollars in thousands, except per share data)
Borrowings and repurchase agreements	$368,597	$

Stockholders’ Equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized; 45,202,370 shares issued and outstanding (actual); shares issued and outstanding (as adjusted)	452
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized; no shares issued and outstanding (actual); no shares issued and outstanding (as adjusted)	0
Additional paid-in-capital	428,412
Accumulated other comprehensive income	6,357
Retained earnings	45,459
Other	(166)
Total stockholders’ equity	$480,514	$

Capital Ratios:
Total stockholders’ equity to total assets	11.26%		%
Common equity tier 1 capital ratio	11.23
Tier 1 leverage ratio	11.15
Tier 1 risk-based capital ratio	11.23
Total risk-based capital ratio	12.20

Per Share Data:
Book value per share	$10.63	$
Tangible book value per share(1)(2)	$10.46	$
(1)	A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the as adjusted amount of each of common stock, total stockholders’ equity and total capitalization by approximately $ million, assuming no change to the number of shares offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses.
(2)	Represents a non-GAAP financial measure. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures.”

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent the public offering price per share exceeds our tangible book value per share immediately following this offering. Tangible book value per share is equal to our total stockholders’ equity less goodwill and other intangibles and preferred stock, divided by the number of shares of our common stock outstanding at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures.”

Our tangible book value at March 31, 2019 was $472.7 million, or $10.46 per share, based on the number of shares outstanding as of such date. After giving effect to our sale of          shares in this offering at an assumed public offering price of $      per share, which is the midpoint of the price range on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses, our as adjusted tangible book value at March 31, 2019, would have been approximately $       million, or $         per share. Therefore, under those assumptions this offering would result in an immediate increase of $         in the tangible book value per share to our existing stockholders, and immediate dilution of $         in the tangible book value per share to investors purchasing shares in this offering. The following table illustrates this per share dilution.

Assumed public offering price per share
Tangible book value per share at March 31, 2019	$10.46
Increase in tangible book value per share attributable to this offering
As adjusted tangible book value per share after this offering
Dilution in tangible book value per share to new investors

A $1.00 increase (decrease) in the assumed public offering price of $         per share, which is the midpoint of the price range on the cover of this prospectus, would increase (decrease) our tangible book value by $      million, or $         per share, and the dilution to new investors by $      per share, assuming no change to the number of shares offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses.

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value after giving effect to this offering would be $    per share. This represents an increase in net tangible book value of $    per share to existing stockholders and dilution of $    per share to new investors, in each case assuming an initial public offering price of $    per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

The following table summarizes, as of June 30, 2019, the total consideration paid to us and the average price paid per share by existing stockholders and investors purchasing common stock in this offering. This information is presented on a pro forma basis as of June 30, 2019 after giving effect to the sale of the          shares of common stock in this offering (assuming the underwriters do not exercise their overallotment option) at an initial public offering price of $       per share, which is the midpoint of the price range on the cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
(Dollars in thousands, except per share amounts)
Existing stockholders		%	$	%	$
New investors
Total		%	$	%	$

Assuming no shares are sold to existing stockholders in this offering and using the number of shares of common stock outstanding as of June 30, 2019, sales of shares of our common stock by the selling stockholders in this offering would reduce the number of shares of common stock held by existing stockholders to          , or approximately          % of the total shares of our common stock outstanding after this offering, and will result in new investors holding          shares, or approximately % of the total shares of our common stock after this offering.

In addition, if the underwriters’ option to purchase additional shares is exercised in full, the number of shares of common stock held by existing stockholders would be further reduced to approximately       % of the total number of shares of common stock to be outstanding upon the completion of this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to          shares, or approximately       % of the total number of shares of common stock to be outstanding upon the completion of this offering.

The number of shares of our common stock to be outstanding after this offering described under the heading “Dilution” is based on 45,367,641 shares of common stock outstanding as of June 30, 2019, and excludes (i) 2,466,363 shares of common stock issuable upon the exercise or settlement of equity awards and warrants outstanding at June 30, 2019 and (ii) 2,319,364 shares of common stock reserved and available for future awards under our CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan at June 30, 2019. We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

MARKET PRICE OF COMMON STOCK

Our common stock is not currently traded on an established public trading market and there has been no regular market for our common stock. On June 30, 2019, we had 1,493 record holders of our common stock.

We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “CFB.” We anticipate that this offering and the listing of our common stock on the Nasdaq Global Select Market will result in a more active trading market for our common stock. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

Dividend Policy

Other than the stock dividend provided to our stockholders pursuant to our recent two-for-one stock split, we have no history of paying dividends to holders of our common stock and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we anticipate that our earnings in the foreseeable future will be retained to support our operations and finance the growth and development of our business. Any future determination to pay dividends on our common stock will be made by our Board of Directors and will depend upon our results of operations, financial condition, capital requirements, general economic conditions, regulatory and contractual restrictions, our business strategy, our ability to service any equity or debt obligations senior to our common stock and other factors that our Board of Directors deems relevant. We are not obligated to pay dividends on our common stock and are subject to restrictions on paying dividends on our common stock.

Dividend Restrictions

As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. See “Supervision and Regulation—The Company—Dividend Payments, Stock Redemptions and Repurchases.” In addition, because we are a holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Supervision and Regulation—The Bank—Dividend Payments.” The present and future dividend policy of the Bank is subject to the discretion of the board of directors of the Bank. The Bank is not obligated to pay us dividends.

As a Kansas corporation, we are subject to certain restrictions on dividends under the KGCC. Under the KGCC, a Kansas corporation may pay dividends to its stockholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Kansas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Historical Consolidated Financial and Operating Information” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements. We assume no obligation to update any of these forward-looking statements, except as required by law. Unless otherwise stated, all information in this prospectus gives effect to a two-for-one stock split effected in the form of a stock dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018, which was distributed on December 21, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.

Overview

We are a bank holding company headquartered in Leawood, Kansas. Through our wholly-owned subsidiary, CrossFirst Bank, we operate seven branches that provide a full range of banking and financial services to businesses, business owners, professionals and their professional networks in our five primary markets of operation in Kansas, Missouri, Oklahoma and Texas. We are focused on serving our clients in extraordinary ways by meeting their personal banking needs and offering products tailored to their businesses. As of March 31, 2019, we had total assets of $4.3 billion, total loans of $3.3 billion, total deposits of $3.4 billion and total stockholders’ equity of $480.5 million.

As a bank holding company, we generate most of our revenues from interest income and fees on loans and interest earned from our marketable securities portfolio. Additional revenue is derived from non-interest income, which includes service charges and fees, bank-owned life insurance earnings, and interest rate swap fees, among other items. We incur interest expense on deposits and other borrowed funds, as well as non-interest expenses, such as salaries and benefits, occupancy, deposit insurance premiums, technology and other costs required to support our operations. Our goal is to maximize income generated from interest-earning assets, while also minimizing interest expense associated with our funding base to widen net interest spread and drive net interest margin expansion.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in our target markets, as well as developments affecting the real estate, financial services, insurance and energy sectors within our target markets.

We were originally organized as a limited liability company under the laws of the State of Kansas in August 2008 and formerly known as CrossFirst Holdings, LLC. Effective December 31, 2017, we converted from a limited liability company to a corporation organized under the laws of the State of Kansas. In accordance with applicable law, we are treated as the same entity that existed prior to the conversion.

Recent Developments

Stock Split

On December 21, 2018, we effected a two-for-one split of our common stock in the form of a stock dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.

Preferred Stock Redemption

On December 18, 2018, we provided notice to all holders of our Series A Preferred Shares of our intent to redeem all 1,200,000 outstanding Series A Preferred Shares on January 30, 2019. On the Redemption Date, we redeemed each outstanding Series A Preferred Share at a redemption price of $25.00 per share and paid a pro rata share of a 30-day dividend for January 2019 in the aggregate amount of $175.0 thousand. From and after the Redemption Date, all of the Series A Preferred Shares ceased to be outstanding, all dividends with respect to the Series A Preferred Shares ceased to accrue and all rights with respect to the Series A Preferred Shares ceased and were terminated.

Results of Operations

Our results of operations depend substantially on net interest income and non-interest income. Other factors contributing to our results of operations include our level of our non-interest expenses, such as salaries and employee benefits, occupancy and equipment and other miscellaneous operating expenses.

Net Interest Income

Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings that are used to fund those assets. Management works to maximize net interest income by monitoring (i) the yields on interest-earning assets, (ii) the cost of funds on deposits and funding sources and (iii) the volume and types of assets and liabilities while managing interest rate risk and liquidity. Net interest margin is defined as net interest income divided by average interest-earning assets. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income.

Non-interest Income

Our non-interest income includes the following: (i) service charges and fees on client accounts; (ii) bank-owned life insurance earnings; (iii) gain on the sales of loans; (iv) gain on the sales of investment securities; (v) impairment of premises and equipment held for sale; (vi) interest rate swap fee income; and (vii) other non-interest income (including credit card, ATM and letter of credit fees).

Non-interest Expense

Our non-interest expense includes the following: (i) salaries and employee benefits; (ii) occupancy expenses; (iii) professional fees; (iv) deposit insurance premiums; (v) data processing; (vi) advertising; (vii) depreciation and amortization; and (viii) other non-interest expense.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include capital, asset quality, earnings and liquidity.

Capital

We manage capital based upon factors that include the level and quality of capital and our overall financial condition, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of Tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

Asset Quality

We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios and credit risk concentrations.

Earnings

We manage earnings to sufficiently support operations, fund organizational expenses, augment capital, fund growth and investments, adequately fund the allowance for loan and lease losses, support debt payments and provide returns to stockholders. Earnings are a core component of performance and the overall safety and soundness of the Company. We manage our earnings through maintaining our net interest margins, interest rate risk and market fluctuation, managing overall expenses and managing enterprise risk.

Liquidity

We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold and the repricing characteristics and maturities of our assets when compared to the repricing characteristics of our liabilities and other factors.

Highlights as of and for Three Months Ended March 31, 2019 vs. Three Months Ended March 31, 2018

The financial results as of and for the three months ended March 31, 2019 reflect our commitment to improve our earnings, while continuing to grow our loan portfolio.

Balance Sheet Changes

•	Total assets grew $159.2 million or 3.9% during the quarter ended March 31, 2019 and increased $1.1 billion or 33.0% year-over-year, primarily from loan growth.
•	Gross loans, net of unearned income, increased $216.9 million or 7.1% between December 31, 2018 and March 31, 2019 and increased $1.1 billion or 53.3% from March 31, 2018.
•	Stockholders’ equity decreased $9.8 million or 2.0% during the quarter ended March 31, 2019 primarily due to the redemption of $30.0 million in preferred stock on January 30, 2019. Year-over-year stockholders’ equity increased $197.6 million or 69.8%, primarily due to our issuance and sale of capital stock.

Operating and Financial Performance

•	Earnings per share (diluted) was $0.20 for the three months ended March 31, 2019 compared to $0.07 for the three months ended March 31, 2018.
•	Our return on average assets was 0.91% for the three months ended March 31, 2019 compared to 0.35% for the three months ended March 31, 2018.
•	Our return on average stockholders’ equity was 7.98% for the three months ended March 31, 2019 compared to 3.38% for the three months ended March 31, 2018.
•	Net income was $9.4 million for the three months ended March 31, 2019 compared to $2.6 million for the three months ended March 31, 2018. The increase in net income included a $10.5 million or 45.2% year-over-year increase in net interest income and a $150.0 thousand or 5.0% decrease in the provision for loan losses, partially offset by a $327.8 thousand or 16.6% decline in non-interest income, a $2.5 million or 12.3% increase in non-interest expense and a $1.1 million increase in tax expense.
•	Net interest income was $33.6 million for the three months ended March 31, 2019 compared to $23.1 million for the three months ended March 31, 2018. The improvement in net interest income is primarily attributable to our interest-earning asset growth.
•	Non-interest income was $1.6 million for the three months ended March 31, 2019 compared to $2.0 million for the three months ended March 31, 2018. The decrease in non-interest income is primarily attributable to a $278.1 thousand decrease on gain on available-for-sale securities and a $230.0 thousand decline in deposit service charges, partially offset by a $284.4 thousand increase in other non-interest income, which primarily related to the Company’s interest rate swap program.

•	Non-interest expense was $22.6 million for the three months ended March 31, 2019 compared to $20.2 million for the same period in the prior year. Non-interest expense increased primarily from a $1.6 million increase in salary and employment-related expenses as a result of our growth strategy.
•	Our efficiency ratio was 64.2% for the three months ended March 31, 2019 compared to 80.28% for the three months ended March 31, 2018.

Credit Quality

•	Nonperforming assets to total assets was 0.36% as of March 31, 2019. The ratio is primarily attributable to our energy loan portfolio. Management believes the allowance for loan loss is adequate to support the nonperforming assets.
•	Annualized net charge-offs to average loans were 0.09% for the three months ended March 31, 2019. The $1.3 million in charge-offs primarily related to one commercial and industrial loan relationship and the $589.4 thousand in recoveries primarily related to one energy loan relationship.

Highlights For Fiscal Year 2018

The financial results for the fiscal year ended December 31, 2018 reflect our strategy to invest in people, places and technology in order to grow our balance sheet while attempting to maintain stable returns for investors. Our performance resulted in the following highlights:

Balance Sheet Growth

•	Total assets grew by $1.1 billion or 38.7% to $4.1 billion as of December 31, 2018 from $3.0 billion as of December 31, 2017. Asset growth was primarily attributable to the increase in the size of our loan portfolio.
•	Gross loans, net of unearned income, were $3.1 billion at December 31, 2018, an increase of $1.1 billion or 53.3% from $2.0 billion at December 31, 2017. Our loan portfolio has primarily grown organically in each of our markets.
•	Stockholders’ equity increased $203.2 million or 70.8% to $490.3 million at December 31, 2018 from $287.1 million at December 31, 2017. This increase is primarily attributable to our issuance and sale of capital stock and our earnings during fiscal year 2018, partially offset by a decrease of $10.0 million in accumulated other comprehensive income due to changes in the market prices of available-for-sale securities.

Operating and Financial Performance

•	Earnings per share (diluted) was $0.47 for the year ended December 31, 2018 compared to $0.12 for the year ended December 31, 2017.
•	We had a return on average assets of 0.56% for the year ended December 31, 2018 compared to a return on average assets of 0.24% for the year ended December 31, 2017. We had a return on average stockholders’ equity of 5.34% for the year ended December 31, 2018 compared to a return on average stockholders’ equity of 1.53% for the year ended December 31, 2017.
•	Net income was $19.6 million for the year ended December 31, 2018 compared to $5.8 million for the year ended December 31, 2017. The increase in net income included a $35.6 million or 47.5% year-over-year increase in net interest income and a $2.4 million or 65.3% year-over-year increase in non-interest income, partially offset by a $23.7 million or 38.1% year-over-year increase in non-interest expense and a $952.9 thousand year-over-year decrease in taxes.
•	Net interest income was $110.4 million for the year ended December 31, 2018 compared to $74.8 million for the year ended December 31, 2017. The improvement in net interest income is primarily attributable to our loan growth.
•	Non-interest income was $6.1 million for the year ended December 31, 2018 compared to $3.7 million for the year ended December 31, 2017. The change in non-interest income is primarily attributable to a $1.9 million impairment taken in the second half of 2017 associated with property held-for-sale, as well as a $517.0 thousand increase in bank-owned life insurance earnings and $369.9 thousand earned from our back-to-back swap program that was initiated in 2018. Non-interest expense was $85.8 million for the year ended December 31, 2018 compared to $62.1 million for the year ended December 31, 2017. Non-interest expense increased as a result of our asset growth and our continued investment in people, places and technology to support the growth of the Company.

•	Our efficiency ratio was 73.64% for the year ended December 31, 2018 compared to 79.10% for the year ended December 31, 2017.

Credit Quality

•	Nonperforming assets to total assets was 0.43% as of December 31, 2018 compared to 0.18% for the year ended December 31, 2017. The ratios are primarily attributable to our energy loan portfolio. Management believes the allowance for loan losses is adequate to support the nonperforming loans.
•	Net charge-offs to average loans were 0.07% for the year ended December 31, 2018, compared to 0.44% for the year ended December 31, 2017. In 2017, the Bank experienced one significant commercial and industrial loan charge-off of approximately $5.2 million, representing 0.34% of average loans.

Discussion and Analysis of Results of Operations

Three Months Ended March 31, 2019 vs. Three Months Ended March 31, 2018

Net Interest Income and Net Interest Margin

The following table presents, for the periods indicated, average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid.

	For the Three Months Ended March 31,
	2019			2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$322,630	$2,573	3.23%	$206,791	$1,567	3.07%
Securities - tax-exempt(1)	368,291	3,551	3.91	499,225	4,799	3.90
Federal funds sold	24,756	159	2.61	3,227	12	1.59
Interest-bearing deposits in other banks	121,945	647	2.15	175,977	642	1.48
Gross loans, net of unearned income(2)(3)	3,176,346	45,003	5.75	2,065,497	25,944	5.09
Total interest-earning assets(1)	4,013,968	51,933	5.25	2,950,717	32,964	4.53
Allowance for loan losses	(39,340)			(27,625)
Other non-interest-earning assets	193,615			148,362
Total assets	$4,168,243			$3,071,454
Interest-bearing liabilities
Transaction deposits	$104,008	$276	1.08%	$50,000	$34	0.27%
Savings and money market deposits	1,543,925	8,818	2.32	1,273,739	4,104	1.31
Time deposits	1,164,613	6,827	2.38	794,316	3,292	1.68
Total interest-bearing deposits	2,812,546	15,921	2.30	2,118,055	7,430	1.42
FHLB and short-term borrowings	383,114	1,753	1.86	360,214	1,534	1.73
Trust preferred securities, net of fair value adjustments	885	38	17.41	851	30	14.39
Demand deposits	477,236			302,974
Cost of funds	3,673,781	17,712	1.96	2,782,094	8,994	1.31
Other liabilities	18,289			7,656
Stockholders’ equity	476,173			281,704
Total liabilities and stockholders’ equity	$4,168,243			$3,071,454

Net interest income(1)		$34,221			$23,970
Net interest spread(1)			3.29%			3.22%
Net interest margin(1)			3.46%			3.29%
(1)	Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental rate used is 21.0%.

(2)	Loans, net of unearned income includes nonaccrual loans of $13.0 million and $17.9 million as of March 31, 2019 and 2018, respectively.
(3)	Loan interest income includes loans fees of $2.1 million and $1.4 million for the three months ended March 31, 2019 and 2018, respectively.

Changes in interest income and interest expense result from changes in average balances (volume) of interest earning assets and interest bearing liabilities, as well as, changes in average interest rates. The following table sets forth the effects of changing rates and volumes on our net interest income during the period shown. Information is provided with respect to (i) changes in volume (change in volume times old rate), (ii) changes in rates (change in rate times old volume) and (iii) changes in rate/volume (change in rate times the change in volume).

	Changes in Interest Income and Interest Expense For the Three Months Ended March 31, 2019 over 2018
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$730	$276	$1,006
Securities - tax-exempt(1)	(1,297)	49	(1,248)
Federal funds sold	106	41	147
Interest-bearing deposits in other banks	(337)	342	5
Gross loans, net of unearned income	9,637	9,422	19,059
Total interest income(1)	8,839	10,130	18,969
Interest Expense
Transaction deposits	20	222	242
Savings and money market deposits	299	4,415	4,714
Time deposits	764	2,771	3,535
Total interest-bearing deposits	1,083	7,408	8,491
FHLB and short-term borrowings	38	181	219
Trust preferred securities, net of fair value adjustments	—	8	8
Total interest expense	1,121	7,597	8,718
Net interest income(1)	$7,718	$2,533	$10,251
(1)	Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental rate used is 21.0%.
(2)	The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

Tax equivalent net interest income was $34.2 million for the three months ended March 31, 2019, an increase of $10.3 million or 42.8% from the three months ended March 31, 2018. The increase was driven by a 17 basis point improvement in the tax equivalent net interest margin, as well as a $1.1 billion increase in average earning assets.

Tax equivalent interest income increased $19.0 million or 57.5% for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The increase was primarily attributable to $1.1 billion in average loan growth between March 31, 2018 and March 31, 2019 that resulted in $9.6 million in additional interest income. Interest income also improved because of increases in interest rates. The yield on loans increased 66 basis points, driven by three rate increases made by the Federal Open Market Committee between March 31, 2018 and March 31, 2019 and our mixture of variable and fixed rate loans. The yield on taxable securities increased by 16 basis points driven by the purchase of higher yielding securities, while the yield on tax-exempt securities remained flat, increasing one basis point as the Company moved funds to higher yielding assets.

For the three-month period ended March 31, 2019, interest expense increased $8.7 million or 96.9% from the same period in 2018. $1.1 million of the interest expense increase was the result of a $694.5 million increase in average interest bearing deposits in order to support our loan growth. Average FHLB and short-term borrowings, which includes FHLB borrowings, repurchase agreements, fed funds purchased, and a line of credit, increased $22.9 million, which resulted in an additional $37.8 thousand of interest expense. Interest expense increased $7.6 million as a result of the rising interest rate environment and competition within our markets. Our average savings and money market deposit rate increased 101 basis points to 2.32% at March 31, 2019 and our average time deposit rate increased 70 basis points to 2.38% at March 31, 2019.

Provision for Loan Losses

The provision for loan losses is a charge to earnings to maintain the allowance for loan and lease losses at a level that reflects management’s assessment of the collectability of the loan portfolio. Loan losses are charged against the allowance when management believes the loan balance is not collectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a quarterly basis by management and is based upon management’s periodic review of its ability to collect the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. This has the effect of creating variability in the amount and frequency of charges to our earnings.

The provision for loan losses for the three months ended March 31, 2019 was $2.9 million, a decrease of $150.0 thousand or 5.0% from the same period in 2018. The allowance for loan losses as of March 31, 2019 was $40.0 million compared to $27.8 million as of March 31, 2018. The increase of $12.2 million or 43.9% was primarily due to growth in our loan portfolio. The allowance for loan losses as a percentage of loans was 1.22% at March 31, 2019 compared to 1.30% at March 31, 2018.

Non-interest Income

Non-interest income for the three months ended March 31, 2019 was $1.6 million compared to $2.0 million for the same period in 2018, a decrease of $328.0 thousand or 16.6%. The following table sets forth the major components of our non-interest income for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended March 31,		Increase (Decrease)	Increase (Decrease)
	2019	2018
	(Dollar in thousands)
Non-interest income:
Service charges and fees on customer accounts	$158	$388	$(230)	(59.3)%
Income from bank-owned life insurance	467	492	(25)	(5.1)
Gain on sale of loans	79	158	(79)	(50.0)
Gain on sale of available-for-sale securities	53	331	(278)	(84.0)
Swap fee income, net	377	47	330	702.1
Other non-interest income	511	557	(46)	(8.3)
Total non-interest income	$1,645	$1,973	$(328)	(16.6)%

Service charges and fees on customer accounts decreased $230.0 thousand from the three months ended March 31, 2018 to March 31, 2019. The primary reason for the decline was the Company’s rebate program that attracts additional funding for the Bank.

Gains on sales of available-for-sale securities decreased $278.2 thousand from the prior year period. The sale of securities in 2018 was a strategic decision by management to capitalize on attractive market conditions, reduce the concentration in tax-free municipal securities, and redeploy the proceeds into higher yielding loans.

During 2018, the Company started executing interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that the Company executes with a counter-party, such that the Company minimizes its net risk exposure resulting from such transactions. As a part of this strategy, the Company receives a swap fee that is immediately recorded to income; a portion of this fee is then paid back to the third-party broker. In addition, the Company records changes to the value of our swaps based on underlying interest rates and credit valuation adjustments. The Company executed several large swap agreements during the three months ended March 31, 2019. As a result of the interest rate swaps, swap fee income increased $330.2 thousand year-over-year.

Other non-interest income decreased $45.9 thousand from the same period in the prior year due to a $116.6 thousand decline in international fees due to a reduction in the number and size of these transactions, partially offset by a $43.6 thousand increase in credit card income as a result of the expansion of our credit card program.

Non-interest Expense

Non-interest expense for the three months ended March 31, 2019 was $22.6 million compared to $20.2 million for the same period in 2018, an increase of $2.5 million or 12.3%. The following table sets forth the major components of our non-interest expense for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended March 31,		Increase (Decrease)	Increase (Decrease)
	2019	2018
	(Dollars in thousands)
Non-interest expense:
Salary and employee benefits	$14,590	$12,943	$1,647	12.7%
Occupancy	2,159	2,024	135	6.7
Professional fees	782	738	44	6.0
Deposit insurance premiums	837	743	94	12.7
Data processing	594	435	159	36.6
Advertising	713	756	(43)	(5.7)
Software and communication	679	720	(41)	(5.7)
Depreciation and amortization	473	386	87	22.5
Other non-interest expense	1,804	1,413	391	27.7
Total non-interest expense	$22,631	$20,158	$2,473	12.3%

Quarter-to-date salary and employee benefits increased $1.6 million or 12.7% from the same period in the prior year. The increase was driven by adding approximately 40 employees between March 31, 2018 and 2019 to support our growth strategy.

Quarter-to-date occupancy costs increased $134.9 thousand or 6.7% from the same period in the prior year. The increase is primarily attributable to our expansions into Dallas, Texas; Kansas City, Missouri; and our corporate headquarters in Leawood, Kansas.

Deposit insurance premiums increased $94.4 thousand or 12.7% from the prior year period. The FDIC uses a risk-based premium system to calculate the quarterly fee. Between March 31, 2018 and 2019, our rate was impacted by our strong asset growth and changes to our loan mix.

Data processing costs increased $158.5 thousand or 36.6% from the prior year period. Data processing includes our core system provided by a third-party, as well as other operational support systems, including newly added support computer systems. As our customer base, transaction volume and asset size has grown, the data processing costs have increased.

Depreciation and amortization, excluding expense within the occupancy category, increased $87.0 thousand or 22.5% year-over-year. This category includes our core deposit intangible amortization, as well as, depreciation of automobiles and equipment. The increase is primarily attributable to increases in equipment to support operations in our newest market, Dallas, Texas, and our corporate headquarters in Leawood, Kansas.

Other non-interest expense increased $390.5 thousand or 27.7% from the prior year period. The increase is primarily attributable to a $262.2 thousand increase related to changes in the frequency of board fees from quarterly in 2018 to annually in the first quarter of 2019. Operational loan costs increased $125.6 thousand due to increased loan volumes and types of loans originated or renewed.

Income Taxes

We recorded income tax expense from continuing operations of $418.9 thousand for the three months ended March 31, 2019 compared to a $672.3 thousand income tax benefit for the same period in 2018.

Our tax benefit differs from the amount that would be calculated using the federal statutory tax rate, primarily from investments in tax advantaged assets, such as bank-owned life insurance and tax-exempt municipal securities. The $1.1 million increase between year-to-date March 31, 2018 and 2019 primarily relates to our $7.8 million increase in income before income taxes that was partially offset by a $1.4 million state tax credit recorded in the first quarter of 2019.

Year Ended December 31, 2018 vs. Year Ended December 31, 2017

Net Interest Income and Net Interest Margin

The following table presents, for the periods indicated, average balance sheet information, interest income, interest expense and the corresponding daily average yield earned and rates paid.

	For the Years Ended December 31,
	2018			2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$281,709	$8,952	3.18%	$202,323	$5,602	2.77%
Securities - tax-exempt(1)	459,231	17,856	3.89	488,828	20,978	4.29
Federal funds sold	16,377	339	2.07	263	3	1.03
Interest-bearing deposits in other banks	159,279	2,757	1.73	133,027	1,427	1.07
Gross loans, net of unearned income(2)(3)	2,435,424	130,075	5.34	1,538,926	75,245	4.89
Total interest-earning assets(1)	3,352,020	159,979	4.77	2,363,367	103,255	4.37
Allowance for loan losses	(30,921)			(26,069)
Other non-interest-earning assets	173,556			115,499
Total assets	$3,494,655			$2,452,797
Interest-bearing liabilities
Transaction deposits	$56,321	$175	0.31%	$45,030	$108	0.24%
Savings and money market deposits	1,410,727	23,405	1.66	1,007,568	9,934	0.99
Time deposits	835,595	15,792	1.89	610,333	8,634	1.41
Total interest-bearing deposits	2,302,643	39,372	1.71	1,662,931	18,676	1.12
Other borrowings	395,825	7,004	1.77	282,552	4,215	1.49
Trust preferred securities, net of fair value adjustments	864	136	15.69	832	107	12.89
Demand deposits	425,243	—	—	224,480	—	—
Cost of funds	3,124,575	46,512	1.49	2,170,795	22,998	1.06
Other liabilities	12,634			6,808
Stockholders’ equity	357,446			275,194
Total liabilities and stockholders’ equity	$3,494,655			$2,452,797

Net interest income(1)		$113,467			$80,257
Net interest spread(1)			3.28%			3.31%
Net interest margin(1)			3.39%			3.40%
(1)	Tax-exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental rate used is 21% in 2018 and 35% in 2017.
(2)	Gross loans, net of unearned income includes nonaccrual loans of $17.8 million and $5.4 million in 2018 and 2017, respectively.
(3)	Loan interest income includes loans fees of $7.2 million and $4.4 million in 2018 and 2017, respectively.

Changes in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as, changes in average interest rates. The following table sets forth the effects of changing rates and volumes on our net interest income during the period shown. Information is provided with respect to (i) changes in volume (change in volume times old rate), (ii) changes in rates (change in rate times old volume) and (iii) changes in rate/volume (change in rate times the change in volume).

	For the Year Ended
	December 31, 2018 over 2017
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$2,432	$918	$3,350
Securities - tax-exempt(1)	(1,229)	(1,893)	(3,122)
Federal funds sold	331	5	336
Interest-bearing deposits in other banks	323	1,007	1,330
Gross loans, net of unearned income	47,350	7,480	54,830
Total interest income(1)	49,207	7,517	56,724
Interest Expense
Transaction deposits	31	36	67
Savings and money market deposits	5,005	8,466	13,471
Time deposits	3,724	3,434	7,158
Total interest-bearing deposits	8,760	11,936	20,696
Other borrowings	1,899	890	2,789
Trust preferred securities, net of fair value adjustments	4	25	29
Total interest expense	10,663	12,851	23,514
Net interest income(1)	$38,544	$(5,334)	$33,210
(1)	Tax-exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental rate used is 21% in 2018 and 35% in 2017.
(2)	The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

Tax equivalent net interest income was $113.5 million for the year ended December 31, 2018, an increase of $33.2 million or 41.4% from the year ended December 31, 2017. Our net interest margin declined one basis point during the same period as improved yields on loans were offset by increases in deposit costs and a reduction in the tax equivalent yield on tax-exempt securities due to the reduction in the federal income tax rate.

Tax equivalent interest income increased $56.7 million or 54.9% for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase was primarily attributable to $896.5 million in average loan growth between December 31, 2017 and December 31, 2018 that resulted in $47.4 million in additional interest income. Interest income also improved as a result of increases in interest rates. The yield on loans improved by 45 basis points, driven by four rate increases made by the Federal Open Market Committee between December 31, 2017 and December 31, 2018 and by a change in our mixture of loans and securities. The tax-equivalent yield on tax-exempt securities was impacted by the federal income tax rate change that lowered the tax rate from a maximum of 35% to 21% between 2017 and 2018. The impact of the tax rate change was a decline in tax equivalent interest income of $2.1 million in 2018.

Interest expense increased $23.5 million or 102.2% for the year ended December 31, 2018 compared to the year ended December 31, 2017. $8.8 million of the interest expense increase was the result of a $639.7 million increase in average interest-bearing deposits. In order to support our loan growth, we also increased our average other borrowings by $113.3 million, which resulted in an additional $1.9 million of interest expense. $12.9 million of interest expense was the result of rate increases due to the rising interest rate environment and competition within our markets. Our average savings and money market deposit rate increased 67 basis points to 1.7% and our average time deposit rate increased 48 basis points to 1.9%.

Provision for Loan Losses

The provision for loan losses for the year ended December 31, 2018 was $13.5 million compared to $12.0 million for 2017, an increase of $1.5 million or 12.5%. The allowance as a percentage of loans was 1.23% at December 31, 2018 and 1.30% as of December 31, 2017.

Non-interest Income

The following table sets forth the major components of our non-interest income for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,		Increase (Decrease)	Increase (Decrease)
	2018	2017
	(Dollars in thousands)
Non-interest income:
Service charges and fees on client accounts	$444	$1,201	$(757)	(63.0)%
Income from bank-owned life insurance	1,969	1,452	517	35.6
Gain on sale of loans	827	827	—	—
Gain on sale of available-for-sale securities	538	406	132	32.5
Impairment of premises and equipment held for sale	(171)	(1,903)	1,732	(91.0)
Swap fee income	370	—	370	—
Other non-interest income	2,106	1,696	410	24.2
Total non-interest income	$6,083	$3,679	$2,404	65.3%

Service charges and fees on client accounts decreased $757.3 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017. The primary reason for the decline was the impact of a large account analysis credit reimbursement agreement introduced in 2018.

The $517.0 thousand increase in income from bank-owned life insurance was the result of an additional $25.0 million purchase of the underlying asset in the third quarter of 2017, representing a 69.0% increase to the underlying asset.

Gain on sale of loans remained flat between December 31, 2017 and December 31, 2018. We have a dedicated small business lending team that provides Small Business Administration-guaranteed (“SBA-guaranteed”) loans to eligible clients. Management strategically sells SBA-guaranteed portions of loans to investors when market conditions will provide a favorable return.

Gain on sale of available-for-sale securities increased $132.3 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017. The sale of securities in 2018 was a strategic decision by management to capitalize on attractive market conditions, reduce the concentration in tax-free municipal securities, and redeploy the proceeds into higher yielding loans.

During the year ended December 31, 2017, we relocated our services and support teams into a newly acquired headquarters building. As a result, we listed two support buildings for sale. An impairment charge of $1.9 million in 2017 was made after an evaluation of both buildings. During the year ended December 31, 2018, we sold one of the two held for sale buildings. The sale resulted in an additional $171.1 thousand in impairment costs. The impairment of premises and equipment held for sale improved by $1.7 million for the year ended December 31, 2018 compared to the year ended December 31, 2017 as a result of these events.

During 2018, we started executing interest rate swaps with commercial banking clients to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that we execute with a counter-party, such that we minimize our net risk exposure resulting from such transactions. As a part of this strategy, we receive a swap fee that is immediately recorded to income; a portion of this fee is then paid back to the third-party advisor. As a result of the interest rate swaps, non-interest income increased $369.9 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017.

Other non-interest income increased $410.4 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017. This category includes credit card fees, ATM fees and letter of credit fees among other revenue generating services. As a result of our continued expansion of our credit card program to current and new clients, we experienced a $434.4 thousand increase in other non-interest income, which was partially offset by decreases in other fees.

Non-interest Expense

The following table sets forth the major components of our non-interest expense for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,		Increase	Increase
	2018	2017
	(Dollars in thousands)
Non-interest expense:
Salary and employee benefits	$56,118	$39,461	$16,657	42.2%
Occupancy	8,214	5,803	2,411	41.5
Professional fees	3,320	3,060	260	8.5
Deposit insurance premiums	3,186	1,575	1,611	102.3
Data processing	1,995	1,441	554	38.4
Advertising	2,691	2,648	43	1.6
Software and communication	2,630	1,961	669	34.1
Depreciation and amortization	1,788	1,272	516	40.6
Other non-interest expense	5,813	4,868	945	19.4
Total non-interest expense	$85,755	$62,089	$23,666	38.1%

Salary and employee benefits increased $16.7 million or 42.2% to $56.1 million for the year ended December 31, 2018 from $39.5 million for the year ended December 31, 2017. $5.5 million of the increase related to the Chairman Emeritus Agreement with our former chief executive officer. The remaining increase is the result of adding approximately 50 full time equivalent employees during 2018 as part of our strategic growth strategy.

Occupancy increased $2.4 million or 41.5% to $8.2 million for the year ended December 31, 2018 from $5.8 million for the year ended December 31, 2017. In July 2017, we acquired a 130,000 square foot building in Leawood, Kansas for our corporate headquarters. An interim lease agreement was obtained to begin the buildout and relocation of current operational employees which added interim lease expense of $491.8 thousand during 2018. In addition, furniture, equipment, maintenance costs and improvements led to additional depreciation and occupancy expense for 2018 of $902.9 thousand. In May 2017, our Dallas operations moved into permanent space to support the expected expansion in Dallas and we received branch approval and leased space in Kansas City, Missouri to expand our footprint. The expense increase related to this expansion was $865.7 thousand and $146.4 thousand, respectively, for 2018.

Deposit insurance premiums expense increased $1.6 million or 102.3% to $3.2 million for the year ended December 31, 2018 from $1.6 million for the year ended December 31, 2017. The FDIC uses a risk-based premium system to calculate the quarterly fee. During 2018 our rate was impacted by our strong asset growth, changes to our loan mix, and a lower leverage ratio prior to our most recent capital raise.

Data processing costs increased $553.6 thousand or 38.4% to $2.0 million for the year ended December 31, 2018 from $1.4 million for the year ended December 31, 2017. Data processing includes our core system provided by a third-party, as well as other operational support systems, including newly added support computer systems. As our client base, transaction volume and asset size has grown, the data processing costs have increased.

Software and communication expense increased $668.9 thousand or 34.1% to $2.6 million for the year ended December 31, 2018 from $2.0 million for the year ended December 31, 2017. We invested significant resources over the past year to improve the client experience, as well as increase efficiency by using technology. Our technology resources now cover beginning-to-end loan originations, as well as detailed reporting statements to analyze our performance.

Depreciation and amortization, excluding expense within the occupancy category, increased $516.0 thousand or 40.6% to $1.8 million for the year ended December 31, 2018 from $1.3 million for the year ended December 31, 2017. This category includes our core deposit intangible amortization, as well as depreciation of automobiles and equipment. The increase is primarily attributable to increases in equipment to support operations in our Dallas, Texas market, as well as at our recently acquired corporate headquarters.

Other non-interest expense increased $944.5 thousand or 19.4% to $5.8 million for the year ended December 31, 2018 from $4.9 million for the year ended December 31, 2017. The increase is primarily attributable to credit card service fees, loan preparation and service costs, and ATM costs, which is the result of our loan and deposit growth, as well as the number of transactions made by our clients.

Income Taxes

We recorded a tax benefit from continuing operations of $2.4 million for the year ended December 31, 2018 compared to $1.4 million in 2017.

Our tax benefit differs from the amount that would be calculated using the federal statutory tax rate, primarily from investments in tax advantaged assets, such as bank-owned life insurance and tax-exempt municipal securities. The $1.0 million increase in the year ended December 31, 2018 compared to the year ended December 31, 2017 is attributable to a $3.1 million state tax credit offset by a $12.8 million increase in our income before taxes and a $29.6 million reduction in average tax-exempt municipal securities.

Discussion and Analysis of Financial Condition

Overview

The following table summarizes select components of our balance sheet as of March 31, 2019 and December 31, 2018, 2017 and 2016:

	As of
	March 31,	December 31,
	2019	2018	2017	2016
	(Dollars in thousands)
Total assets	$4,266,369	$4,107,215	$2,961,118	$2,133,106
Available-for-sale securities - taxable	336,089	296,133	179,851	181,496
Available-for-sale securities - tax-exempt	371,341	367,545	523,730	411,516
Gross loans, net of unearned income	3,277,598	3,060,747	1,996,029	1,296,886
Total deposits	3,399,899	3,208,097	2,303,364	1,694,301
Federal Home Loan Bank (FHLB) borrowings(1)	312,926	312,985	319,215	185,433
Short-term borrowings	55,671	75,406	38,622	31,276
Total stockholders’ equity	480,514	490,336	287,147	214,837
(1)	Includes FHLB advances and FHLB line of credit.

Total assets were $4.3 billion at March 31, 2019, an increase of $159.2 million or 3.9% from December 31, 2018. Asset growth was primarily attributable to a $216.9 million or 7.1% increase in our loan portfolio between December 31, 2018 and March 31, 2019. Our available-for-sale securities portfolio increased $43.8 million or 6.6% to $707.4 million at March 31, 2019 due to the purchase of mortgage-backed securities for liquidity purposes. Deposits totaled $3.4 billion at March 31, 2019, an increase of $191.8 million or 6.0% from December 31, 2018. Deposit growth was primarily attributable to a $272.1 million or 27.0% increase in time deposits partially offset by an $84.4 million or 4.9% decrease in transaction, savings and money market accounts. Stockholders' equity decreased $9.8 million or 2.0% between December 31, 2018 and March 31, 2019 primarily due to the redemption of the Series A Preferred Shares, partially offset by the Company’s net income during the period and an increase in accumulated other comprehensive income.

Total assets were $4.1 billion at December 31, 2018, an increase of $1.1 billion or 38.7% from December 31, 2017. Asset growth was primarily attributable to a $1.1 billion or 53.3% increase in our loan portfolio between December 31, 2017 and December 31, 2018. Our available-for-sale securities portfolio declined $39.9 million or 5.7% to $663.7 million at December 31, 2018 due to maturities, principal payments and strategic sales. Deposits totaled $3.2 billion at December 31, 2018, an increase of $904.7 million or 39.3% from December 31, 2017. Deposit growth was primarily attributable to a $453.3 million or 35.9% increase in transaction, savings and money market accounts and a $258.1 million or 34.3% increase in time deposits. FHLB advances and other borrowings are used to supplement deposit growth and increased $30.6 million or 8.5% between December 31, 2017 and December 31, 2018. Other borrowings primarily consist of overnight client repurchase agreements. Stockholders’ equity increased $203.2 million or 70.8% between December 31, 2017 and December 31, 2018 primarily due to our issuance and sale of capital stock during 2018.

Total assets were $3.0 billion at December 31, 2017 an increase of $828.0 million or 38.8% from fiscal year end 2016. Asset growth was primarily attributable to a $699.1 million or 53.9% increase in our loan portfolio, as well as a $110.6 million or 18.6% increase in our available-for-sale securities portfolio. The securities portfolio’s growth was primarily attributable to the purchase of additional tax-exempt securities, which are used to lower our effective tax rate. December 31, 2017 deposits totaled $2.3 billion, an increase of $609.1 million or 35.9% from December 31, 2016. Deposit growth was primarily attributable to money market accounts and time deposits, including a $104.4 million or 77.3% increase in brokered deposits. Stockholders’ equity increased $72.3 million or 33.7% from the prior year primarily due to our issuance and sale of capital stock during 2017.

Investment Portfolio

Our investment portfolio is governed by our investment policy that sets our objectives, limits, and liquidity requirements among other items. The investment strategy is generally updated annually in coordination with our investment advisor. The portfolio is maintained to serve as a contingent, on-balance sheet source of liquidity. The objective of our investment portfolio is to optimize earnings, manage credit risk, ensure adequate liquidity, manage interest rate risk, meet pledging requirements, and meet regulatory capital requirements. Our investment portfolio is generally comprised of government sponsored entity securities and U.S. state and political subdivision securities; limits are set on all types of securities.

At the date of purchase, all debt and equity securities are classified as available-for-sale securities. Since interest rates move in cycles, having an available-for-sale portfolio allows management to (i) protect against additional unrealized market valuation losses, (ii) provide more liquidity as rates rise, which often coincides with increasing loan demand and slower deposit growth and (iii) generate more money to reinvest when rates are higher giving the institution an opportunity to lock in higher yields. In the event the available-for-sale portfolio becomes too large given the constraints set in the policy, investments may be classified as held-to-maturity. Held-to-maturity classification will only be used if we have the intent and ability to hold the investment to its maturity.

Our available-for-sale debt securities portfolio is measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income or loss until realized. Interest earned on securities is included in total interest income.

On January 1, 2019, the Company adopted ASU 2016-01 that included changes to financial disclosures and required changes in the fair value of equity securities to be recognized in net income. Prior to adoption, unrealized gains and losses, net of tax, were reported in accumulated other comprehensive income or loss until realized.

Available-for-sale investments totaled $707.4 million at March 31, 2019, $663.7 million at December 31, 2018, $703.6 million at December 31, 2017 and $593.0 million at December 31, 2016. During the quarter ended March 31, 2019, our available-for-sale holdings increased $43.8 million or 6.6% due to purchases of mortgage-backed securities which complements our current liquidity strategy.

Prior to fiscal year 2018, we purchased securities of states of the U.S. and political subdivisions as part of our corporate tax and liquidity strategies. As a result, our holdings of these types of securities increased $107.9 million during 2017 and $132.6 million in 2016.

The following table presents the fair value of our investment portfolio as of the dates included:

	March 31, 2019		December 31, 2018		December 31, 2017		December 31, 2016
	Fair Value	% of Total	Fair Value	% of Total	Fair Value	% of Total	Fair Value	% of Total
	(Dollars in thousands)
Available for sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$153,647	21.7%	$129,287	19.5%	$69,895	9.9%	$90,830	15.3%
U.S. Government sponsored entities collateralized mortgage obligations	168,148	23.8	152,626	23.0	94,282	13.4	70,523	11.9
States of the U.S. and political subdivisions	381,895	54.0	378,058	57.0	533,351	75.8	425,496	71.8
Corporate bonds	1,652	0.2	1,657	0.2	4,006	0.6	4,159	0.7
Total available-for-sale debt securities	705,342	99.7	661,628	99.7	701,534	99.7	591,008	99.7
Available-for-sale equity securities:
Mutual funds	2,088	0.3	2,050	0.3	2,047	0.3	2,004	0.3
Total available-for-sale equity securities	2,088	0.3	2,050	0.3	2,047	0.3	2,004	0.3
Total available-for-sale securities	$707,430	100.0%	$663,678	100.0%	$703,581	100.0%	$593,012	100.0%

At March 31, 2019 and December 31, 2018, 2017 and 2016, we did not own any one issuer (other than the U.S. Government and its agencies or sponsored entities) for which aggregate adjusted cost exceeded 10 percent of the consolidated stockholders’ equity at the reporting dates noted.

Securities of states of U.S. and political subdivisions include bonds issued by the fifty states of the United States and the District of Columbia and their counties, municipalities, school districts, irrigation districts, and draining and sewer securities; also called municipal bonds. These bonds include: (i) general obligation bonds, which are securities where the principal and interest will be paid from the general tax revenue of the state or political subdivision and (ii) revenue bonds, which are securities where the principal and interest is paid solely from the revenues derived from the projects financed by such securities rather than from the state or political subdivision’s general tax revenues. Most municipal bonds allow for call dates earlier than the maturity date. As a result, the stated maturity of municipal bonds may not be a reliable indicator of their expected lives.

Mortgage-backed securities are bonds secured by home and other real estate loans. They are created when a number of these loans, usually with similar characteristics, are pooled together. Pools are sold to a federal government agency like the Government National Mortgage Association (“Ginnie Mae”) or a government sponsored-enterprise (“GSE”) such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation or to a securities firm to use as the collateral for the mortgage-backed security.

The majority of mortgage-backed securities are guaranteed by an agency of the U.S. government such as Ginnie Mae or by GSEs. Most mortgage-backed securities receive monthly interest payments, scheduled principal payments, and prepayments that reduce the balance of the security. As a result, the stated maturity of mortgage-backed securities is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time.

Premiums paid for mortgage-backed securities are amortized over the earliest callable date, while discounts are accreted over the expected life of the security. The premium and discount may be impacted by prepayments. As such, mortgage-backed securities which are purchased at a premium will generally produce decreasing net yields as interest rates drop because home owners tend to refinance their mortgages resulting in prepayments and an acceleration of premium amortization. Securities purchased at a discount will reflect higher net yields in a decreasing interest rate environment as prepayments result in an acceleration of discount accretion.

The following tables present the fair value of our investment portfolio by their stated maturities, as well as the weighted average yields for each maturity range at March 31, 2019 and December 31, 2018 and 2017. Expected maturities may differ from stated maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Certain securities, primarily mortgage-backed securities and collateralized mortgage obligations, do not have a single maturity date as reflected below.

	March 31, 2019
	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Total
	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield
	(Dollars in thousands)
Available-for-sale debt securities:
States of the U.S. and political subdivisions	$55	6.06%	$3,368	3.64%	$34,016	3.72%	$344,456	3.11%	$381,895	3.17%
Corporate bonds	—	—	—	—	1,652	5.41	—	—	1,652	5.41
U.S. Government sponsored entities mortgage-backed securities	—	—	—	—	—	—	—	—	153,647	2.99
U.S. Government sponsored entities collateralized mortgage obligations	—	—	—	—	—	—	—	—	168,148	2.86
Total available-for-sale debt securities	55	6.06	3,368	3.64	35,668	3.80	344,456	3.11	705,342	3.06
Available-for-sale equity securities:
Mutual funds	—	—	—	—	—	—	—	—	2,088	2.40
Total available-for-sale equity securities	—	—	—	—	—	—	—	—	2,088	2.40
Total available-for-sale securities	$55	6.06%	$3,368	3.64%	$35,668	3.80%	$344,456	3.11%	$707,430	3.06%
	December 31, 2018
	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Total
	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield
	(Dollars in thousands)
Available-for-sale debt securities:
States of the U.S. and political subdivisions	$55	6.34%	$3,065	3.64%	$30,773	3.81%	$344,165	3.18%	$378,058	3.23%
Corporate bonds	—	—	—	—	1,470	5.50	187	5.08	1,657	5.45
U.S. Government sponsored entities mortgage-backed securities	—	—	—	—	—	—	—	—	129,287	2.90
U.S. Government sponsored entities collateralized mortgage obligations	—	—	—	—	—	—	—	—	152,626	2.95
Total available-for-sale debt securities	55	6.34	3,065	3.64	32,243	3.89	$344,352	3.18	661,628	3.11
Available-for-sale equity securities:
Mutual funds	—	—	—	—	—	—	—	—	2,050	2.31
Total available-for-sale equity securities	—	—	—	—	—	—	—	—	2,050	2.31
Total available-for-sale securities	$55	6.34%	$3,065	3.64%	$32,243	3.89%	$344,352	3.18%	$663,678	3.11%

	December 31, 2017
	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Total
	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield
	(Dollars in thousands)
Available-for-sale debt securities:
States of the U.S. and political subdivisions	$708	2.06%	$4,915	3.15%	$64,524	3.56%	$463,204	3.16%	$533,351	3.21%
Corporate bonds	—	—	265	6.20	3,550	4.23	191	5.08	4,006	4.40
U.S. Government sponsored entities mortgage-backed securities	—	—	—	—	—	—	—	—	69,895	2.45
U.S. Government sponsored entities collateralized mortgage obligations	—	—	—	—	—	—	—	—	94,282	2.48
Total available-for-sale debt securities	708	2.06	5,180	3.31	68,074	3.60	463,395	3.16	701,534	3.04
Available-for-sale equity securities:
Mutual funds	—	—	—	—	—	—	—	—	2,047	2.15
Total available-for-sale equity securities	—	—	—	—	—	—	—	—	2,047	2.15
Total available-for-sale securities	$708	2.06%	$5,180	3.31%	$68,074	3.60%	$463,395	3.16%	$703,581	3.04%

The fair market value of our securities portfolio primarily decreases as interest rates increase and increases as interest rates decrease. The difference between amortized cost and fair value is called the unrealized gain or loss, which flows through accumulated other comprehensive income for debt securities. Prior to January 1, 2019, available-for-sale equity securities unrealized gains and losses flowed through accumulated other comprehensive income. On January 1, 2019, the Company adopted ASU 2016-01. A net unrealized loss, net of tax, of $68.7 thousand had been recognized in accumulated other comprehensive income as of December 31, 2018. On January 1, 2019, the unrealized loss was reclassified out of accumulated other comprehensive income and into retained earnings with subsequent changes in fair value being recognized in other non-interest income. Net gains recognized for the three months ended March 31, 2019 was $25.9 thousand. The following tables present the amortized cost and fair value of our securities as of the dates indicated:

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$153,741	$883	$977	$153,647
U.S. Government sponsored entities collateralized mortgage obligations	168,388	753	993	168,148
States of the U.S. and political	373,205	9,518	828	381,895
Corporate bonds	1,590	69	7	1,652
Total available-for-sale debt securities	696,924	11,223	2,805	705,342
Available-for-sale equity securities:
Mutual funds	2,153	—	65	2,088
Total available-for-sale equity securities	2,153	—	65	2,088
Total available-for-sale securities	$699,077	$11,223	$2,870	$707,430

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$131,215	$162	$2,090	$129,287
U.S. Government sponsored entities collateralized mortgage obligations	154,110	287	1,771	152,626
States of the U.S. and political	378,595	3,908	4,445	378,058
Corporate bonds	1,613	70	26	1,657
Total available-for-sale debt securities	665,533	4,427	8,332	661,628
Available-for-sale equity securities:
Mutual funds	2,141	—	91	2,050
Total available-for-sale equity securities	2,141	—	91	2,050
Total available-for-sale securities	$667,674	$4,427	$8,423	$663,678
	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$70,681	$15	$801	$69,895
U.S. Government sponsored entities collateralized mortgage obligations	95,478	94	1,290	94,282
States of the U.S. and political	522,131	12,961	1,741	533,351
Corporate bonds	3,900	106	—	4,006
Total available-for-sale debt securities	692,190	13,176	3,832	701,534
Available-for-sale equity securities:
Mutual funds	2,094	—	47	2,047
Total available-for-sale equity securities	2,094	—	47	2,047
Total available-for-sale securities	$694,284	$13,176	$3,879	$703,581
	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$91,987	$2	$1,159	$90,830
U.S. Government sponsored entities collateralized mortgage obligations	70,534	480	491	70,523
States of the U.S. and political	431,176	3,733	9,413	425,496
Corporate bonds	4,097	62	—	4,159
Total available-for-sale debt securities	597,794	4,277	11,063	591,008
Available-for-sale equity securities:
Mutual funds	2,051	—	47	2,004
Total available-for-sale equity securities	2,051	—	47	2,004
Total available-for-sale securities	$599,845	$4,277	$11,110	$593,012

Restricted Equity Securities

The Company had $14.5 million, $14.5 million, $14.7 million and $8.6 million of restricted equity securities as of March 31, 2019 and December 31, 2018, 2017 and 2016, respectively. Restricted equity securities are primarily made up of FHLB stock. The FHLB requires members to maintain a certain minimum amount of Class A and Class B common stock depending on borrowings with the FHLB. The FHLB may declare and pay non-cumulative dividends in either cash or Class B common stock. Total income earned from restricted equity securities was $253.0 thousand, $979.9 thousand, $676.3 thousand and $364.9 thousand representing a yield of 7.2%, 6.7%, 6.2% and 5.5% for the quarter ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016, respectively.

Loan Portfolio

Loans represent our largest portion of earning assets and typically provide higher yields than other assets. The quality and diversification of the loan portfolio is an important consideration when reviewing our financial condition. We established an internal loan policy that outlines a standard lending philosophy and provides consistent direction to achieve goals and objectives, which include maximizing earnings over the short and long term by managing risks through the policy. Internal concentration limits exist on all loans, including commercial real estate, energy, and land development. We established strong underwriting practices and procedures to assess our borrowers, including review of debt service, collateral value, and evaluation of guarantors. Ongoing third-party reviews are performed on our loan portfolio to monitor the health of our borrowers. Appropriate actions are taken when a borrower is no longer able to service its debt.

Our loan portfolio consists of various types of loans, primarily made up of commercial and industrial and commercial real estate loans. Commercial and industrial loans are generally paid back through normal business operations. Commercial real estate loans, which include both construction and limited term financing are typically paid back through normal income from operations, the sale of the underlying property or refinancing by other institutional sources. Most of our loans are made to borrowers within the states we operate, which include Kansas, Missouri, Oklahoma and Texas. In addition, we occasionally invest in syndicated shared national credits and participations.

As of March 31, 2019 and December 31, 2018, 2017, and 2016, our gross loans were $3.3 billion, $3.1 billion, $2.0 billion and $1.3 billion, respectively. The following table presents the balance and associated percentage of each major product type within our portfolio as of the dates indicated:

	March 31,		December 31,
	2019		2018		2017		2016		2015		2014
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
	(Dollars in thousands)
Commercial and industrial	$1,163,315	35.4%	$1,134,414	37.0%	$771,208	38.5%	$420,227	32.3%	$343,683	34.5%	$259,694	33.0%
Energy	376,059	11.4	358,283	11.7	242,655	12.1	168,546	13.0	137,492	13.8	73,885	9.4
Commercial real estate	947,694	28.8	846,561	27.6	535,503	26.7	396,203	30.5	306,911	30.9	234,290	29.8
Construction and land development	426,647	13.0	440,032	14.3	255,362	12.8	138,165	10.6	101,428	10.2	113,957	14.5
Residential real estate	330,588	10.1	246,275	8.0	163,531	8.2	97,802	7.5	47,259	4.8	55,371	7.1
Mortgage warehouse	—	—	—	—	—	—	58,504	4.5	42,006	4.2	38,840	4.9
Equity lines of credit	20,293	0.6	20,286	0.6	17,461	0.9	10,637	0.8	6,872	0.7	5,132	0.6
Consumer installment	22,023	0.7	23,528	0.8	16,325	0.8	9,613	0.8	8,863	0.9	5,268	0.7
Gross loans	3,286,619		3,069,379		2,002,045		1,299,697		994,514		786,437
Less: unearned income	9,021		8,632		6,016		2,811		1,788		1,244
Gross loans (net of unearned income)	$3,277,598	100.0%	$3,060,747	100.0%	$1,996,029	100.0%	$1,296,886	100.0%	$992,726	100.0%	$785,193	100.0%

From December 31, 2018 to March 31, 2019, total loans increased $216.9 million or 7.1%. Commercial and industrial loans increased $28.9 million or 2.5% as of March 31, 2019 compared to December 31, 2018. Total real estate loans increased $172.1 million or 11.2% and included a $101.1 million increase in commercial real estate loans and an $84.3 million increase in residential real estate loans. Energy loans increased $17.8 million or 5.0% during the same three-month period.

From December 31, 2017 to December 31, 2018, total loans increased $1.1 billion or 53.3%. Commercial and industrial loans increased $363.2 million or 47.1% as of December 31, 2018 compared to December 31, 2017. Total real estate loans increased $578.5 million or 60.6% and included a $311.1 million increase in commercial real estate loans and a $184.7 million increase in construction and land development loans. $250.9 million of the commercial real estate growth is attributable to our Dallas branch. Energy loans increased $115.6 million or 47.7% during the same time period. Our energy portfolio is primarily made up of upstream, exploration and production of oil and gas loans.

Gross loans, net of unearned income, at December 31, 2017 increased $699.1 million from December 31, 2016. Commercial and industrial loans increased $351.0 million or 83.5%. Total real estate loans increased $322.2 million or 51.0%, which included a $139.3 million increase in commercial real estate loans and a $117.2 million increase in construction and land development loans. The energy portfolio increased $74.1 million or 44.0%. Increases were offset by a $58.5 million decline in mortgage warehouse lines, which was the result of a strategic management decision to discontinue these participations.

Gross loans, net of unearned income, at December 31, 2016 increased $304.2 million or 30.6% from December 31, 2015. Commercial and industrial loans grew $76.5 million or 22.3%. Energy loans increased $31.1 million or 22.6%. Total real estate loans increased $176.6 million or 38.8%, which included a $50.5 million or 106.9% increase in residential real estate and an $89.3 million increase in commercial real estate loans.

Year-over-year loan growth is facilitated by our experienced lending staff. We select lenders that have existing relationships and a strong emphasis on lending to professionals in small and medium companies located within our markets. As a result of this, we have been able to attract new clients from other financial institutions, build banking relationships, and grow each of our markets while keeping marketing costs low.

The following tables show the contractual maturities of our gross loans and sensitivity to interest rate changes as of the periods below:

	As of March 31, 2019
	Due in one year or less		Due after one year through five years		Due after five years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Commercial and industrial	$49,705	$280,562	$359,728	$401,994	$14,118	$57,208	$1,163,315
Energy	992	222,404	304	152,359	—	—	376,059
Commercial real estate	22,843	45,791	310,521	314,649	37,216	216,674	947,694
Construction and land development	6,386	62,114	32,687	255,896	21,004	48,560	426,647
Residential real estate	4,507	37,900	22,036	30,492	82,488	153,165	330,588
Mortgage warehouse	—	—	—	—	—	—	—
Equity lines of credit	—	170	—	375	—	19,748	20,293
Consumer installment	120	11,471	4,041	6,391	—	—	22,023
Gross loans	$84,553	$660,412	$729,317	$1,162,156	$154,826	$495,355	$3,286,619

	As of December 31, 2018
	Due in one year or less		Due after one year through five years		Due after five years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Commercial and industrial	$66,390	$266,033	$335,940	$395,610	$13,407	$57,034	$1,134,414
Energy	1,233	219,538	287	137,225	—	—	358,283
Commercial real estate	21,521	34,642	273,131	309,936	44,032	163,299	846,561
Construction and land development	6,321	98,276	41,812	201,098	24,632	67,893	440,032
Residential real estate	6,829	5,737	20,636	5,821	80,360	126,892	246,275
Mortgage warehouse	—	—	—	—	—	—	—
Equity lines of credit	—	101	—	721	—	19,464	20,286
Consumer installment	1,947	10,111	4,054	7,381	—	35	23,528
Gross loans	$104,241	$634,438	$675,860	$1,057,792	$162,431	$434,617	$3,069,379
	As of December 31, 2017
	Due in one year or less		Due after one year through five years		Due after five years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Commercial and industrial	$31,914	$178,926	$279,147	$224,013	$13,216	$43,992	$771,208
Energy	1,690	122,407	771	117,787	—	—	242,655
Commercial real estate	31,553	26,075	273,614	50,798	35,213	118,250	535,503
Construction and land development	6,530	25,031	30,240	130,887	15,036	47,638	255,362
Residential real estate	5,998	5,521	22,120	2,487	44,326	83,079	163,531
Mortgage warehouse	—	—	—	—	—	—	—
Equity lines of credit	—	716	—	2,065	—	14,680	17,461
Consumer installment	3,376	4,862	3,671	4,362	—	54	16,325
Gross loans	$81,061	$363,538	$609,563	$532,399	$107,791	$307,693	$2,002,045
	As of December 31, 2016
	Due in one year or less		Due after one year through five years		Due after five years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Commercial and industrial	$26,831	$85,866	$183,701	$97,667	$7,251	$18,911	$420,227
Energy	447	146,685	1,004	20,410	—	—	168,546
Commercial real estate	43,243	10,778	194,217	35,555	36,460	75,950	396,203
Construction and land development	6,004	26,096	25,889	41,867	3,490	34,819	138,165
Residential real estate	8,297	2,006	31,435	1,231	14,691	40,142	97,802
Mortgage warehouse	—	58,504	—	—	—	—	58,504
Equity lines of credit	—	400	—	2,691	—	7,546	10,637
Consumer installment	2,405	5,421	1,479	198	71	39	9,613
Gross loans	$87,227	$335,756	$437,725	$199,619	$61,963	$177,407	$1,299,697

Back-to-Back Swaps

During fiscal year 2018, we started offering our commercial banking clients the ability to execute interest rate swaps to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that we minimize the net risk exposure resulting from such transactions. Because the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the client derivatives and the offsetting derivatives are recognized directly in earnings. The following table shows the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheet as of the years presented:

	Fair Values of Derivative Instruments
			Asset Derivatives		Liability Derivatives
	Number of Transactions	Notional Amount	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
March 31, 2019
Interest rate products	28	$179,495	Other assets	$3,050	Other liabilities	$3,386
Total derivatives not designated as hedging instruments				$3,050		$3,386
December 31, 2018
Interest rate products	20	$77,709	Other assets	$1,051	Other liabilities	$1,136
Total derivatives not designated as hedging instruments				$1,051		$1,136
December 31, 2017
Interest rate products	0	$—	Other assets	$—	Other liabilities	$—
Total derivatives not designated as hedging instruments				$—		$—

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is an amount required to cover net loan charge-offs plus the amount which, in the opinion of the Bank’s management, is considered necessary to bring the balance in the allowance to, or maintain the balance in the allowance at, a level adequate to absorb expected loan losses in the existing loan portfolio. Management uses available information to analyze losses on loans; however, future additions to the allowance may be necessary based on changes in economic conditions, the size of the loan portfolio, or the composition of the portfolio.

To evaluate the adequacy of the allowance, management uses a loan grading system to determine the potential risk in loans. Loan grades are issued at origination of a loan and monitored throughout the loan’s life cycle. Loans are further segmented by loan type. Each segment is evaluated individually and adjusted for changes in historical trends that may impact the segment. Our analysis of trends include historical losses in the segment, management’s assessment of collateral value, economic conditions, lending policies and procedures, loan review process, management changes, delinquencies, non-accruals, portfolio trends, and portfolio concentrations.

The allowance was $40.0 million as of March 31, 2019, $37.8 million as of December 31, 2018, $26.1 million as of December 31, 2017, and $20.8 million as of December 31, 2016. The allowance increased $2.2 million between December 31, 2018 and March 31, 2019. The increase was primarily attributable to our loan growth, partially offset by a reduction in the energy portfolio’s qualitative factors primarily due to stabilized oil prices.

The allowance increased $11.7 million between December 31, 2017 and December 31, 2018 primarily due to our loan growth and included $13.5 million associated with the provision for loan losses, offset by $1.8 million in net charge-offs. $1.3 million of loans charged off in 2018 related to one energy credit. $439.2 thousand of loans recovered related to one commercial and industrial credit.

The allowance increased $5.3 million between December 31, 2016 and December 31, 2017. The increase was primarily attributable to our loan growth and included $12.0 million associated with the provision for loan losses, offset by $6.7 million in net charge-offs. $1.1 million of loans charged off in 2017 related to one energy credit and $5.2 million related to one commercial and industrial credit.

The following table provides an analysis of the activity in our allowance for the periods indicated:

	Analysis of the Allowance for Loan and Lease Losses For the Period Ended
	March 31,	December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$37,826	$26,091	$20,786	$15,526	$9,905	$6,088
Provision for loan losses	2,850	13,500	12,000	6,500	5,975	3,915
Charge-offs:
Commercial and industrial	(1,254)	(976)	(5,822)	(1,078)	—	(15)
Energy	—	(1,256)	(1,090)	—	—	—
Commercial real estate	—	—	—	—	(47)	—
Construction and land development	—	—	—	—	—	—
Residential real estate	—	—	—	(13)	(206)	(112)
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	—	(25)	—	—	(99)	—
Consumer installment	(10)	(46)	(108)	(177)	(13)	(18)
Total charge-offs	(1,264)	(2,303)	(7,020)	(1,268)	(365)	(145)
Recoveries:
Commercial and industrial	13	462	301	—	—	32
Energy	576	75	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Residential real estate	—	—	—	18	1	5
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	—	—	6	10	—	—
Consumer installment	—	1	18	—	10	10
Total recoveries	589	538	325	28	11	47
Net charge-offs	(675)	(1,765)	(6,695)	(1,240)	(354)	(98)
Balance at end of period	$40,001	$37,826	$26,091	$20,786	$15,526	$9,905

Ratio of net charge-offs during the period to average loans outstanding during the period(1)	0.09%	0.07%	0.44%	0.11%	0.04%	0.02%
(1)	Interim period annualized.

While no portion of our allowance for loan and lease losses is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following tables represent management’s allocation of our allowance to specific loan categories for the periods indicated:

	March 31,	December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)
Commercial and industrial	$20,506	$16,584	$11,378	$9,315	$7,959	$3,148
Energy	7,090	10,262	7,726	6,053	3,391	740
Commercial real estate	7,471	6,755	4,668	3,755	2,860	3,417
Construction and land development	2,585	2,475	1,200	661	599	1,413
Residential real estate	2,047	1,464	905	851	439	1,030
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	159	159	122	79	55	84
Consumer installment	143	127	92	72	223	73
Total allowance for loan and lease losses	$40,001	$37,826	$26,091	$20,786	$15,526	$9,905
	March 31,	December 31,
	2019	2018	2017	2016	2015	2014
Commercial and industrial	51.2%	43.8%	43.6%	44.8%	51.3%	31.8%
Energy	17.7	27.1	29.6	29.1	21.8	7.5
Commercial real estate	18.7	17.9	17.9	18.1	18.4	34.5
Construction and land development	6.5	6.5	4.6	3.2	3.9	14.3
Residential real estate	5.1	3.9	3.4	4.1	2.8	10.4
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	0.4	0.4	0.5	0.4	0.4	0.8
Consumer installment	0.4	0.4	0.4	0.3	1.4	0.7
Total allowance for loan and lease losses	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Nonperforming Assets

Loans

Nonperforming loans are loans for which we do not accrue interest income. The accrual of interest on mortgage, commercial, and other loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. A credit is considered well secured if it is secured by collateral in the form of liens or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt (including accrued interest) in full or is secured by the guaranty of a financially responsible party. A debt is in the process of collection if collection of the debt is proceeding in due course either through legal action, including enforcement procedures, or in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date, if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. When payments are received on non-accrual loans, payments are applied to principal unless there is a clear indication that the quality of the loan has improved to the point that it can be placed back on accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Impairment is measured on an individual loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral, if the loan is collateral dependent. Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

A troubled debt restructuring (“TDR”) is a restructuring in which the Bank, for economic reasons related to a borrower’s financial difficulties, grants a concession (either imposed by court order, law, or agreement between the borrower and the Bank) to the borrower that it would not otherwise consider. When the Bank grants a concession to a borrower as part of a restructured loan, the transaction is classified as a TDR. Concessions include (i) the reduction (absolute or contingent) of the stated interest rate, (ii) the extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk, (iii) the reduction (absolute or contingent) of the face amount or maturity amount of the debt as stated in the instrument or other agreement or (iv) the reduction (absolute or contingent) of accrued interest. A TDR may also exist if the borrower transfers to the Bank: (w) receivables for third parties, (x) real estate, (y) other assets or (z) an equity position in the borrower to fully or partially satisfy a loan or the issuance or other granting of an equity position to the Bank to fully or partially satisfy a debt unless the equity position is granted pursuant to existing terms for converting the debt into an equity position.

Once an obligation has been restructured because of such credit problems, it continues to be considered restructured until (i) the obligation is paid in full or (ii) the borrower is in compliance with its modified terms for at least 12 consecutive months, the loan has a market rate, and the borrower could obtain similar terms from another bank. When a loan undergoes a TDR, the determination of whether the loan would remain on accrual status depends on several factors including, (x) the loan was on accrual status prior to the restructuring, (y) the borrower demonstrated performance under the previous terms and (z) the bank’s credit evaluation shows the borrower’s capacity to continue to perform under the restructured terms.

Loans identified as TDRs are evaluated for impairment using the present value of the expected cash flows or the estimated fair value of the collateral, if the loan is collateral dependent. The fair value is determined, when possible, by an appraisal of the property less estimated costs related to liquidation of the collateral. The appraisal amount may also be adjusted for current market conditions. Adjustments to reflect the present value of the expected cash flows or the estimated fair value of collateral dependent loans are a component in determining an appropriate allowance, and as such, may result in increases or decreases to the provision for loan losses in current and future earnings.

Other real estate owned (“OREO”) consists of all real estate owned or controlled by the institution and its consolidated subsidiaries, acquired through foreclosure or through deed-in-lieu of foreclosure actions, even if the institution has not yet received title to the property and foreclosed real estate sold under contract and accounted for under the deposit method of accounting. OREO is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.

Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under TDRs that are not performing in accordance with their modified terms. Nonperforming assets consist of nonperforming loans plus OREO, repossessed assets, and impaired securities.

Securities

Nonperforming securities are securities for which we do not accrue interest income. The accrual of interest on securities is discontinued at the time the security does not pay its required interest payment. All interest accrued but not collected for securities placed on nonaccrual are reversed against interest income.

The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses the debt and equity securities impairment model.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an OTTI has occurred. For available-for-sale securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income.

The following table presents our nonperforming assets for the dates indicated:

	March 31,	December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)
Nonaccrual loans	$13,018	$17,818	$5,417	$4,215	$1,162	$3,095
Loans past due 90 days or more and still accruing	—	—	—	—	—	96
Total nonperforming loans	13,018	17,818	5,417	4,215	1,162	3,191
Foreclosed assets held for sale	2,471	—	—	61	21	129
Repossessed assets	—	—	—	—	—	—
Impaired securities	—	—	—	—	—	—
Total nonperforming assets	$15,489	$17,818	$5,417	$4,276	$1,183	$3,320
Allowance for loan and lease losses to period end loans	1.22%	1.23%	1.30%	1.60%	1.56%	1.26%
Allowance for loan and lease losses to period end nonperforming loans	307.27	212.30	481.68	493.14	1,336.38	310.43
Nonperforming loans to period end loans	0.40	0.58	0.27	0.33	0.12	0.41
Nonperforming assets to period end assets	0.36%	0.43%	0.18%	0.20%	0.08%	0.27%

During the three months ended March 31, 2019, $170.3 thousand of interest income was recognized related to the $13.0 million in nonaccrual loans above. If the loans had been current in accordance with their original terms and had been outstanding through the period or since inception, the gross interest income that would have been recorded for the three months ended March 31, 2019 would have been $302.6 thousand.

During the year ended December 31, 2018, $467.6 thousand of interest income was recognized related to the $17.8 million in nonaccrual loans above. If the loans had been current in accordance with their original terms and had been outstanding throughout the period or since inception, the gross interest income that would have been recorded for the year ended December 31, 2018 would have been $2.7 million.

The following tables present an aging analysis of loans as of the dates indicated:

	As of March 31, 2019
	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90+ days past due	Total past due loans	Current loans	Gross loans
	(Dollars in thousands)
Commercial and industrial	$1,140	$98	$2,588	$3,826	$1,159,489	$1,163,315
Energy	26,335	—	9,130	35,465	340,594	376,059
Commercial real estate	316	425	—	741	946,953	947,694
Construction and land development	—	—	—	—	426,647	426,647
Residential real estate	2,659	93	—	2,752	327,836	330,588
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	20,293	20,293
Consumer installment	—	—	—	—	22,023	22,023
Total	$30,450	$616	$11,718	$42,784	$3,243,835	$3,286,619
	As of December 31, 2018
	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90+ days past due	Total past due loans	Current loans	Gross loans
	(Dollars in thousands)
Commercial and industrial	$1,040	$—	$4,137	$5,177	$1,129,237	$1,134,414
Energy	1,994	—	9,218	11,212	347,071	358,283
Commercial real estate	—	425	2,253	2,678	843,883	846,561
Construction and land development	—	—	—	—	440,032	440,032
Residential real estate	28	194	—	222	246,053	246,275
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	20,286	20,286
Consumer installment	—	—	—	—	23,528	23,528
Total	$3,062	$619	$15,608	$19,289	$3,050,090	$3,069,379

	As of December 31, 2017
	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90+ days past due	Total past due loans	Current loans	Gross loans
	(Dollars in thousands)
Commercial and industrial	$194	$—	$—	$194	$771,014	$771,208
Energy	—	15,297	1,224	16,521	226,134	242,655
Commercial real estate	662	51	—	713	534,790	535,503
Construction and land development	—	—	—	—	255,362	255,362
Residential real estate	1,726	—	240	1,966	161,565	163,531
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	17,461	17,461
Consumer installment	—	—	—	—	16,325	16,325
Total	$2,582	$15,348	$1,464	$19,394	$1,982,651	$2,002,045
	As of December 31, 2016
	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90+ days past due	Total past due loans	Current loans	Gross loans
	(Dollars in thousands)
Commercial and industrial	$—	$—	$1,045	$1,045	$419,182	$420,227
Energy	4,464	—	—	4,464	164,082	168,546
Commercial real estate	69	—	—	69	396,134	396,203
Construction and land development	—	—	—	—	138,165	138,165
Residential real estate	183	—	125	308	97,494	97,802
Mortgage warehouse	—	—	—	—	58,504	58,504
Equity lines of credit	—	—	—	—	10,637	10,637
Consumer installment	—	—	—	—	9,613	9,613
Total	$4,716	$—	$1,170	$5,886	$1,293,811	$1,299,697

In addition to the past due and nonaccrual criteria, the Company evaluates loans according to its internal risk grading system. Loans are segregated between categories. The categories and definitions are described below:

Loan grades are numbered 1 through 8. Grades 1 through 3 are considered pass grades. The grade of 4 is considered satisfactory but on our “Watch” list. The grade of 5, (Special Mention), represents loans of lower quality and are considered criticized. The grades of 6, (Substandard) and 7, (Doubtful), refer to assets that are adversely classified. The Company attempts to apply and use these grades in a uniform manner.

Excellent (1) Credits in this category represent minimal loss exposure to the Company and the probability of a serious, rapid deterioration is extremely small. Loans graded as “1” are generally secured by certificates of deposit, savings accounts or U.S. Government securities.

Superior (2) Borrowers for credits in this category generally maintain a high degree of liquidity and sound financial condition. In addition, they generally reflect a long history of earnings, high-quality collateral and availability of alternative funding sources under all economic circumstances.

Good (3) Borrowers for credits in this category generally maintain good liquidity and financial condition. Debt is programmed and timely repayment is expected. Alternative funding sources are generally available through other financial institutions.

Watch (4) While credits in this category are currently protected, sales trends may be flat or declining, gross margins may be below average but operating profits appear to be satisfactory to meet debt service. Most ratios compare favorably with industry norms and Company policies.

Special Mention (5) Borrowers for credits in this category generally exhibit adverse trends in their operations or an imbalanced position in their balance sheet that has not reached a point where repayment is jeopardized. Credits with this rating are currently protected but, if left uncorrected, the potential weaknesses may result in deterioration of the repayment prospects for the credit or in the Company’s credit or lien position at some future date. These credits are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard (6) Credits which exhibit a well-defined weakness or weaknesses that jeopardize repayment. Credits so rated are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. A distinct possibility exists that the Company will sustain some loss if deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.

Doubtful (7) Credits which exhibit all the weaknesses inherent in a substandard credit with the added characteristic that these weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently existing facts, conditions and values. Because of reasonably specific pending factors, which may work to the advantage and strengthening of the assets, classification as a loss is deferred until its more exact status may be determined. Loans rated 7 should be placed on non-accrual. Pending factors include proposed merger, acquisition or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Loss (8) Credits which are considered uncollectible or of such little value that their continuance as a bankable asset is not warranted. There may be salvage value, but it is not practical or desirable to defer writing off the asset. The Company typically does not attempt long-term recoveries while the asset is booked.

The following tables summarize outstanding loan balances categorized by internal risk grades as of the dates indicated:

	As of March 31, 2019
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial and industrial	$1,001,648	$80,397	$4,238	$73,043	$3,989	$1,163,315
Energy	344,871	13,715	5,266	12,207	—	376,059
Commercial real estate	925,908	8,828	6,950	4,914	1,094	947,694
Construction and land development	426,647	—	—	—	—	426,647
Residential real estate	327,772	460	70	2,286	—	330,588
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	20,293	—	—	—	—	20,293
Consumer installment	22,015	8	—	—	—	22,023
Total	$3,069,154	$103,408	$16,524	$92,450	$5,083	$3,286,619
	As of December 31, 2018
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial and industrial	$972,396	$84,109	$—	$73,824	$4,085	$1,134,414
Energy	330,297	9,423	5,376	13,187	—	358,283
Commercial real estate	827,365	3,925	6,950	7,209	1,112	846,561
Construction and land development	439,005	1,027	—	—	—	440,032
Residential real estate	243,716	462	70	2,027	—	246,275
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	20,286	—	—	—	—	20,286
Consumer installment	23,520	8	—	—	—	23,528
Total	$2,856,585	$98,954	$12,396	$96,247	$5,197	$3,069,379

	As of December 31, 2017
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial and industrial	$718,068	$41,035	$1,285	$10,820	$—	$771,208
Energy	155,202	49,417	11,553	25,259	1,224	242,655
Commercial real estate	524,540	5,119	4,295	1,549	—	535,503
Construction and land development	252,925	2,437	—	—	—	255,362
Residential real estate	155,375	5,551	—	2,605	—	163,531
Mortgage warehouse	—	—	—	—	—	—
Equity lines of credit	17,404	7	—	50	—	17,461
Consumer installment	16,306	19	—	—	—	16,325
Total	$1,839,820	$103,585	$17,133	$40,283	$1,224	$2,002,045
	As of December 31, 2016
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial and industrial	$340,857	$58,501	$5,823	$15,046	$—	$420,227
Energy	79,898	22,639	40,146	25,863	—	168,546
Commercial real estate	382,975	10,062	638	2,528	—	396,203
Construction and land development	138,165	—	—	—	—	138,165
Residential real estate	93,577	3,138	—	1,087	—	97,802
Mortgage warehouse	58,504	—	—	—	—	58,504
Equity lines of credit	10,479	108	—	50	—	10,637
Consumer installment	9,598	15	—	—	—	9,613
Total	$1,114,053	$94,463	$46,607	$44,574	$—	$1,299,697

Troubled Debt Restructurings

As described above under “—Nonperforming Assets”, a TDR is a restructuring in which the Bank, for economic reasons related to a borrower’s financial difficulties, grants a concession (either imposed by court order, law, or agreement between the borrower and bank) to the borrower that it would not otherwise consider.

The following table presents loans restructured as TDRs as of March 31, 2019 and December 31, 2018, 2017 and 2016:

	Troubled Debt Restructurings
	As of March 31,		As of December 31,
	2019		2018		2017		2016
	# of loans	Outstanding balance	# of loans	Outstanding balance	# of loans	Outstanding balance	# of loans	Outstanding balance
	(Dollars in thousands)
Commercial and industrial	5	$5,188	6	$5,022	8	$5,165	2	$1,045
Energy	2	3,517	2	3,631	2	3,190	1	2,584
Commercial real estate	3	5,122	2	1,382	—	—	1	2,732
Construction and land development	—	—	—	—	—	—	—	—
Residential real estate	—	—	1	237	1	283	1	342
Mortgage warehouse	—	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—	—
Consumer installment	—	—	—	—	—	—	—	—
Total	10	$13,827	11	$10,272	11	$8,638	5	$6,703

The troubled debt restructurings described above increased the allowance for loan losses by $1.9 million for the three months ended March 31, 2019 and did not result in any charge-offs or recoveries. As of March 31, 2019, no troubled debt restructurings modified within the previous twelve months defaulted.

The troubled debt restructurings described above increased the allowance for loans losses by $2.4 million and $2.3 million for the years ended December 31, 2018 and 2017, respectively. The troubled debt restructurings resulted in charge-offs of $1.3 million and $6.3 million and recoveries of $439.2 thousand and $0 during the years ended December 31, 2018 and 2017, respectively. During 2018, one commercial troubled debt restructuring modified within the previous twelve months defaulted with an outstanding balance of $55.2 thousand as of December 31, 2018. During 2017, two commercial and one energy troubled debt restructurings modified within the previous twelve months defaulted with an outstanding balance of $3.3 million as of December 31, 2017. The Company received a $1.0 million payment that resulted in a $300.0 thousand recovery associated with one of the commercial loans.

During the three months ended March 31, 2019, $182.5 thousand of interest income was recognized related to the $13.8 million in troubled debt restructurings above. If the loans had been current in accordance with their original terms and had been outstanding throughout the period or since inception, the gross interest income that would have been recorded for the three months ended March 31, 2019 would have been $176.3 thousand. Actual interest income exceeded the potential interest income primarily due to an extension of the original term or an interest-only period.

During the year ended December 31, 2018, $529.3 thousand of interest income was recognized related to the $10.3 million in troubled debt restructurings above. If the loans had been current in accordance with their original terms and had been outstanding throughout the period or since inception, the gross interest income that would have been recorded for the year ended December 31, 2018 would have been $596.4 thousand.

Bank-Owned Life Insurance

We maintain investments in bank-owned life insurance policies to help control employee benefit costs, as a protection against loss of certain employees and as a tax planning strategy. At March 31, 2019, bank-owned life insurance totaled $64.3 million compared to $63.8 million, $61.8 million and $35.4 million at December 31, 2018, 2017 and 2016, respectively. The tax equivalent yield on these products were 3.69%, 3.91%, 4.55% and 4.69% for the quarter ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016, respectively. The decline between 2017 and 2018 was driven by the 2017 Tax Act, which lowered the tax rate for corporations. The decline between December 31, 2018 and March 31, 2019 is primarily attributable to the insurance carrier’s underlying investments and operating costs that decreased overall income on the underlying asset.

Deposits

Deposits come through our five markets as well as through participation in certain online programs. The Company offers a variety of deposit products including non-interest-bearing demand deposits and interest-bearing deposits that include transaction accounts (including NOW accounts), savings accounts, money market accounts, and certificates of deposit. The Bank also acquires brokered deposits, QwickRate certificates of deposit, and reciprocal deposits through the Promontory network. The reciprocal deposits include both the Certificate of Deposit Account Registry Service and Insured Cash Sweep program. The Company is a member of the Promontory network which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250.0 thousand. Promontory allows institutions to break large deposits into smaller amounts and place them in a network of other Promontory institutions to ensure full FDIC insurance is gained on the entire deposit.

Our strong asset growth requires us to place a greater emphasis on both interest and non-interest-bearing deposits. Deposit accounts are added by loan cross-selling, client referrals, and involvement within our community. In addition, we attract and retain deposits by aggressively setting our deposit rates within our markets.

Total deposits as of March 31, 2019 and December 31, 2018, 2017 and 2016 were $3.4 billion, $3.2 billion, $2.3 billion and $1.7 billion, respectively. The following table sets forth deposit balances by certain categories as of the dates indicated and the percentage of each deposit category to total deposits.

	As of March 31,		As of December 31,
	2019		2018		2017		2016
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
	(Dollars in thousands)
Non-interest-bearing demand deposits	$488,375	14.4%	$484,284	15.1%	$290,906	12.6%	$198,088	11.7%
Transaction deposits	118,597	3.5	82,593	2.6	51,788	2.3	40,619	2.4
Savings and money market deposits	1,511,166	44.4	1,631,543	50.8	1,209,092	52.5	940,854	55.5
Time deposits(1)	1,281,761	37.7	1,009,677	31.5	751,578	32.6	514,740	30.4
Total deposits	$3,399,899	100.0%	$3,208,097	100.0%	$2,303,364	100.0%	$1,694,301	100.0%
(1)	Includes $423.8 million, $343.0 million, $239.5 million and $135.1 million of brokered deposits representing 33.1%, 34.0%, 31.9% and 26.2% of time deposits for the quarter ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016, respectively.

The following table summarizes our average deposit balances and weighted average rates for the quarter ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016:

	As of March 31,		As of December 31,
	2019		2018		2017		2016
	Average balance	Weighted average rate	Average balance	Weighted average rate	Average balance	Weighted average rate	Average balance	Weighted average rate
	(Dollars in thousands)
Non-interest-bearing demand deposits	$477,236	—%	$425,243	—%	$224,480	—%	$149,252	—%
Transaction deposits	104,008	1.08	56,321	0.31	45,030	0.24	31,497	0.24
Savings and money market deposits	1,543,925	2.32	1,410,727	1.66	1,007,568	0.99	869,225	0.85
Time deposits	1,164,613	2.38	835,595	1.89	610,333	1.41	427,659	1.25
Total deposits	$3,289,782	1.96%	$2,727,886	1.44%	$1,887,411	0.99%	$1,477,634	0.87%

The following tables set forth the maturity of time deposits as of the dates indicated below:

	As of March 31, 2019 Maturity within:
	Three months or less	Three to six months	Six to twelve months	After twelve months	Total
	(Dollars in thousands)
Time deposits (more than $100,000)	$72,514	$64,822	$316,351	$247,096	$700,783
Time deposits ($100,000 or less)	80,387	61,974	167,528	271,089	580,978
Total time deposits	$152,901	$126,796	$483,879	$518,185	$1,281,761
	As of December 31, 2018 Maturity within:
	Three months or less	Three to six months	Six to twelve months	After twelve months	Total
	(Dollars in thousands)
Time deposits (more than $100,000)	$20,955	$43,135	$79,557	$311,616	$455,263
Time deposits ($100,000 or less)	60,697	65,071	175,409	253,237	554,414
Total time deposits	$81,652	$108,206	$254,966	$564,853	$1,009,677

	As of December 31, 2017 Maturity within:
	Three months or less	Three to six months	Six to twelve months	After twelve months	Total
	(Dollars in thousands)
Time deposits (more than $100,000)	$65,631	$52,254	$171,301	$385,058	$674,244
Time deposits ($100,000 or less)	13,958	8,538	24,756	30,082	77,334
Total time deposits	$79,589	$60,792	$196,057	$415,140	$751,578
	As of December 31, 2016 Maturity within:
	Three months or less	Three to six months	Six to twelve months	After twelve months	Total
	(Dollars in thousands)
Time deposits (more than $100,000)	$59,637	$31,664	$147,077	$209,548	$447,926
Time deposits ($100,000 or less)	10,449	9,380	19,110	27,875	66,814
Total time deposits	$70,086	$41,044	$166,187	$237,423	$514,740

Other Borrowed Funds

Since it may not be possible to achieve the institution’s overall funding needs through core deposit funding, other borrowings may be used to support asset growth. Management has in place a funds management policy and committee, which facilitate the use of other borrowings. The risks associated with other borrowings are addressed in the same fashion as other balance sheet risks incurred by the Bank. Credit risk, interest rate risk, concentration risk, capital adequacy and liquidity are measured for the balance sheet as a whole, including any wholesale funding strategies that have been implemented or are expected to be implemented.

The following table sets forth the amounts outstanding and weighted average interest rate as of the dates indicated:

	As of March 31,		As of December 31,
	2019		2018		2017		2016
	Amount	Weighted average interest rate	Amount	Weighted average interest rate	Amount	Weighted average interest rate	Amount	Weighted average interest rate
	(Dollars in thousands)
Repurchase agreements	$55,671	1.82%	$75,406	1.54%	$38,622	0.94%	$21,276	0.27%
Federal funds purchased	—	—	—	—	—	—	—	—
FHLB borrowings(1)	312,926	1.94	312,985	1.89	319,215	1.75	185,433	1.45
TIB line of credit	—	—	—	—	—	—	10,000	4.25
Trust preferred securities	893	4.35	884	4.53	850	3.33	819	2.70
Total other borrowings	$369,490	1.93%	$389,275	1.83%	$358,687	1.67%	$217,528	1.47%
(1)	Includes FHLB advances and FHLB line of credit.

Repurchase Agreements

Securities sold under agreements to repurchase are a form of short-term funding in which the Bank agrees to sell a security to a counterparty and repurchase the same or an identical security from the counterparty at a specified future date and price. Repurchase agreements generally have one-day maturities. The obligations are collateralized by securities of U.S. government sponsored enterprises and mortgage-backed securities and such collateral is held by a third-party custodian. These balances are all client repurchase agreements with our core clients that require or prefer to have collateral pledged to their funding.

Federal Funds Purchased

Federal funds purchased include short-term funds that are borrowed from another bank. The Bank is part of a third-party service that allows us to borrow amounts from another bank if the bank has approved us for credit. Federal funds purchased generally have one-day maturities.

FHLB Advances

FHLB advances and line of credit are collateralized by a blanket floating lien on certain loans, as well as unrestricted securities. FHLB advances are at a fixed rate and are subject to restrictions or penalties in the event of prepayment. The FHLB line of credit has a variable interest rate that reprices daily based on the FHLB’s cost of funds. The FHLB line of credit had an outstanding balance of $0, $0, $25.0 million and $0 as of March 31, 2019 and December 31, 2018, 2017 and 2016, respectively.

TIB Line of Credit

The Company has a $10.0 million line of credit with TIB-The Independent BankersBank, which matures August 26, 2020. The line of credit is collateralized by 100% of the capital stock of CrossFirst Bank and all business assets of the Company. The line includes various financial and nonfinancial covenants. The line of credit has a variable interest rate equal to the Wall Street Journal prime rate, plus 0.25%, adjusted daily. The line requires quarterly payments and is generally used for short-term funding and to assist the Company as a source of strength to the Bank. See “Description of Certain Indebtedness.”

Trust Preferred Securities

On June 30, 2010, the Company assumed a liability with a fair value of $1.0 million related to the assumption of trust preferred securities issued by Leawood Bancshares Statutory Trust I for $4.0 million on September 30, 2005. In 2012, the Company settled litigation related to the trust preferred securities which decreased the principal balance by $1.5 million and the recorded balance by approximately $400 thousand. The difference between the recorded amount and the contract value of $2.5 million is being accreted to the maturity date of 2035. Distributions will be paid on each security at a variable annum rate of interest, equal to LIBOR, plus 1.74%.

The following tables set forth the maximum amount of other borrowed funds at any month-end during the reporting period, and the average balance during the reported period for the years indicated:

	March 31, 2019
	Maximum amount outstanding at any month end	Average amount	Weighted average interest rate
	(Dollars in thousands)
Repurchase agreements	$72,048	$74,891	1.58%
Federal funds purchased	—	278	2.63
FHLB borrowings(1)	312,965	307,946	1.92
TIB line of credit	—	—	—
Trust preferred security	893	885	13.27
Total other borrowings		$384,000	1.88%
(1)	Includes FHLB advances and FHLB line of credit.
	December 31, 2018
	Maximum amount outstanding at any month end	Average amount	Weighted average interest rate
	(Dollars in thousands)
Repurchase agreements	$124,765	$77,232	1.30%
Federal funds purchased	55,000	2,781	2.36
FHLB borrowings(1)	313,024	313,979	1.86
TIB line of credit	10,000	1,833	5.19
Trust preferred securities	884	864	11.77
Total other borrowings		$396,689	1.79%
(1)	Includes FHLB advances and FHLB line of credit.

	December 31, 2017
	Maximum amount outstanding at any month end	Average amount	Weighted average interest rate
	(Dollars in thousands)
Repurchase agreements	$59,407	$42,269	0.69%
Federal funds purchased	—	—	—
FHLB borrowings(1)	319,252	239,899	1.63
TIB line of credit	10,000	384	4.25
Trust preferred securities	850	832	9.21
Total other borrowings		$283,384	1.51%
(1)	Includes FHLB advances and FHLB line of credit.
	December 31, 2016
	Maximum amount outstanding at any month end	Average amount	Weighted average interest rate
	(Dollars in thousands)
Repurchase agreements	$40,086	$33,931	0.24%
Federal funds purchased	—	—	—
FHLB borrowings(1)	185,451	143,185	1.42
TIB line of credit	10,000	663	4.35
Trust preferred securities	819	803	7.90
Total other borrowings		$178,582	1.24%
(1)	Includes FHLB advances and FHLB line of credit.

Liquidity

Liquidity is the ability to generate adequate amounts of cash from (i) depositors, (ii) stockholders, (iii) profits or (iv) other funding sources, to meet our needs for cash, including (w) payments to borrowers, (x) operational costs, (y) capital requirements and (z) other strategic cash flow needs.

Our liquidity policy in the funds management policy governs our approach to our liquidity position. The objective of our liquidity policy is to maintain adequate, but not excessive, liquidity to meet the daily cash flow needs of our clients while attempting to achieve adequate earnings for our stockholders. Our liquidity position is monitored continuously by our finance department.

Liquidity resources can be derived from two sources: (i) on-balance sheet liquidity resources, which represents funds currently on the balance sheet and (ii) off-balance sheet liquidity resources, which represents funds available from third party sources. On-balance sheet liquidity resources consist of overnight funds, short-term deposits with other banks, available-for-sale securities, and certain other sources. Off-balance sheet liquidity resources consist of credit lines, wholesale deposits and debt funding and certain other sources.

On-balance sheet liquidity resources can be broken down into three sections: (i) primary liquidity resources, which represents liquid funds that are on the balance sheet, (ii) tertiary liquidity resources, which represents assets that can be sold into the secondary market and (iii) public funds, which represent deposits. Primary liquidity resources include overnight funds plus short-term, interest-bearing deposits with other banks, and unpledged available-for-sale securities. Tertiary liquidity resources include loans that can be sold into the secondary market or through participation and unpledged securities classified as held-to-maturity. Public funds are another source of wholesale deposits as they require collateral.

Off-balance sheet liquidity resources require sufficient collateral, in the form of loans or securities, and have a larger, negative impact on our capital ratios. As a result, off-balance sheet liquidity has a higher cost on our asset growth compared to deposit growth. Off-balance sheet liquidity exists in several forms including:

(i) QwickRate certificates of deposit, (ii) brokered deposits, (iii) borrowing capacity, (iv) repurchase agreements or (v) other sources. QwickRate certificates of deposit are deposits made through national, wholesale certificates of deposit funding programs. These programs are designed to provide funding outside of the bank’s normal market or existing client base and allow the bank to diversify its wholesale funding resources. This form of funding does not require collateral and generally cannot be redeemed early. Brokered deposits are deposits funded through various broker-dealer relationships. The market for wholesale deposits is well developed. A key feature of this type of funding is that it is generally unsecured and does not require collateral for pledging. Borrowing capacity refers to a form of liability-based funding. Repurchase agreements are another source of short-term funding in which a bank agrees to sell a security to a counterparty and repurchase the same or an identical security from the counterparty at a specified future date and price. Public funds are another source of wholesale deposits as they require collateral.

Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan portfolio and securities portfolio, increases in client deposits, and wholesale deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.

As of March 31, 2019, we had cash and cash equivalents of $117.3 million compared to $216.5 million at December 31, 2018. The change in cash and cash equivalents was due to a $10.7 million increase in cash provided by operating activities, a $141.9 million increase in cash provided by financing activities and net cash used in investing activities of $251.8 million.

As of December 31, 2018, we had cash and cash equivalents of $216.5 million compared to $130.8 million at December 31, 2017. This change in cash and cash equivalents during the year ended December 31, 2018 was due to $45.9 million of cash provided by operating activities, $1.1 billion provided by financing activities and net cash used in investing activities of $1.1 billion. For the year ended December 31, 2017, we used $852.0 million in cash in investing activities arising primarily from a net increase in loans of $705.8 million and purchases of available-for-sale securities of $208.5 million, which was partially offset by $22.8 million in cash provided by operating activities and $804.1 million provided by financing activities, including a net increase in deposits of $609.1 million.

As of March 31, 2019 and December 31, 2018, 2017 and 2016, we had the following available funding:

	March 31,	December 31,
	2019	2018	2017	2016
	(Dollars in thousands)
On-balance sheet liquidity(1)	$731,365	$769,491	$736,056	$685,352
Off-balance sheet liquidity(2)	484,597	450,101	184,353	145,103
Total liquidity	$1,215,962	$1,219,592	$920,409	$830,455

On-balance sheet liquidity(1) as a percent of assets	17.2%	18.8%	24.9%	32.1%
Total liquidity as a percent of assets	28.6%	29.7%	31.1%	38.9%
(1)	On-balance sheet liquidity represents funds currently on the balance sheet. It consists of overnight funds, short-term deposits with other banks, available-for-sale securities, and other assets.
(2)	Off-balance sheet liquidity represents funds available from third-party sources. It consists of credit lines, wholesale deposits, debt funding and other sources.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under

U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in the Company’s consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, CET1 capital to risk-weighted assets, and of Tier I capital to average assets (each as defined in the applicable banking regulations).

After the global financial crisis of 2008 and 2009, capital became more important, as banking regulators concluded that the amount and quality of capital held by banking organizations was insufficient to absorb losses during periods of severely distressed economic conditions. The Dodd-Frank Act and banking regulations promulgated by the U.S. federal banking regulators to implement Basel III have established strengthened capital standards for banks and bank holding companies and require more capital to be held in the form of common stock. These provisions, which generally became applicable to the Bank on January 1, 2015, impose meaningfully more stringent regulatory capital requirements than those applicable to the Bank prior to that date. In addition, the Basel III regulations implement a concept known as the “capital conservation buffer.” In general, banks, bank holding companies with more than $3.0 billion in assets and bank holding companies with publicly-traded equity are required to hold a buffer of CET1 capital equal to 2.5% of risk-weighted assets over each minimum capital ratio by January 1, 2019 in order to avoid being subject to limits on capital distributions (e.g., dividends, stock buybacks, etc.) and certain discretionary bonus payments to executive officers. For community banks, such as us, the capital conservation buffer requirement commenced on January 1, 2016, with a gradual phase-in. Full compliance with the capital conservation buffer was required by January 1, 2019.

As of March 31, 2019, the FDIC categorized the Bank as “well-capitalized” under the prompt corrective action framework. There have been no conditions or events since March 31, 2019 that management believes would change this classification.

The table below also summarizes the capital requirements applicable to the Company and the Bank in order to be considered “well-capitalized” from a regulatory perspective, as well as the Company’s and the Bank’s capital ratios as of March 31, 2019 and December 31, 2018, 2017 and 2016. The Bank exceeded all regulatory capital requirements under Basel III and the Bank was considered to be “well-capitalized” as of the dates reflected in the tables below.

	March 31, 2019
	Actual		Regulatory capital ratio requirements		Minimum to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Company:
Total capital to risk weighted assets	$503,570	12.20%	$433,249	10.50%	N/A	N/A
Tier 1 capital to risk weighted assets	463,569	11.23	350,726	8.50	N/A	N/A
CET1 to risk weighted assets	463,448	11.23	288,833	7.00	N/A	N/A
Tier 1 leverage ratio	463,569	11.15	166,313	4.00	N/A	N/A

Bank:
Total capital to risk weighted assets	$493,165	11.97%	$432,587	10.50%	$411,987	10.00%
Tier 1 capital to risk weighted assets	453,164	11.00	350,189	8.50	329,590	8.00
CET1 to risk weighted assets	453,164	11.00	288,391	7.00	267,792	6.50
Tier 1 leverage ratio	453,164	10.91	166,196	4.00	207,745	5.00

	December 31, 2018
	Actual		Regulatory capital ratio requirements		Minimum to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Company:
Total capital to risk weighted assets	$521,111	13.51%	$380,873	9.88%	N/A	N/A
Tier 1 capital to risk weighted assets	483,285	12.53	303,734	7.88	N/A	N/A
CET1 to risk weighted assets	453,049	11.75	245,880	6.38	N/A	N/A
Tier 1 leverage ratio	483,285	12.43	155,538	4.00	N/A	N/A

Bank:
Total capital to risk weighted assets	$481,287	12.50%	$380,369	9.88%	$385,184	10.00%
Tier 1 capital to risk weighted assets	443,461	11.51	303,332	7.88	308,147	8.00
CET1 to risk weighted assets	443,461	11.51	245,555	6.38	250,369	6.50
Tier 1 leverage ratio	443,461	11.41	155,420	4.00	194,275	5.00
	December 31, 2017
	Actual		Regulatory capital ratio requirements		Minimum to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Company:
Total capital to risk weighted assets	$293,410	10.65%	$254,914	9.25%	N/A	N/A
Tier 1 capital to risk weighted assets	267,319	9.70	199,797	7.25	N/A	N/A
CET1 to risk weighted assets	237,653	8.62	158,460	5.75	N/A	N/A
Tier 1 leverage ratio	267,319	9.71	110,172	4.00	N/A	N/A

Bank:
Total capital to risk weighted assets	$284,725	10.33%	$254,869	9.25%	$275,534	10.00%
Tier 1 capital to risk weighted assets	258,634	9.39	199,762	7.25	220,427	8.00
CET1 to risk weighted assets	258,634	9.39	158,432	5.75	179,097	6.50
Tier 1 leverage ratio	258,634	9.39	110,149	4.00	137,687	5.00
	December 31, 2016
	Actual		Regulatory capital ratio requirements		Minimum to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Company:
Total capital to risk weighted assets	$229,428	12.51%	$158,138	8.63%	N/A	N/A
Tier 1 capital to risk weighted assets	208,642	11.38	121,468	6.63	N/A	N/A
CET1 to risk weighted assets	179,291	9.78	93,996	5.13	N/A	N/A
Tier 1 leverage ratio	208,642	10.48	79,671	4.00	N/A	N/A

Bank:
Total capital to risk weighted assets	$235,894	12.88%	$157,945	8.63%	$183,125	10.00%
Tier 1 capital to risk weighted assets	215,108	11.75	121,320	6.63	146,500	8.00
CET1 to risk weighted assets	215,108	11.75	93,851	5.13	119,031	6.50
Tier 1 leverage ratio	215,108	10.83	79,428	4.00	99,285	5.00

Stockholders’ Equity

Stockholders’ equity totaled $480.5 million, $490.3 million, $287.1 million and $214.8 million at March 31, 2019 and December 31, 2018, 2017 and 2016, respectively. The decline in stockholders’ equity between March 31, 2019 and December 31, 2018 was primarily due to the Company’s redemption of $30.0 million in Series A Preferred Shares on January 30, 2019, partially offset by net income of $9.4 million and a $9.3 million increase in accumulated other comprehensive income, which is primarily made up of the unrealized gain or loss on available-for-sale debt securities.

The increase in stockholders’ equity during the years ended December 2018 and 2017 was driven by issuances and sales of our capital stock in 2018 and 2017 that increased stockholders’ equity by $204.2 million and $55.8 million, respectively. Details regarding the stock issuances are discussed in Note 23 of our consolidated financial statements for the year ended December 31, 2018. The remaining change in stockholders’ equity is attributable to net income retention offset by dividends declared, changes in accumulated other comprehensive income, retirement of common stock, and additional stock issued under various plans.

As of March 31, 2019, no preferred shares were outstanding. For the years ended December 31, 2018, 2017 and 2016, we had $30.0 million or 1.2 million Series A Preferred Shares outstanding, which provided for a 7% non-cumulative dividend paid quarterly. As discussed above, we redeemed all outstanding Series A Preferred Shares on January 30, 2019.

Contractual Obligations

The following tables present, as of March 31, 2019 and December 31, 2018, 2017 and 2016, our significant contractual cash obligations to third parties on debt and lease agreements and service obligations.

	March 31, 2019
		Payments due by period
	Total	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
	(Dollars in thousands)
Time deposits	$1,281,761	$763,575	$273,029	$242,668	$2,489
Repurchase agreements	55,671	55,671	—	—	—
Federal funds purchased	—	—	—	—	—
FHLB borrowings(1)	312,926	64,000	35,000	62,826	151,100
TIB line of credit	—	—	—	—	—
Trust preferred security	2,500	—	—	—	2,500
Operating leases	15,309	1,887	1,548	4,767	7,107
Total	$1,668,167	$885,133	$309,577	$310,261	$163,196
(1)	Includes FHLB advances and FHLB line of credit.
	As of December 31, 2018
		Payments due by period
	Total	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
	(Dollars in thousands)
Time deposits	$1,009,677	$444,824	$287,451	$267,856	$9,546
Repurchase agreements	75,406	75,406	—	—	—
Federal funds purchased	—	—	—	—	—
FHLB borrowings(1)	312,985	44,000	45,000	72,885	151,100
TIB line of credit	—	—	—	—	—
Trust preferred security	2,500	—	—	—	2,500
Operating leases	15,771	1,876	1,633	4,812	7,450
Total	$1,416,339	$566,106	$334,084	$345,553	$170,596
(1)	Includes FHLB advances and FHLB line of credit.

	As of December 31, 2017
		Payments due by period
	Total	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
	(Dollars in thousands)
Time deposits	$751,578	$336,438	$110,994	$282,683	$21,463
Repurchase agreements	38,622	38,622	—	—	—
Federal funds purchased	—	—	—	—	—
FHLB borrowings(1)	319,215	49,000	44,000	83,115	143,100
TIB line of credit	—	—	—	—	—
Trust preferred security	2,500	—	—	—	2,500
Operating leases	18,380	2,609	1,876	4,809	9,086
Total	$1,130,295	$426,669	$156,870	$370,607	$176,149
(1)	Includes FHLB advances and FHLB line of credit.
	As of December 31, 2016
		Payments due by period
	Total	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
	(Dollars in thousands)
Time deposits	$514,740	$277,317	$92,378	$145,045	$—
Repurchase agreements	21,276	21,276	—	—	—
Federal funds purchased	—	—	—	—	—
FHLB borrowings(1)	185,433	39,000	24,000	95,500	26,933
TIB line of credit	10,000	10,000	—	—	—
Trust preferred security	2,500	—	—	—	2,500
Operating leases	16,752	971	1,482	4,335	9,964
Total	$750,701	$348,564	$117,860	$244,880	$39,397
(1)	Includes FHLB advances and FHLB line of credit.

Off-Balance Sheet Arrangements

We are subject to off-balance sheet risk in the normal course of business to meet the needs of our clients that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. These off-balance sheet arrangements include commitments to fund loans and standby letters of credit.

Commitments to originate loans are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each client’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. The type of collateral that we obtain varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Lines of credit, included in commitments to fund loans, are agreements to lend to a client as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each client’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a client to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain clients under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to clients. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements.

Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the client for reimbursement of amounts paid.

During 2017, the Company entered into a lease agreement for future office space in Kansas City, Missouri. The 15-year lease will begin upon substantial completion of the building or the date the Company takes possession of the premises for business purposes and includes four five-year renewal terms. The future minimum lease payments for this current commitment are as follows:

Year	Minimum Lease Payments
(Dollars in thousands)
1	$1,178
2	1,187
3	1,196
4	1,205
5	1,215
Thereafter	13,073

In association with the lease, the lessor will provide lessee with a construction allowance in the amount of approximately $1.3 million.

The following is a summary of our off-balance sheet commitments outstanding as of the dates presented:

	March 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
	(Dollars in thousands)
Commitments to fund C&I loans	$633,743	$597,534	$424,338	$215,891	$187,426	$156,532
Other loan commitments	880,488	767,629	730,500	355,289	197,912	178,858
Standby letters of credit	27,112	32,439	33,137	30,609	18,026	9,103
Lease agreements	19,054	19,054	19,054	—	—	—
Total	$1,560,397	$1,416,656	$1,207,029	$601,789	$403,364	$344,493

Interest Rate Sensitivity

A primary component of market risk is interest rate volatility. Managing interest rate risk is a key element of our balance sheet management. Interest rate risk is the risk that net interest margins will be eroded over time due to changing market conditions. Many factors can cause margins to erode. Lower loan demand, increased competition for funds, weak pricing policies, balance sheet mismatches and changing liquidity demands. We manage our sensitivity position using our interest rate risk policy. The management of interest rate risk is a three-step process and involves: (i) measuring the interest rate risk position, (ii) policy constraints and (iii) strategic review and implementation.

We currently do not enter into instruments such as leveraged derivatives or financial options to mitigate interest rate risk from specific transactions. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk.

Our exposure to interest rate risk is managed by the Bank’s Funds Management Committee (“FMC”) in accordance with policies approved by the Bank’s board of directors. The FMC uses a combination of three systems to measure the balance sheet’s interest rate risk position. Because each system serves a different purpose and provides a different perspective, the three systems in combination are expected to provide a better overall result than a single system alone. The three systems include: (i) Gap Reports, (ii) Earnings Simulation and (iii) Economic Value of Equity.

•	A Gap Report measures the repricing volume of assets and liabilities by time period, also called time buckets. The difference between repricing assets and repricing liabilities for a particular time bucket is known as the periodic repricing gap. Using this method, it is possible to estimate the impact on earnings of a given rate change. As a method of evaluating interest rate risk, the Gap Report is a reasonably accurate method of assessing earnings exposure. However, its reliability diminishes as balance sheet complexity increases. Optionality and other factors complicate the analysis.
•	An Earnings Simulation measures the effect of changing interest rates on net interest income and earnings. Earnings simulation is more detailed than gap analysis. Under this approach, the repricing characteristics of each asset and liability instrument are programmed into a computer simulation model. This programming allows the bank to refine important characteristics such as caps, floors, and time lag. It also allows the bank to include the impact of new business activity in the analysis. Gap reporting only considers the existing balance sheet position.
•	Economic Value of Equity (“EVE”) is a valuation approach to measuring long-term interest rate risk exposure. This approach considers all future time periods, which provides an advantage over earnings simulation. However, a negative attribute of EVE is that it assumes a sustained change in rates, which is never the case in the long-term. This seeks to compute the financial risk of having a duration mismatch between assets and funding.

In addition, the FMC compares the current interest rate risk position to policy limits. This procedure is compliance oriented and results in either a pass or fail outcome. When the balance sheet is in compliance, no further action is necessary. In instances of non-compliance, the committee will develop a plan of action to correct the condition. A summary of the plan and its timing for completion will be forwarded to the Board of Directors each quarter until compliance is reestablished.

The FMC also evaluates interest rate risk positioning in light of anticipated interest rates. The purpose of this comparison is to determine whether action steps need to be taken to modify current strategy. The results form a decision-making input for the committee. If it is determined that more asset sensitivity is needed, the committee will either increase rate sensitive assets or reduce rate sensitive liabilities. The opposite will occur if less asset sensitivity is desired.

Loan and deposit repricing assumptions are critical in measuring interest rate risk. For loans, management reviews spreads and prepayment assumptions. For deposits, management reviews beta factors and decay assumptions. The FMC reviews and adjusts repricing assumptions at least annually. Model assumptions are included in the output reports and reviewed by the FMC on a periodic basis.

When evaluating balance sheet rate sensitivity, a proper analysis of total funding is of critical importance. The funding side of the balance sheet can be segregated into three broad categories, as follows: (i) funding with defined maturity dates, (ii) non-maturity deposits and (iii) perpetual funding.

•	Funding with defined maturity dates includes certificates of deposit and borrowed funds. The repricing analysis requires a twofold statement of behavior for each balance sheet category. It requires a cash flow schedule for principal and interest payments and a repricing schedule of rate adjustments. Once the cash flow and repricing projections are developed, the category can be analyzed for interest rate risk exposure.
•	Non-maturity deposits tend to be a longer-term, less volatile source of funds. Non-maturing deposits have very short contractual lives. The bank uses historical analysis to develop its decay assumptions, but it looks at aggregate account types rather than individual clients. The review analyzes both non-maturity deposits as a whole and individual deposit categories.
•	Perpetual funding is the most stable and least costly source of funding. Its main component is equity capital. It has a zero interest rate and cannot be withdrawn by stockholders because of a rate change. In effect, it is a perpetual source of free funding.

To ensure a formal evaluation process, periodic independent evaluations will be conducted and documented. Such evaluation will consist primarily of: (i) an assessment of internal controls; (ii) an evaluation of data integrity; (iii) the appropriateness of the risk management system; (iv) the reasonableness of validity scenarios; (v) a review of the FMC policy and (vi) validation of calculations. In addition, to ensure the model is working as expected a back test of the model will be completed at least annually.

All of the assumptions used in our analysis are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

On a quarterly basis, we run various simulation models including a static balance sheet and dynamic growth balance sheet. These models test the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the static model and dynamic growth models, rates are shocked instantaneously and ramped rates change over a 12-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve.

Our internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net interest income at risk for the subsequent one-year period should not decline by more than 5% for a -100 basis point shift, 5% for a 100 basis point shift, 10% for a 200 basis point shift, 15% for a 300 basis point shift, and 20% for a 400 basis point shift.

The following table summarizes the simulated changes in net interest income and fair value of equity over a 12-month horizon using a rate shock method as of the dates indicated:

	As of March 31,		As of December 31,
	2019		2018		2017		2016
Change in interest rates (Basis points)	Percent change in net interest income	Percent change in fair value of equity	Percent change in net interest income	Percent change in fair value of equity	Percent change in net interest income	Percent change in fair value of equity	Percent change in net interest income	Percent change in fair value of equity
+300	14.09%	(4.85)%	13.50%	(4.70)%	4.94%	(10.19)%	(1.24)%	(19.80)%
+200	9.86	(1.29)	9.37	(1.87)	4.98	(3.23)	0.08	(12.18)
+100	5.34	0.32	5.02	(0.21)	4.45	0.05	1.17	(4.50)
Base	—	—	—	—	—	—	—	—
-100	(6.35)	(1.92)	(6.09)	(2.08)	(4.64)	(2.42)	2.96	(3.13)

The simulated change in net interest income as of March 31, 2019 in an up 300 basis point shock is mainly due to 63.1% of earning assets repricing or maturing over the next 12 months. Most of the repricing or maturing assets are loans, as the mix of adjustable loans to total loans is 70.5%. The large amount of adjustable loans causes the Bank to have some interest rate exposure in a down rate environment. The percentage of loans to total assets has also increased from 66.8% on March 31, 2018 to 76.7% on March 31, 2019.

The simulated change in net interest income as of December 31, 2018 in an up 300 basis point shock is mainly due to 63.7% of earning assets repricing or maturing over the next 12 months. Most of the repricing or maturing assets are loans, as the mix of adjustable loans to total loans is 69.2%. The large amount of adjustable loans causes the Bank to have some interest rate exposure in a down rate environment, however still within policy. The percentage of loans to total assets has also increased from 67.8% on December 31, 2017 to 74.5% on December 31, 2018.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make complex and subjective estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

The Company qualifies as an EGC under the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period when complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would apply to private companies; however, the EGC can still early adopt new or revised accounting standards, if applicable. We have elected to take advantage of this extended transition period, which means the financial statements in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to private companies, unless stated otherwise. This decision will remain in effect until the Company loses its EGC status.

Our most significant accounting policies are described in Note 1 to our consolidated financial statements for the years ended December 31, 2018 and 2017, which are contained elsewhere in this prospectus. We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the sale of the collateral.

Investment Securities Impairment

Periodically, we may need to assess whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. In any such instance, we would consider many factors, including the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and the near-term prospects of the issuer, expected cash flows, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value, with the write-down recorded as a realized loss in securities gains (losses).

Deferred Tax Asset

We account for income taxes in accordance with income tax accounting guidance (ASC 740 Income Taxes). Accordingly, we record a net deferred tax asset or liability based on the tax effects of the differences between the book and tax bases of assets and liabilities. If currently available information indicates it is “more likely than not” that the net deferred tax asset will not be realized, a valuation allowance is established. Net deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Accounting for deferred taxes is a critical accounting estimate because we exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments and estimates are inherently subjective and reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our new deferred tax asset. A valuation allowance would result in additional income tax expense in such period, which would negatively affect earnings.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement defines fair value as the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or the observable date.

Recent Accounting Pronouncements

ASU 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software” aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for non-EGCs for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. ASC 2018-15 will be effective for us on December 31, 2021 if we maintain our EGC status. Early adoption is permitted including adoption in any interim period. The amendments will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework” improves the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information. The amendments modify certain disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. ASU 2018-13 will be effective for us on January 1, 2020. Early adoption is permitted upon issuance of this update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this update and delay adoption of the additional disclosures until their effective date and is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (i) financing to the issuer or (ii) awards granted in conjunction with selling goods or services to clients as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments require that (i) grants are measured at grant-date fair value of the equity instruments, (ii) equity-classified nonemployee share-based payment awards are measured at the grant date, (iii) performance based awards are measured based on the probability of satisfying the performance conditions, and (iv) in general, non-employee share-based payment awards will continue to be subject to the requirements of ASC 718 unless modified after the good has been delivered, the service has been rendered, any other conditions necessary to earn the right to benefit from the instrument have been satisfied, and the nonemployee is no longer providing goods or services. The Company early adopted ASU 2018-07 during the first quarter of 2019. The Company had 216,960 stock-based awards to non-employees as of March 31, 2019, including 116,960 performance-based restricted stock units. The adoption of the ASU allowed the Company to (i) set the fair market value of the non-employee awards as of the adoption date and (ii) start to expense the performance-based restricted stock units based on the probability of satisfying the performance conditions. Adoption of ASU 2018-07 required the Company to make a one-time transfer of $2.2 million from retained earnings to additional paid in capital. The Company will record forfeitures as they occur and base fair market values on the expected term, similar to its accounting for employee-based awards.

ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the 2017 Tax Act. The provisions are effective for all entities beginning with fiscal years commencing after December 15, 2018, with early adoption allowed in any interim period or for financial statements not yet issued as of the date FASB issued the ASU. ASU 2018-02 was adopted in 2018 and applied retrospectively to fiscal year 2017, in accordance with the update. A reclassification totaling $1.2 million related to items recognized in accumulated other comprehensive income.

ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting” provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) The fair value does not change as a result of the modification or the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification, (ii) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified, and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of ASU 2017-09 did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities” shortens the amortization period for certain callable debt securities held at a premium. The amendments require the premium to be amortized to the earliest call date. The amendments in this update are effective for the Company’s fiscal year beginning after December 15, 2018, and interim periods within the fiscal year. Early adoption is permitted. The Company adopted ASU 2017-08 in 2017, and it did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350)-Simplifying the Test for Goodwill Impairment” eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. An entity should perform an annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for non-EGCs beginning after December 15, 2019. ASU 2017-04 will be effective for the Company in fiscal years beginning after December 15, 2020, if we maintain our EGC status. Early adoption is permitted for interim or annual impairment tests beginning in 2017 and is not expected to have a significant impact on the Company’s consolidated financial statements. We intend to comply with this standard by January 1, 2021.

ASU 2016-15 “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” reduces the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 will be effective for the Company for fiscal years beginning after December 15, 2018. The Company early adopted ASU 2016-15 and there was no impact on the Company’s financial statements.

ASU 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” requires an entity to utilize a new impairment model known as the CECL model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. The ASU will require new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. ASU 2016-13 will be effective for non-EGCs for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. ASU 2016-13 will be effective for the Company for fiscal years beginning after December 15, 2020, if we maintain our EGC status. Early adoption is permitted. At this time, an estimate of the impact to the Company’s financial statements is not known, but the impact could be significantly impacted by the composition, characteristics and quality of the underlying loan portfolio at the time of adoption. We are currently in the process of working with advisors and a third-party software solution to assist in the implementation of this new accounting standard. We expect to implement this standard in 2020.

ASU 2016-02, “Leases (Topic 842)” requires that lessees and lessors recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 will be effective for non-EGCs for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. ASU 2016-02 will be effective for the Company for fiscal years beginning after December 15, 2019 and early adoption is allowed. The Company is currently in the early stages of evaluating its lease agreements. At this time, an estimate of the impact to the Company’s financial statements is not known. We intend to comply with this standard by January 1, 2020.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” makes targeted improvements to generally accepted accounting principles by requiring equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. At adoption, any cumulative change in the fair value of these equity securities previously recognized in accumulated other comprehensive income will be recorded as an adjustment to the opening balance of retained earnings. ASU 2016-01 is effective for the Company for fiscal periods beginning after December 15, 2018 and early adoption is allowed including interim periods after December 15, 2017. ASU 2016-01 also emphasizes the existing requirement to use exit prices to measure fair value for disclosure purposes and clarifies that entities should not make use of the practicability exception in determining the fair value of loans. The Company adopted ASU 2016-01 on January 1, 2019. The Company transferred $68.7 thousand from accumulated other comprehensive income to retained earnings. There was no impact to the income statement on the adoption date.

ASU 2014-09, “Revenue from Contracts with Customers” amends existing guidance related to revenue from contracts with clients. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU requires an entity to apply a five step method, which includes: (i) identifying the contract(s) with a customer; (ii) identifying the performance obligations in the contract; (iii) determining the transaction price; (iv) allocating the transaction price to the performance obligations in the contract; and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. This amendment replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. ASU 2014-09 does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other GAAP, which comprises a significant portion of our revenue stream. In addition, the Company’s non-interest income is generated by client transactions or through the passage of time and as a result the pattern or timing of income recognition was not impacted. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company elected to adopt ASU 2014-09 and related amendments as of January 1, 2019. The accounting update did not materially impact the financial statements or recognition of revenues. Additional information regarding ASU 2014-09 can be found in Note 17 of the interim consolidated financial statements as of March 31, 2019.

BUSINESS

Company Overview

Our Company

CrossFirst Bankshares, Inc., a Kansas corporation and registered bank holding company, is the holding company for CrossFirst Bank. The Company was initially formed as a limited liability company, CrossFirst Holdings, LLC, on September 1, 2008 to become the holding company for the Bank and converted to a corporation in 2017. The Bank was established as a Kansas state-chartered bank in 2007 and provides a full suite of financial services to businesses, business owners, professionals and their personal networks throughout our five primary markets located in Kansas, Missouri, Oklahoma and Texas. As of March 31, 2019, we had total assets of $4.3 billion, total loans of $3.3 billion, total deposits of $3.4 billion and total stockholders’ equity of $480.5 million. We have highly engaged employees who are focused on driving profitable and sustainable growth across our markets of operation.

We are committed to a culture of serving our clients, stockholders and communities in extraordinary ways by providing personalized, relationship-based banking. We believe that success is achieved through establishing and growing the trust of our clients, employees, communities and stockholders. In addition to our strong culture, we believe our leadership has effectively aligned incentives for management and stockholders to aggressively pursue business opportunities in our designated markets. Our focus continues to be on middle market businesses and professionals to whom we can cross-sell our multiple products and services. Historically, our success has been evidenced by the significant growth in our franchise, growing assets at a CAGR of 48.8% between 2008 and 2018, and raising over $400.0 million in capital to fund such growth. Going forward, our focus will be on driving increased profitability combined with continued strong growth.

Our History and Growth

The Bank was organized by a group of financial executives and prominent business leaders with a shared vision to invest in highly experienced people and technology to offer unprecedented levels of personal service to our clients. We achieved initial profitability in the third quarter of 2009 and have since grown to be the third largest bank headquartered in the Kansas City MSA by asset size. At the same time, we have expanded our operations to seven full-service banking offices primarily along the I-35 corridor, with locations in Leawood and Wichita, Kansas; Kansas City, Missouri; Tulsa and Oklahoma City, Oklahoma; and Dallas, Texas.

As depicted below, we have demonstrated significant balance sheet growth and an ability to organically expand into new markets with our relationship-based, branch-lite approach. We do so, in part, by hiring experienced, high-caliber bankers and banking teams that share our passion for delivering extraordinary client service. We have invested in scalable technology that allows us to compete for sophisticated business clients and to serve clients sufficiently without a large branch network. We have had the benefit of numerous high net worth investors and clients concentrated in our MSAs, who have provided important business relationships. Additionally, we have enhanced our growth and geographic presence by successfully integrating two strategic bank acquisitions.

Experienced and Invested Leadership. Our executive leadership team is comprised of established industry veterans with a track record of profitable organic growth, operating efficiencies and strong risk management. Each member of our executive leadership team is a participant in our partnership program and has made a meaningful ownership investment in the Company. Our Board of Directors has decades of combined business experience from a variety of backgrounds and actively participates in and supports community activities, which we believe significantly benefits our business development efforts. In addition to our executive leadership team, we believe that we are supported by a deep and talented bench of business unit leaders, many of whom have been with the Company for much of its existence. We believe the following executive leadership team has the experience to execute on our strategic vision:

•	George F. Jones, Jr. – President & CEO of the Company. Mr. Jones joined the Company as Vice Chairman in 2016 after a two-year retirement from Texas Capital Bank. Mr. Jones was one of the founding executives of Texas Capital Bank in 1998 and led the bank through 50 consecutive profitable quarters and growth to $12.0 billion in assets. Previously, Mr. Jones was president and CEO of NorthPark National Bank of Dallas, president and CEO of Texas American Bank, Dallas, and manager of financial institutions for Mercantile National Bank, Dallas.
•	Mike Maddox – President & CEO of the Bank. Mr. Maddox joined CrossFirst Bank in 2008 after serving as Kansas City Regional President for Intrust Bank. He earned a business degree from the Kansas University School of Business. Additionally, he earned a law degree from the Kansas University School of Law and practiced for more than six years before joining Intrust. Mr. Maddox is a graduate of the Graduate School of Banking at the University of Wisconsin - Madison.
•	David O’Toole – Chief Financial Officer & Chief Investment Officer of the Company; Chief Financial Officer of the Bank. Mr. O’Toole has more than 40 years of experience in banking, accounting, valuation and investment banking. Mr. O’Toole is a founding stockholder and director of CrossFirst Bank and became CFO in 2008. Previously, Mr. O’Toole was co-founder and managing partner of a national bank consulting and accounting firm. He has served on numerous boards of directors of banks and private companies, including the Continental Airlines, Inc. travel agency advisory board.
•	W. Randall Rapp – Chief Credit Officer of the Bank. Mr. Rapp has more than 30 years of experience in credit and banking and has served as the Chief Credit Officer of the Bank since April 2019. Prior to joining the Bank, Mr. Rapp held various positions at Texas Capital Bank, N.A. from March 2000 until March 2019, including serving as Executive Vice President and Chief Credit Officer from May 2015 until March 2019, and as a Senior Credit Officer from 2013 until May 2015. Mr. Rapp holds a BBA in Accounting from The University of Texas at Austin and an MBA in Finance from Texas Christian University. He is also a licensed CPA.

•	Amy Fauss – Chief Operating Officer of the Bank. Ms. Fauss has more than 28 years of banking experience and joined the Bank in 2009 after serving as executive vice president and chief operating officer for Solutions Bank in Overland Park, Kansas. Previously, she was senior vice president of operations for $1.0 billion in assets at Hillcrest Bank. Ms. Fauss is a graduate of the Graduate School of Banking at the University of Wisconsin - Madison and earned an MBA at the University of Missouri - Kansas City.
•	Tom Robinson – Chief Risk Officer of the Company. Mr. Robinson has more than 35 years of industry experience and has served as Chief Risk Officer of the Company since January 2019. Mr. Robinson also served as Chief Credit Officer at CrossFirst Bank from 2011 until March 2019. Prior to joining CrossFirst Bank in 2011, Mr. Robinson was the chief lending officer for Morrill & Janes Bank and Trust Company. He is a past president of the Kansas City chapter of the Risk Management Association and graduated from the Graduate School of Banking at Colorado University – Boulder.

Diversified Loan Portfolio

Part of maintaining sound asset quality includes monitoring trends and managing concentrations by geography, industry segment, loan type and other factors. We want to continue to maintain a well-balanced portfolio. We have continued to diversify geographically by entering into new markets and have obtained several unique lending verticals within our portfolio. We are primarily a commercial bank, with approximately 88.6% of our total loans made to business clients as of March 31, 2019. The following graph is categorized by commercial business purpose and is not segmented by each major category of our loan portfolio.

In particular, we focus on, and expect to focus on in the future, the following loan categories that we believe to be a core competency of the Bank:

Commercial Real Estate Lending (CRE)

We have expertise in CRE lending due to our market-focused and relationship-driven team of commercial real estate professionals. Our conservative approach is reflected by shorter amortization periods, personal guarantees on nearly all of our transactions and minimal exposure to raw land or lot development loans. Within CRE, we carefully monitor exposure to sub-categories and maintain specific policy maximums as a percent of capital within such categories.

Commercial and Industrial Lending (C&I)

We have expertise in commercial and industrial lending, which includes commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner occupied commercial properties), term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, real estate construction loans, homebuilder loans, government guaranteed loans, letters of credit and other loan products, primarily in our target markets that are underwritten on the basis of the borrower’s ability to service the debt from income. Within C&I, we carefully monitor exposure to risk within each of the sub-categories and maintain specific policy maximums as a percent of capital within such categories.

Construction and Land Development Lending

We have expertise in construction and land development lending, which includes both residential and commercial loans. We originate residential construction and development loans for the construction of single-family residences, condominiums, townhouses and residential developments. Our commercial construction loans are for the development of business properties, including multi-family, retail, office/warehouse, industrial, storage facilities, hotels and office buildings.

Residential Real Estate Lending

We have expertise in residential real estate lending. We originate residential real estate loans collateralized by owner occupied and non-owner occupied 1-4 family properties located in our market areas. These loans are generally originated in amounts of no more than 90% of appraised value.

Specialized Lending Verticals

As a result of our market expansions, we have developed a diverse portfolio of loans both geographically and by type. We believe that each of our markets offer unique lending verticals and attractive risk-adjusted returns to contribute to our future growth. These verticals include the following:

•	Energy Lending. Introduced in 2014 and based in our Tulsa market, we have a team of senior lenders with experience in energy lending throughout credit cycles and across various segments of the industry and nationwide. We have successfully grown this vertical to over $376.1 million in outstanding loan balances as of March 31, 2019 and maintain disciplined underwriting. The portfolio is comprised of reserve-based lending on proven production and is well-diversified across a number of regions.
•	Enterprise Value Lending. Introduced in our Kansas City market in 2017, our relationship-based Enterprise Value Lending services provide solutions designed to meet the needs of middle market manufacturers, distributors and service providers. As with our energy lending, our focus is on building relationships with clients who have strong cash flow, investor sponsorship and lower leverage.
•	Tribal Nations Lending. Introduced in 2017 and based in our Tulsa market, we have built relationships and developed expertise in providing lending services to tribal nations throughout the broader Midwest and Southwest regions of the United States.
•	Home Builder Lending. Introduced in 2017 in our Dallas market, our team of industry experts are focused on providing financing to large scale and high-volume residential developers and homebuilders. We focus primarily on home construction loans.

Asset Quality

We emphasize a strong risk management culture supported by comprehensive policies and procedures for credit underwriting and monitoring in order to achieve balance sheet growth while maintaining superior credit quality. We are guided by the following principles, which we believe have served us well throughout our history:

•	focus on relationship lending;
•	commitment to diversification;
•	disciplined and standardized underwriting;
•	proactive problem asset management;
•	decisive response to market opportunities; and
•	highly competent and experienced bankers and credit officers.

Since 2014, we have experienced a total of $10.8 million in net charge-offs relative to a volume of loans that have grown from $785.2 million as of December 31, 2014 to $3.3 billion as of March 31, 2019.

We seek to be nimble and responsive in our credit underwriting and response to client mandates. We believe that our larger competitors demand consistent terms and other requirements from their small and middle market clients. We recognize that businesses differ, and we tailor our lending to suit our clients’ needs. We believe our combination of local business unit leaders and disciplined and standardized underwriting enables us to meet varied borrowing needs. Our senior management review potential applications early in the process, which allows us to be more responsive than many of our larger competitors.

Deposit Composition

We seek to gather deposits from our commercial clients through a suite of targeted deposit products, including a variety of remote deposit and cash management products. Historically, our commercial loan clients have been a source of deposits, and as of March 31, 2019, 75.4% of our loan clients also had a deposit account with us. We also offer clients traditional retail deposit products through our branch network, along with online and mobile banking platforms. We fund our Bank through various deposit channels, including brokered deposits, deposits obtained through the internet and/or listing services. Core deposits are deposits obtained directly from the depositor and exclude wholesale deposits, time deposits greater than $250.0 thousand and reciprocal deposits. Core deposits totaled $2.5 billion, or 74.3% of total deposits, which were $3.4 billion, in each case as of March 31, 2019.

A breakdown of our deposits as of March 31, 2019 by type is below:

Deposits as of March 31, 2019

Time Deposits
>$100,000
20.6%
DDA
14.4%
Transaction Deposits
3.5%
Time Deposits
≤$100,000
17.1%
Savings and MMA
44.4%

Cost Discipline and Efficiency

We constantly monitor expenditures, and when appropriate, we use automation, technology and repeatable processes to drive profitability through efficiency. We operate as few branches as practical, and the branches we do operate are smaller and more cost efficient than many of our peers’ branches. We have one to three locations in each of our markets, which creates a highly efficient business operating model located near a concentration of client opportunity. We have average deposits per location of $485.7 million as of March 31, 2019, with centralized processing located in our corporate headquarters. As of December 31, 2018, we ranked number one in deposits per location in Kansas City, Wichita and Tulsa. Our strategic business model allows us to operate at an $11.8 million in assets-to-employee ratio as of March 31, 2019, as compared to a median $5.8 million per employee for banks between $1.0 and $10.0 billion in total assets as of December 31, 2018, according to data obtained through S&P Global. As part of our continued focus on improving efficiency, we look to continue monitoring and improving how we deploy our human capital and utilize resources. We expect our utilization of automation, technology, and repeatable processes will continue to drive efficiencies throughout the Bank. Combining talented people with process automation will enable us to further achieve economies of scale, and will also enable us to deliver consistently superior client service.

Our Future

Since inception, our strategy has been to build the most trusted bank serving our markets by providing superior products and services, delivering on our promises and consistently exceeding our clients’ expectations through our experienced and motivated team of employees. We also intend to continue to enhance our internet and mobile banking products to remain competitive in the marketplace. Our clients will remain our top priority as we continue to build upon our franchise through organic and acquisitive growth.

Organic Growth

Much of our historic asset growth has been driven organically, and we believe our geographic markets provide continued growth opportunities. We plan to continue to focus on organic growth throughout our footprint by deepening our ties within our communities, building upon our current client relationships and further leveraging the extensive experience of our senior management team, commercial lenders and our local stockholder bases. We believe we have significant opportunities to grow in all of our existing markets. Because of our new team in Dallas, their strong experience, and the size of the Texas market, our organization expects to look to Dallas for strong organic growth. Although we expect that our expansion with brick and mortar branches will be limited, we believe operating strategically placed branches will be important. Therefore, we expect to continue to selectively build our presence in key markets.

Acquisitions

We have experience with and have benefited from acquisitions, and we intend to pursue acquisitive growth in the future. In 2010, we acquired Leawood Bancshares, Inc. in Leawood, Kansas, a bank with approximately $72.5 million in assets at the time of acquisition, and in 2013, we acquired Tulsa National Bankshares, Inc., a bank having approximately $160.0 million in assets at the time of the acquisition. Additionally, our Chief Financial Officer and Director of Strategy have significant merger and acquisition experience. We anticipate making future acquisitions to supplement current market growth or expand our geographic presence. We anticipate that any future acquisitions or new market expansions we may pursue would be consistent with our strategy of operating in attractive and adjacent metropolitan markets with a branch-lite structure and with banking teams that are familiar with our target client base and who provide a strong cultural fit. We seek acquisitions that provide meaningful financial benefits, long-term organic growth opportunities and economics of scale without compromising asset quality to the overall organization. While we evaluate and engage in discussions with potential acquisition candidates from time to time and will continue to evaluate opportunities for acquisitions, we do not have any current plans, arrangements or understandings to make any acquisitions at this time.

Our Markets

We have a growing presence in what we believe are among the most attractive metropolitan markets in the United States, each generally situated along the I-35 corridor from Kansas City to the north through Dallas to the south.

	As of March 31, 2019
	Gross Loans		Deposit
	(Dollars in millions)
Market	($)	(%)	($)	(%)
Kansas City, MO-KS	$1,028	31.2%	$1,659	48.8%
Wichita, KS	378	11.5	481	14.2
Oklahoma City, OK	229	7.0	331	9.7
Tulsa, OK(1)	873	26.6	566	16.6
Dallas-Fort Worth-Arlington, TX	779	23.7	363	10.7
Total	$3,287	100.0%	$3,400	100.0%
(1)	Gross loans include $376.1 million in outstanding loan balances from our energy lending vertical.

The strength of these markets is demonstrated by their size, growth prospects and economic diversity. Each market presents unique opportunities with attractive business climates and skilled workforces. We believe that our current market areas provide opportunity for significant continued growth in loans and deposits. The following summarizes key statistics of each market:

Market	Population (in millions)	Population Change (%)	Projected Population Growth (%)	Feb. 2019 Unemployment Rate	Median Household Income
		2010 - 2019	2019 - 2024
Kansas City, MO-KS	2.2	7.4%	3.5%	3.7%	$66,838
Wichita, KS	0.6	2.7	1.6	3.9	56,619
Oklahoma City, OK	1.4	12.3	5.1	3.2	59,019
Tulsa, OK	1.0	6.7	3.6	3.5	54,700
Dallas-Fort Worth-Arlington, TX	7.6	17.9	7.7	3.6	69,458

United States	329.2	6.6%	3.6%	4.1%	$63,174

Source: S&P Global

Kansas City MSA

We operate three full-service branches in the Kansas City MSA, two in Leawood, Kansas and one in Kansas City, Missouri. The Kansas City MSA has a population of approximately 2.2 million, according to S&P Global. This area is the largest contributor to assets, deposits and earnings for our Company. The market is characterized by its stable growth and central location. Kansas City continues to grow as a leading distribution hub due in part to its centralized location. The area outperformed the United States in terms of population growth, GDP growth and unemployment rate since the 2008 Great Recession. The Kansas City MSA’s major contributors to gross domestic product include financial services, professional and business services, government and manufacturing. Together, these industries contributed 58% of the area’s GDP. Private service-providing industries contributed over 80% of the area’s private GDP. Kansas City is home to notable company headquarters including Cerner Corporation (which is its largest private employer), HCA Midwest Health System, Hallmark Cards, Inc., H&R Block, Inc., Sprint Corporation and Garmin International, Inc. With over 10 years of operation in the Kansas City market, we believe we are well positioned to continue to benefit from our deep relationships in this large and growing metropolitan market.

Wichita MSA

We operate one full-service branch in the Wichita MSA. Wichita is the largest MSA in Kansas with a population of over 600,000. Known as the “Air Capital of the World,” aircraft manufacturing is Wichita’s largest industry with several companies across the supply chain based in the area including Textron Aviation, Learjet and Spirit AeroSystems. Other prominent corporations with a substantial Wichita presence include Koch Industries, Cargill Meat Solutions and The Coleman Company. In 2010 the city government, in partnership with local businesses, announced a 20-year vision to revitalize the downtown area. Over $1.0 billion has been invested in the city’s urban core with an estimated $1.1 billion economic impact as a result of the project in addition to the development of new residential units, retail stores and office space. Overall, given Wichita’s diverse employment universe which includes many highly-skilled workers, prudent focus on economic development, low cost of living and location at the confluence of major railroad systems, we believe the market is well-positioned for further growth.

Oklahoma City MSA

We have one full-service branch in the Oklahoma City MSA. The Oklahoma City MSA is the largest in the state of Oklahoma with a population of approximately 1.4 million, according to S&P Global. Historically, the economy had been primarily energy-focused, but today Oklahoma City hosts a wide range of businesses and employers. Agriculture, energy, aviation, government, health care, manufacturing and industry all play major roles in the city’s economic well-being. The city was named the most “recession proof city in America” in 2008 (during the Great Recession) by Forbes and has experienced consistent increases in employment, a strong housing market and stable growth in the energy, agriculture and manufacturing industries. Oklahoma City’s visionary capital improvement program, MAPS, has provided for new and upgraded sports, recreation, entertainment, cultural and convention facilities and is now entering into its fourth phase supporting a vibrant and growing city.

Tulsa MSA

We have one full-service branch in the Tulsa MSA, which also serves as the headquarters for our energy lending vertical. Tulsa is the second-largest city in the state of Oklahoma with a diverse economic landscape. The Tulsa MSA has a population of approximately 1.0 million, according to S&P Global. Tulsa is home to some of the nation’s largest companies, with key industry sectors that include aerospace, energy, health care, technology, manufacturing and transportation. Tulsa is also home to the Port of Catoosa, an inland river port, which is a major economic engine for the region. The port has five public terminals that can transfer inbound and outbound bulk freight between barges, trucks and railroad cars. Two Fortune 500 companies are based in Tulsa - Oneok, Inc. and Williams Companies.

Dallas MSA

We operate one full-service branch in the Dallas MSA, which serves as one of the economic hubs of Texas and is part of the Dallas/Fort Worth MSA, the fourth largest MSA in the United States, both by population and by GDP. The Dallas/Fort Worth MSA has a population of approximately 7.6 million, according to S&P Global. The Dallas/Fort Worth MSA continues to attract business relocations, with one recent notable move being Core-Mark, which will become the 23rd Fortune 500 company headquartered in Dallas when it moves its headquarters from San Francisco. Businesses are attracted to the highly skilled and diverse workforce, business-friendly climate, lower taxation, central location and two international airports. According to the data from the Bureau of Economic Analysis, the Dallas/Fort Worth MSA was responsible for producing nearly 33% of the state’s total gross domestic product in 2017. The Dallas/Fort Worth MSA is an important market for us to continue to pursue our outsized loan growth. We are currently considering the opening of a second smaller full-service branch in the Dallas MSA. This process is in the preliminary stages and there can be no assurance as to whether or when a second branch will be opened.

Lending Activities

We principally focus on serving the credit needs of businesses, business owners, professionals and their personal networks in the communities that we serve. Our lending strategy is to maintain a broadly diversified loan portfolio based on the type of client (i.e., business versus individual), type of loan product (e.g., construction and development, CRE, commercial and consumer), geographic location in which our business clients are engaged, and industries in which our business clients are engaged (e.g., energy and retail, among others).

We offer a variety of loans, including CRE loans (which include loans secured by owner-occupied commercial properties) and commercial loans. We also offer various consumer loans to individuals, including term loans and lines of credit, such as auto loans and loans for other personal purposes. Lending activities originate from the relationships and efforts of our bankers, with an emphasis on providing banking solutions tailored to meet our clients’ needs while maintaining our disciplined underwriting standards.

As of March 31, 2019, our loan portfolio consisted of the following:

(Dollars in thousands)	March 31, 2019
Construction and land development	$426,647
Residential real estate	330,588
Commercial real estate	947,694
Equity lines of credit	20,293
Total real estate	1,725,222

(Dollars in thousands)	March 31, 2019
Commercial and industrial	1,163,315
Energy	376,059
Mortgage warehouse	—
Consumer installment	$22,023
Gross loans	$3,286,619
Less: Unearned income, net	9,021
Gross loans, net of unearned income	3,277,598
Allowance for loan and lease losses	40,001
Net loans	$3,237,597

For additional information concerning our loan portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Loans” and “Company Overview—Diversified Loan Portfolio” above.

Concentrations of Credit Risk

Most of our lending activity is conducted with businesses and individuals in our core market areas. As of March 31, 2019, our loan portfolio consisted primarily of real estate loans, which constituted 52.5% of our gross loans, and commercial loans (including loans in the energy sector), which constituted 46.8% of our gross loans. Within these loan categories, we also have concentrations of (i) CRE loans, which were $947.7 million and constituted 28.8% of our gross loans, and (ii) energy loans, which were $376.1 million and constituted 11.4% of our gross loans, each as of March 31, 2019. Our geographic concentration subjects the loan portfolio to the general economic conditions within Kansas City, Wichita, Tulsa, Oklahoma City and the Dallas metropolitan areas. The risks created by such concentrations have been considered by management in the determination of the adequacy of the allowance. Management believes the allowance is adequate to cover incurred losses in our loan portfolio as of March 31, 2019.

Loan Underwriting and Approval

Historically, we believe we have made sound, high-quality loans while recognizing that lending money involves a degree of business risk. We have loan policies designed to assist us in managing this business risk. These policies provide a general framework for our loan origination, monitoring and funding activities, while recognizing that not all risks can be anticipated.

Managing credit risk is an enterprise-wide process. Our strategy for credit risk management includes well-defined credit policies, uniform underwriting criteria and ongoing risk monitoring and review processes for all credit exposures. Our strategy for approving or disapproving loans is to follow conservative loan policies and consistent underwriting practices that include:

•	maintaining close relationships between our clients and their designated banker to ensure early-stage and ongoing credit monitoring and loan servicing;
•	granting credit on a sound basis with full knowledge of the purpose and source of repayment for such credit;
•	ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;
•	developing and maintaining targeted levels of diversification for our loan portfolio as a whole and for loans within each category;
•	monitoring loan covenants; and
•	ensuring that each loan is properly documented and that any insurance coverage requirements are satisfied.

Our Chief Credit Officer provides bank-wide credit oversight and periodically reviews all credit risk portfolios to ensure that the risk identification processes are functioning properly and that our credit standards are followed. Under authority delegated by the Bank’s Board of Directors, the Bank utilizes a cumulative laddered sign-off loan approval process including local market leadership, Senior Credit Risk Officers, the Chief Credit Officer and the President/CEO, depending on the size of the total relationship exposure. Approval authority is reviewed and approved annually by the Board of Directors.

Although we have experienced relatively low levels of loan losses, we have maintained our discipline of having an appropriate allowance. Our dynamic and comprehensive loan monitoring processes result in timely loan grading that is vital to maintaining sound asset quality. As of March 31, 2019, our allowance to total loans and allowance to nonperforming loans were 1.22% and 307.3%, respectively.

With oversight from the Bank’s Credit Risk Management Committee (the “CRMC”) and Supervised Assets Management Committee (the “SAMC”) we maintain a multi-faceted loan monitoring process that regularly evaluates our loan portfolio. The CRMC includes the Company’s President and CEO and the Bank’s Chief Credit Officer and President. The SAMC includes the same members plus the Chief Financial Officer and the Director of Supervised Assets. The CRMC meets a minimum quarterly, and the SAMC meets monthly. The Bank’s local market leaders are also involved in these meetings and decision-making process.

Our loan monitoring process includes:

•	third-party loan reviews that are conducted by several outside firms, each completing reviews semi-annually with over 60% of the Bank’s loan portfolio reviewed annually;
•	an additional annual internal review of material loans for risk-rating adequacy and credit quality;
•	reviews of problem loan reports on adversely graded credits, which includes a review of the adequacy of the risk-rating, current financial performance, collateral value assessments, appropriateness of loan loss reserves, and other factors; and
•	ongoing reviews of past due loans, adversely graded loans, borrower, industry, and asset class concentrations, “loan policy” exceptions, macroeconomic indicators affecting our markets, and other factors.

Lending Limits

Our lending activities are subject to a variety of lending limits imposed by federal and state law. In general, the Bank is subject to a legal lending limit on loans to a single borrower based on the Bank’s capital level. The dollar amounts of the Bank’s lending limit increase or decrease as the Bank’s capital increases or decreases. The Bank is able to sell participations in its larger loans to financial counterparties and other financial institutions, which allows it to manage the risk involved in these loans and to meet the lending needs of its clients that require extensions of credit in excess of these limits.

The Bank’s legal lending limit on loans to a single borrower was $123.3 million as of March 31, 2019, which is expected to increase following completion of this offering. Our loan policies provide general guidelines for loan-to-value (“LTV”) ratios that restrict the size of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral. Our internal LTV limitations follow limits established by applicable law. Our policies also include limits on the amount of credit the Bank will extend on a single project, the excess of which it participates to other institutions.

We provide a variety of loans to meet our clients’ needs. The sections below discuss our general loan categories:

Real Estate Loans

Our real estate portfolio is comprised of construction and development loans, 1-4 family loans and CRE loans. As of March 31, 2019, our real estate loans represented 52.5% of our loan portfolio.

Commercial Real Estate Loans. We offer CRE loans, which may be collateralized by owner occupied or non-owner occupied real estate. CRE lending typically involves higher loan principal amounts and the repayment is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. We believe that our management team has extensive knowledge of our borrowers and the markets where we operate and takes a conservative approach to CRE lending, focusing on what we believe to be high-quality credits with low LTV ratios, income-producing properties with strong cash flow characteristics and strong collateral profiles.

Rigorous risk management practices, escalating policies, reporting, sufficient credit loss reserves and appropriate levels of capital are essential elements of a sound CRE lending program. Interagency guidance on CRE concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards and credit risk review functions. Management has implemented these practices in order to monitor concentrations of CRE in our loan portfolio. We require our CRE loans to be secured by what we believe to be well-managed properties with adequate margins, and we generally obtain a guarantee from responsible parties. Our CRE loans are secured by professional office buildings, shopping centers, manufacturing facilities, hotel and motels, strip retail centers and special purpose properties such as restaurants, retail operations and service stations. We originate both fixed- and adjustable-rate loans with terms generally up to five years. Adjustable-rate loans are typically based on the prime rate and adjust with the prime rate. At March 31, 2019, approximately 39.1% of the CRE loan portfolio consisted of fixed-rate loans. Loan amounts generally do not exceed 80.0% of the lesser of the appraised value or the purchase price.

In underwriting CRE loans, we seek to minimize these risks in a variety of ways, including giving consideration to the property’s age, condition, operating history, future operating projections, current and projected market rental rates, vacancy rates, location and physical condition. The underwriting analysis includes credit verification, bank reference checks, reviews of appraisals and environmental hazard reports, the borrower’s liquidity and leverage, management experience of the owners or principals, economic conditions and industry trends and face-to-face meeting of borrowers and guarantors. The CRE loan portfolio totaled $947.7 million at March 31, 2019, and we had $1.2 million of nonperforming CRE loans as of March 31, 2019.

A breakdown of our CRE loan portfolio as of March 31, 2019 by type is below:

A breakdown of our CRE loan portfolio as of March 31, 2019 by geography is below (based upon location of collateral):

Construction and Development Loans. Construction and development lending affords us the opportunity to achieve higher interest rates and fees with shorter terms to maturity. We originate residential construction and development loans for the construction of single-family residences, condominiums, townhouses and residential developments. Our commercial construction loans are for the development of business properties, including multi-family, retail, office/warehouse, industrial, storage facilities, hotels and office buildings. Our land, lots and development loans are predominately for the purchase or refinance of unimproved land held for future residential development, improved residential lots held for speculative investment purposes and for the future construction of speculative one-to-four family or CRE.

At March 31, 2019, our construction and development loans totaled $426.6 million, or 13.0%, of our total loan portfolio. Almost all of our construction and development loans require interest-only payments which are underwritten up-front. These construction and development loans provide for interest payments to be paid out of an interest reserve, which is established in connection with the origination of the loan pursuant to which we will fund the borrower’s monthly interest payments.

Commercial construction loans are underwritten with preference given to loans with strong secondary support. The maximum LTV limit applicable to these loans is generally 80% of the appraised post-construction value. Disbursement of funds is at our sole discretion and is based on the progress of construction. At March 31, 2019, we had $214.6 million of non-residential construction loans included in our commercial construction and development loan portfolio, or 6.5% of our total loan portfolio.

Residential construction loans generally have initial terms of 12 to 18 months (subject to extension). The maximum LTV ratio of these construction loans is typically 80% of the appraised value of the completed property. Upon completion of construction, these loans are paid in full, generally through a sale of property or with permanent financing on the completed residence which we work to provide. As of March 31, 2019, we had $132.0 million of residential construction loans, or 4.0% of total loan portfolio.

We require all real estate securing construction and development loans to be appraised by an independent Bank-approved state-licensed or state-certified real estate appraiser, which appraisals are subsequently independently reviewed. Such appraisals are ordered independent of individual lending authority. General liability, builder’s risk hazard insurance, title insurance and flood insurance (for properties located or to be built in a designated flood hazard area) are also required on all construction and development loans.

1-4 Family Real Estate Loans. We originate residential real estate loans collateralized by owner occupied and non-owner occupied 1-4 family properties located in our market areas. The single-family residential real estate loan portfolio held for investment totaled $350.9 million (including home equity lines of credit (“HELOCs”)) at March 31, 2019. HELOCs were $20.3 million at March 31, 2019. HELOCs are normally originated with six-year terms, including up to a six-year draw period during which the borrower makes monthly interest-only payments, followed by an amortizing period of up to 15 years during which no new draws are allowed. The interest rate is fixed. These loans are collateralized by single-family residential real estate and generally are originated in amounts of no more than 90% of appraised value.

Commercial Loans

We provide a mix of variable- and fixed-rate commercial loans across various industries, including the energy industry. The loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs and business expansions. We extend commercial business loans on an unsecured and secured basis advanced for working capital, accounts receivable and inventory financing, machinery and equipment purchases, and other business purposes. Unsecured commercial loan balances totaled $166.6 million as of March 31, 2019, or 5.1% of our total loan portfolio. Generally, short-term loans have maturities ranging from six months to two years, and “term loans” have maturities ranging from five to seven years. Loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans generally provide for floating interest rates, with monthly payments of both principal and interest. Repayment of secured and unsecured commercial loans depends substantially on the borrower’s underlying business, financial condition and cash flows, as well as the sufficiency of the collateral. Compared to real estate, the collateral may be more difficult to monitor, evaluate and sell. If the borrower is a corporation, partnership or other entity, we typically require personal guarantees from significant equity holders.

In general, commercial loans may involve increased credit risk and, therefore, typically yield a higher return. The increased risk in commercial loans derives from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. In addition, the collateral securing commercial loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate, exposing us to increased credit risk. As a result of these additional complexities, variables and risks, commercial loans require extensive underwriting and servicing.

The commercial loan portfolio totaled $1.2 billion at March 31, 2019, or 35.4% of our total loan portfolio, and we had $2.6 million in nonperforming commercial loans as of March 31, 2019.

A breakdown of our commercial loan portfolio as of March 31, 2019 by industry is below:

Commercial loan portfolio by industry as of March 31, 2019

Administrative Services, 3%
Insurance, 2%
Professional & Technical Services, 3%
Other, 15%
Merchant Wholesalers, 4%
Aircraft, 6%
Rental & Leasing Services, 4%
Health Care, 12%
Restaurants, 4%
Manufacturing, 5%
Real Estate Activity, 9%
Motor Vehicle & Parts Dealers, 5%
Security Services, 6%
Recreation, 8%
Engineering & Contracting, 6%
Business Loans to Individuals, 8%

Energy Loans

Energy lending, which is part of our commercial loan portfolio, is an important part of our business as energy production and energy-related industries are meaningful contributors to the economy in our markets of Oklahoma, Kansas and Texas. As of March 31, 2019, we had $376.1 million in energy-related loans outstanding, which was 11.4% of our total loan portfolio.

Our energy loans are primarily categorized as exploration and production loans, which represents substantially all of our energy portfolio. These loans are extended based on independent engineering of reserves and require rapid amortization within the economic half-life of the proven reserves. We also require stress simulations based on low oil and gas prices, and during underwriting we ensure that loans would still amortize in times of stress in conformance with our policies.

Consumer Loans

We make a variety of loans to individuals for personal and household purposes, including secured and unsecured term loans and home improvement loans. Consumer loans are underwritten based on the individual borrower’s income, current debt level, past credit history and the value of any available collateral. The terms of consumer loans vary considerably based upon the loan type, nature of collateral and size of the loan. Consumer loans entail greater risk than do 1-4 family residential real estate loans because they may be unsecured or, if secured, the value of the collateral, such as an automobile or boat, may be more difficult to assess and more likely to decrease in value than real estate. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often will not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, death, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. The consumer loan portfolio totaled $22.0 million at March 31, 2019, or 0.7% of our total loan portfolio, and we had no nonperforming consumer loans as of March 31, 2019.

Loan Participations

On occasion, we sell loan participations to reduce risk and manage credit concentrations in particular businesses and industries. We participate in syndicated loans, shared national credits and participations with other banks. Syndicates are loans made by a group of lenders who share or participate in a specific loan, and shared national credits are loans larger than $100.0 million shared by more than three other banks. We generally buy only portions of participations or syndicated loans if we are building a relationship with a borrower with whom we believe we would lead their next lending opportunity. At March 31, 2019, we had loan participations sold to other institutions totaling $162.9 million, which are serviced by us, and $98.3 million of purchased loan participations from other financial institutions. In addition to the participations, we have a combination of shared national credits and syndications purchased totaling $257.9 million and syndications sold of $148.8 million.

Our Investment Activities

Our investment strategy is designed to be complementary to and interactive with our cash position; borrowed funds; quality, maturity, stability and earnings of loans; nature and stability of deposits; capital and tax planning. The primary objectives of our investment policy are to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. Investment securities consist primarily of mortgage-backed securities, federal agency issued collateralized mortgage obligations and municipal bonds. As of March 31, 2019, the fair value of our investment portfolio totaled $707.4 million, with an average tax equivalent yield of 3.59% and an estimated duration of approximately 4.7 years.

In addition, for bank liquidity purposes, we use Federal Funds Sold which are temporary overnight sales of excess funds to correspondent banks. Our Bank board of directors and the FMC are responsible for the regular review of our investment activities and the review and approval of our investment policy. The Bank has retained FTN Financial Portfolio Advisors (“FTNPA”) as its portfolio advisor. The investment officers of CrossFirst Bank work with FTNPA in regards to investment strategy, bond trades and purchases that align with our strategy and policies. Our investment policy outlines investment type limitations, security mix parameters, authorization guidelines and risk management guidelines. The policy authorizes us to invest in a variety of investment securities, subject to various limitations.

Our general objectives with respect to our investment portfolio are to:

•	achieve an acceptable asset/liability gap position based on our separate policy related to asset and liability management that provides guidance for how investments are to be used to manage asset and liability gaps;
•	provide a suitable balance of quality and diversification to our assets;
•	provide liquidity necessary to meet cyclical and long-term changes in the mix of assets and liabilities;
•	provide a stable flow of dependable earnings;
•	maintain collateral for pledging requirements; and
•	manage interest rate risk.

Deposit Products

We offer clients traditional retail deposit products through our branch network and the ability to access their accounts through online and mobile banking platforms. We offer a variety of deposit accounts with a range of interest rates and terms including demand, savings, money market and certificates of deposit with the goal of attracting a wide variety of clients, including small- to medium-sized businesses. We consider our core deposits, which we define as deposits obtained directly from the depositor and exclude wholesale deposits, time deposits greater than $250.0 thousand and reciprocal deposits, to be our primary and most valuable low-cost funding source for our lending business, and as of March 31, 2019, core deposits represented 74.3% of our total deposits. We strive to maintain an attractive deposit mix from both large and small clients as well as achieve a broad market reach. We believe our competitive pricing and products, branch locations and high-quality personal client service enable us to attract and retain deposits. We employ conventional marketing initiatives and advertising and, in addition, leverage our community commitment activities to generate new accounts. Our bankers offer our deposit products to our loan clients in an effort to cross-sell our services to existing relationships. Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals. As of March 31, 2019, we had $3.4 billion of deposits, and our cost of interest-bearing deposits was 2.30% for the quarter ended March 31, 2019.

Other Products and Services

We offer competitively priced banking products and services with a focus on convenience and accessibility. We offer a full suite of online banking solutions including access to account balances, online transfers, online bill payment and electronic delivery of client statements, mobile banking solutions, including remote check deposit with mobile bill pay. We offer ATMs and banking by mail and personal appointment. We offer debit cards with no ATM surcharges, direct deposit, cashier’s checks, as well as wire transfer services and automated clearing house (“ACH”) services. We offer a full array of commercial treasury management services designed to be competitive with banks of all sizes. Treasury management services include balance reporting (including current day and previous day activity), transfers between accounts, wire transfer initiation, ACH origination and stop payments. Cash management deposit products consist of remote deposit capture, positive pay, zero balance accounts and sweep accounts. We evaluate our services on an ongoing basis and will add or remove services based upon the perceived needs and financial requirements of our clients, competitive factors and our financial and other capabilities. Future services may also be significantly influenced by improvements and developments in technology and evolving state and federal laws and regulations.

Competition

The banking and financial services industry is highly competitive, and we compete with a wide range of financial institutions within our markets, including local, regional and national commercial banks and credit unions. We also compete with mortgage companies, trust companies, brokerage firms, consumer finance companies, mutual funds, securities firms, insurance companies, third-party payment processors, financial technology companies and other financial intermediaries for certain of our products and services. Some of our competitors are not subject to the regulatory restrictions and level of regulatory supervision applicable to us.

Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Many of our competitors are much larger financial institutions that have greater financial resources than we do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations. Other important competitive factors in our industry and markets include office locations and hours, quality of client service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer excellent banking products and services. While we seek to remain competitive with respect to fees charged, interest rates and pricing, we believe that our broad suite of financial solutions, our high-quality client service culture, our positive reputation and our long-standing community relationships will enable us to compete successfully within our markets and enhance our ability to attract and retain clients.

Information Technology Systems

We have made significant investments in our information technology systems and staff for our banking and lending operations and treasury management activities. We believe that these investments are essential to enhance our capabilities to offer new products and the overall client experience, to provide scale for future growth and acquisitions and to increase controls and efficiencies in our back-office operations. We have obtained our core data processing platform from a nationally recognized bank processing vendor providing us with capabilities to support the continued growth of the Bank. We leverage the capabilities of a third-party service provider to provide the technical expertise around network design and architecture that is required for us to operate as an effective and efficient organization. We actively manage our business continuity plan. We strive to follow all recommendations outlined by the Federal Financial Institutions Examination Council in an effort to establish that we have effectively identified our risks and documented contingency plans for key functions and systems, including providing for back-up sites for all critical applications. We perform tests of the adequacy of these contingency plans on at least an annual basis.

Many of our other systems, including electronic funds transfer, transaction processing, mortgage processing and our online banking services, are hosted by third-party service providers. The scalability of this infrastructure is designed to support our growth strategy. In addition, the tested capability of these vendors to automatically switch over to standby systems should allow us to recover our systems and provide business continuity quickly in case of a disaster. These critical business applications and processes are included in the business continuity plans referenced above.

Enterprise Risk Management

We place significant emphasis on risk mitigation as an integral component of our organizational culture. Our comprehensive risk management framework and risk identification is a continuous process and occurs at both the transaction level and the portfolio level. We control risks through limits that are communicated through policies, standards, procedures and processes that define responsibility and authority. Such limits serve as a means to control exposures to the various risks associated with our activities, and are meaningful management tools that can be adjusted if conditions or risk tolerances change. In addition, we maintain a process to authorize exceptions or changes to risk limits when warranted. These risk management practices help to ensure effective reporting, compliance with all laws, rules and regulations, avoid damage to our reputation and related consequences, and attain our strategic goals while avoiding pitfalls and surprises along the way.

The board of directors of the Bank approves policies establishing operational standards and risk limits, and any changes require approval by the Bank’s board of directors. Executive management is responsible for the implementation, integrity and maintenance of our risk management systems ensuring the directives are implemented and administered in compliance with the approved policy. Our CEO supervises the overall management of our risk management program.

Our focus on risk management covers all major functions within the Bank, including the loan underwriting function, continuous asset quality monitoring, asset/liability management, regulatory compliance, strategic and operational risk, cyber risk, and reputational risk. With regard to interest rate risk, we have implemented an extensive asset/liability management process, and utilize a well-known interest rate risk model to evaluate interest rate risk on a quarterly basis. We have also established a management compliance committee that is responsible for the Bank’s state and federal regulatory compliance performance. Major functions of the committee include oversight of all consumer-related compliance, including, but not limited to: the Home Mortgage Disclosure Act, the CRA, the Truth-in-Lending Act / Real Estate Settlement Procedures Act, the Truth in Savings Act, Regulation H (flood matters), the Fair Credit Reporting Act / Fair and Accurate Credit Transactions Act, Fair Lending and Redlining. The committee members are from all areas of the Bank, and work together to execute, monitor and report on all compliance related aspects of the Bank’s operation. The full committee meets on a monthly basis to report on the previous month’s activities, review open action items and discuss upcoming regulatory implementations and changes. A selected member of the committee reports the activities of the committee to the Bank’s board of directors on a quarterly basis.

Properties

Our headquarters is located at 11440 Tomahawk Creek Parkway, Leawood, Kansas. Including our headquarters building, we operate seven full-service banking centers located in: Leawood, Kansas; Wichita, Kansas; Kansas City, Missouri; Oklahoma City, Oklahoma; Tulsa, Oklahoma; and Dallas, Texas. We own our headquarters building, our banking centers in Wichita, Kansas, and Oklahoma City, Oklahoma, and a smaller support building in Leawood, Kansas and we lease the remainder of our locations. We believe that the leases to which we are subject are generally on terms consistent with prevailing market terms. We also believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal Proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business, financial condition, results of operations, cash flows or growth prospects. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Employees

As of June 30, 2019, we had 360 employees, 352 of which were full time. None of our employees are represented by any collective bargaining unit or are a party to a collective bargaining agreement.

Available Information

Our website address is https://www.crossfirstbank.com. We expect to make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211 (Telephone No.: (913) 312-6822), Attention: Corporate Secretary, or by contacting us on our website.

SUPERVISION AND REGULATION

The following is a general summary of the material aspects of certain statutes and regulations that are applicable to us. These summary descriptions are not complete, and you should refer to the full text of the statutes, regulations, and corresponding guidance for more information. These statutes and regulations are subject to change, and additional statutes, regulations, and corresponding guidance may be adopted. We are unable to predict these future changes or the effects, if any, that these changes could have on our business or our revenues.

General

We are extensively regulated under U.S. federal and state law. As a result, our growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by federal and state statutes and by the regulations and policies of various bank regulatory agencies, including the OSBCK, the Federal Reserve, the FDIC and the CFPB. Furthermore, tax laws administered by the IRS and state taxing authorities, accounting rules developed by the FASB, securities laws administered by the SEC and state securities authorities and AML laws enforced by the U.S. Department of the Treasury also impact our business. The effect of these statutes, regulations, regulatory policies and rules are significant to our financial condition and results of operations. Further, the nature and extent of future legislative, regulatory or other changes affecting financial institutions are impossible to predict with any certainty.

Federal and state banking laws impose a comprehensive system of supervision, regulation and enforcement on the operations of banks, their holding companies and their affiliates. These laws are intended primarily for the protection of depositors, clients and the DIF rather than for stockholders. Federal and state laws, and the related regulations of the bank regulatory agencies, affect, among other things, the scope of business, the kinds and amounts of investments banks may make, reserve requirements, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, the ability to merge, consolidate and acquire, dealings with insiders and affiliates and the payment of dividends.

This supervisory and regulatory framework subjects banks and bank holding companies to regular examination by their respective regulatory agencies, which results in examination reports and ratings that, while not publicly available, can affect the conduct and growth of their businesses. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management’s ability and performance, earnings, liquidity, sensitivity and various other factors. These regulatory agencies have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.

The following is a summary of the material elements of the supervisory and regulatory framework applicable to the Company and the Bank. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. The descriptions are qualified in their entirety by reference to the particular statutory and regulatory provision.

Regulatory Capital Requirements

The federal banking agencies require that banking organizations meet several risk-based capital adequacy requirements. These risk-based capital adequacy requirements are intended to provide a measure of capital adequacy that reflects the perceived degree of risk associated with a banking organization’s operations, both for transactions reported on the banking organization’s balance sheet as assets and for transactions that are recorded as off-balance sheet items, such as letters of credit and recourse arrangements. In 2013, the federal bank regulatory agencies issued final rules (the “Basel III Capital Rules”) establishing a new comprehensive capital framework for banking organizations. The Basel III Capital Rules implement the Basel Committee’s December 2010 framework for strengthening international capital standards and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules became effective on January 1, 2015.

The Basel III Capital Rules require the Company and the Bank to comply with four minimum capital standards: a Tier 1 leverage ratio of at least 4.0%; a CET1 to risk-weighted assets of at least 4.5%; a Tier 1 capital to risk-weighted assets of at least 6.0%; and a total capital to risk-weighted assets of at least 8.0%. CET1 capital is generally comprised of common stockholders’ equity and retained earnings subject to applicable regulatory adjustments. Tier 1 capital is generally comprised of CET1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. We are permitted to include qualifying trust preferred securities issued prior to May 19, 2010 as Additional Tier 1 capital. Total capital includes Tier 1 capital (CET1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is generally comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”) up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into CET1 capital (including unrealized gains and losses on available-for-sale-securities). The Bank has elected to exercise the AOCI opt-out. The calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

The Basel III Capital Rules also establish a “capital conservation buffer” of 2.5% above the regulatory minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning in January 2016 and, as of January 2019, is now fully implemented. An institution is subject to limitations on certain activities, including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffered ratio.

The Basel III minimum capital ratios as applicable to the Bank and to the Company in 2019 are summarized in the table below.

	Basel III Minimum For Capital Adequacy Purposes	Basel III Additional Capital Conservation Buffer	Basel III Ratio With Capital Conservation Buffer
Total risk based capital (total capital to risk-weighted assets)	8.00%	2.50%	10.50%
Tier 1 risk based capital (tier 1 to risk-weighted assets)	6.00	2.50	8.50
Common equity tier 1 risk based capital (CET1 to risk-weighted assets)	4.50	2.50	7.00
Tier 1 leverage ratio (tier 1 to average assets)	4.00	—	4.00

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a banking organization’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. As a result, higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien 1-4 family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors. The Basel III Capital Rules increased the risk weights for a variety of asset classes, including certain CRE mortgages. Additional aspects of the Basel III Capital Rules’ risk-weighting requirements that are relevant to the Company and the Bank include:

•	assigning exposures secured by single-family residential properties to either a 50% risk weight for first-lien mortgages that meet prudent underwriting standards or a 100% risk weight category for all other mortgages;
•	providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (increased from 0% under the previous risk-based capital rules);

•	assigning a 150% risk weight to all exposures that are nonaccrual or 90 days or more past due (increased from 100% under the previous risk-based capital rules), except for those secured by single-family residential properties, which will be assigned a 100% risk weight, consistent with the previous risk-based capital rules;
•	applying a 150% risk weight instead of a 100% risk weight for certain high volatility CRE acquisition, development and construction loans; and
•	applying a 250% risk weight to the portion of mortgage servicing rights and deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks that are not deducted from CET1 capital (increased from 100% under the previous risk-based capital rules).

As of March 31, 2019, the Company’s and the Bank’s capital ratios exceeded the minimum capital adequacy guideline percentage requirements under the Basel III Capital Rules.

The Economic Growth, Regulatory Relief, and Consumer Protection Act (“EGRRCPA”) directs the federal banking agencies to develop a specified Community Bank Leverage Ratio (i.e., the ratio of a bank’s equity capital to its consolidated assets) of not less than 8% and not more than 10%. On November 21, 2018, federal regulators released a proposed rulemaking that would, if enacted, provide certain banks and their holding companies with the option to elect out of complying with the Basel III Capital Rules. Under the proposal, a qualifying community banking organization would be eligible to elect the community bank leverage ratio framework if it has a community bank leverage ratio (“CBLR”) greater than 9% at the time of election.

A qualifying community banking organization (“QCBO”) is defined as a bank, a savings association, a bank holding company or a savings and loan holding company with:

•	total consolidated assets of less than $10.0 billion;
•	total off-balance sheet exposures (excluding derivatives other than credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets;
•	total trading assets and trading liabilities of 5% or less of total consolidated assets;
•	mortgage-servicing assets of 25% or less of CBLR tangible equity; and
•	temporary difference deferred tax assets of 25% or less of CBLR tangible equity.

A QCBO may elect out of complying with the Basel III Capital Rules if, at the time of the election, the QCBO has a CBLR above 9%. The numerator of the CBLR is referred to as “CBLR tangible equity” and is calculated as the QCBO’s total capital as reported in compliance with Call Report and FR Y-9C instructions (“Reporting Instructions”) (prior to including non-controlling interests in consolidated subsidiaries) less:

•	accumulated other comprehensive income (referred to in the industry as AOCI);
•	intangible assets, calculated in accordance with Reporting Instructions, other than mortgage servicing assets; and
•	deferred tax assets that arise from net operating loss and tax credit carry forwards net of any related valuations allowances.

The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with Reporting Instructions and less intangible assets and deferred tax assets deducted from CBLR tangible equity.

As of March 31, 2019, the Company and the Bank did not qualify to elect the community bank leverage ratio framework because they each had off-balance sheet exposures of more than 25% of total consolidated assets. The Company will continue to monitor this rulemaking. If and when the rulemaking goes into effect, the Company and the Bank will consider whether it would be possible and advantageous at that time to elect to comply with the community bank leverage ratio framework.

Prompt Corrective Action

The Federal Deposit Insurance Act requires federal banking agencies to take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. For purposes of prompt corrective action, the law establishes five capital tiers: “well-capitalized,” “adequately capitalized,”

“undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier depends on its capital levels and certain other factors established by regulation. In order to be a “well-capitalized” depository institution, a bank must maintain a CET1 risk-based capital ratio of 6.5% or more, a Tier 1 risk-based capital ratio of 8% or more, a total risk-based capital ratio of 10% or more and a leverage ratio of 5% or more (and is not subject to any order or written directive specifying any higher capital ratio).

At each successively lower capital category, a bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from making capital distributions and paying management fees to its holding company if doing so would make the bank “undercapitalized.” Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). “Significantly undercapitalized” banks are subject to broad regulatory restrictions, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying bonuses or increasing compensation to senior executive officers without FDIC approval. “Critically undercapitalized” are subject to even more severe restrictions, including, subject to a narrow exception, the appointment of a conservator or receiver within 90 days after becoming critically undercapitalized.

The appropriate federal banking agency may determine (after notice and opportunity for a hearing) that the institution is in an unsafe or unsound condition or deem the institution to be engaging in an unsafe or unsound practice. The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution.

The capital classification of a bank affects the frequency of regulatory examinations, the bank’s ability to engage in certain activities and the deposit insurance premium paid by the bank. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations and the capital category may not accurately reflect the bank’s overall financial condition or prospects.

As of March 31, 2019, the Bank met the requirements for being deemed “well-capitalized” for purposes of the prompt corrective action regulations (and was not otherwise subject to any order or written directive specifying any higher capital ratios).

Enforcement Powers of Federal and State Banking Agencies

The federal bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver for financial institutions. Failure to comply with applicable laws and regulations could subject us and our officers and directors to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under “Prompt Corrective Actions,” the appropriate federal bank regulatory agency may appoint the FDIC as conservator or receiver for a depository institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the depository institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan. The OSBCK also has broad enforcement powers over us, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

The Company

General

As a bank holding company, the Company is subject to regulation and supervision by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve. The Company is required to file with the Federal Reserve periodic reports of its operations and such additional information as the Federal Reserve may require.

Acquisitions, Activities and Change in Control

The BHCA generally requires the prior approval by the Federal Reserve for any merger involving a bank holding company or a bank holding company’s acquisition of more than 5% of a class of voting securities of any additional bank or bank holding company or to acquire all or substantially all of the assets of any additional bank or bank holding company. In reviewing applications seeking approval of merger and acquisition transactions, the Federal Reserve considers, among other things, the competitive effect and public benefits of the transactions, the capital position and managerial resources of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant’s performance record under the CRA and the effectiveness of all organizations involved in the merger or acquisition in combating money laundering activities. In addition, failure to implement or maintain adequate compliance programs could cause bank regulators not to approve an acquisition where regulatory approval is required or to prohibit an acquisition even if approval is not required.

Subject to certain conditions (including deposit concentration limits established by the BHCA and the Dodd-Frank Act), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, bank holding companies must be well-capitalized and well-managed in order to complete interstate mergers or acquisitions. For a discussion of the capital requirements, see “Regulatory Capital Requirements” above.

Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 5% and 24.99% ownership.

Permitted Activities

The BHCA generally prohibits the Company from controlling or engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be “so closely related to banking as to be a proper incident thereto.” This authority would permit the Company to engage in a variety of banking-related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development) and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of nonbank subsidiaries of bank holding companies. The Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuing such activity, ownership or control constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Company has not elected to be a financial holding company, and we have not engaged in any activities determined by the Federal Reserve to be financial in nature or incidental or complementary to activities that are financial in nature.

If the Company should elect to become a financial holding company, the Company and the Bank must be well-capitalized, well-managed, and have a least a satisfactory CRA rating. If the Company were to become a financial holding company and the Federal Reserve subsequently determined that the Company, as a financial holding company, is not well-capitalized or well-managed, the Company would have a period of time during which to achieve compliance, but during the period of noncompliance, the Federal Reserve may place any limitations on the Company that the Federal Reserve believes to be appropriate. Furthermore, if the Company became a financial holding company and the Federal Reserve subsequently determined that the Bank, as a financial holding company subsidiary, has not received a satisfactory CRA rating, the Company would not be able to commence any new financial activities or acquire a company that engages in such activities.

Source of Strength

Federal Reserve policy historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement the Company is expected to commit resources to support the Bank, including at times when the Company may not be in a financial position to provide it. The Company must stand ready to use its available resources to provide adequate capital to the Bank during periods of financial stress or adversity. The Company must also maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting the Bank. The Company’s failure to meet its source of strength obligations may constitute an unsafe and unsound practice or a violation of the Federal Reserve’s regulations or both. The source of strength obligation most directly affects bank holding companies where a bank holding company’s subsidiary bank fails to maintain adequate capital levels. Any capital loans by a bank holding company to the subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. The BHCA provides that in the event of a bank holding company’s bankruptcy any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Safe and Sound Banking Practices

Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices or that constitute a violation of law or regulations. Under certain conditions the Federal Reserve may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice. The Federal Reserve also has the authority to regulate the debt of bank holding companies, including the authority to impose interest rate ceilings and reserve requirements on such debt. Under certain circumstances the Federal Reserve may require a bank holding company to file written notice and obtain its approval prior to purchasing or redeeming its equity securities, unless certain conditions are met.

Tie in Arrangements

Federal law prohibits bank holding companies and any subsidiary banks from engaging in certain tie in arrangements in connection with the extension of credit. For example, the Bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that (i) the client must obtain or provide some additional credit, property or services from or to the Bank other than a loan, discount, deposit or trust services, (ii) the client must obtain or provide some additional credit, property or service from or to the Company or the Bank, or (iii) the client must not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

Dividend Payments, Stock Redemptions and Repurchases

The Company’s ability to pay dividends to its stockholders is affected by both general corporate law considerations and the regulations and policies of the Federal Reserve applicable to bank holding companies, including the Basel III Capital Rules. Generally, a Kansas corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus, as defined in and computed in accordance with K.S.A. 17-6404 and 17-6604, and amendments thereto, or in case there is not any surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. If the capital of the corporation, computed in accordance with K.S.A. 17-6404 and 17-6604, and amendments thereto, is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, then no dividends may be paid out of such net profits until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

It is the Federal Reserve’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. The Federal Reserve possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Bank holding companies must consult with the Federal Reserve before redeeming any equity or other capital instrument included in Tier 1 or Tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization’s capital base. In addition, bank holding companies are unable to repurchase shares equal to 10% or more of their net worth if they would not be well-capitalized (as defined by the Federal Reserve) after giving effect to such repurchase. Bank holding companies experiencing financial weaknesses, or that are at significant risk of developing financial weaknesses, must consult with the Federal Reserve before redeeming or repurchasing common stock or other regulatory capital instruments.

The Bank

General

The Bank is a Kansas state-chartered bank and is not a member bank of the Federal Reserve. As a Kansas state-chartered bank, the Bank is subject to the examination, supervision and regulation by the OSBCK, the chartering authority for Kansas banks, and by the FDIC. The Bank is also subject to certain regulations of the CFPB.

The OSBCK supervises and regulates all areas of the Bank’s operations including, without limitation, the making of loans, the issuance of securities, the conduct of the Bank’s corporate affairs, the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of banking offices. The FDIC is the Bank’s primary federal regulatory agency, and periodically examines the Bank’s operations and financial condition and compliance with federal law. In addition, the Bank’s deposit accounts are insured by the DIF to the maximum extent provided under federal law and FDIC regulations, and the FDIC has certain enforcement powers over the Bank.

Depositor Preference

In the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors including the parent bank holding company with respect to any extensions of credit they have made to that insured depository institution.

Brokered Deposit and Deposit Rate Restrictions

Well-capitalized institutions are not subject to limitations on brokered deposits, while adequately capitalized institutions are able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept, renew, or roll over brokered deposits and are subject to a deposit rate cap, pursuant to which the institutions would be prohibited from paying in excess of 75 basis points above published national deposit rates unless the FDIC determined that the institutions’ local market rate was above the national rate. As of March 31, 2019, the Bank was eligible to accept brokered deposits without a waiver from the FDIC and was not subject to the deposit rate cap.

Deposit Insurance

As an FDIC-insured institution, the Bank is required to pay deposit insurance premiums to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. For deposit insurance assessment purposes, an insured depository institution is placed in one of four risk categories each quarter. An institution’s assessment is determined by multiplying its assessment rate by its assessment base. The total base assessment rates range from 1.5 basis points to 40 basis points. While in the past an insured depository institution’s assessment base was determined by its deposit base, amendments to the Federal Deposit Insurance Act revised the assessment base so that it is calculated using average consolidated total assets minus average tangible equity.

Additionally, the Dodd-Frank Act altered the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. The FDIC has until September 3, 2020 to meet the 1.35% reserve ratio target, but it announced in November 2018 that the DIF had reached 1.36%, exceeding the 1.35% reserve ratio target. At least semi-annually, the FDIC updates its loss and income projections for the DIF and, if needed, may increase or decrease the assessment rates, following notice and comment on proposed rulemaking. As a result, the Bank’s FDIC deposit insurance premiums could increase. During the quarter ended March 31, 2019, the Bank paid $687.3 thousand in FDIC deposit insurance premiums.

Audit Reports

Because the Bank is an insured depository institution with total assets of $1.0 billion or more, financial statements prepared in accordance with GAAP, management’s certifications signed by our and the Bank’s chief executive officer and chief accounting or financial officer concerning management’s responsibility for the financial statements, and an attestation by the auditors regarding the Bank’s internal controls must be submitted to the FDIC and OSBCK. For institutions with total assets of more than $3.0 billion, independent auditors may be required to review quarterly financial statements. The Federal Deposit Insurance Corporation Improvement Act of 1991 requires that the Bank (or, as explained below, the Company) have an independent audit committee, consisting of outside directors who are independent of management of the Company and the Bank. The audit committee must include at least two members with experience in banking or related financial management, must have access to outside counsel and must not include representatives of large clients. Certain insured depository institutions with total assets of less than $5.0 billion (including the Bank) may satisfy these audit committee requirements if its holding company has an audit committee that satisfies these requirements. The Company’s audit committee satisfies these requirements.

FICO Assessments

In addition to paying basic deposit insurance assessments, insured depository institutions must pay Financing Corporation (“FICO”) assessments. FICO is a mixed-ownership governmental corporation chartered by the former FHLB Board to recapitalize the former Federal Savings and Loan Insurance Corporation. FICO issued 30-year non-callable bonds of approximately $8.1 billion that mature in 2017 through 2019 (of which approximately $1.2 billion matured in 2017 and approximately $4.65 billion matured in 2018). Since 1996, federal legislation requires that all FDIC-insured depository institutions pay assessments to cover interest payments on FICO’s outstanding obligations. During the quarter ended March 31, 2019, the Bank paid $10.4 thousand in FICO assessments.

Examination Assessments

Pursuant to the Kansas Banking Code, the expense of every regular examination, together with the expense of administering the banking and savings and loan laws, including salaries, travel expenses, supplies and equipment are paid by the banks and savings and loan associations of Kansas. Prior to the beginning of each fiscal year, the OSBCK estimates expenses to be incurred during such fiscal year. From this total amount, the OSBCK deducts the estimated amount of the anticipated annual income from all sources other than bank and savings and loan association assessments. The OSBCK allocates and assesses the remainder to the banks and savings and loan associations of Kansas on the basis of their total assets, as reflected in the last March 31 report called for by the FDIC under the provisions of Section 7 of the Federal Deposit Insurance Act, 12 U.S.C. § 1817 or K.S.A. 17-5610, and amendments thereto, except that the annual assessment is a minimum of $1,000 for each bank or savings and loan association. During the quarter ended March 31, 2019, the Bank paid examination assessments to the OSBCK totaling $83.5 thousand.

Capital Requirements

Banks are generally required to maintain minimum capital ratios. For a discussion of the capital requirements applicable to the Bank, see “Regulatory Capital Requirements” above.

Bank Reserves

The Federal Reserve requires all depository institutions to maintain reserves against some transaction accounts (primarily NOW and Super NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. An institution may borrow from the Federal Reserve “discount window” as a secondary source of funds if the institution meets the Federal Reserve’s credit standards.

Dividend Payments

The primary source of funds for the Company is dividends from the Bank. The Bank is not permitted to pay a dividend to the Company under certain circumstances, including if the Bank is undercapitalized under the prompt corrective action framework or if the Bank fails to maintain the required capital conservation buffer.

The Kansas Banking Code also places restrictions on the declaration of dividends by the Bank to the Company. No dividend may be paid from the capital stock account of the Bank. The current dividends of the Bank may only be paid from undivided profits after deducting losses. Before declaring any cash dividend from undivided profits, the Bank’s board of directors must ensure that the surplus fund equals or exceeds the capital stock account. If the surplus fund is less than the capital stock account, the Bank’s board of directors may transfer 25% of the net profits of the Bank, since the last preceding dividend from undivided profits, to the surplus fund, except no additional transfers are required once the surplus fund equals or exceeds the capital stock account. Any other dividend (whether in cash or other property) from the Bank to the Company requires the prior approval of the OSBCK.

The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its minimum capital requirements under applicable regulatory guidelines as of March 31, 2019.

Transactions with Affiliates

The Bank is subject to Sections 23A and 23B of the Federal Reserve Act (the “Affiliates Act”) and the Federal Reserve’s implementation of Regulation W. An affiliate of a bank under the Affiliates Act is any company or entity that controls, is controlled by or is under common control with the bank. Accordingly, transactions between the Company, the Bank and any non-bank subsidiaries will be subject to a number of restrictions. The Affiliates Act imposes restrictions and limitations on the Bank from making extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of, or investment in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of the Company or other affiliates. Such restrictions and limitations prevent the Company or other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Furthermore, such secured loans and investments by the Bank to or in the Company or to or in any other non-banking affiliate are limited, individually, to 10% of the Bank’s capital and surplus, and such transactions are limited in the aggregate to 20% of the Bank’s capital and surplus. All such transactions, as well as contracts entered into between the Bank and affiliates, must be on terms that are no less favorable to the Bank than those that would be available from non-affiliated third parties. Bank regulatory policies also forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.

Loans to Directors, Executive Officers and Principal Stockholders

The authority of the Bank to extend credit to its directors, executive officers and principal stockholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under the Federal Reserve’s Regulation O, as well as the Sarbanes-Oxley

Act. These statutes and regulations impose limits on the amount of loans the Bank may make to directors and other insiders and require that the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, that the Bank must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with the Company or the Bank; and that the loans must not involve a greater than normal risk of non-payment or include other features not favorable to the Bank. Furthermore, the Bank must periodically report all loans made to directors and other insiders to the bank regulators. As of March 31, 2019, the Bank had lines of credit for loans to insiders of $4.0 million and loans outstanding to insiders of $20.4 million.

Limits on Loans to One Borrower

As a Kansas state-chartered bank, the Bank is subject to limits on the amount of loans it can make to one borrower. With certain limited exceptions, loans and extensions of credit from Kansas state-chartered banks outstanding to any borrower (including certain related entities of the borrower) at any one time may not exceed 25% of the capital of the bank. Certain types of loans are exempted from the lending limits, including loans fully secured by segregated deposits held by the bank or bonds or notes of the United States. A Kansas state-chartered bank may lend an additional amount if the loan is fully secured by certain types of real estate. In addition to the single borrower limitation described above, loans to a borrower and its subsidiaries generally may not exceed 50% of the capital of the bank. The Bank’s legal lending limit to any one borrower was $123.3 million as of March 31, 2019.

Safety and Soundness Standards/Risk Management

The federal banking agencies have adopted guidelines establishing operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the financial institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If a financial institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the financial institution’s rate of growth, require the financial institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal bank regulatory agencies, including cease and desist orders and civil money penalty assessments.

During the past decade, the bank regulatory agencies have increasingly emphasized the importance of sound risk management processes and strong internal controls when evaluating the activities of the financial institutions they supervise. Properly managing risks has been identified as critical to the conduct of safe and sound banking activities and has become even more important as new technologies, product innovation, and the size and speed of financial transactions have changed the nature of banking markets. The agencies have identified a spectrum of risks facing a banking institution including, but not limited to, credit, market, liquidity, operational, legal and reputational risk. In particular, recent regulatory pronouncements have focused on operational risk, which arises from the potential that inadequate information systems, operational problems, breaches in internal controls, fraud or unforeseen catastrophes will result in unexpected losses. New products and services, third-party risk management and cybersecurity are critical sources of operational risk that financial institutions are expected to address in the current environment. The Bank is expected to have active board and senior management oversight; adequate policies, procedures, and limits; adequate risk measurement, monitoring, and management information systems; and comprehensive internal controls.

Branching Authority

The opening of deposit-taking banking offices must be approved by the FDIC and, if such office is established within the State of Kansas, the OSBCK, which consider a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate power. The Dodd-Frank Act permits insured state banks to engage in interstate branching even if not otherwise permitted by state law if the laws of the state where the new banking office is to be established would permit the establishment of the banking office if it were chartered by a bank in such state. Finally, we may also establish banking offices in other states by merging with banks or by purchasing banking offices of other banks in other states, subject to certain restrictions.

Interstate Deposit Restrictions

The Interstate Act, together with the Dodd-Frank Act, relaxed prior branching restrictions under federal law by permitting, subject to regulatory approval, banks to establish branches in states where the laws permit banks chartered in such states to establish branches.

Section 109 of the Interstate Act prohibits a bank from establishing or acquiring a branch or branches outside of its home state primarily for the purpose of deposit production. To determine compliance with Section 109, the appropriate federal banking agency first compares a bank’s estimated statewide loan-to-deposit ratio to the estimated host state loan-to-deposit ratio for a particular state. If a bank’s statewide loan-to-deposit ratio is at least one-half of the published host state loan-to-deposit ratio, the bank has complied with Section 109. A second step is conducted if a bank’s estimated statewide loan-to-deposit ratio is less than one-half of the published ratio for that state. The second step requires the appropriate agency to determine whether the bank is reasonably helping to meet the credit needs of the communities served by the bank’s interstate branches. A bank that fails both steps is in violation of Section 109 and subject to sanctions by the appropriate agency. Those sanctions may include requiring the bank’s interstate branches in the non-compliance state be closed or not permitting the bank to open new branches in the non-compliance state.

For purposes of Section 109, the Bank’s home state is Kansas and the Bank operates branches in three host states: Missouri, Oklahoma and Texas. The most recently published host state loan-to-deposit ratios using data as of June 30, 2017, reflect statewide loan-to-deposit ratios in Missouri, Oklahoma and Texas of 78%, 83% and 76%, respectively. As of December 31, 2018, the Bank’s statewide loan-to-deposit ratios in Missouri, Oklahoma and Texas were 184.2%, 152.8% and 208.4%, respectively. Accordingly, management believes that the Bank is in compliance with Section 109 in Missouri, Oklahoma and Texas after application of the first step of the two-step test. Management also believes that the Bank is reasonably helping to meet the credit needs of the communities served by the Bank’s branches in Missouri, Oklahoma and Texas and therefore that the Bank is in compliance with the second step of the two-step test of Section 109. If, however, the FDIC were to determine that the Bank is not reasonably helping to meet the credit needs of the communities served by the Bank’s branches in Missouri, Oklahoma and Texas, then the FDIC could require such branches be closed or not permit the Bank to open new branches in such states.

Community Reinvestment Act

The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low and moderate income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions or holding company formations.

The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from a high of “outstanding” to a low of “substantial noncompliance.” The Bank had a CRA rating of “satisfactory” as of its most recent CRA assessment.

Anti-Money Laundering and the Office of Foreign Assets Control Regulation

The PATRIOT Act is designed to deny terrorists and criminals the ability to obtain access to the U.S. financial system and has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The PATRIOT Act substantially broadened the scope of United States AML laws and regulations by imposing significant compliance and due diligence obligations, created new crimes and penalties and expanded the extra territorial jurisdiction of the United States. Financial institutions are also prohibited from entering into specified financial transactions and account relationships, must use enhanced due diligence procedures in their dealings with certain types of high risk clients and must implement a written client identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with the PATRIOT Act or its regulations, could have serious legal and reputational consequences for the institution, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required. Regulatory authorities have imposed cease and desist orders and civil money penalties against institutions found to be in violation of these obligations.

Among other requirements, the PATRIOT Act and implementing regulations require banks to establish AML programs that include, at a minimum:

•	internal policies, procedures and controls designed to implement and maintain the bank’s compliance with all of the requirements of the PATRIOT Act, the BSA and related laws and regulations;
•	systems and procedures for monitoring and reporting of suspicious transactions and activities;
•	a designated compliance officer;
•	employee training;
•	an independent audit function to test the AML program;
•	procedures to verify the identity of each client upon the opening of accounts; and
•	heightened due diligence policies, procedures and controls applicable to certain foreign accounts and relationships.

Additionally, the PATRIOT Act requires each financial institution to develop a client identification program (“CIP”) as part of its AML program. The key components of the CIP are identification, verification, government list comparison, notice and record retention. The purpose of the CIP is to enable the financial institution to determine the true identity and anticipated account activity of each client. To make this determination, among other things, the financial institution must collect certain information from clients at the time they enter into the client relationship with the financial institution. This information must be verified within a reasonable time through documentary and non-documentary methods. Furthermore, all clients must be screened against any CIP-related government lists of known or suspected terrorists. Financial institutions are also required to comply with various reporting and recordkeeping requirements. The Federal Reserve and the FDIC consider an applicant’s effectiveness in combating money laundering, among other factors, in connection with an application to approve a bank merger or acquisition of control of a bank or bank holding company.

Likewise, OFAC administers and enforces economic and trade sanctions against targeted foreign countries and regimes under authority of various laws, including designated foreign countries, nationals and others. OFAC publishes lists of specially designated targets and countries. Financial institutions are responsible for, among other things, blocking accounts of and transactions with such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence.

Failure of a financial institution to maintain and implement adequate AML and OFAC programs, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Concentrations in Commercial Real Estate

Concentration risk exists when financial institutions deploy too many assets to any one industry or segment. Concentration stemming from CRE is one area of regulatory concern. The CRE Concentration Guidance, provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny: (i) CRE loans exceeding 300% of capital and increasing 50% or more in the preceding three years; or (ii) construction and land development loans exceeding 100% of capital. The CRE Concentration Guidance does not limit banks’ levels of CRE lending activities, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. If a concentration is present, management must employ heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. On December 18, 2015, the federal banking agencies jointly issued a “statement on prudent risk management for commercial real estate lending” reminding financial institutions of developing risk management practices. See also “Risk Factors—We have a concentration in commercial real estate lending that could cause our regulators to restrict our ability to grow” on page 23 of this prospectus.

Consumer Financial Services

We are subject to a number of federal and state consumer protection laws that extensively govern our relationship with our clients. These laws include the ECOA, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, the Military Lending Act, and these laws’ respective state law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices and subject us to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by clients, including actual damages, restitution and attorneys’ fees. Federal bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, client rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for mergers or acquisitions or prohibition from engaging in such transactions even if approval is not required.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These state and local laws regulate the manner in which financial institutions deal with clients when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, client rescission rights, action by state and local attorneys general and civil or criminal liability.

Rulemaking authority for most federal consumer protection laws was transferred from the prudential regulators to the CFPB on July 21, 2011. In some cases, regulators such as the Federal Trade Commission and the DOJ also retain certain rulemaking or enforcement authority. The CFPB also has broad authority to prohibit unfair, deceptive and abusive acts and practices (“UDAAP”) and to investigate and penalize financial institutions that violate this prohibition. While the statutory language of the Dodd-Frank Act sets forth the standards for acts and practices that violate the prohibition on UDAAP, certain aspects of these standards are untested, and thus it is currently not possible to predict how the CFPB will exercise this authority.

The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations by the CFPB have created a more intense and complex environment for consumer finance regulation. The CFPB has significant authority to implement and enforce federal consumer protection laws and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit UDAAP. The review of products and practices to prevent such acts and practices is a continuing focus of the CFPB, and of banking regulators more broadly.

The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties. In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to clients for alleged legal violations and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. The CFPB also has the authority to obtain cease and desist orders providing for affirmative relief or monetary penalties. The Dodd-Frank Act does not prevent states from adopting stricter consumer protection standards. State regulation of financial products and potential enforcement actions could also adversely affect our business, financial condition or results of operations.

The CFPB has examination and enforcement authority over providers with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets, like the Bank, will continue to be examined by their applicable bank regulators.

Mortgage and Mortgage-Related Products, Generally

Because abuses in connection with home mortgages were a significant factor contributing to the financial crisis, many provisions of the Dodd-Frank Act and rules issued thereunder address mortgage and mortgage-related products, their underwriting, origination, servicing and sales. The Dodd-Frank Act significantly expands underwriting requirements applicable to loans secured by 1-4 family residential real property and augmented federal law combating predatory lending practices. In addition to numerous disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to strongly encourage lenders to verify a borrower’s ability to repay, while also establishing a presumption of compliance for certain “qualified mortgages.” The Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans that the lender sells, and other asset-backed securities that the securitizer issues, if the loans do not comply with the ability-to-repay standards described below. The EGRRCPA provides that for certain insured depository institutions and insured credit unions with less than $10.0 billion in total consolidated assets, mortgage loans that are originated and retained in portfolio will automatically be deemed to satisfy the “ability to repay” requirement. To qualify for this treatment, the insured depository institutions and credit unions must meet conditions relating to prepayment penalties, points and fees, negative amortization, interest-only features and documentation.

Ability-to-Repay Requirement and Qualified Mortgage Rule

In January 2013, the CFPB issued a final rule implementing the Dodd-Frank Act’s ability-to-repay requirements. Under this rule, lenders, in assessing a borrower’s ability to repay a mortgage-related obligation, must consider eight underwriting factors: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) monthly payment on the subject transaction; (iv) monthly payment on any simultaneous loan; (v) monthly payment for all mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) monthly debt-to-income ratio or residual income; and (viii) credit history. This rule also includes guidance regarding the application of, and methodology for evaluating, these factors. The Bank does not currently expect this rule to have a significant impact on its operations.

Incentive Compensation Guidance

The federal bank regulatory agencies have issued comprehensive guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. The incentive compensation guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (i) balanced risk-taking incentives; (ii) compatibility with effective controls and risk management; and (iii) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or take other actions. In addition, under the incentive compensation guidance, a banking organization’s federal supervisor may initiate enforcement action if the organization’s incentive compensation arrangements pose a risk to the safety and soundness of the organization. Further, the Basel III capital rules limit discretionary bonus payments to bank executives if the institution’s regulatory capital ratios fail to exceed certain thresholds. Although the federal bank regulatory agencies proposed additional rules in 2016 related to incentive compensation for all banks with more than $1.0 billion in assets, those rules have not yet been finalized. The scope and content of the U.S. banking regulators’ policies on executive compensation are continuing to develop and are likely to continue evolving in the near future.

The Dodd-Frank Act requires public companies to include, at least once every three years, a separate non-binding “say-on-pay” vote in their proxy statement by which stockholders may vote on the compensation of the public company’s named executive officers. In addition, if such public companies are involved in a merger, acquisition, or consolidation, or if they propose to sell or dispose of all or substantially all of their assets, stockholders have a right to an advisory vote on any golden parachute arrangements in connection with such transaction (frequently referred to as “say-on-golden parachute” vote). Other provisions of the Dodd-Frank Act may impact our corporate governance. For instance, the SEC adopted rules prohibiting the listing of any equity security of a company that does not have a compensation committee consisting solely of independent directors, subject to certain exceptions. In addition, the Dodd-Frank Act requires the SEC to adopt rules requiring all exchange-traded companies to adopt claw-back policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements. Those rules, however, have not yet been finalized. Additionally, we are an EGC under the JOBS Act and therefore subject to reduced disclosure requirements related to, among other things, executive compensation.

Financial Privacy

The federal bank regulatory agencies have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to non-affiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a non-affiliated third party. These regulations affect how consumer information is transmitted through financial services companies and conveyed to outside vendors. In addition, consumers may also prevent disclosure of certain information among affiliated companies that is assembled or used to determine eligibility for a product or service, such as that shown on consumer credit reports and asset and income information from applications. Consumers also have the option to direct banks and other financial institutions not to share information about transactions and experiences with affiliated companies for the purpose of marketing products or services.

Impact of Monetary Policy

The monetary policy of the Federal Reserve has a significant effect on the operating results of financial or bank holding companies and their subsidiaries. Among the tools available to the Federal Reserve to affect the money supply are open market transactions in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These tools are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

New Banking Reform Legislation

Key provisions of the EGRRCPA as it relates to community banks and bank holding companies include, but are not limited to: (i) designating mortgages held in portfolio as “qualified mortgages” for banks with less than $10.0 billion in assets, subject to certain documentation and product limitations; (ii) exempting banks with less than $10.0 billion in assets (and total trading assets and trading liabilities of 5% or less of total assets) from Volcker Rule requirements relating to proprietary trading; (iii) simplifying capital calculations for banks with less than $10.0 billion in assets by requiring federal banking agencies to establish a community bank leverage ratio of tangible equity to average consolidated assets of not less than 8% or more than 10%, and provide that banks that maintain tangible equity in excess of such ratio will be deemed to be in compliance with risk-based capital and leverage requirements; (iv) assisting smaller banks with obtaining stable funding by providing an exception for reciprocal deposits from FDIC restrictions on acceptance of brokered deposits; (v) raising the eligibility for use of short-form Call Reports from $1.0 billion to $5.0 billion in assets; (vi) clarifying definitions pertaining to high-volatility commercial real estate, which require higher capital allocations, so that only loans with increased risk are subject to higher risk weightings and (vii) changing the eligibility for use of the small bank holding company policy statement from institutions with under $1.0 billion in assets to institutions with under $3.0 billion in assets.

Other Pending and Proposed Legislation

Other legislative and regulatory initiatives which could affect the Company, the Bank and the banking industry in general may be proposed or introduced before the U.S. Congress, the Kansas Legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject the Company or the Bank to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of the Company or the Bank would be affected thereby.

Although the majority of the Dodd-Frank Act’s rulemaking requirements have been met with finalized rules, approximately one-fifth of the rulemaking requirements are either still in the proposal stage or have not yet been proposed. On February 2, 2017, the President signed an executive order calling for the administration to review various U.S. financial laws and regulations. The full scope of the current administration’s legislative and regulatory agenda is not yet fully known, but it may include further deregulatory measures for the banking industry, including the structure and powers of the CFPB and other areas under the Dodd-Frank Act.

At this time, it is difficult to anticipate the continued impact the Dodd-Frank Act will have on the Company, its clients and the financial industry generally. To the extent the Dodd-Frank Act remains in place or is not further amended, it is likely to continue to increase the Company’s cost of doing business, limit the Bank’s permissible activities, and affect the competitive balance within the industry and market.

MANAGEMENT

Board of Directors

The following table sets forth certain information about our directors, including their names, ages and year in which they began serving as a director of the Company.

Name	Age	Position with the Company and Bank	Company Director Since	Company Director Class(1)
Rod Brenneman	55	Chairman of the Board of the Company	2012	III
George F. Jones, Jr.	75	Director of the Company; President and Chief Executive Officer of the Company; Director of the Bank	2016	I
David O’Toole	68	Director of the Company; Chief Financial Officer and Chief Investment Officer of the Company and Chief Financial Officer of the Bank; Director of the Bank	2008	II
George Bruce	64	Director of the Company	2009	III
Steven W. Caple	54	Director of the Company	2018	I
Ron Geist	50	Director of the Company; Director of the Bank	2018	I
Jennifer Grigsby	50	Director of the Company	2013	III
George E. Hansen III	69	Director of the Company	2013	I
Lance Humphreys	50	Director of the Company	2018	III
Mason King	44	Director of the Company; Director of the Bank	2018	III
Jimmy Kuykendall	54	Director of the Company; Director of the Bank	2018	III
Mike Maddox	50	Director of the Company; Director of the Bank; President and Chief Executive Officer of the Bank	2008	II
Kevin Rauckman	57	Director of the Company; Director of the Bank	2016	I
Michael Robinson	65	Director of the Company; Director of the Bank	2018	II
Jay Shadwick	56	Director of the Company; Director of the Bank	2009	II
Grey Stogner	58	Director of the Company	2018	I
Stephen K. Swinson	61	Director of the Company	2013	II
(1)	Our Board of Directors is divided into three classes, the terms of which expire at our annual meeting in 2019 (Class II), 2020 (Class III) and 2021 (Class I).

Our Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the independent members of our Board of Directors do not involve themselves in day-to-day operations of the Company or the Bank. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisors (legal counsel, outside auditors, and other consultants), by reading reports and other materials that we send them and by participating in board and committee meetings.

In accordance with our articles of incorporation, the total number of directors constituting the entire Board of Directors may not be less than 10 nor more than 20. Our Board of Directors currently has 17 directors. Our Board of Directors is classified into three classes, as provided in our articles of incorporation, with each director generally serving a term of 3 years and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Our executive officers are appointed by our Board of Directors and hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal.

As discussed in greater detail below, our Board of Directors has affirmatively determined that 14 of our 17 current directors qualify as independent directors based upon the rules of the Nasdaq Stock Market and the SEC. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director.

A brief description of the background of each of our directors, together with the experience, qualifications, attributes or skills that qualify each to serve as a director, is set forth below.

Rod Brenneman—55—Director and Chairman of the Board of the Company. Since August 2014, Mr. Brenneman has been an independent business consultant and advisor. From 2011 until August 2014, Mr. Brenneman served as the President and Chief Executive Officer of Butterball LLC, the largest integrated turkey processing company in the United States and a joint venture of Seaboard Corporation and Maxwell Foods, LLC. Previously, Mr. Brenneman served in various financial and management capacities at Seaboard Corporation, a global agribusiness and transportation company, from 1989 until 2011. Mr. Brenneman served as President and Chief Executive Officer of Seaboard Foods from 2001 until 2011, as Senior Vice-President and Chief Financial Officer of Seaboard Foods from 1999 to 2001, as Senior Vice President, Live Production for Seaboard Foods from 1996 until 1999 and Vice President – Finance and Administration of Seaboard Foods from 1994 to 1996. His previous experience includes several years with Arthur Andersen. Mr. Brenneman is a CPA and graduated from Wichita State University. Mr. Brenneman has served on several boards, both for-profit and not-for-profit, and is involved in private equity. Mr. Brenneman previously served on the board of CrossFirst Bank from 2009 until 2012. Currently, he serves on the board of the Clemens Family Corporation, McKee Foods, T2 Capital Management, Maxwell Foods, Great Lakes Cheese Company, Inc., P&P Optica Inc., Lifesong for Orphans, Inc. and Made to Flourish, Inc. Mr. Brenneman was selected to serve on our Board of Directors because of his significant management and financial experience.

George F. Jones, Jr.—75—Director of the Company and of the Bank; President and Chief Executive Officer of the Company. Mr. Jones has served as President and Chief Executive Officer of the Company since May 2018. Mr. Jones joined the Company as Vice-Chairman in May 2016, after retiring from Texas Capital Bank, N.A. at the end of 2013, and served as Vice-Chairman of the Company until May 2018. Mr. Jones has over 40 years of experience in the banking industry. Mr. Jones was a founding executive of Texas Capital Bancshares, Inc. (“TCBI”), a bank holding company, and served as President of TCBI from 2007 until 2013 and Chief Executive Officer from 2007 until 2013. Mr. Jones served as the Chief Executive Officer of Texas Capital Bank, N.A. from its inception in December 1998 until 2013 and served as President of Texas Capital Bank, N.A. from December 1998 to October 2008. Mr. Jones previously held key management roles with Texas American Bank, Dallas, as president & CEO and vice president and manager of financial institutions with Mercantile National Bank, Dallas. Mr. Jones is a graduate of the University of North Texas with a degree in Business Administration and of the Graduate School of Banking at Southern Methodist University. Mr. Jones served on the board of the Federal Reserve Bank of Dallas and was a member of the Audit Committee. Mr. Jones has served on the board of CrossFirst Bank since 2016. He also serves on the board of directors and as chairman of the Audit Committee and Compensation Committee of Caliber Home Loans, Inc., Dallas, Texas. Mr. Jones was selected to serve on our Board of Directors because of his significant banking leadership experience. Mr. Jones’ employment agreement also grants him a right to be appointed as a director of the Company.

David O’Toole—68—Director of the Company and of the Bank; Chief Financial Officer and Chief Investment Officer of the Company; Chief Financial Officer of the Bank. Mr. O’Toole has served as Chief Financial Officer of the Company and the Bank since 2008 and Chief Investment Officer of the Company since 2009. In addition to his roles with the Company and the Bank, Mr. O’Toole has served as President of CrossFirst Investments, Inc. since 2010. Mr. O’Toole previously served as President for CrossFirst Advisors from 2008 until 2016. Mr. O’Toole was a co-founder of a bank consulting and accounting firm that grew in national prominence and served more than 500 financial institutions. He was Managing Partner of the company for approximately ten years and led the firm’s M&A practice where he was involved with nearly 100 bank purchase or sale transactions. Mr. O’Toole graduated from Fort Hays State University in 1973, and is a former member of the Kansas City Chapter of the Association for Corporate Growth and The Executive Committee KC. He has served on numerous boards of directors of banks and private companies, including the Continental Airlines, Inc. travel agency advisory board. Mr. O’Toole has served on the board of CrossFirst Bank since 2007. Mr. O’Toole’s current board positions include the Company, the Bank and The Ali Kemp Educational (T.A.K.E.) Foundation. Mr. O’Toole was selected to serve on our Board of Directors because of his significant experience in accounting, finance, banking and general business. Mr. O’Toole’s employment agreement also grants him a right to be appointed as a director of the Company and the Bank.

George Bruce—64—Director of the Company. Mr. Bruce has served as the CEO of Aladdin Petroleum Corporation, an oil and gas exploration and production company, for the past 25 years. Mr. Bruce has also served as general counsel for Aladdin Middle-East, Ltd., a private petroleum exploration, production and drilling company in the Republic of Turkey since 1980 and serves as its Vice Chairman and Executive Vice President. In his legal career, Mr. Bruce was a law partner of Hall, Pike & Bruce from 1980-1988 before joining Martin,

Pringle, Oliver, Wallace & Bauer, LLP, where he served as managing partner and continues to serve of counsel. Mr. Bruce served as corporate counsel for Union Bankshares, Inc., the holding company for Union National Bank of Wichita, for 10 years from 1985 through its acquisition by Commerce Bank in 1995. Mr. Bruce also served as legal counsel for numerous banks in obtaining de novo charters and in connection with sales and acquisitions. Mr. Bruce received a B.A. degree in History from the University of Kansas in 1977 and his law degree from Washburn University School of Law in 1980. He has served on the board of directors of Aladdin Petroleum Corporation since 1993, and the board of Aladdin Middle-East, Ltd. since 1990. Additionally, Mr. Bruce has served on the board for Heartland Community Church since 1993. Mr. Bruce was selected to serve on our Board of Directors because of his significant legal, business and banking experience, particularly in the energy sector.

Steven W. Caple—54—Director of the Company. Mr. Caple has served as President of Unity Hunt, Inc., the company through which the Lamar Hunt family oversees its holdings, since January 2010. Additionally, Mr. Caple serves in various roles for many of the Lamar Hunt family’s trusts and portfolio companies. Mr. Caple is also the co-owner of TRL Management, LLC. Prior to joining Unity Hunt, Mr. Caple served as President of VFT Capital, LP (“VFT”). Before joining VFT, Mr. Caple served as President of Novo Networks, Inc., and he previously held legal and management positions with GTE Corporation, Chancellor Media Corporation and Marcus Cable, LP. Mr. Caple also practiced law with the firm of Patton, Haltom, Roberts, McWilliams & Greer, LLP. Mr. Caple received his bachelor’s degree from the University of Texas at Dallas and a law degree, cum laude, from the University of Arkansas, where he served as the Managing Editor of the Arkansas Law Review. Mr. Caple currently serves as Chairman of Hunt Midwest Enterprises, Inc. and as a board member of Placid Holding Company, Inc., Hunt Southwest Real Estate Development, LLC, ES Xplore, LLC and Trinity Hunt Management GP, LLC. He also serves as an advisory board member of the Roundtable Forum, a host committee member of the Great Investors’ Best Ideas Foundation Investment Symposium, a board member of the National Archives Foundation and a committee member of Campaign Arkansas. Mr. Caple was selected to serve on our Board of Directors because of his significant management experience across many industries.

Ron Geist—50—Director of the Company and of the Bank. Mr. Geist has served since June 2014 as President of RAGE Administrative and Marketing Services (“RAMS”), a large franchisee of restaurants. Prior to being appointed President, Mr. Geist served as Real Estate Director at RAMS. Additionally, Mr. Geist has served as Managing Partner of Starwood Investments, L.P. (“Starwood”) since February 2012. Starwood has holdings in securities, real estate and other investments. Prior to joining RAMS and Starwood, Mr. Geist served as President of Blue Ribbon Technologies, a provider of document imaging and storage, as well as customizable web design. Before joining Blue Ribbon, Mr. Geist was Managing Partner and owner of Zland of Denver, a company that provides integrated web based applications for the marketing, commerce and operations of business. Mr. Geist has also held various positions for Beauty First, a provider of hair care services and products throughout its chain of stores. Mr. Geist is a partner in Flint Oak Ranch, which is a private hunting resort. Mr. Geist received his B.S. degree from the University of Kansas. He has served on the board of CrossFirst Bank since 2013. Mr. Geist was selected to serve on our Board of Directors because of his significant experience in restaurant franchising and general business.

Jennifer Grigsby—50—Director of the Company. Mrs. Grigsby has served as Executive Vice President and Chief Financial Officer of Ascent Resources, LLC, an oil and gas exploration and production company located in Oklahoma City, Oklahoma, since July 2015. Mrs. Grigsby previously served as CFO of American Energy – Woodford, LLC and CEO and CFO of American Energy Minerals, LLC from February 2015 to July 2015. Prior to joining American Energy, Mrs. Grigsby was Senior Vice President, Corporate and Strategic Planning for Chesapeake Energy Corporation (“Chesapeake”), an oil and gas exploration and production company, from August 2013 to May 2014. From 2007 to August 2013, Mrs. Grigsby served as Senior Vice President, Treasurer and Corporate Secretary for Chesapeake. Mrs. Grigsby received a BS degree in Accounting in 1991 from Oklahoma State University and her MBA from Oklahoma City University in 1999. Mrs. Grigsby is a Certified Public Accountant and Chartered Global Management Accountant. She previously served on the board of CrossFirst Bank from 2012 until 2013. Mrs. Grigsby serves on the board of directors of the YMCA of Greater Oklahoma City, the Oklahoma Hall of Fame, the United Way of Central Oklahoma and the Petroleum Club of Oklahoma City. Mrs. Grigsby was selected to serve on our Board of Directors because of her significant financial and general business experience, particularly in the energy sector.

George E. Hansen III—69—Director of the Company. Mr. Hansen has served as Chief Executive Officer and President of the Enterprise Center in Johnson County, a non-profit organization that provides education, connections to capital, mentoring and office space to Kansas City entrepreneurs, since June 2013. Additionally, Mr. Hansen has served as a manager and internal consultant for Murfin Drilling since November 2013. Prior to his roles with the Enterprise Center in Johnson County and Murfin Drilling, Mr. Hansen was Executive Vice President for Thorn EMI, PLC. Additionally, Mr. Hansen has served as the CEO or Managing Director for four private companies. Mr. Hansen is a graduate of the University of Maine and holds a certificate in Management from Columbia University. He serves as a board member for the Enterprise Center in Johnson County, Baldwin, LLC, Hilary’s and Matrix Measuring Systems. Mr. Hansen was selected to serve on our Board of Directors because of his significant management experience across many industries.

Lance Humphreys—50—Director of the Company. Mr. Humphreys has served as Manager – Lead Investor of Triad Marketing Inc., since May 2010. He is also currently Chief Executive Officer of Salt and Light Leadership, Inc., a role he has held since May 2018, and Manager of Bluestream Consulting, LLC. Mr. Humphreys previously served as Manager of Covenant Hospitality, LLC from February 2011 through May 2016. Mr. Humphreys graduated from the University of Oklahoma, where he studied marketing. Mr. Humphreys also studied at Denver Seminary and spent eight years as the senior leader of Bridgeway Church in Oklahoma City. Mr. Humphreys previously served on the board of CrossFirst Bank from 2012 until 2018. He is a current board member for Carlton Landing, LLC, Project 58, Inc., Arrow Global Capital, Inc. and Salt and Light Leadership, Inc. Mr. Humphreys was selected to serve on our Board of Directors because of his significant management and general business experience.

Mason King—44—Director of the Company and of the Bank. Mr. King is a Principal of Luther King Capital Management, an investment management company. He joined the firm in 2004 and serves as a portfolio manager and equity analyst. Mr. King graduated with a Bachelor of Arts in English Literature from Princeton University and a Master of Business Administration from the University of Texas at Austin. He also completed the TCU Ranch Management Program. Mr. King holds board positions with St. Mark’s School of Texas, the Investment Advisor Association, Caesar Kleberg Wildlife Research Institute, Texas and Southwestern Cattle Raisers Foundation, LKCM Center for Financial Studies at TCU and the University of Texas MBA Investment Fund. He has also served on the board of CrossFirst Bank since 2018. Mr. King was selected to serve on our Board of Directors because of his significant financial and investment experience.

Jimmy Kuykendall—54—Director of the Company and of the Bank. Mr. Kuykendall owns and operates Equipment World, Inc., a construction equipment dealership located in Tulsa, Oklahoma. The business sells equipment across the country and serves a regional area providing rentals, parts and services. Mr. Kuykendall joined the company in 1987 upon his graduation from Oklahoma State University and has spent over 31 years working to build the business. Mr. Kuykendall is involved in various industry associations and has served on the board of the Association of Oklahoma General Contractors. He has served on the board of CrossFirst Bank since 2017. Mr. Kuykendall was selected to serve on our Board of Directors because of his significant business experience.

Mike Maddox—50—Director of the Company and of the Bank; President and Chief Executive Officer of the Bank. Mr. Maddox has served as President and Chief Executive Officer of the Bank since November 28, 2008. Prior to joining the Bank, he was a Regional President for Intrust Bank. In this role, he managed the bank’s operations in Northeast Kansas. Mr. Maddox has over 18 years of banking experience. Mr. Maddox attended the University of Kansas from which he received a Business degree in 1991 and a law degree in 1994. While at KU, Mr. Maddox was a four-year basketball letterman and a member of the KU team that won the National Championship in 1988. Mr. Maddox completed the Graduate School of Banking at the University of Wisconsin - Madison in 2003. Mr. Maddox is an Executive Committee member for Johnson County Economic Development and a board member for the Kansas City Area Development Council. He has served on the board of CrossFirst Bank since 2008. Mr. Maddox was selected to serve on our Board of Directors because of his significant banking leadership experience. Mr. Maddox’s employment agreement also grants him a right to be appointed as a director of the Company and the Bank.

Kevin Rauckman—57—Director of the Company and of the Bank. Mr. Rauckman is the owner of, and financial consultant for, Rauckman Advisors, LLC, where he has worked since November 2017. Mr. Rauckman was previously a financial advisor for MoBank (formerly Bank of Kansas City), a subsidiary of BOK Financial Corporation, from February 2015 through May 2016. Prior to joining the Bank of Kansas City, Mr. Rauckman served as the Chief Financial Officer and Treasurer of Garmin Ltd. from January 1999 until December 2014. He was named CFO of the Year by the Kansas City Business Journal in 2008. Mr. Rauckman received a B.S. in Business Administration in 1984 and an MBA degree in Finance from the University of Kansas in 1986. Mr. Rauckman serves as a board member and the Audit Committee Chairman of JE Dunn Construction Group. He also serves on the board for ClaimKit LLC and Site 10.01, LLC and on the Audit Committee for Cristo Rey Kansas City High School. He has served on the board of CrossFirst Bank since 2018. Mr. Rauckman was selected to serve on our Board of Directors because of his significant financial and investment experience.

Michael Robinson—65—Director of the Company and of the Bank. Mr. Robinson has served as the Chief Operating Officer of CommLink Technology (“CommLink”), a provider of telecommunications, power and broadband services, since October 1, 2016. Prior to joining CommLink, Mr. Robinson owned and worked for Leadergy Catalyst LLC, a senior executive advisory company, from March 16, 2006 until October 1, 2016. Prior to Leadergy Catalyst LLC, he served as President and Chief Operating Officer of Motricity, a provider of mobile marketing and advertising solutions, from February 2005 until March 2006, and as Senior Vice President for Sprint Corporation from September 1973 until February 2005. Mr. Robinson has over 34 years of leadership experience in technology-centric businesses, including business development, sales, international business, product development, engineering and operations. He has served on the board of CrossFirst Bank since 2007. Mr. Robinson was selected to serve on our Board of Directors because of his significant technology expertise and general business experience.

Jay Shadwick—56—Director of the Company and of the Bank. Mr. Shadwick is a partner with the law firm of Duggan, Shadwick, Doerr and Kurlbaum LLC, where he has worked since 1994. Mr. Shadwick has practiced law for 31 years with an emphasis in banking, real estate and business transactions. Mr. Shadwick obtained a B.S. degree in Secondary Education from the University of Kansas and his law degree from the University of Arkansas. He previously served on the board of CrossFirst Bank from 2007 until 2009 prior to rejoining the board in 2018. Mr. Shadwick is a former Chairman of the Johnson County Republican Party, former Member of the Johnson County Airport Commission and former Chairman of the Kansas Racing and Gaming Commission. He has served on the board of directors for the Clapham Institute since 2010. Mr. Shadwick was selected to serve on our Board of Directors because of his significant experience with banking, real estate and general business transactions.

Grey Stogner—58—Director of the Company. Mr. Stogner is the President and Owner of Crestview Real Estate, LLC (“Crestview”), which is a full-service commercial real estate company based in Dallas, Texas. Crestview specializes in development, leasing, property management and asset management of commercial real estate. Mr. Stogner is also a principal in The Cogent Group, LLC, which is an investment company that specializes in net leased investments. Mr. Stogner has served as President of Crestview and as a principal in The Cogent Group, LLC since April 2008. During his career, which has spanned over 30 years in commercial real estate, he has been involved in the development of over 7 million square feet of commercial space primarily in the retail shopping center sector of the business. This has included food anchored retail centers, specialty centers and single tenant assets. Mr. Stogner graduated from Baylor University with a B.B.A. in Management, Marketing and Real Estate and was a football letterman. Mr. Stogner was selected to serve on our Board of Directors because of his significant experience in real estate investments.

Stephen K. Swinson—61—Director of the Company. Mr. Swinson currently serves as President and CEO of Thermal Energy Corporation (“TECO”), a not-for-profit district energy system. TECO is the largest district energy chilled water system in North America. Mr. Swinson has served in this role at TECO since 2005. Mr. Swinson graduated from Auburn University with a degree in mechanical engineering and received his MBA from Northwestern University’s Kellogg Graduate School of Management. Mr. Swinson is a licensed professional engineer and is a frequent presenter and publisher on emerging issues in the energy field. Mr. Swinson currently serves on the board of directors of Torotel, Inc. He also serves as Chairman of the Audit Committee for the International District Energy Association and is an Advisory Board Member for the Texas Medical Center. Mr. Swinson was selected to serve on our Board of Directors because of his significant management and general business experience, particularly in the energy and construction sectors.

‘Executive Officers

The following table sets forth certain information regarding our executive officers and the executive officers of the Bank, including their names, ages and positions:

Name	Age	Position
George F. Jones, Jr.	75	President and Chief Executive Officer of the Company
David O’Toole	68	Chief Financial Officer and Chief Investment Officer of the Company and Chief Financial Officer of the Bank
Mike Maddox	50	President and Chief Executive Officer of the Bank
W. Randall Rapp	55	Chief Credit Officer of the Bank
Amy Fauss	52	Chief Operating Officer of the Bank
Tom Robinson	60	Chief Risk Officer of the Company
Aisha Reynolds	42	General Counsel and Corporate Secretary of the Company and the Bank

The business experience of Messrs. Jones, O’Toole and Maddox is set forth above. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

W. Randall Rapp—55—Chief Credit Officer of the Bank. Mr. Rapp has served as the Chief Credit Officer of the Bank since April 2019. Prior to joining the Bank, Mr. Rapp held various positions at Texas Capital Bank, N.A. from March 2000 until March 2019, including serving as Executive Vice President and Chief Credit Officer from May 2015 until March 2019, and as a Senior Credit Officer from 2013 until May 2015. He has more than 30 years of experience in credit and banking. Mr. Rapp holds a BBA in Accounting from The University of Texas at Austin and an MBA in Finance from Texas Christian University. He is also a licensed CPA.

Amy Fauss—52—Chief Operating Officer of the Bank. Ms. Fauss is an accomplished banking professional with more than twenty years of experience in operations. She has served as the Chief Operating Officer of the Bank since December 2009. She previously served as Executive Vice President and Chief Operating Officer of Solutions Bank, where she directed all aspects of daily operations. Her experience also includes senior management positions at Hillcrest Bank and Citizens-Jackson County Bank. Ms. Fauss holds a Bachelor of Science degree in Finance from Central Missouri State University and an MBA from University of Missouri – Kansas City. She has also completed the Graduate School of Banking at the University of Wisconsin - Madison.

Tom Robinson—60—Chief Risk Officer of the Company. Mr. Robinson has served as the Chief Risk Officer of the Company since January 2019. Mr. Robinson served as the Chief Credit Officer of the Bank from December 2011 until March 2019. He has more than thirty years of experience in credit and banking. Prior to joining the Bank in December 2011, Mr. Robinson served as the Chief Lending Officer for Morrill & Janes Bank and Trust Company, a unit of Morrill Bancshares, Inc. Mr. Robinson holds a Bachelor of Science degree in Finance and Economics from Iowa State University. He completed the Executive Education Program in Leadership Development at the University of Virginia Darden Graduate School of Business Administration and is a graduate of the Graduate School of Banking at Colorado University – Boulder.

Aisha Reynolds—42—General Counsel and Corporate Secretary of the Company and the Bank. Ms. Reynolds has served as General Counsel and Corporate Secretary of the Company since August 2018. Prior to joining the Company, she was Vice President, Securities and Governance for DST Systems, Inc., a global provider of technology-based information processing and servicing solutions, from August 2015 through June 2018. She served as Commercial Counsel for Compass Minerals International, Inc., a minerals provider, from August 2014 through August 2015. Ms. Reynolds served as Counsel – Securities and Finance for Sprint Corporation, a telecommunications company, from September 2010 through August 2014. Prior to joining Sprint, Ms. Reynolds was an associate at the law firm of Stinson LLP. She received her law degree from Washington University in St. Louis.

In addition to the executive officers listed above, the Bank is managed by a team of highly qualified and experienced bankers who oversee various aspects of our organization including lending, credit administration, treasury services, wealth management, marketing, finance, operations, information technology, regulatory compliance, risk management and human resources. Our team has a demonstrated track record of achieving profitable growth, maintaining a strong credit culture, implementing a relationship-driven approach to banking and successfully executing acquisitions. The depth of our team’s experience, market knowledge and long-term relationships in Kansas, Missouri, Oklahoma and Texas provide us with a steady source of referral business.

Management Services Agreement with CrossFirst Bank

Effective January 1, 2019, we entered into an amended management services agreement with CrossFirst Bank to perform services for CrossFirst Bank including bank management and supervision, capital planning and support, lending oversight and assistance, product development, funds management, client referrals, accounting, audit, risk and tax assistance, human resources-related management, compensation management, sponsorship of incentive plans, oversight and administration of warrants, assistance with and oversight of insurance matters, maintenance of stockholder records, service as the corporate secretary, legal and compliance support, merger and acquisition assistance, marketing, facilities management, investment securities management and oversight for recruitment and administration of directors. We also granted CrossFirst Bank a non-exclusive, non-transferable license to use certain intellectual property in connection with the business of CrossFirst Bank, including certain trademarks and service marks and the CrossFirst Bank business model.

The management services agreement provides that upon each one-year anniversary of December 31, 2019, and upon any material change in the circumstances of the parties, the agreement is subject to review and modification to determine the need to continue the agreement. The agreement is subject to termination at any time by mutual agreement of the parties, unilaterally by us if CrossFirst Bank materially breaches the agreement, or CrossFirst Bank may elect to terminate our services while keeping the license for intellectual property, subject to the payment of a $100.0 thousand annual license fee.

Under the management services agreement, CrossFirst Bank pays a monthly fee which is $625.0 thousand in 2019 for our services. We may also invoice CrossFirst Bank for certain costs and expenses incurred in carrying out the services. We have no liability to CrossFirst Bank relating to any losses, damages or claims arising out of our performance, except those that stem from our gross negligence or willful misconduct. Additionally, CrossFirst Bank will indemnify us for any damages that arise out of the agreement.

The management services agreement provides that neither party may assign, sell or transfer any of its rights or obligations under the agreement without the consent of the other party. However, we may delegate the performance of services to one of our affiliates without the prior consent of CrossFirst Bank.

Corporate Governance Principles and Board of Directors Matters

Corporate Governance Guidelines

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines to assist our Board of Directors in the exercise of its duties and responsibilities and to provide us an effective corporate governance framework. The Corporate Governance Guidelines address, among other things, the role and functions of our Board of Directors, as well as Board of Directors’ composition and membership criteria, independence, leadership structure, selection, meetings, committees, access to management and advisors, compensation, orientation and continuing education and management succession and review. Our Guidelines will be available on our website at www.crossfirstbank.com under the investor relations tab upon completion of this offering.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders. When considering potential director candidates, our Board of Directors also considers: (i) whether the individual meets various independence requirements; (ii) the individual’s understanding of banking, the varied disciplines relevant to the success of a publicly traded company in the current business environment and the Company’s business and markets; (iii) the professional expertise, business and financial experience and educational background of the individual; (iv) the individual’s understanding of, and commitment to, high standards of regulatory compliance; (v) the personal and professional integrity of the individual; and (vi) other factors that promote diversity of views and experience.

Director Independence

We have applied to list our common stock on the Nasdaq Global Select Market and, upon successful listing, we will be required to comply with the rules of the Nasdaq Stock Market with respect to the independence of directors who serve on our Board of Directors and its committees. Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board of Directors within a specified period of time after this offering. The rules of the Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our Board of Directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our Board of Directors has affirmatively determined that each of our directors is an independent director, as defined under the applicable rules, except for George F. Jones, Jr., Mike Maddox and David O’Toole because each is an executive officer of the Company or the Bank. Our Board of Directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules. In making these determinations, our Board of Directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business, the arrangements which are disclosed under “Certain Relationships and Related Transactions,” and the compensation arrangements described under “Executive Compensation” and “Director Compensation.” In determining the independence of George Bruce and Jay Shadwick, our Board of Directors considered certain payments made by the Company to law firms with which they are affiliated for legal services. These payments did not exceed $120 thousand during 2016 or 2017 or since January 1, 2018 for either of Mr. Bruce or Mr. Shadwick and, therefore, our Board of Directors determined that such payments would not interfere with their exercising independent judgment in carrying out their duties.

Family Relationships and Related Person Transaction Policy

There are no family relationships among the directors of the Company, as defined in Item 401 of Regulation S-K. Our Board of Directors has adopted a Related Person Transaction Policy that applies to transactions with “related persons,” which generally means transactions involving us or any of our subsidiaries and any of our executive officers, directors, director nominees or greater than 5% stockholders (or any immediate family member of any of the foregoing). The Related Person Transaction Policy sets forth the transactions for which it is, and is not, applicable and policies and procedures for the review and approval or ratification of such transactions.

Board of Directors Leadership Structure

On August 31, 2018, the Board of Directors resolved to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and the day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for board meetings, presides over meetings of the full Board of Directors (including executive sessions), and facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer. Our Board of Directors further believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined.

After the completion of this offering, the boards of the Company and the Bank will each meet at least four times per year. To further strengthen the oversight of our Board of Directors, our Board of Directors will hold regular executive sessions. The executive sessions are scheduled in connection with regularly scheduled board meetings at least twice a year. The executive sessions will be presided over by the Chairman of the Board who serves as the lead independent director. If the Chairman of the Board is absent, the independent directors will designate a director to preside at the executive sessions.

Code of Business Conduct and Ethics

Our Board of Directors intends to adopt a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions for us pursuant to Item 406 of Regulation S-K, as well as all of our directors, other officers and employees. The Code of Business Conduct and Ethics sets forth the legal and ethical standards for the conduct of our business that we expect such individuals to follow, as well as basic principles to provide guidance on such standards. Our Code of Business Conduct and Ethics provides standards and guidance in various areas, including compliance with laws, rules and regulations, including the federal bank bribery law; compliance with company policies; conflicts of interest; insider trading; confidentiality; honest and ethical conduct and fair dealing;

financial responsibility, investments and personal borrowing and lending; discrimination and harassment; health and safety; protection and proper use of corporate assets; accuracy of books and records and public reports; concerns regarding accounting or auditing matters; dealings with independent auditors; and political and charitable contributions and activities. The Code of Business Code of Conduct and Ethics also sets out procedures for reporting on, complying with and obtaining waivers of the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics will be available on our website at www.crossfirstbank.com under the investor relations tab upon completion of this offering. Any amendments to the Code of Business Code of Conduct and Ethics for our executive officers, or any waivers of their respective requirements, will be disclosed as required by Nasdaq Global Select Market rules or the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have been one of our officers or employees. In addition, none of our executive officers serves or has served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Disclosure Policy

Our Board of Directors intends to adopt a Disclosure Policy that applies to all of our employees, including the employees of our subsidiaries, and all members of our Board of Directors. The Disclosure Policy sets forth our policy for the disclosure of information to stockholders, investors, employees and the public, including authorizing and prohibiting certain communications and setting forth authorized spokespersons, our “no comment” policy and standards and restrictions regarding the disclosure of material nonpublic information and disclosures in connection with securities offerings.

Risk Management and Oversight

Our Board of Directors has ultimate authority and responsibility for overseeing our risk management. Our Board of Directors monitors, reviews and reacts to material enterprise risks identified by management. Our Board of Directors receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, strategic, and reputational risks and the degree of exposure to those risks. Our Board of Directors helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of our Board of Directors have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Compensation Committee assesses and monitors risks in our compensation program. The Risk Committee, working closely with the Chief Risk Officer, assists our Board of Directors in its oversight of the enterprise-wide risk management of the Company, including but not limited to, risks associated with credit activities, regulatory compliance, vendor management, technology/cybersecurity, investment, markets, products and operational risks.

Committees of the Board of Directors

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Risk Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our articles of incorporation and bylaws.

Audit Committee

The Company has a separately designated standing Audit Committee as required by the rules of the Nasdaq Stock Market. The Audit Committee charter adopted by our Board of Directors sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee charter will be available on the Company’s website at www.crossfirstbank.com under the “Investor Relations” tab upon completion of this offering.

The responsibilities of the Audit Committee include the following:

•	appointing, evaluating, retaining, and, when necessary, terminating the engagement of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, or the Independent Auditor;
•	overseeing the independence of the Independent Auditor and obtaining and reviewing the written disclosures and the letter from the Independent Auditor that is required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the Independent Auditor’s communications with the Audit Committee concerning independence;
•	setting the compensation of the Independent Auditor and causing the Company to pay the compensation of the Independent Auditor established by the Audit Committee;
•	establishing policies and procedures for the Audit Committee’s pre-approval of services by the Independent Auditor including delegating to one or more members of the Audit Committee the authority to pre-approve permitted services, as long as any such preapproval of services is presented to the full Audit Committee at its next scheduled meeting;
•	overseeing the work of the Independent Auditor, including resolution of disagreements between Company management and the Independent Auditor regarding financial reporting;
•	receiving and considering the reports and other communications required to be made by the Independent Auditor under the applicable standards of the PCAOB, the rules of the SEC and other applicable laws and regulations;
•	obtaining and reviewing a report by the Independent Auditor describing its internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or PCAOB inspection of the firm, or by certain inquiries or investigations by governmental or professional authorities;
•	reviewing and discussing the scope of the audit of the Company’s financial statements for each fiscal year, at least annually, with management and the Independent Auditor;
•	reviewing and discussing with the Company’s management and Independent Auditor the Company’s audited financial statements, the form of audit opinion to be issued by the Independent Auditor on the financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, including the matters required to be discussed under applicable PCAOB standards;
•	considering whether the Audit Committee will recommend to our Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K, if applicable;
•	preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders;
•	discussing with the Company’s management and Independent Auditor the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the matters required to be discussed under applicable PCAOB standards;
•	periodically reviewing with the Independent Auditor and the Company’s financial and accounting personnel the adequacy and effectiveness of the accounting and financial reporting process and controls of the Company;
•	establishing procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;
•	administering the Company’s code of business conduct and ethics, including overseeing the enforcement of the provisions of the code;

•	(i) periodically reviewing and discussing with the Independent Auditor and monitoring the Company’s internal audit function, which may be an outsourced or internal function; (ii) periodically reviewing the scope and performance of the internal audit plan, including the results of any internal audits, any reports to management and management’s response to those reports; and (iii) reviewing and approving the hiring or dismissal of persons or entities that manage the internal audit function;
•	periodically reviewing and discussing with management, and the persons or entities that manage the internal audit function and reporting to the Risk Committee with respect to the risks faced by the Company relating to the Company’s accounting and financial reporting processes and the accuracy of the Company’s financial disclosures, including guidelines and policies to govern the process by which the Company’s exposure to these risks is handled;
•	reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s related person transaction policy, and recommending any changes to our Board of Directors;
•	in accordance with the Company’s related person transaction policy and applicable rules of the Nasdaq Stock Market, conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis;
•	coordinating with the Compensation Committee the evaluation of the Company’s senior financial management personnel;
•	receiving from management, as appropriate, communications and presentations on significant operating and control issues in internal audit reports, management letters, and regulatory authorities’ examination reports, and any communications regarding the initiation and status of significant special investigations affecting the Company and its subsidiaries and reviewing management reports issued by the Company or any of its subsidiaries in accordance with applicable law, and the corresponding Independent Auditor’s attestation and agreed-upon procedures reports;
•	periodically discussing with the General Counsel: (i) any legal matters that may have a material impact on the Company’s financial statements, accounting policies, or compliance with applicable laws and regulations; and (ii) any material reports, notices, or inquiries received from regulatory authorities or governmental agencies;
•	reviewing with management the Company’s program for compliance with all applicable laws, rules and regulations and reviewing the record of such compliance and, if applicable, significant legal cases outstanding against the Company or any of its subsidiaries and other regulatory or legal matters that may have a material effect on the Company’s financial statements;
•	initiating such other inquiries into the affairs of the Company and its subsidiaries as it deems necessary or appropriate; and
•	performing such other duties as may be delegated from time to time by the Board of Directors.

The members of the Audit Committee are Kevin Rauckman (Committee Chairman), Steve Swinson, Jennifer Grigsby, Jimmy Kuykendall and Steven W. Caple. Our Board of Directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that each of the members of our Audit Committee (i) is an independent director under Nasdaq Stock Market rules, except as may otherwise be permitted by such rules, (ii) satisfies the additional independence standards under applicable SEC rules for audit committee service, (iii) complies with the requirements of 12 C.F.R. Part 363 and (iv) has the ability to read and understand fundamental financial statements. In addition, our Board of Directors has determined that both Mr. Rauckman and Mrs. Grigsby are financial experts and have the financial sophistication required by the rules of the Nasdaq Stock Market due to their experience and background. Our Board of Directors has also determined that both Mr. Rauckman and Mrs. Grigsby qualify as “audit committee financial experts” under the rules and regulations of the SEC.

Risk Committee

The Company has a separately designated Risk Committee. The Risk Committee charter adopted by our Board of Directors sets out the responsibilities, authority and specific duties of the Risk Committee. The Risk Committee charter will be available on our website at www.crossfirstbank.com under the “Investor Relations” tab upon completion of this offering.

The Risk Committee has the following responsibilities:

•	assessing and managing risks, benchmarks for and major financial exposures from such risks, supporting methods, risk policies, and risk inventories, as they relate to the Company’s credit risk, interest rate risk, liquidity risk, organizational risk, capital structure risk, transactional risk, compliance and legal risk, strategic risk and reputational risk;
•	identifying and reporting risks and risk management deficiencies, including regarding emerging risks, and ensuring effective and timely implementation of actions to address emerging risks and risk management deficiencies for the Company’s operations;
•	appraising management’s quarterly assessment of the adequacy of the allowance for loan and lease losses;
•	establishing managerial and employee responsibility for risk management (e.g., related to training and risk culture);
•	ensuring the independence of the Company’s risk management function; and
•	integrating risk management and associated controls with management goals.

The members of the Risk Committee are Jay Shadwick (Committee Chairman), Ron Geist, Mason King, Michael Robinson and Grey Stogner.

Compensation Committee

The Company has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market, except as may otherwise be permitted by such rules. The Compensation Committee charter adopted by our board sets out the responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee charter will be available on our website at www.crossfirstbank.com under the “Investor Relations” tab upon completion of this offering.

The Compensation Committee has the following responsibilities:

•	reviewing and approving the compensation of the Chief Executive Officer and the Company’s other executive officers as determined by the Compensation Committee, including: salary; bonus; incentive compensation levels and performance goals and objectives; deferred compensation; executive perquisites or other personal benefits; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits; and other forms of executive officer compensation;
•	reviewing and approving new executive officer employment, compensation, severance, termination, change-in-control and related agreements, and amendments to existing agreements;
•	overseeing the evaluation of the performance of the Company’s senior executives as determined by the Compensation Committee and determining the compensation levels of the senior executives based upon such evaluations;
•	in conjunction with the Audit Committee in the case of the evaluation of the senior financial management, determining the nature and frequency of the evaluation and the persons subject to the evaluation, supervising the conduct of the evaluation and periodically discussing the results of the evaluations with our Board of Directors;
•	periodically reviewing and making recommendations to our Board of Directors with respect to the approval of: (i) incentive compensation plans in which executive officers or directors participate; (ii) equity-based plans and tax-qualified retirement plans; and (iii) any other material employee benefit plans that the Compensation Committee determines should be approved by our Board of Directors;
•	performing such other duties as may be assigned to the Compensation Committee under the terms of any employee benefit plans;

•	subject to the provisions of each plan, exercising all rights, authority and functions of our Board of Directors under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans in which executive officers or directors participate, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by the Charter, or by any such plan or a resolution of our Board of Directors, the Compensation Committee shall not be authorized to amend any such plan;
•	delegating to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company or to administer other provisions of such plan;
•	approving any inducement awards to be granted in reliance on the exemption from stockholder approval contained in applicable Nasdaq Stock Market rules;
•	periodically reviewing and making recommendations to our Board of Directors with respect to director compensation;
•	reviewing and discussing annually with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K (the “CD&A”), if applicable;
•	considering annually whether the Compensation Committee will recommend to our Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K, proxy statement or information statement;
•	preparing the annual Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K, if applicable;
•	considering the results of the most recent stockholder advisory vote on executive compensation as required by Section 14A of the Exchange Act (“Say on Pay”), if applicable, and to the extent the Compensation Committee determines it appropriate to do so, taking such results into consideration in connection with the review and approval of executive officer compensation;
•	reviewing and recommending to our Board of Directors for approval the frequency with which the Company will conduct Say on Pay votes, taking into account the results of the most recent stockholder advisory vote on the frequency of Say on Pay votes required by Section 14A of the Exchange Act, if any, and reviewing and approving the proposals regarding the Say on Pay vote and the frequency of the Say on Pay vote to be included in the Company’s proxy statement;
•	periodically reviewing the Company’s compensation policies, plans and programs relating to the compensation of the Company’s directors and executive officers;
•	monitoring and evaluating the risks related to the Company’s compensation programs and practices;
•	reviewing, from time to time, periodic reports from management of the Company’s subsidiary bank relating to incentive compensation or other compensation practices and determining if they create risks that are reasonably likely to have a material adverse effect on the Company or the Company’s subsidiary bank; and
•	retaining or obtaining the advice of such compensation consultants, legal counsel and other advisors as the Compensation Committee deems necessary or appropriate to carry out its responsibilities and overseeing the work of any compensation consultants, legal counsel and other advisors that it retains.

The members of the Compensation Committee are Rod Brenneman (Committee Chairman), George Bruce, George Hansen and Lance Humphreys. Our Board of Directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

The Company intends that all compensation, equity awards and transactions subject to Section 16 of the Exchange Act will be approved by a committee or subcommittee of our Board of Directors that is composed solely of two or more “non-employee directors” or otherwise exempt from Section 16(b) of the Exchange Act.

Corporate Governance and Nominating Committee

The Company has a separately designated Corporate Governance and Nominating Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market, except as may otherwise be permitted by such rules. The Corporate Governance and Nominating Committee charter adopted by our board sets out the responsibilities, authority and specific duties of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee charter will be available on our website at www.crossfirstbank.com under the “Investor Relations” tab upon completion of this offering.

The responsibilities of the Corporate Governance and Nominating Committee include the following:

•	identifying individuals qualified to become Board members, consistent with criteria approved by our Board of Directors;
•	recommending to our Board of Directors the nominees for election as directors at any meeting of stockholders and the persons to be elected by our Board of Directors to fill any vacancies or newly created directorships on our Board of Directors;
•	recommending to our Board of Directors individuals to be appointed to the board of directors (or similar governing body) of each of the Company’s subsidiaries and any committees thereof;
•	reviewing with our Board of Directors, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of our Board of Directors as a whole;
•	adopting, and periodically reviewing and revising as it deems appropriate, procedures regarding director candidates proposed by stockholders;
•	developing and recommending to our Board of Directors corporate governance guidelines applicable to the Company and reviewing and reassessing the adequacy of such corporate governance guidelines and recommending any proposed changes to our Board of Directors for approval;
•	periodically reviewing our Board of Directors’ leadership structure to assess whether it is appropriate given the specific characteristics and circumstances of the Company;
•	developing and recommending to our Board of Directors a code of business conduct and ethics applicable to the Company’s directors, officers, and employees and reviewing and reassessing the adequacy of such code and recommending any proposed changes to our Board of Directors for approval; and
•	overseeing an annual review by our Board of Directors on succession planning for senior executives, which shall include transitional leadership in the event of an unplanned vacancy.

The members of the Corporate Governance and Nominating Committee have unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties.

The Corporate Governance and Nominating Committee will also consider director nominees put forward by stockholders. Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual or special meeting. The Corporate Governance and Nominating Committee takes into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Corporate Governance and Nominating Committee also considers the director nominees’ potential contribution to the overall composition and diversity of our Board of Directors.

The members of the Corporate Governance and Nominating Committee are George Bruce (Committee Chairman), Rod Brenneman, George Hansen and Lance Humphreys. Our Board of Directors has evaluated the independence of each of the members of our Corporate Governance and Nominating Committee and has affirmatively determined that each of the members of our Corporate Governance and Nominating Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

EXECUTIVE COMPENSATION

As an EGC under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as defined in the rules promulgated under the Securities Act. These rules permit us to limit reporting of compensation disclosure to all persons serving as our principal executive officer during our last completed fiscal year and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers for 2018, which consist of our former principal executive officer, our current principal executive officer and the two other most highly compensated executive officers, are:

•	George F. Jones, Jr., President and Chief Executive Officer of the Company;
•	David O’Toole, Chief Financial Officer and Chief Investment Officer of the Company and Chief Financial Officer of the Bank;
•	Mike Maddox, President and Chief Executive Officer of the Bank; and
•	Ron Baldwin, former Chairman, President and Chief Executive Officer of the Company and current Chairman Emeritus of the Company.

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal year ended December 31, 2018 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Nonequity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
George F. Jones, Jr.	2018	385,417	1,000,367	216,323	335,000	40,650	1,977,757
President and Chief Executive Officer of the Company
David O’Toole	2018	283,750	239,078	267,609	193,750	39,334	1,023,521
Chief Financial Officer and Chief Investment Officer of the Company and Chief Financial Officer of the Bank
Mike Maddox	2018	346,875	286,563	442,037	210,000	53,267	1,338,652
President and Chief Executive Officer of the Bank
Ron Baldwin	2018	148,750	253,370	886,515	—	4,368,379	5,657,014
Chairman Emeritus, former Chairman, President and Chief Executive Officer of the Company
(1)	Salary for Mr. Baldwin in 2018 represents the amount of salary earned by Mr. Baldwin in 2018 prior to his departure as Chief Executive Officer effective April 26, 2018.
(2)	The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of equity awards for the fiscal year ended December 31, 2018 in accordance with FASB ASC Topic 718. The stock award amounts are based on the following fair market values (determined using the most independent valuation at the time of grant or modification): $13.75 for awards granted or modified prior to March 15, 2018; $14.25 for awards granted or modified between March 15, 2018 and

October 25, 2018; and $15.50 for awards granted or modified after October 25, 2018. The fair market value of the option award amounts, consisting of stock settled appreciation rights awards, was determined using the Black-Scholes Model. The assumptions used in calculating the stock settled appreciation rights award amounts are set forth in Note 15 to our audited consolidated financial statements as of December 31, 2018.

(3)	The amounts set forth in this column include the aggregate grant date fair values of time-based restricted stock units granted in 2018 as follows: (i) $972,242 for Mr. Jones; (ii) $128,495 for Mr. O’Toole; and (iii) $157,821 for Mr. Maddox. In January 2018, the Company modified certain performance-based restricted stock unit awards previously granted to the named executive officers in 2016 and 2017 to convert them to time-based awards. The amounts set forth in this column also include the following additional incremental aggregate grant date fair value amounts associated with this modification: (i) $28,125 for Mr. Jones; (ii) $110,583 for Mr. O’Toole; (iii) $128,742 for Mr. Maddox; and (iv) $253,370 for Mr. Baldwin. In April 2018, Mr. Baldwin received an award of time-based restricted stock units and all of Mr. Baldwin’s outstanding restricted stock units became fully vested and were cancelled in exchange for certain shares of common stock pursuant to the terms of his Chairman Emeritus Agreement described below. As described in footnote (6) below, the amount of All Other Compensation for Mr. Baldwin includes $289,133, representing the aggregate grant date fair value of the grant of time-based restricted stock units, and $26,995, representing the aggregate incremental grant date fair value associated with these modified awards.
(4)	For the fiscal year ended December 31, 2018, the amounts set forth in this column include the aggregate grant date fair values of time-based stock settled appreciation rights granted in 2018 as follows: (i) $216,323 for Mr. Jones; (ii) $267,609 for Mr. O’Toole; (iii) $442,037 for Mr. Maddox; and (iv) $886,515 for Mr. Baldwin. The award for Mr. Baldwin was granted pursuant to the terms of his Chairman Emeritus Agreement. In April 2018, all of Mr. Baldwin’s outstanding time-based stock settled appreciation rights (excluding the foregoing grant made pursuant to the terms of his Chairman Emeritus Agreement) became fully vested and were cancelled in exchange for certain shares of common stock pursuant to the terms of his Chairman Emeritus Agreement described below. As described in footnote (6) below, for the fiscal year ended December 31, 2018, the amount of All Other Compensation for Mr. Baldwin includes $406,428, representing the aggregate incremental grant date fair value associated with these modified awards for Mr. Baldwin.
(5)	Represents annual nonequity incentive plan awards to be paid as a result of the attainment of specific goals under the Company’s Annual Incentive Program, as shall be determined by the Company. Mr. Baldwin was not eligible to receive an award under the program due to his departure as Chief Executive Officer prior to the end of the performance period.
(6)	“All Other Compensation” for the named executive officers during 2018 is summarized below.
Name	Company 401(k) Match ($)	Club Dues and Expenses ($)(A)	Disability and Life Insurance Premiums ($)(B)	Automobile Expense ($)(C)	Chairman Emeritus Agreement ($)(D)	Other ($)(E)	Total “All Other Compensation” ($)
George F. Jones, Jr.	—	11,392	1,264	9,991	—	18,003	40,650
David O’Toole	9,450	17,201	4,076	5,858	—	2,749	39,334
Mike Maddox	10,233	33,518	3,516	6,000	—	—	53,267
Ron Baldwin	9,450	16,213	1,987	3,927	4,284,052	52,750	4,368,379
(A)	Includes annual dues for country clubs and related meals and incidentals.
(B)	Includes premiums for disability and life insurance policies.
(C)	Includes the aggregate incremental cost of maintenance, fuel, registration, insurance and other variable costs incurred by the Company with respect to the Company-owned car used by the executive. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of the executive’s personal use of the Company-owned car (e.g., depreciation).
(D)	Includes for Mr. Baldwin the following amounts payable to Mr. Baldwin pursuant to his Chairman Emeritus Agreement: (i) a retainer of $3,487,500 payable over five years; (ii) $289,133, representing the aggregate grant date fair value of restricted stock units received by Mr. Baldwin described in footnote (3) above; (iii) $26,995, representing the aggregate incremental grant date fair value associated with the shares of common stock received by Mr. Baldwin in exchange for restricted stock unit awards described in footnote (3) above; (iv) $406,428, representing the aggregate incremental grant date fair value associated with the shares of common stock received by Mr. Baldwin in exchange for stock settled appreciation awards described in footnote (4) above; and (v) $13,996, representing the value of the automobile and the associated cash amount of $60,000, less certain tax withholdings, transferred to Mr. Baldwin.
(E)	Includes the costs of a physical exam for the following executives: (i) Mr. Jones ($6,521); (ii) Mr. O’Toole ($2,749); and (iii) Mr. Baldwin ($2,698). Includes for Mr. Jones $11,482, representing the cost of a home security system upgrade. Includes for Mr. Baldwin the following amounts paid to or earned by Mr. Baldwin in 2018 pursuant to his Chairman Emeritus Agreement: (i) $25,500, representing reimbursement for office space and administrative assistance (up to a reimbursement in the amount of $750 per month for the cost of office space, and $3,000 per month for the cost of an administrative assistant); and (ii) $10,013, representing health insurance payments paid on behalf of Mr. Baldwin and his spouse. Additionally, includes for Mr. Baldwin $14,539, representing reimbursement for legal fees incurred by Mr. Baldwin in the drafting and negotiation of the Chairman Emeritus Agreement.

General

We compensate our named executive officers through a combination of base salary, annual cash incentives, long-term equity incentives and other benefits, including perquisites. Our Board of Directors believes the executive compensation packages that we provide to our executives, including the named executive officers, should reward performance. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent counsel on the design and market competitiveness of the Company’s executive compensation program. Periodically, Meridian conducts a benchmarking study utilizing a peer group. The purpose of this assessment is to provide market perspective to the Compensation Committee as it sets base salaries and incentive opportunities for the next year. In October 2017, Meridian conducted a competitive market analysis to provide guidance relating to setting 2018 compensation opportunities. The peer group was selected to represent banks of similar asset size (positioning the Company at median) with a similar business model. Meridian also used this peer group to provide the Company with a market review of the Board of Directors’ compensation, which included a review of retainers, meeting fees and equity grants to directors.

Base Salary

We provide each of our current named executive officers with a competitive fixed annual base salary. The base salaries for our named executive officers are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. For the fiscal year ended December 31, 2018, our named executive officers were initially entitled to the following annual base salaries: (i) $260 thousand for Mr. Jones; (ii) $285 thousand for Mr. O’Toole; (iii) $350 thousand for Mr. Maddox; and (iv) $465 thousand for Mr. Baldwin. Mr. Jones’ annual base salary was subsequently increased to $450 thousand in connection with his appointment as Chief Executive Officer in May 2018. Beginning in April 2018, Mr. Baldwin no longer received an annual base salary, but instead received a $698 thousand annual retainer pursuant to the terms of his Chairman Emeritus Agreement described below. Mr. Baldwin’s retainer amount is reflected in the Summary Compensation Table in the “All Other Compensation” column.

Annual Incentive Program

Each of our current named executive officers are entitled to participate in our Annual Incentive Program, which provides for an annual cash award to be determined by the Compensation Committee based on attainment of certain performance criteria. Our Annual Incentive Program is designed to motivate and reward superior performance, attract and retain talent, encourage teamwork and collaboration, and ensure incentives are appropriately risk balanced.

Pursuant to the terms of the Annual Incentive Program, participants are awarded a cash incentive based on attainment of Company and individual performance goals during each calendar year. Award opportunities and performance goals are approved by the Compensation Committee at the beginning of each year. For 2018, the Company must have achieved at least a threshold level of net income for any awards to be paid and awards are subject to reduction for certain items.

Each participant under the Annual Incentive Program is assigned an incentive award target with threshold, target, and stretch performance levels of achievement. If actual performance falls below the threshold level of performance there would be no award payout. Performance at the threshold, target and stretch performance levels would result in payments equal to 50%, 100%, and 150% of the targeted incentive opportunity. Payouts for performance between the threshold and target or target and stretch performance levels would be interpolated to reward incremental improvement. Payouts may be adjusted by the Compensation Committee based upon its determination of whether the participant met his or her individual performance goals. For 2018, the threshold, target and stretch levels of net income were $10.0 million, $15.0 million and $20.0 million, respectively. For 2018, the incentive award target for each of our named executive officers other than Mr. Jones was 50% of base salary. For 2018, the incentive award target for Mr. Jones was initially 50% of base salary, but was increased to 60% in connection with his appointment as Chief Executive Officer and will be pro-rated to account for such appointment in May 2018. Our actual net income for 2018 was $19.6 million and, therefore, our named executive officers received the following cash payments under our Annual Incentive Program: (i) $335 thousand for Mr. Jones; (ii) $194 thousand for Mr. O’Toole; and (iii) $210 thousand for Mr. Maddox. Mr. Baldwin was not eligible to receive an award under the program due to his departure as Chief Executive Officer prior to the end of the performance period.

Equity Awards

We grant equity awards to our employees, including our named executive officers, in order to drive achievement of our long-term financial objectives and value creation for stockholders, provide rewards for our overall performance and tie value to our stock price performance, align our employees’ interests with those of our stockholders and promote equity ownership among our employees. A summary of our equity compensation plans is provided below under “Equity Based Plans.” For 2018, we granted the long-term equity incentives described below to our named executive officers.

In prior years (2016 and 2017), the Company issued performance-based restricted stock units based on three year performance goals. The Compensation Committee and management believed these to be progressive and aligned with public company practices. However, with our rapid growth and changes in our capital strategy approved by the Board the EPS goals previously established were no longer appropriate. As a result, in January 2018, the Compensation Committee decided to modify the following outstanding performance-based restricted stock unit awards held by our named executive officers to convert them to time-based awards:

Three Year Performance Period Ending December 31, 2018

Name	Grant Date	Threshold 3 Yr Earnings Per Share of $3.00 (#)	Target 3 Yr Earnings Per Share of $3.75 (#)	Stretch 3 Yr Earnings Per Share of $4.50 (#)
David O’Toole	1/1/2016	6,304	12,606	18,910
Mike Maddox	1/1/2016	7,272	14,544	21,816
Ron Baldwin	1/1/2016	14,545	29,090	43,635

Three Year Performance Period Ending December 31, 2019

Name	Grant Date	Threshold 3 Yr Net Income of $55MM (#)	Target 3 Yr Net Income of $73MM (#)	Stretch 3 Yr Net Income of $91MM (#)
George F. Jones, Jr.	1/1/2017	3,750	7,500	11,250
David O’Toole	1/1/2017	5,500	11,000	16,500
Mike Maddox	1/1/2017	6,500	13,000	19,500
Ron Baldwin	1/1/2017	12,450	24,900	37,350

In each of the foregoing cases, we modified the above outstanding performance-based restricted stock unit awards to convert such awards to time-based awards such that each executive earned or will earn the number of shares as if target performance had been achieved at the end of the applicable three year performance period. The Summary Compensation Table includes the additional aggregate incremental grant date fair value associated with such modified awards. The vesting of the modified restricted stock unit awards for Mr. Baldwin accelerated in full in April 2018 pursuant to Mr. Baldwin’s Chairman Emeritus Agreement and were cancelled in exchange for certain shares of common stock as described below.

In 2018, we granted stock settled appreciation rights to our named executive officers as follows:

Name	Grant Date	No. of Shares Underlying SSAR	Exercise Price
George F. Jones, Jr.	5/1/2018	60,000	$14.25
David O’Toole	7/26/2018	60,000	$14.25
Mike Maddox	7/26/2018	60,000	$14.25
Ron Baldwin	5/1/2018	100,000	$28.50

Each of the above stock settled appreciation rights, except for those granted to Mr. Baldwin, vest in equal installments over a three-year period and expire after 15 years. The above stock settled appreciation rights granted to Mr. Baldwin were granted pursuant to his Chairman Emeritus Agreement described below, vest in five equal installments over a five-year period, expire upon the earlier of Mr. Baldwin’s death or April 26, 2023, and were not adjusted with respect to the two-for-one stock split in accordance with the underlying agreements and the applicable plan, which did not provide for adjustment. The exercise of a stock settled appreciation right entitles the holder to the excess of fair market value of the Company’s common stock on the date of exercise over the exercise price. The exercise price of the award is based on the fair market value of the Company’s common stock on the date of grant.

In 2018, we granted time-based restricted stock units to our named executive officers as follows:

Name	Grant Date	No. of RSUs
George F. Jones, Jr.	5/1/2018	60,000
	10/25/2018	7,564
David O’Toole	10/25/2018	8,290
Mike Maddox	10/25/2018	10,182
Ron Baldwin	4/26/2018	20,290

The above time-based restricted stock unit award granted to Mr. Jones in May 2018 was made in connection with his appointment as Chief Executive Officer and vests in three equal annual installments beginning on the first anniversary date of grant. The above time-based restricted stock unit awards granted to Mr. Jones and the other current named executive officers in October 2018 will all cliff vest on December 31, 2020. The time-based restricted stock unit award granted to Mr. Baldwin was scheduled to vest on December 31, 2020; however, the vesting of the award accelerated in full in April 2018 pursuant to Mr. Baldwin’s Chairman Emeritus Agreement and the award was cancelled in exchange for certain shares of common stock as described below. The above time-based restricted stock unit awards granted to our current named executive officers in October 2018 and to Mr. Baldwin in April 2018 represent annual equity award grants. The Company historically grants annual equity awards in January of each year. The Compensation Committee tentatively approved the 2018 annual equity award grants in January 2018; however, the actual awards were not formally issued until April 2018, in the case of Mr. Baldwin in connection with his departure, and October 2018, in the case of our current named executive officers.

In April 2018, all of Mr. Baldwin’s outstanding restricted stock units and stock settled appreciation rights (excluding the grant made pursuant to the terms of his Chairman Emeritus Agreement) became fully vested and were cancelled in exchange for certain shares of common stock pursuant to the terms of his Chairman Emeritus Agreement described below. The Summary Compensation Table includes the additional aggregate incremental grant date fair value associated with such modified awards.

Other Benefits and Perquisites

The named executive officers participate in the Company’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The named executive officers also participate in the Company’s 401(k) plan. The Company makes safe harbor matching contributions of 100% of employees’ salary deferral amounts on the first 1% of employees’ compensation (excluding any expense repayments, fringe benefits, moving expenses, deferred compensation and welfare benefits) plus 50% of employees’ salary deferral amounts on over 1% of employees’ compensation but not over 6% of employees’ compensation. The named executive officers are provided the same welfare benefits and 401(k) plan matching contributions and participate in the cost at the same rate as all other employees.

We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. These perquisites include in some cases mobile communications (including iPhones, iPads and a data plan), the use of an automobile or an automobile allowance, and country club memberships, as discussed in more detail in connection with the description of the employment agreements of our named executive officers below. The Compensation Committee will review the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites will be awarded or adjusted on an individual basis.

Employment Agreements

Employment Agreement with George F. Jones, Jr.

On May 1, 2018, we entered into an amended employment agreement with Mr. Jones pursuant to which he serves as the Chief Executive Officer of the Company for a term continuing through December 31, 2021 and as a Director of the Company. Under the employment agreement, Mr. Jones is entitled to an annual base salary of not less than $450 thousand and is eligible to receive periodic incentive bonuses for each fiscal year, with the bonus opportunity being equal to 60% of his base salary. Mr. Jones is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with the Company’s established policies and to participate in equity or other long-term compensation programs at the discretion of the Company. The fringe benefits to which Mr. Jones is entitled include: (i) reasonable vacation time when needed; (ii) Group Health Insurance (medical, vision, and dental) and Long and Short Term Disability Insurance; (iii) mobile communications, including iPhones, iPads, and a data plan for use in connection with the Company’s business; (iv) an automobile allowance; and (v) continued and existing use of Dallas Country Club and the Crescent Club memberships in connection with the Company’s business. In addition, Mr. Jones is entitled to receive any additional fringe benefit that any other employee of the Company is entitled to receive. The employment agreement was further amended (y) on March 20, 2019 to provide for an automobile allowance as described above in lieu of a Company-provided automobile and to reference the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan (the “2018 Equity Incentive Plan”) as the plan governing the equity awards granted to Mr. Jones and (z) on May 1, 2019 to increase the severance payment payable to Mr. Jones upon certain termination events described below from one and one half (1.5) times to three times the sum of his current base salary and the average of his bonuses from the three prior years.

The employment agreement provides that Mr. Jones will have the right to participate in the Company’s Stock Appreciation Rights Plan (which was assumed, superseded and replaced by the 2018 Equity Incentive Plan with respect to awards granted to Mr. Jones). The employment agreement requires that the Company grant Mr. Jones an additional 60,000 stock appreciations rights (“SARs”) as of the effective date of the employment agreement, with a grant price of $14.25 per share. These additional SARs vest in increments of 20,000 on each of May 1, 2019, May 1, 2020 and May 1, 2021. In addition to any vesting rights under the 2018 Equity Incentive Plan, in the event Mr. Jones experiences an event providing him a “good reason for resignation,” all 60,000 SARs will fully vest. Under the terms of the employment agreement, Mr. Jones would experience an event giving rise to a “good reason for resignation” on the occurrence of any of the following circumstances: (i) a material reduction in his base salary; (ii) a material diminution of his authority, duties or responsibility, other than as reasonably agreed upon by Mr. Jones as part of the transition to a new management team in anticipation of Mr. Jones’ retirement; (iii) a material breach of the employment agreement with respect to any payment due to Mr. Jones by the Company; or (iv) a material breach of the employment agreement by the Company with respect to the provision of life insurance, medical, health and accident or disability plans in which Mr. Jones was participating at the time of the employment agreement (other than any such matters implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees). Furthermore, in the employment agreement the Company agrees that Mr. Jones will be eligible for retirement under the 2018 Equity Incentive Plan as of April 29, 2021, and that if Mr. Jones retires on December 31, 2021, any SARs granted to him on or before December 31, 2020 shall be fully vested.

The employment agreement also states that Mr. Jones is entitled to 60,000 equity incentive awards to be granted under the Company’s Equity Incentive Plan (which was assumed, superseded and replaced by the 2018 Equity Incentive Plan with respect to awards granted to Mr. Jones). These awards vest in increments of 20,000 shares on each of May 1, 2019, May 1, 2020 and May 1, 2021. In addition to any vesting rights under the 2018 Equity Incentive Plan, all 60,000 equity incentive awards will fully vest should Mr. Jones experience an event giving rise to a “good reason for resignation” as described above. Furthermore, the Company agrees that Mr. Jones is entitled to retire on December 31, 2021, with full vesting of all awards granted under to him on or before December 31, 2020. The employment agreement provides that any future awards granted to Mr. Jones under the 2018 Equity Incentive Plan will have a performance period ending on or before December 31, 2021. The employment agreement further states, provided that Mr. Jones remains employed by the Company during the 2019 calendar year, that the Company will grant to Mr. Jones equity awards with a number of underlying shares equal to 50% of Mr. Jones’ base salary for 2019 divided by the per share price of the Company’s stock as of the date of grant. The equity awards granted in 2019 shall become fully vested no later than December 31, 2021. Mr. Jones is also entitled to equity incentive awards with identical terms to the 2019 grant to be granted in 2020, and 2021. All of these equity incentive awards shall fully vest if Mr. Jones experiences an event that constitutes an occurrence giving rise to a “good reason for resignation.” To the extent not previously vested, all equity awards granted to Mr. Jones under the 2018 Equity Incentive Plan shall vest if Mr. Jones retires on December 31, 2021.

Furthermore, the employment agreement mandates that as a condition of his employment with the Company, Mr. Jones acquire at least 14,035 shares of the Company’s stock and prohibits Mr. Jones from selling or transferring any of these shares without the prior consent of the Company’s Board of Directors.

Mr. Jones’ employment agreement provides for certain payments in the event of a qualifying termination of employment and in connection with a “change in control” of the Company. In the event of termination by the Company without cause or by Mr. Jones for good reason, including in connection with a change of control, the Company may become obligated to pay Mr. Jones: (i) a lump sum equal to Mr. Jones’ accrued, earned but unpaid compensation and bonuses for the period ending on his date of termination, payable on the 60th day after termination; (ii) a severance payment equal to three times the sum of Mr. Jones’ current base salary and the average of his bonuses from the three prior years to be made on a bi-monthly basis over the ensuing 12 months after the date of termination; (iii) 12 monthly payments each equal to his COBRA Premium, provided that such payments cease as of the date Mr. Jones becomes eligible for insurance coverage with a new employer; and (iv) a lump sum cash payment by the 60th day after his termination equal to the gross value of any awarded yet unvested stock appreciation right grants or equity incentive plan grants. The Company may be obligated under Mr. Jones’ employment agreement to make certain payments, including for COBRA Premiums, to Mr. Jones in the event he is terminated under other circumstances, including termination for death or disability.

Certain of Mr. Jones’ rights to severance and other compensation in the event of termination of his employment are subject to certain restrictive covenants, including with respect to non-solicitation of Company employees and employment by Mr. Jones at companies that provide financial services similar to services provided by the Company or certain Company affiliates.

Employment Agreement with David O’Toole

On May 1, 2015, the Company entered into an employment agreement with Mr. O’Toole pursuant to which he serves as Chief Financial Officer of the Company, and as a Director for the Company and the Bank. The agreement provides for an initial term of three years with automatic annual renewals thereafter unless either party provides notice of non-renewal at least thirty days prior to the ensuing termination date, or unless Mr. O’Toole is earlier terminated in accordance with the agreement. Under the employment agreement, Mr. O’Toole is entitled to an annual base salary of not less than $252 thousand and is eligible to receive periodic incentive bonuses for each fiscal year, with the bonus opportunity being equal to 50% of his base salary. Mr. O’Toole is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with the Company’s established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our Board of Directors. The fringe benefits to which Mr. O’Toole is entitled include the following: (i) reasonable vacation time when needed; (ii) the ability to participate in, under the same terms and conditions as all other employees of the Company, all reasonable and customary fringe benefit plans made available to employees of the Bank and the Company, including, but not limited to, Group Health Insurance (medical, vision, and dental) and Long and Short Term Disability Insurance; (iii) mobile communications, including iPhones, iPads, and a data plan for use in connection with the Company’s business; (iv) an automobile allowance; and (v) the continued and existing use of a club membership in connection with the Company’s business. The employment agreement was amended on March 19, 2019 to provide for an automobile allowance as described above in lieu of a Company-provided automobile and to reference the 2018 Equity Incentive Plan as the plan governing the equity awards granted to Mr. O’Toole.

The employment agreement provides that Mr. O’Toole shall have the right to participate in the 2018 Equity Incentive Plan. Mr. O’Toole’s right to participate in the plan is subject to vesting and other rights described in the plan. In addition, the employment agreement provides that Mr. O’Toole’s initial equity incentive bonus opportunity under the 2018 Equity Incentive Plan shall be 40% of his base salary.

Mr. O’Toole’s employment agreement provides for certain payments in the event of a qualifying termination of employment and in connection with a “change in control” of the Company. In the event of termination of Mr. O’Toole by the Company without cause or by Mr. O’Toole for good reason, the Company may become obligated to pay Mr. O’Toole: (i) a lump sum equal to Mr. O’Toole’s accrued, earned but unpaid compensation and bonuses for the period ending on his date of termination payable on the 60th day after termination; (ii) a severance payment equal to two (three in the case of such a termination within twelve months of a change of control) times the sum of Mr. O’Toole’s current base salary and the average of his bonuses from the three prior years to be made on a bi-monthly basis over the ensuing 12 months after the date of termination; and (iii) 24 (36 in the case of termination within twelve months of a change of control) monthly payments each equal to his COBRA Premium, provided that such COBRA Premium payments cease as of the date Mr. O’Toole becomes eligible for insurance coverage with a new employer. The Company may be obligated under Mr. O’Toole’s employment agreement to make certain payments, including for COBRA Premiums, to Mr. O’Toole in the event he is terminated under other circumstances, including termination for death or disability.

Certain of Mr. O’Toole’s rights to severance and other compensation in the event of termination of his employment are subject to certain restrictive covenants, including with respect to non-solicitation of Company employees and employment by Mr. O’Toole at companies that provide financial services similar to services provided by the Company or certain Company affiliates. Mr. O’Toole’s employment agreement requires that he acquire $400 thousand worth of equity in the Company, and as a condition of his continued employment with the Company, he cannot sell or transfer any of the shares unless he secures consent in accordance with his employment agreement.

Employment Agreement with Mike Maddox

On May 1, 2015, CrossFirst Bank entered into an employment agreement with Mr. Maddox pursuant to which he serves as the President and Chief Executive Officer of the Bank, and a Director of the Company and the Bank. The employment agreement is for an initial term of three years with automatic annual renewals thereafter unless either party provides notice of non-renewal at least thirty days prior to the ensuing termination date, or unless Mr. Maddox is earlier terminated in accordance with the agreement. Under the employment agreement, Mr. Maddox is entitled to an annual base salary of not less than $285 thousand and is eligible to receive periodic incentive bonuses for each fiscal year, with the bonus opportunity being equal to 50% of his base salary. Mr. Maddox is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with CrossFirst Bank’s established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our Board of Directors. The fringe benefits to which Mr. Maddox is entitled include the following: (i) taking reasonable vacation time when needed; (ii) the ability to participate in, under the same terms and conditions as all other employees of the Bank, all reasonable and customary fringe benefit plans made available to employees of the Bank and the Company, including, but not limited to, Group Health Insurance (medical, vision, and dental) and Long and Short Term Disability Insurance; (iii) mobile communications, including iPhones, iPads, and a data plan for use in connection with CrossFirst Bank’s business; (iv) an automobile allowance; and (v) the continued and existing use of a club membership in connection with CrossFirst Bank’s business. The employment agreement was amended on March 19, 2019 to provide for an automobile allowance as described above in lieu of a Company-provided automobile and to reference the 2018 Equity Incentive Plan as the plan governing the equity awards granted to Mr. Maddox.

The employment agreement provides that Mr. Maddox shall have the right to participate in the 2018 Equity Incentive Plan. Mr. Maddox’s right to participate in the plan is subject to vesting and other rights described in the plan. In addition, the employment agreement provides that Mr. Maddox’s initial equity incentive bonus opportunity under the 2018 Equity Incentive Plan shall be 40% of his base salary.

Furthermore, the employment agreement mandates that as a condition of his employment with the Bank, Mr. Maddox acquire, within three months of the effective date of the employment agreement, $400 thousand worth of equity in the Company. As a condition of Mr. Maddox’s continued employment with the Company, Mr. Maddox is prohibited from selling or transferring any of this equity in the Company without receiving consent in accordance with the terms of his employment agreement.

Mr. Maddox’s employment agreement provides for certain payments in the event of a qualifying termination of employment and in connection with a “change in control” of CrossFirst Bank. In the event of termination of Mr. Maddox by CrossFirst Bank without cause or by Mr. Maddox for good reason, CrossFirst Bank may become obligated to pay Mr. Maddox: (i) a lump sum equal to Mr. Maddox’s accrued, earned but unpaid compensation and bonuses for the period ending on his date of termination payable on the 60th day after termination; (ii) a severance payment equal to two (three in the case of such a termination within twelve months of a change of control) times the sum of Mr. Maddox’s current base salary and the average of his bonuses from the three prior years to be made on a bi-monthly basis over the ensuing 12 months after the date of termination; and (iii) 24 (36 in the case of termination within twelve months of a change of control) monthly payments each equal to his COBRA Premium, provided that such COBRA Premium payments cease as of the date Mr. Maddox becomes eligible for insurance coverage with a new employer. CrossFirst Bank may be obligated under Mr. Maddox’s employment agreement to make certain payments, including for COBRA Premiums, to Mr. Maddox in the event he is terminated under other circumstances, including termination for death or disability.

Certain of Mr. Maddox’s rights to severance and other compensation in the event of termination of his employment are subject to certain restrictive covenants, including with respect to non-solicitation of CrossFirst Bank employees and employment by Mr. Maddox at companies that provide financial services similar to services provided by CrossFirst Bank or certain CrossFirst Bank affiliates.

Chairman Emeritus Agreement with Ron Baldwin

On May 11, 2018, the Company entered into a Chairman Emeritus Agreement with Mr. Baldwin pursuant to which Mr. Baldwin serves as the Founder and Chairman Emeritus of the Company. The agreement superseded and replaced in its entirety Mr. Baldwin’s prior employment agreement with the Company. The agreement provides for a term continuing through the fifth anniversary of the agreement, unless earlier terminated in accordance with the terms of the agreement. Under the agreement, Mr. Baldwin is entitled to an annual retainer fee in the amount of $698 thousand, less applicable tax and other withholdings. Mr. Baldwin is also entitled to the following: (i) office space and administrative assistance (up to a reimbursement in the amount of $750 per month for the cost of office space, and $3 thousand per month for the cost of an administrative assistant); and (ii) payment, until the earlier of (a) the expiration of Mr. Baldwin’s 18-month COBRA period following the effective date of his agreement and (b) Mr. Baldwin’s and his spouse’s participation in Medicare, of 100% of Mr. Baldwin’s monthly COBRA premium cost to remain covered under the Company’s or a Company Affiliate’s health, vision, and dental coverage in effect as of the May 11, 2018; and thereafter reimbursement for all insurance premiums paid by Mr. Baldwin and his spouse relating to Medicare Part B until May 31, 2023. Mr. Baldwin was also granted 100,000 stock-settled stock appreciation rights (vesting in equal installments over five years on the anniversary of the effective date of the agreement, subject to Mr. Baldwin’s continued compliance with the agreement, and with a strike price of $28.50 per share), all of Mr. Baldwin’s Incentive Awards granted to Mr. Baldwin under the 2011 Equity Incentive Plan and still outstanding became fully vested and were cancelled in exchange for a payment of Company common stock having an aggregate value of $589,010 and each previously issued and outstanding stock appreciation right award granted under the Company’s 2011 Unit Appreciation Rights Plan became fully vested and was cancelled in exchange for a payment of Company common stock having an aggregate value of $852,635. In addition, concurrent with Mr. Baldwin’s execution of the agreement, the Company transferred to Mr. Baldwin title to an automobile together with $60 thousand, less certain tax withholdings, which funds were eligible to be used by Mr. Baldwin for any purpose, including upgrading to a new model. Under the agreement, Mr. Baldwin’s 113,500 stock purchase warrants will remain exercisable until April 26, 2023 or a change in control of the Company.

Mr. Baldwin’s duties under this agreement are subject to the direction and discretion, and are at the request, of the Chairman of our Board of Directors but must be consistent with Mr. Baldwin’s talents, skills and expertise. Mr. Baldwin is subject to certain restrictive covenants, including covenants limiting solicitation of Company employees and independent contractors and with respect to non-interference with Company employee and client relationships and non-disparagement of the Company and certain of its affiliates. In addition, the agreement provides for a mutual release of all claims, whereby, with specified exceptions, Mr. Baldwin released the Company and related parties from any and all claims arising out of his employment or Company-related business dealings he had or may have had as of the effective date of the agreement and the Company and certain related parties released Mr. Baldwin of any and all claims arising out of his employment with the Company or Company-related business dealings they had or may have had as of the effective date of the agreement. If Mr. Baldwin is terminated upon his death or disability, his annual retainer is required to continue to be paid for the remainder of the term of the agreement in accordance with the terms of the agreement to his estate or designated beneficiary and medical coverage is required to continue for his surviving spouse. If Mr. Baldwin resigns, his retainer continues to be paid for the remainder of the term of the agreement in accordance with the terms of the agreement but his rights to reimbursement for office space and an administrative assistant and for payment of medical coverage do not continue.

Equity Based Plans

Equity based incentive awards are currently made through the Company’s 2018 Equity Incentive Plan. The Board of Directors approved the 2018 Equity Incentive Plan on October 25, 2018. Upon the approval of the 2018 Equity Incentive Plan no further awards were granted under the Company’s previous equity plans: (i) the

CrossFirst Bankshares, Inc. Stock Appreciation Rights Plan; (ii) the CrossFirst Holdings, LLC Equity Incentive Plan; (iii) the CrossFirst Holdings, LLC New Market Founder Equity Incentive Plan; and (iv) the CrossFirst Bankshares, Inc. Employee Equity Incentive Plan (each, a “Legacy Plan”). Outstanding equity awards granted under the Legacy Plans were assumed as awards under the 2018 Equity Incentive Plan as agreed upon with participants, impacting all participants who agreed to the assumption, and such assumed awards are subject to the terms of the 2018 Equity Incentive Plan (each, a “Legacy Award”). We also have an Employee Stock Purchase Plan, pursuant to which shares were purchased in March 2019 pursuant to elections made in April 2018, after which time the ESPP was suspended.

2018 Omnibus Equity Incentive Plan

General

The 2018 Equity Incentive Plan was established to promote the Company’s long-term financial success by providing a means for the Company to attract and retain individuals who can and do contribute to the Company’s success and profitability. Pursuant to the 2018 Equity Incentive Plan, the Compensation Committee is allowed to grant awards to eligible persons in the form of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. Up to 2,600,000 shares of common stock are reserved for issuance under the 2018 Equity Incentive Plan; however, any shares issued pursuant to or subject to a Legacy Award do not count against the maximum share limit under the 2018 Equity Incentive Plan. A non-employee director may not be granted any award under the 2018 Equity Incentive Plan which is denominated in shares in any one calendar year for which the number of shares granted exceeds a number equal to the quotient of $200 thousand divided by the grant date fair value of the award (determined under applicable accounting principles), rounded down to the nearest whole share. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in the individual agreements with the participants receiving the awards. The 2018 Equity Incentive Plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the 2018 Equity Incentive Plan.

Eligibility

All employees and directors of, and certain other service providers to, the Company and its affiliates are eligible to become participants in the 2018 Equity Incentive Plan. The Compensation Committee will determine the specific individuals who will be granted awards under the 2018 Equity Incentive Plan and the type and amount of any such awards and may permit awards to be granted or transferred to certain entitles related to participants.

Options

The Compensation Committee may grant non-qualified stock options to purchase stock at an exercise price determined under the award. Each stock option must be granted pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options may expire no later than ten years from the date of grant. The exercise price of an option generally may not be less than the fair market value of the stock on the date the option is granted. The exercise price may, however, be lower than the fair market value of the stock subject to an option granted as a substitution for stock or a stock-based award held by a current or former employee or former nonemployee director of another corporation or entity who becomes a service provider to the Company as a result of a merger or consolidation of the employing corporation or other entity with the Company or one of its affiliates.

Except as otherwise determined by the Compensation Committee, the exercise price of an option may be paid: (i) by cash or certified bank check; (ii) in shares of the Company’s stock via attestation or actual delivery; through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; by payment through a net exercise such that, without payment of any funds, the participant may exercise the option and receive the net number of shares equal in value to the number of shares to which the option is exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is the fair market value; and (v) by any combination of the foregoing.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. The exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted, provided, however, that the exercise price may be lower than the fair market value for an SAR granted as a substitution for stock or a stock-based award held by a current or former employee or former nonemployee director of another corporation or entity who becomes a service provider to the Company as a result of a merger or consolidation of the employing corporation or other entity with the Company or one of its affiliates. SARs shall be exercisable in accordance with the terms established by the Compensation Committee.

Stock Awards

A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock, restricted stock units or any other equity-based award as determined by the Compensation Committee. The specific performance measures, performance objectives or period of service requirements are set by the Compensation Committee in its discretion.

Change in Control

Unless otherwise provided in an award agreement, a special 2018 Equity Incentive Plan document or separate agreement between the Company and an award recipient, if upon the occurrence of a change in control of the Company (as defined in the 2018 Equity Incentive Plan) any surviving entity or acquiring entity assumes any award granted under the 2018 Equity Incentive Plan and within one year following the effective date of the change in control an award recipient’s employment is involuntarily terminated without cause, then: (i) all of that award recipient’s outstanding options or SARs shall become fully exercisable; (ii) all time-based vesting restrictions on the award recipient’s outstanding awards will lapse; and (iii) the payout level under all of that award recipient’s performance based awards that were outstanding immediately before the change in control will be determined as if the target level of performance had been achieved if the termination occurs in the first half of the performance period or based on the actual level of achievement of all relevant performance goals against target if the termination occurs in the second half of the performance period.

If upon the change in control of the Company the surviving or acquiring entity does not assume awards granted under the 2018 Equity Incentive Plan, then: (i) outstanding options or SARs shall become fully exercisable; (ii) time-based vesting restrictions on outstanding awards shall lapse; and (iii) the payout level under all of that award recipient’s performance based awards that were outstanding immediately before the change in control will be determined as if the target level of performance had been achieved if the termination occurs in the first half of the performance period or based on the actual level of achievement of all relevant performance goals against target if the termination occurs in the second half of the performance period.

Notwithstanding the foregoing, the Board retains the discretion under the 2018 Equity Incentive Plan to accelerate in whole or in part the vesting and exercisability of an award in connection with a change in control covered by the 2018 Equity Incentive Plan.

Amendment and Termination

The 2018 Equity Incentive Plan commenced on October 25, 2018, and shall remain in effect until all shares subject to the 2018 Equity Incentive Plan shall have been issued, delivered, purchased, or acquired according to the 2018 Equity Incentive Plan’s provisions. Unless the 2018 Equity Incentive Plan is approved by the stockholders of the Company and the Board renews the continuation of the 2018 Equity Incentive Plan, no award shall be issued pursuant to the 2018 Equity Incentive Plan after the 10-year anniversary of the effective date of the 2018 Equity Incentive Plan. However, the Board may at any time terminate, amend, or modify the 2018 Equity Incentive Plan, provided that no amendment or modification may become effective without the approval of the stockholders if stockholder approval is required to enable the 2018 Equity Incentive Plan to satisfy any applicable statutory or regulatory requirements, to comply with the requirements for listing on any exchange where shares of the Company are listed, or if the Company determines stockholder approval is necessary or desirable. No termination, amendment, or modification of the Plan shall adversely affect in any material way any award previously granted under the Plan, without the written consent of the holder of such an award.

CrossFirst Bankshares, Inc. Employee Stock Purchase Plan

General

The Employee Stock Purchase Plan (the “ESPP”) was originally approved by the members of the Company (as it was organized as a limited liability company at the time) on September 28, 2016. On January 1, 2018, the Company’s Board approved the current version of the ESPP. The purpose of the ESPP is to provide employees of the Company and its participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock. The Company intends for the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Up to 200,000 shares of the Company’s common stock are reserved for issuance under the ESPP.

Administration

The Compensation Committee administers the ESPP and has the power and authority to construe and interpret the terms of the ESPP, amend and rescind any rules relating to the administration of the ESPP and to take any other actions necessary or desirable for the administration of the ESPP.

Eligibility

Any individual who has been employed (in a position that is not classified as a “partner” by the Company) by the Company or a participating subsidiary for at least six months and is customarily employed for at least twenty (20) hours a week or more and for more than five (5) months in any calendar year is eligible to participate in the ESPP during a particular offering period provided that (i) the individual meets such requirements on the first day of the enrollment period designated by the Committee with respect to a particular offering period and (ii) that any requirements of Code Section 423 are satisfied. Notwithstanding the foregoing, the Compensation Committee has the authority to exclude from participation in the ESPP any employee of the Company or a participating subsidiary that is a “highly compensated employee” within the meaning of Section 414(q) of the Code.

Participation

Any eligible employee may elect to participate in the ESPP by properly completing an enrollment form. In the enrollment form the eligible employee must either (i) authorize that contributions under the Plan be taken from paychecks the eligible employee receives during the offering period or (ii) commit to making a lump sum payment to the Company at least 15 days before the purchase date of the stock the eligible employee wishes to purchase. In no case may an eligible employee commit to contributing more than 10% of his or her base salary to the ESPP.

On the first day of any offering period each eligible employee who has enrolled to participate in the ESPP with respect to that offering period is granted an option to purchase, on the last day of the offering period (the purchase date), a number of shares of the Company’s common stock determined by dividing the eligible employee’s accumulated payroll deductions (or committed lump sum amount) by the applicable purchase price (which will be equal to the lesser of 85% of the fair market value of a share of the Company’s common stock on the first day of the offering period or the purchase date). The eligible employee’s option is automatically exercised on the purchase date and as soon as reasonably practicable thereafter the Company or transfer agent will record on the corporate stock ledger the eligible employee’s shares of the Company’s common stock purchased upon the exercise or his or her option.

Limitations

An eligible employee may not be granted options to purchase stock under the ESPP (i) if such eligible employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s common stock or (ii) to the extent that such rights would accrue at a rate that exceeds $25 thousand worth of the Company’s common stock for each calendar year that the options remain outstanding, as determined under Section 423 of the Code and the rules thereunder. In addition, in no event may an eligible employee purchase more than 1,500 shares of the Company’s common stock during any offering period.

Except as provided under the ESPP or the Company’s bylaws, no eligible employee may transfer all or any part of his or her shares of the Company’s common stock to any person.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as the Company’s merger or change in control, a successor corporation may assume, continue or substitute each outstanding option. If the successor corporation does not assume, continue or substitute for the outstanding options, the offering period in progress will be shortened and the last day of the shortened offering period shall be the purchase date. The eligible employees’ options will be exercised on the new purchase date and such options will terminate immediately thereafter.

Amendment and Termination

The Compensation Committee has the authority to amend, suspend or terminate the ESPP, at any time and for any reason. The ESPP will remain in effect until terminated by the Compensation Committee in accordance with the terms of the ESPP.

Suspension of the ESPP after April 2019

The Compensation Committee has exercised its authority to suspend the ESPP such that after the end of the offering period in April 2019, a new offering period did not begin and no employee of the Company or a participating subsidiary shall be a participant in the ESPP until the suspension of the ESPP is revoked.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following tables set forth information relating to the unexercised or unvested equity awards held by the named executive officers as of December 31, 2018:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George F. Jones, Jr.	17,316	43,290	(2)	—	$8.25	4/29/2031	—		—	—		—
	—	60,000	(3)	—	$14.25	6/15/2033	—		—	—		—
	—	—		—	—	—	75,064	(4)	1,163,492	—		—
	—	—		—	—	—	—		—	72,726	(5)	1,127,253
David O’Toole	—	22,858	(6)	—	$6.25	1/24/2028	—		—	—		—
	—	4,380	(7)	—	$7.50	5/1/2030	—		—	—		—
	—	13,060	(8)	—	$7.50	5/1/2025	—		—	—		—
	—	13,062	(9)	—	$7.50	5/1/2028	—		—	—		—
	—	60,000	(10)	—	$14.25	7/26/2033	—		—	—		—
	—	—		—	—	—	19,290	(11)	298,995	—		—
Mike Maddox	34,284	22,858	(12)	—	$6.25	1/24/2028	—		—	—		—
	29,388	39,182	(13)	—	$7.50	5/1/2025	—		—	—		—
	9,796	13,062	(14)	—	$7.50	5/1/2028	—		—	—		—
	51,430	—		—	$5.00	7/31/2020	—		—	—		—
	—	60,000	(15)	—	$14.25	7/26/2033	—		—	—		—
	—	—		—	—	—	23,182	(16)	359,321	—		—
Ron Baldwin	—	100,000	(17)	—	$28.50	4/26/2023	—		—	—		—

(1)	The market value is based on a per share fair market value of our common stock of $15.50 on December 31, 2018, which was determined using an independent valuation.
(2)	Time-based stock settled appreciation rights awards vest as follows: (i) 8,658 awards vested on April 30, 2019; (ii) 8,658 awards vest on April 30, 2020; (iii) 8,658 awards vest on April 30, 2021; (iv) 8,658 awards vest on April 30, 2022; and (v) 8,658 awards vest on April 30, 2023.
(3)	Time-based stock settled appreciation rights awards vest as follows: (i) 20,000 awards vested on May 1, 2019; (ii) 20,000 awards vest on May 1, 2020; and (iii) 20,000 awards vest on May 1, 2021.
(4)	Time-based restricted stock unit awards vest as follows: (i) 20,000 awards vested on May 1, 2019; (ii) 7,500 awards vest on December 31, 2019; (iii) 20,000 awards vest on May 1, 2020; (iv) 7,564 awards vest on December 31, 2020; (iv) 20,000 awards vest on May 1, 2021.
(5)	Represents the maximum number of performance-based restricted stock units that may vest on December 31, 2021 based upon the achievement of certain performance metrics.
(6)	Time-based stock settled appreciation rights awards vest as follows: (i) 11,428 awards vested on January 24, 2019; and (ii) 11,430 awards vest on January 24, 2020.
(7)	Time-based stock settled appreciation rights awards vest as follows: (i) 1,094 awards vested on May 1, 2019; (ii) 1,096 awards vest on May 1, 2020; (iii) 1,094 awards vest on May 1, 2021; and (iv) 1,096 awards vest on May 1, 2022.
(8)	Time-based stock settled appreciation rights awards vest as follows: (i) 3,264 awards vested on May 1, 2019; (ii) 3,266 awards vest on May 1, 2020; (iii) 3,264 awards vest on May 1, 2021; and (iv) 3,266 awards vest on May 1, 2022.
(9)	Time-based stock settled appreciation rights awards vest as follows: (i) 3,266 awards vested on May 1, 2019; (ii) 3,266 awards vest on May 1, 2020; (iii) 3,264 awards vest on May 1, 2021; and (iv) 3,266 awards vest on May 1, 2022.
(10)	Time-based stock settled appreciation rights awards vest as follows: (i) 20,000 awards vest on July 26, 2019; (ii) 20,000 awards vest on July 26, 2020; and (iii) 20,000 awards vest on July 26, 2021.
(11)	Time-based restricted stock unit awards vest as follows: (i) 11,000 awards vest on December 31, 2019; and (ii) 8,290 awards vest on December 31, 2020.
(12)	Time-based stock settled appreciation rights awards vest as follows: (i) 11,428 awards vested on January 24, 2019; and (ii) 11,430 awards vest on January 24, 2020.
(13)	Time-based stock settled appreciation rights awards vest as follows: (i) 9,794 awards vested on May 1, 2019; (ii) 9,796 awards vest on May 1, 2020; (iii) 9,796 awards vest on May 1, 2021; and (iv) 9,796 awards vest on May 1, 2022.
(14)	Time-based stock settled appreciation rights awards vest as follows: (i) 3,266 awards vested on May 1, 2019; (ii) 3,266 awards vest on May 1, 2020; (iii) 3,264 awards vest on May 1, 2021; and (iv) 3,266 awards vest on May 1, 2022.
(15)	Time-based stock settled appreciation rights awards vest as follows: (i) 20,000 awards vest on July 26, 2019; (ii) 20,000 awards vest on July 26, 2020; and (iii) 20,000 awards vest on July 26, 2021.
(16)	Time-based restricted stock unit awards vest as follows: (i) 13,000 awards vest on December 31, 2019; and (ii) 10,182 awards vest on December 31, 2020.
(17)	Time-based stock settled appreciation rights awards vest as follows: (i) 20,000 awards vested on April 26, 2019; (ii) 20,000 awards vest on April 26, 2020; (iii) 20,000 awards vest on April 26, 2021; (iv) 20,000 awards vest on April 26, 2022; and (v) 20,000 awards vest on April 26, 2023. Awards are exercisable until the earlier of Mr. Baldwin’s death or April 26, 2023. These awards were not adjusted with respect to the two-for-one stock split in accordance with the underlying agreements and the applicable plan, which did not provide for adjustment.

Below we have described how the equity awards set forth in the table above are generally treated in the event of a change in control or upon the named executive officer’s termination of employment pursuant to the terms of the applicable award, in each case subject to the specific terms of such officer’s employment agreement described above.

Change in Control

In the event the Company experiences a change in control, all of the time-vesting outstanding equity awards listed above will become fully vested as of the date of the change in control, while any performance-vesting equity award will vest at a target level of goal achievement as of the date of the change in control.

Termination of Employment

Termination of Employment due to Death or Disability

In the event a named executive officer experiences a termination of employment due to death or disability, all of the named executive officer’s outstanding equity awards listed above will become fully vested. The named executive officer or his estate may only exercise a stock appreciation right which vests due to the named executive officer’s termination of employment due to death or disability within the 12-month period following the date of the named executive officer’s termination of employment due to death or disability.

Termination of Employment due to Qualified Retirement

In the event a named executive officer experiences a termination of employment due to qualified retirement, a pro rata portion of the named executive officer’s time-based vesting restricted stock units will vest upon the named executive officer’s retirement. For named executive officers other than Mr. Baldwin, any stock appreciation rights with a date of grant preceding the named executive officer’s termination of employment due to qualified retirement by 12 months or more shall become vested upon the named executive officer’s termination of employment due to qualified retirement. Such stock appreciation rights may only be exercised during the 12-month period following the named executive officer’s termination of employment due to qualified retirement. An executive officer must have attained the age of 65, be in good standing with the Company and have been employed with the Company for no less than 5 years to be eligible for qualified retirement. As of December 31, 2018, Mr. O’Toole was the only executive officer of the Company eligible for qualified retirement.

Termination of Employment with Good Reason

In the event Mr. Jones terminates his employment with the Company for good reason, the 60,000 stock appreciation rights granted to him on May 1, 2018 will fully vest. Furthermore, the 60,000 restricted stock units granted to Mr. Jones on May 1, 2018 will also fully vest upon Mr. Jones’ resignation of his position with the Company for good reason.

2019 Compensation

The Compensation Committee regularly identifies and evaluates ways to improve our executive compensation program. The Compensation Committee modified the compensation program to align real pay delivery with critical financial and strategic non-financial goals, reinforce year-over-year improvement and growth, offer a stable and consistent message to both stockholders and participants and provide an attractive pay-for-performance opportunity to encourage retention and leadership engagement. As such, our 2019 incentive program is designed as follows:

•	Our 2019 AIP program is based on both individual and corporate performance goals; and
•	Our 2019 LTI program provides a mix of performance shares and time-based restricted stock units to our named executive officers. Our performance shares are based on the achievement of cumulative three-year performance targets related to adjusted return on average assets and adjusted earnings per share. Our restricted stock units vest annually in one-third increments. Our named executive officers received one-half performance shares and one-half time-based restricted stock units.
•	Our performance shares are also subject to the following terms:
○	If the threshold goal is not achieved, no vesting occurs, no shares are issued and all performance shares are forfeited;
○	If the threshold goal is achieved, the number of shares to be issued is 50%;
○	If the target goal is achieved, the number of shares to be issued equals the target number of units granted;
○	If the maximum goal is achieved, the number of shares to be issued equals 150%; and
○	Linear interpolation is used to determine the number of shares to be issued between goal levels (so that, for instance, there could be 54%, or 123%, of the target number vesting).

Director Compensation

Through June 30, 2018, the Company paid director fees of $20 thousand per year to all non-employee directors. On August 31, 2018, the Company changed its director compensation program. The new compensation program was effective for the quarter ended September 30, 2018, and provides for the independent directors to be paid in one lump sum as follows at the beginning of each year:

Description	Annual Compensation Amount
Annual Director Fees	$30,000 in cash and $30,000 in restricted stock with the ability to elect to receive the cash portion in stock
Non-Executive Chairman Fee	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Corporate Governance & Nominating Committee Chair	$20,000
Risk Committee Chair	$20,000

Through December 31, 2018, directors had the opportunity to allocate a portion of their directors’ fees to purchase Company securities through the Director Stock Purchase Plan. The Director Stock Purchase Plan, which was implemented in 2016, allocated 50,000 shares, whereby outside directors of the Company and its subsidiaries could elect to use their directors’ fees to purchase Company shares at market value each quarter end. The Director Stock Purchase Plan was terminated effective December 31, 2018.

2018 Director Compensation Table

The following table sets forth compensation earned, awarded or paid during 2018 to each director who served on our Board of Directors in 2018, other than Messrs. Jones, O’Toole, Maddox and Baldwin, whose compensation is described in the “Summary Compensation Table” above. The table also includes other compensation earned by each director from us or the Bank, including that which is attributable to service as a director of the Bank or on a Bank advisory board.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Rod Brenneman	57,500	15,020	—		72,520
George Bruce	35,000	15,020	—		50,020
Steven W. Caple(3)	10,167	10,175	—		20,342
Ron Geist	25,000	15,020	—		40,020
Jennifer Grigsby	25,000	15,020	—		40,020
George E. Hansen III	25,000	15,020	—		40,020
Lance Humphreys	25,000	15,020	—		40,020
Mason King	10,167	10,175	—		20,342
Jimmy Kuykendall	25,000	15,020	—		40,020
Kevin Rauckman	45,000	15,020	—		60,020
Michael Robinson	25,000	15,020	—		40,020
Jay Shadwick	35,000	15,020	—		50,020
Grey Stogner	10,167	10,175	3,000	(4)	23,342
Stephen K. Swinson	25,000	15,020	—		40,020
Wayne Booth(5)	45,000	—	—		45,000
Steve Largent(5)	5,000	—	—		5,000
(1)	The amounts in this column include the non-employee director’s cash retainer fees. For 2018, no non-employee director elected to receive stock in lieu of cash retainer fees.
(2)	Restricted stock awards that vest one year from the grant date. The 2018 restricted stock award grants vest on August 31, 2019. Each non-employee director was granted 1,054 restricted stock awards, except that a pro rata portion of 714 restricted stock awards were granted for the services of each of Mr. Caple, Mr. King and Mr. Stogner, and no awards were granted to Mr. Booth and Mr. Largent, who each resigned from the Board of Directors prior to such awards being issued. Vesting is subject to continued service on the Board of Directors through the vesting date. The foregoing restricted stock awards issued in 2018 are the only outstanding equity awards held by or on behalf of our non-employee directors as of December 31, 2018 except Mr. Stogner, who holds a performance-based restricted stock unit award previously granted in 2016 of 12,120 target restricted stock units (or 6,060 units for threshold performance or 18,180 units for stretch performance) that will cliff vest on December 31, 2021 based upon achievement of specified performance metrics.

(3)	Under the terms of Mr. Caple’s employment with LHFI III, LLC, a stockholder of the Company, and its affiliates, all such fees and restricted stock awards for service on our Board of Directors were paid directly to or assigned to LHFI III, LLC.
(4)	This amount represents fees earned by Mr. Stogner for service on a stockholder advisory board.
(5)	Messrs. Booth and Largent resigned from the Board of Directors during 2018. The amounts shown reflect fees earned during their time on the Board of Directors.

In 2018, our Board of Directors also adopted a voluntary Directors’ Deferred Fee Plan (the “Directors’ Deferred Fee Plan”) that permits electing directors to receive deferred shares of our common stock in lieu of: (i) cash directors’ fees and (ii) stock directors’ fees. The payment of the deferred shares received under the Directors’ Deferred Fee Plan are deferred for tax purposes until a director’s service on our Board of Directors ends. Before any deferred shares are delivered to a participating director, the director does not have any right to vote any of his or her deferred shares nor to receive any cash dividends on the deferred shares to the extent dividends are payable on shares of our common stock. If and when we pay a cash dividend on our shares, additional deferred shares are credited to a participating director’s account. The additional shares credited have a value equal to the dividends that otherwise would have been payable to a plan account if the hypothetical shares then credited were actual shares of our common stock. All credited whole deferred shares will be settled in actual shares of our common stock and such shares will be issued to a director upon the director’s termination from service on our Board of Directors. Any fractional deferred share will be rounded up to a whole share. The plan applies only to eligible director compensation earned after that date. No directors elected to participate in the Directors’ Deferred Fee Plan in 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures Regarding Related Person Transactions

Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the Nasdaq Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120.0 thousand and a related person has or will have a direct or indirect material interest. Related persons of the Company include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Any related person transaction proposed to be entered into by the Company, or any of its subsidiaries, must be reported to the Company’s General Counsel and shall be reviewed and approved or ratified by the Audit Committee in accordance with the terms of the policy. In determining whether to approve a related person transaction, that committee will consider, among other factors, the approximate dollar value of the amount of the related person’s interest in the transaction, the nature of the Company’s participation in the transaction, whether the transaction was undertaken in the ordinary course of business of the Company, whether the transaction with the related person is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party and the purpose of and the potential benefits to the Company of the transaction.

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2016, and each proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeds or will exceed $120.0 thousand; and
•	any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Employment Arrangements

Employment Agreements

We have entered into employment agreements with George F. Jones, Jr., David O’Toole, Mike Maddox and Ron Baldwin. For more information regarding these employment agreements, please read “Executive Compensation—Employment Agreements.”

Private Placements

The following table summarizes the purchases of our common stock in private placement transactions since January 1, 2016 by certain of our executive officers, directors and beneficial holders of more than 5% of our capital stock and their respective affiliates that exceeded $120.0 thousand in the applicable fiscal year listed below.

Name	Fiscal Year	Number of Shares of Common Stock	Purchase Price Range per Share		Aggregate Purchase Price
Rod Brenneman(1)	2016	25,000	$10.00		$250,000
	2018	24,500	5.00-13.75	(2)	249,375
Steven W. Caple(1)	2017	500,000	10.00		5,000,000
	2018	350,878	14.25		5,000,012

Name	Fiscal Year	Number of Shares of Common Stock	Purchase Price Range per Share		Aggregate Purchase Price
First Security Bancorp	2016	121,214	8.25		1,000,016
	2018	907,710	5.00-14.25	(2)	12,717,493
Ron Geist(1)	2016	100,000	10.00		1,000,000
	2018	70,176	14.25		1,000,008
Lance Humphreys(1)	2018	10,912	13.75		150,040
George F. Jones, Jr.(1)	2016	94,790	8.25-10.00		810,018
	2017	20,000	10.00		200,000
	2018	61,180	13.75-14.25		849,997
Mason King(1)	2017	990,000	10.00		9,900,000
	2018	296,492	14.25		4,225,011
Jimmy Kuykendall(1)	2016	50,000	10.00		500,000
	2017	20,834	12.00		250,008
	2018	36,000	13.75-14.25		496,000
David O’Toole(1)	2018	35,270	5.00-14.25	(2)	225,098
Kevin Rauckman(1)	2016	30,300	8.25		249,975
Michael Robinson	2017	12,500	10.00		125,000
Jay Shadwick(1)	2018	21,818	13.75		299,998
Lawrence Steckline(1)(3)	2017	25,000	10.00		250,000
Grey Stogner	2016	30,304	8.25		250,008
Stephen K. Swinson(1)	2018	35,412	14.25		504,621
(1)	Represents purchase by listed person or such person’s affiliates.
(2)	Includes exercise of warrants to purchase shares of our common stock at an exercise price per share of $5.00.
(3)	Former director.

During fiscal year 2019, George Bruce and his affiliates acquired 10,000 shares of common stock for $5.00 per share through the exercise of warrants.

Redemptions

On September 17, 2018, we redeemed 131,698 shares of our common stock from Ron Baldwin, our former Chief Executive Officer, at an aggregate redemption price of approximately $1,876,697.

On December 18, 2018, we provided notice to all holders of our Series A Preferred Shares of our intent to redeem all outstanding Series A Preferred Shares on the Redemption Date at a redemption price of $25.00 per share. Upon redemption, we paid holders of Series A Preferred Shares the redemption price per share of the Series A Preferred Shares and the holders’ pro rata share of a 30-day dividend for January 2019 in the aggregate amount of $175.0 thousand. Affiliates of the following directors hold Series A Preferred Shares, and such affiliates received such redemption price and the pro rata share of such dividend: (i) George Bruce (2,000 shares); (ii) Ron Geist (20,000 shares); (iii) Jennifer Grigsby (10,000 shares); and (iv) Lance Humphreys (2,000 shares).

Other Transactions

We have entered into agreements with Ron Baldwin’s wife, pursuant to which she has provided the Company with interior design services. On April 25, 2018, our Board of Directors ratified payments of $236,537 to CrossPoint Creative Resources, LLC, an entity owned by Mr. Baldwin’s wife, for interior design services as well as furniture and fixture reimbursements for 2017.

We have engaged Crews & Associates, Inc., an SEC-registered securities dealer, to execute certain trades of municipal bonds on our behalf. Crews & Associates, Inc. is a wholly-owned subsidiary of First Security Bancorp, a beneficial holder of more than 5% of our capital stock. In connection with these trades, we paid Crews & Associates, Inc. aggregate commissions of approximately $86.5 thousand in fiscal year 2018, $313.5 thousand in fiscal year 2017 and $529.3 thousand in fiscal year 2016. In addition, from time to time, we sell loan participations to, purchase loan participations from and participate in syndicated loans, shared national credits and loan participations with, First Security Bank, a subsidiary of First Security Bancorp. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities that are not related persons.

Ordinary Banking Relationships

Certain of our officers, directors and principal stockholders, as well as their immediate family members and affiliates, are clients of, or have or have had transactions with us or the Bank in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related person transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal stockholders, as well as their immediate family members and affiliates, are approved by our Board of Directors in accordance with the Bank’s regulatory requirements.

As of March 31, 2019, our officers, directors and principal stockholders as well as their immediate families and affiliated companies, as a group, were indebted directly and indirectly to us in the amount of $20.4 million, while deposits from this group totaled $48.7 million as of such date. As of March 31, 2019, no related party loans were categorized as non-accrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to        shares offered by this prospectus for sale to our directors, executive officers, employees and business associates and certain other related persons who have expressed an interest in purchasing our common stock in this offering through a directed share program. See “Underwriting—Directed Share Program” for additional information regarding the directed share program.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our stock as of June 30, 2019, and as adjusted to reflect the completion of this offering, for:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each stockholder who beneficially owns more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 45,367,641 shares of our common stock outstanding as of June 30, 2019 and    shares to be outstanding after the completion of this offering. The table does not reflect any shares of common stock that may be purchased in this offering by the individuals listed below.

Except as indicated below, the address for each stockholder listed in the table below is: CrossFirst Bankshares, Inc., 11440 Tomahawk Creek Parkway, Leawood, Kansas 66211.

					Shares Beneficially Owned After the Offering
	Common Shares Beneficially Owned Prior to the Offering(1)			Shares Offered Number		If Option Not Exercised	If Option Exercised in Full
Name	Number		% (Approx.)		Number	% (Approx.)	% (Approx.)
Directors and named executive officers:
Rod Brenneman	226,664	(2)	*			%	%
George Bruce	39,376	(3)	*
Steven W. Caple	851,592	(4)	1.88%
Ron Geist	699,749	(5)	1.54%
Jennifer Grigsby	38,408	(6)	*
George E. Hansen III	86,406	(7)	*
Lance Humphreys	36,836	(8)	*
George F. Jones, Jr.	170,260	(9)	*
Mason King	1,287,206	(10)	2.84%
Jimmy Kuykendall	261,250	(11)	*
Mike Maddox	234,497	(12)	*
David O’Toole	203,481	(13)	*
Kevin Rauckman	40,307	(14)	*
Michael Robinson	118,989	(15)	*
Jay Shadwick	98,596	(16)	*
Grey Stogner	38,036	(17)	*
Stephen K. Swinson	79,882	(18)	*
Ron Baldwin	167,166	(19)	*			%	%
Directors & executive officers as a group (21 individuals)	4,700,411	(20)	10.36%			%	%

Principal stockholders:
First Security Bancorp	3,054,924		6.73%			%	%
*	Represents beneficial ownership of less than 1% of the class of shares.

(1)	Beneficial ownership information is based upon information supplied by officers, directors and principal stockholders of the Company. Except as to jointly held shares and except as otherwise noted in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Amounts include shares subject to restricted stock awards, which have voting rights. With respect to the number of shares issuable upon settlement of stock-settled appreciation rights, the number is based upon a deemed market price per share of our common stock of $17.00 as of June 30, 2019, which was determined using the most recent independent valuation previously obtained by the Company on April 25, 2019, and rounded to the nearest share.
(2)	Consists of: (i) 186,110 shares held jointly by Mr. Brenneman and his spouse, (ii) 39,500 shares held by Mr. Brenneman’s IRAs, and (iii) 1,054 unvested shares of restricted stock held by Mr. Brenneman.
(3)	Consists of: (i) 8,000 shares held by Mr. Bruce’s IRA, (ii) 30,322 shares held jointly by Mr. Bruce and his spouse, and (iii) 1,054 unvested shares of restricted stock held by Mr. Bruce.
(4)	Consists of 714 unvested shares of restricted stock and 850,878 shares held by LHFI III, LLC, of which Mr. Caple serves as sole manager and as to which shares Mr. Caple has shared voting and investment power.
(5)	Consists of: (i) 39,536 shares held jointly by Mr. Geist and his spouse, (ii) 922 shares held by Mr. Geist individually, (iii) 2,989 unvested shares of restricted stock held by Mr. Geist, and (iv) 656,302 shares held by Starwood Investments, L.P., of which Mr. Geist serves as managing partner and as to which shares Mr. Geist has shared voting and investment power.
(6)	Consists of: (i) 1,054 unvested shares of restricted stock held by Ms. Grigsby, (ii) 672 shares held by Ms. Grigsby individually, and (iii) 36,682 shares held by the Jennifer M. Grigsby Living Trust of which Ms. Grigsby is a co-trustee together with her spouse and as to which shares Ms. Grigsby has shared voting and investment power.
(7)	Consists of: (i) 33,406 shares held by Mr. Hansen’s IRA, (ii) 1,054 unvested shares of restricted stock held by Mr. Hansen, (iii) 46,946 shares held by HCI, LLC, of which Mr. Hansen is the sole member and as to which shares Mr. Hansen has shared voting and investment power, and (iv) 5,000 shares held by Mr. Hansen individually.
(8)	Consists of: (i) 4,924 unvested shares of restricted stock held by Mr. Humphreys and (ii) 31,912 shares held by 410 Investments, LLC, of which Mr. Humphreys is manager and as to which shares Mr. Humphreys has shared voting and investment power.
(9)	Consists of: (i) 7,018 shares held by The English Family Trust, (ii) 19,986 shares held by the Harris Family Revocable Trust, (iii) 112,122 shares held by G&M Partners, LTD, of which Mr. Jones is the Managing General Partner, and as to which shares Mr. Jones has shared voting and investment power, (iv) shares issuable upon settlement of 25,974 currently-exercisable stock-settled appreciation rights with an exercise price of $8.25, (v) shares issuable upon settlement of 20,000 stock-settled appreciation rights with an exercise price of $14.25 which are exercisable within 60 days of June 30, 2019, and (vi) 14,530 shares held individually. The shares held by G&M Partners, LTD have been pledged as collateral for outstanding indebtedness.
(10)	Consists of: (i) 714 unvested shares of restricted stock held by Mr. King, (ii) 240,876 shares held by 301 CrossFirst Partners, LLC, of which Mr. King is the President and a member, (iii) 405,264 shares held by Luther King Capital Management Corporation with respect to which Mr. King is a Principal, Vice President, Portfolio Manager and Analyst, and (iv) 640,352 shares held by LKCM Private Discipline Master Fund, SPC with respect to which Mr. King is a limited partner. Except for the shares of restricted stock, Mr. King has shared voting and investment power with respect to all such shares.
(11)	Consists of: (i) 2,620 shares held by Mr. Kuykendall individually, (ii) 4,924 unvested shares of restricted stock held by Mr. Kuykendall, (iii) 183,706 shares held by Equipment World, Inc., a company owned by Mr. Kuykendall and as to which shares Mr. Kuykendall has sole voting and dispositive power, and (iv) 70,000 shares held by Signature Leasing, LLC, of which Mr. Kuykendall is a manager and as to which shares Mr. Kuykendall has shared voting and dispositive power.
(12)	Consists of: (i) 10,533 shares held by Mr. Maddox individually, (ii) 32,340 shares held by Mr. Maddox’s IRA, (iii) 93,984 shares held jointly by Mr. Maddox and his spouse, (iv) shares issuable upon settlement of 45,712 stock-settled appreciation rights which are currently exercisable as of June 30, 2019 with an exercise price of $6.25, (v) shares issuable upon settlement of 52,244 stock-settled appreciation rights which are currently exercisable as of June 30, 2019 with an exercise price of $7.50, (vi) shares issuable upon settlement of 51,430 stock-settled appreciation rights which are currently exercisable as of June 30, 2019 with an exercise price of $5.00, and (vii) shares issuable upon settlement of 20,000 stock settled appreciation rights which are exercisable within 60 days of June 30, 2019 with an exercise price of $14.25. 50,000 shares held jointly by Mr. Maddox and his spouse have been pledged as collateral for outstanding indebtedness.
(13)	Consists of: (i) 29,270 shares held by Mr. O’Toole’s IRA, (ii) 159,489 shares held by the David L. O’Toole Revocable Trust dated July 17, 2015 with respect to which shares Mr. O’Toole is primary trustee and with respect to which Mr. O’Toole has sole voting and investment power with respect to such shares, (iii) shares issuable upon settlement of 11,428 stock-settled appreciation rights which are currently exercisable as of June 30, 2019 with an exercise price of $6.25, (iv) shares issuable upon settlement of 7,624 stock-settled appreciation rights which are currently exercisable as of June 30, 2019 with an exercise price of $7.50, and (v) shares issuable upon settlement of 20,000 stock settled appreciation rights which are exercisable within 60 days of June 30, 2019 with an exercise price of $14.25. 100,814 shares held by the David L. O’Toole Revocable Trust dated July 17, 2015 have been pledged as collateral for outstanding indebtedness.
(14)	Consists of: (i) 2,989 unvested shares of restricted stock deemed held by Mr. Rauckman, and (ii) 37,318 shares held by the Kevin S. Rauckman Trust, of which Mr. Rauckman is the sole trustee and therefore has sole voting and dispositive power with respect to such shares.
(15)	Consists of: (i) 102,500 shares held jointly by Mr. Robinson and his spouse, (ii) 2,989 unvested shares of restricted stock held by Mr. Robinson, and (iii) 13,500 shares held by Mr. Robinson individually.
(16)	Consists of: (i) 24,522 shares held individually by Mr. Shadwick, (ii) 4,924 unvested shares of restricted stock held by Mr. Shadwick, (iii) 21,818 shares held by Mr. Shadwick’s IRA, and (iv) 47,332 shares held jointly by Mr. Shadwick and his spouse.
(17)	Consists of: (i) 37,322 shares held jointly by Mr. Stogner and his spouse and (ii) 714 unvested shares of restricted stock held by Mr. Stogner.
(18)	Consists of: (i) 67,412 shares held by Mr. Swinson’s IRAs, (ii) 11,416 shares held by Mr. Swinson individually, and (iii) 1,054 unvested shares of restricted stock held by Mr. Swinson.

(19)	Consists of: (i) 13,500 shares issuable upon exercise of warrants held by Mr. Baldwin, (ii) 20,000 shares issuable upon exercise of warrants held jointly by Mr. Baldwin and his spouse, (iii) 80,000 shares issuable upon exercise of warrants held by Mr. Baldwin’s IRA, and (iv) 53,666 shares held by Mr. Baldwin’s IRA. The amount shown excludes shares issuable upon settlement of 20,000 currently exercisable SSARs, which are out-of-the-money.
(20)	Includes: (i) shares issuable upon settlement of 27,858 stock-settled appreciation rights held by executive officers who are not Company named executive officers or directors which are currently exercisable as of June 30, 2019 with an exercise price of $5.00, (ii) shares issuable upon settlement of 34,288 stock-settled appreciation rights held by executive officers who are not Company named executive officers or directors which are currently exercisable as of June 30, 2019 with an exercise price of $6.25, (iii) shares issuable upon settlement of 36,734 stock-settled appreciation rights held by executive officers who are not Company named executive officers or directors which are currently exercisable as of June 30, 2019 with an exercise price of $7.50, (iv) shares issuable upon settlement of 11,094 stock-settled appreciation rights held by executive officers who are not Company named executive officers or directors which are currently exercisable as of June 30, 2019 or exercisable within 60 days thereof with an exercise price of $8.25, and (v) shares issuable upon settlement of 20,000 stock settled appreciation rights which are exercisable within 60 days of June 30, 2019 with an exercise price of $14.25, (vi) 56,000 shares held by IRAs for the benefit of our executive officers who are not Company named executive officers or directors, (vii) 11,750 shares held jointly by one of our executive officers who is not a Company named executive officer or director and such officer’s spouse, (viii) 43,289 shares held individually by our executive officers who are not Company named executive officers or directors, and (ix) 7,018 shares held in trust by one of our executive officers who is not a Company named executive officer or director. 23,144 shares held by executive officers who are not Company named executed officers have been pledged as collateral.

The following table provides information regarding the beneficial ownership of our common stock as of June 30, 2019, and as adjusted to reflect the completion of this offering, for each of our selling stockholders. The percentage of beneficial ownership is based on 45,367,641 shares of our common stock outstanding as of June 30, 2019 and        shares to be outstanding after the completion of this offering.

Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Shares Offered Number	Number	If Option Not Exercised	If Option Exercised in Full
Name	Number	%
Selling stockholders:
		%			%	%
		%			%	%
		%			%	%

DESCRIPTION OF CAPITAL STOCK

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

The following discussion summarizes some of the important rights of our stockholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations and other applicable law, the KGCC and our articles of incorporation and bylaws, copies of each of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of stockholder rights.

Our articles of incorporation authorize the issuance of up to 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2019, we had issued and outstanding 45,367,641 shares of our common stock and no shares of our preferred stock. As of June 30, 2019, there were 2,466,363 shares of common stock issuable upon the exercise or settlement of equity awards or warrants. On December 18, 2018, we provided notice to all holders of our preferred stock of our intent to redeem all 1,200,000 outstanding shares of preferred stock on the Redemption Date and we redeemed such shares effective on the Redemption Date.

Stock Dividend

On December 21, 2018, we effected a two-for-one stock split through a share dividend, whereby each holder of our common stock received one additional share of common stock for each share owned as of the record date of December 19, 2018. The effect of the stock dividend on outstanding shares and per share figures has been retroactively applied to all periods presented in this prospectus.

Common Stock

Each share of common stock has the same rights, privileges and preferences as every other share of common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the common stock are described below.

Dividend Rights

To the extent permitted under the KGCC and subject to the rights of any series of preferred stock we may issue in the future, each holder of common stock participates ratably in dividends, which are payable when and as declared by our Board of Directors. However, the agreements pursuant to which we borrow money and the regulations to which we are subject as a bank holding company may limit our ability to pay dividends or other distributions with respect to our common stock. No assurance can be given that dividends will be paid. The Board of Directors has the discretion to determine whether to pay the dividends and the amount of dividends to be paid. For a discussion of our dividend policy and dividend history, see “Market Price of Common Stock—Dividend Policy.”

Liquidation and Dissolution

Upon any liquidation, dissolution or winding up of the Company, holders of the Company’s debt securities and lenders with respect to other borrowings will receive distributions of the Company’s available assets prior to holders of common stock or any series of preferred stock of the Company. Upon liquidation, holders of any series of preferred stock we may issue in the future will generally receive distributions of the Company’s available assets prior to holders of common stock. After the payment of all liabilities and of the liquidation preferences with respect to any issued and outstanding preferred shares, we will distribute our remaining assets to the holders of our common stock on a pro rata basis.

Voting Rights

Each holder of common stock has the right to vote on matters submitted to a vote of the stockholders; provided, however, that except as otherwise required by law, common stockholders are not entitled to vote on any amendment to our articles of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote, pursuant to our articles of incorporation or pursuant to the KGCC.

Each stockholder is entitled to one vote per share of common stock held by each such stockholder, including, without limitation, respecting the election of directors. Subject to the rights of the holders of any series of preferred stock we may issue in the future and except as otherwise required by law or our articles of incorporation or bylaws, matters are generally decided by the affirmative vote of a majority of the votes properly cast for or against such matter. Stockholders may not cumulate their votes in the election of directors. Subject to the rights of the holders of any series of preferred stock we may issue in the future and except as otherwise required by law or our articles of incorporation, directors are elected by a plurality of the voting power present or represented at the applicable meeting and entitled to vote on the election of directors.

Subject to the rights of the holders of any series of preferred stock we may issue in the future and except otherwise provided by law or by our articles of incorporation, the holders representing a majority of the combined voting power of the capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Absence of Preemptive Rights

Our common stock does not have preemptive or other rights to subscribe for additional shares of capital stock of any class or series of the Company, whether now or hereafter authorized.

Stock Exchange Listing

We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “CFB.”

Preferred Stock

Upon authorization of our Board of Directors, we may issue shares of one or more series of our preferred stock from time to time. Our Board of Directors may, without stockholder approval, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the Board of Directors will determine the number of shares of preferred stock of that series that may be issued (up to the 5,000,000 shares total amount of preferred stock authorized) and the rights and preferences of that series of preferred stock. The authority of the Board of Directors to determine the rights and preferences with respect to series of preferred stock includes but is not limited to making determinations with respect to the following:

•	The number of shares constituting that series and the distinctive designations of that series;
•	The dividend rate or rates on the shares of that series, if any, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
•	Whether the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
•	Whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

•	Whether or not the series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which some or all of such shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;
•	Whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
•	The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and
•	Any other relative rights of the series, powers, and preferences, and the qualifications, limitations and restrictions of that series.

Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. As of December 31, 2018, we had issued and outstanding 1,200,000 shares of our preferred stock. In our articles of incorporation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock. On December 18, 2018, we provided notice to all holders of our preferred stock of our intent to redeem all 1,200,000 outstanding shares of preferred stock on the Redemption Date and we redeemed such shares effective on the Redemption Date.

Warrants

As of June 30, 2019, the Company had outstanding warrants to purchase 113,500 shares of its common stock at an exercise price per share of $5.00. The 113,500 warrants are exercisable through April 26, 2023 or a change in control of the Company.

Anti-Takeover Considerations and Special Provisions of Our Articles of Incorporation, Bylaws and Kansas Law

Certain provisions of Kansas law and our articles of incorporation and bylaws could have the effect of delaying or deferring the removal of incumbent directors that a stockholder may consider to be in the stockholder’s best interest or delaying, deferring or discouraging another party from acquiring control of us, including delaying, preventing, discouraging or making more difficult unsolicited tender offers or takeover attempts that a stockholder may consider to be in the stockholder’s best interest, including those takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids and have the effect of making it more difficult for third parties to cause the replacement of our current management. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal. These provisions include:

Authorized but Unissued Capital Stock

We have authorized but unissued shares of common stock, and our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

No Stockholder Action by Written Consent

Our articles of incorporation provide that, except as otherwise provided by or pursuant to any resolution or resolutions of the Board of Directors providing for the issuance of any series of stock having a preference over the common stock as to dividends or upon liquidation, after the first sale of our common stock to the general public pursuant to a registration statement filed with and declared effective by the SEC is made, stockholder action can be taken only at a duly called meeting of stockholders of the Company and may not be effected by any consent in writing by stockholders.

Classified Board

Holders of our preferred stock that we may issue in the future may have the right to elect members of the Board of Directors. Our Board of Directors is currently divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. Our articles of incorporation require that in the event of any increase or decrease in the number of our directors, the number of directors in each class be apportioned as nearly equal as possible. Any decrease in number of directors does not shorten the term of any incumbent director. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected (subject to shortened terms in the case of directors in office prior to our conversion to a corporation on December 31, 2017), provided, that each initial Class I director serves for a term ending on the date of the first annual meeting following the annual meeting at which such director was elected, each initial Class II director serves for a term ending on the date of the second annual meeting following the annual meeting at which such director was elected and each initial Class III director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected and that the term of each director will continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. For more information on the classified board, see “Management—Board of Directors.” A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of directors on a classified board.

Limitation on Right to Call a Special Meeting of Stockholders

Our articles of incorporation and bylaws provide that, except as otherwise required by the KGCC or as may be granted to the holders of any series of preferred stock, special meetings of stockholders may be called only by either the Chief Executive Officer of the Company or by at least as many directors as would be a majority of our directors if there are no vacancies on our Board of Directors.

Advance Notice Provisions

Our articles of incorporation and bylaws establish advance notice procedures with regard to stockholder proposals to nominate directors or bring business at annual meetings of stockholders. Generally, these procedures provide that notice of a stockholder proposal or director nomination must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must also meet certain form and content requirements specified in our bylaws. These requirements and procedures may preclude stockholders from nominating directors or bringing business at annual meetings.

Filling of Board Vacancies

Any vacancy occurring and newly created directorships resulting from any increase in the authorized number of directors in the Board of Directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director and may not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship holds office until the next elections for the class of directors for which such director has been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Charter Amendments

Certain provisions of our articles of incorporation with respect to our Board of Directors, meetings of stockholders, limitation of director liability, indemnification and advancement of expenses and amendments to our articles of incorporation and bylaws may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class. Accordingly, satisfaction of heightened voting standards would be required to amend our articles of incorporation which could have the effect of delaying, deferring or discouraging the acquisition of control of us.

Adoption, Amendment and Repeal of the Bylaws

Our articles of incorporation authorize our Board of Directors to make, amend and repeal the bylaws of the Company and our stockholders may only make, amend or repeal the bylaws of the Company by the affirmative vote of two-thirds of the capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class. Accordingly, our Board of Directors could take action to amend our bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Business Combinations with Certain Persons

We are subject to Section 17-6427 of the KGCC, which provides that, subject to certain exceptions, a Kansas corporation such as us may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, who is an “interested stockholder” (generally defined as the holder of 15% or more of the corporation’s outstanding voting stock) for a period of three years following the date such person became an interested stockholder, unless (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the amount of voting stock outstanding certain shares owned by persons who are both officers and directors and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder. This law may have the effect of prohibiting a business combination involving us, even if such event would be beneficial to our stockholders.

Control Share Acquisition Statute

We are also subject to Section 17-1286 et seq. of the KGCC, which provides that, subject to certain exceptions, any person or group must obtain stockholder approval before acquiring any share of stock of a Kansas corporation such as us if, after the acquisition, that person or group would trigger a specified level of voting power, beginning at 20%, as set forth in the statute. If the acquiring person fails to obtain such stockholder approval, the acquired shares lose their voting rights. These voting rights may be retained or restored only if the statutory disclosure requirements are met and the approval of both a majority of the outstanding voting stock and a majority of the outstanding voting stock excluding “interested shares” (generally, shares owned by the acquiring person or group, the corporation’s directors who are also its employees, and the corporation’s officers) is secured.

Removal of Directors

Except for additional directors elected by the holders of a series of preferred stock we may issue in the future entitling such holders to elect directors, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the Company entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Elimination of Liability and Indemnification

Our articles of incorporation eliminate a director’s liability to us and our stockholders for monetary damages for breach of a fiduciary duty as a director, except in connection with (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 17-6424 of the KGCC (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

Our articles of incorporation and bylaws provide that we will indemnify each of our officers and directors to the fullest extent permitted by applicable law and that any modification or repeal of our articles of incorporation or bylaws will not adversely affect this indemnification right of our officers and directors with respect to any act or omission occurring prior to such modification or repeal. Our articles provide for advancement of expenses to any person who is or was an officer or director to the fullest extent permitted by applicable law except for certain claims brought by any such indemnified party and our bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by our officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by us in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that such officer or director was not entitled to be indemnified.

Our bylaws also provide that the indemnification rights set forth in our bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in our articles of incorporation or bylaws, any agreement, the vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Company may have to provide additional indemnification with respect to the same or different persons or classes of person. In this regard, we have entered into indemnification agreements with each of our current directors and officers, and we anticipate that we will enter into indemnification agreements with each of our future directors and officers, that provide these individuals with a contractual right to indemnification from us to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. A form of our indemnification agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Our bylaws further authorize us to purchase and maintain insurance on behalf of our officers and directors and we have obtained insurance to cover such individuals for certain liabilities.

The foregoing is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Kansas and Federal Banking Law

Under the Kansas Banking Code, the following transactions, among others, require application to and the prior written approval of the OSBCK: (i) the acquisition of control of any Kansas state-chartered bank, (ii) the merger or consolidation of any Kansas state-chartered bank, and (iii) the acquisition of the assets of, or the assumption of the liability to pay any deposit made in, any Kansas-state chartered bank. For purposes of this law, “control” means the power to: (i) vote 25% or more of any class of voting shares, (ii) direct, in any manner, the election of a majority of the directors or (iii) direct or exercise a controlling influence over the management or policies.

The BHCA generally prohibits any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. For purposes of this law, “control” generally means ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of any class of our voting securities. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company or a bank unless the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”), as applicable, has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve and the FDIC, the acquisition of 10% or more of a class of voting stock of a bank holding company or a bank with a class of securities registered under Section 12 of the Exchange Act, such as the Company after completion of the offering, could constitute acquisition of control of the bank holding company.

The foregoing provisions of Kansas and federal law could make it more difficult for a third party to acquire the Bank or a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or effect a proxy contest for control of our Company or other changes in our management.

Market Standoff Restrictions

Under our bylaws, each stockholder shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of the Company’s capital stock (other than pursuant to certain permitted transfers to transferees who agree to be similarly bound and other than sales of such shares acquired in open market transactions or purchased in the initial public offering) for a period ending up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act; provided, however, that such agreement shall be applicable only to the first such registration statement of the Company which covers securities sold on its behalf to the public in an underwritten offering.

Other Provisions

Our current bylaws also contain certain transfer restrictions, drag-along rights and tag-along rights that will terminate upon consummation of this offering.

Transfer Agent

The Company’s transfer agent is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit and Loan Agreements

Letter Loan Agreement with TIB-The Independent Bankers Bank

The Company and TIB-The Independent Bankers Bank (“TIB”) are parties to that certain Letter Loan Agreement dated as of June 26, 2013 (as amended from time to time, the “TIB Loan Agreement”), pursuant to which TIB has made available to the Company a credit facility of up to $10.0 million. As of June 30, 2019, there was no principal amount outstanding under the TIB Loan Agreement. The maturity date for the TIB Loan Agreement is August 26, 2020. The Company has pledged all of the stock of the Bank to TIB as collateral for the Company’s obligations to TIB. In addition, the Company has agreed to certain covenants in favor of TIB. Among other covenants, without the consent of TIB, the Company has agreed not to: transfer or pledge the stock of the Bank to any other person, permit any change in control of the Company (where control means the power to vote at least 5% of the voting stock of the Company) or any other substantial change in its capitalization or character of its business, declare or pay any dividends or make any other payment or distribution on account of its capital stock, or redeem, purchase, retire or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock if immediately prior to or immediately after such transaction the Company or CrossFirst Bank is not or would not be well capitalized under applicable federal banking regulations, make any change to its or the Bank’s organizational documents or fiscal year, or incur debt in excess of $2.0 million (except debt to TIB). The Company agreed to provide periodic reports, statements and certificates to TIB and to cause the Bank to maintain a Primary Liquidity Ratio of at least twenty percent (20%), Equity Capital of at least $200.0 million, Tier 1 Equity Capital of at least $200.0 million, a Tier 1 Leverage Ratio of at least eight percent (8%), a Total Risk Based Capital Ratio of at least twelve percent (12%), a Tier 1 Risk Based Capital Ratio of at least eleven percent (11%), a Return on Assets to be at least forty-five hundredths percent (0.45%) and a ratio of Total Loans to Total Assets less than or equal to eighty percent (80%), in each case, as such terms are defined in the TIB Loan Agreement and as determined in accordance therewith. If the Company is in default of any covenant or any representation to TIB, subject to any applicable notice and cure periods, TIB could accelerate all obligations of the Company under the TIB Loan Agreement and could commence foreclosure proceedings on the stock of the Bank and take such other actions and remedies available to TIB under the TIB Loan Agreement and the other Loan Documents (as defined in the TIB Loan Agreement).

Line of Credit Commitment Confirmation with Federal Home Loan Bank of Topeka

The Bank and Federal Home Loan Bank of Topeka (“FHLB of Topeka”) are parties to that certain Line of Credit Commitment Confirmation, dated as of May 28, 2010 (as amended from time to time, the “FHLB Loan Agreement”), pursuant to which FHLB of Topeka has made available to the Bank a credit facility. As of June 30, 2019, the outstanding principal amount under the FHLB Loan Agreement was $337.9 million. The maturity date for the FHLB Loan Agreement is May 15, 2020. It is anticipated that FHLB of Topeka will generally renew the term for successive one-year periods. The Bank has pledged all of its assets to FHLB of Topeka as collateral for the Bank’s obligations to FHLB of Topeka. The Bank’s maximum credit availability with FHLB of Topeka is based on the lesser of the following: (i) FHLB of Topeka’s credit obligations to total assets may not exceed 40% (55% with prior approval of the president of FHLB of Topeka), (ii) FHLB of Topeka’s credit obligations may not exceed the collateral lending value of loan assets identified to FHLB of Topeka, plus the lending value of the securities and/or loan collateral delivered and pledged to FHLB of Topeka or an FHLB of Topeka approved third-party custodian on behalf of FHLB of Topeka, and (iii) long-term advances from FHLB of Topeka (original term greater than five years) may not exceed residential housing finance assets. The Bank must at all times have granted FHLB of Topeka a security interest in the required amount of collateral as determined in accordance with the FHLB Loan Agreement. If the Bank is in default of any covenant or any representation to FHLB of Topeka, subject to any applicable notice and cure periods, FHLB of Topeka could accelerate all obligations of the Bank under the FHLB Loan Agreement and could commence foreclosure proceedings on the assets of the Bank and take such other actions and remedies available to FHLB of Topeka.

Fed Funds Accommodation with First Tennessee

The Bank has also entered into a fed funds accommodation dated October 4, 2018 with First Tennessee Bank National Association (“First Tennessee”), pursuant to which First Tennessee has extended to the Bank an accommodation to purchase fed funds up to the amount of $30 million, subject to the terms of the agreement. The accommodation will expire on June 30, 2020 if not earlier cancelled by First Tennessee, and may be renewed by First Tennessee. The accommodation is not a confirmed line or loan, and First Tennessee may cancel such accommodation at any time in its sole discretion. First Tennessee may elect to advance any proceeds under the fed funds accommodation upon the request of the Bank. Any funds purchased by the Bank under the accommodation must be repaid, together with all applicable interest and any other charges, no more than fourteen days after the date of funding by First Tennessee. Interest charged will be at a rate set by First Tennessee. As of June 30, 2019, the Bank had $0 outstanding under this accommodation.

Trust Preferred Securities

On June 30, 2010, the Company assumed a liability with a fair value of $1.0 million related to the assumption of trust preferred securities issued by Leawood Bancshares Statutory Trust I for $4.0 million on September 30, 2005. In 2012, the Company settled litigation related to the trust preferred securities which decreased the principal balance by $1.5 million and the recorded balance by approximately $400 thousand, and, in connection with such settlement, the terms of such securities were amended as described herein.

As of June 30, 2019, the Company had $2.5 million aggregate principal outstanding of junior subordinated debentures issued in connection with the sale of trust preferred securities by CrossFirst Holdings Statutory Trust I (the “Trust”) on or about March 30, 2012. The Trust issued an aggregate $2,578,000 of trust preferred securities, with a $1,000 liquidation value per security. The Trust used the proceeds of the issuance to invest in $2,578,000 of Junior Subordinated Debt Securities due June 15, 2035 issued by the Company, with identical maturities, repricing and payment terms as the trust preferred securities. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by the Company.

The junior debentures mature on June 15, 2035, and bear interest based on 3-months LIBOR plus 1.74%, with quarterly repricing. The junior debentures are redeemable by the Company subject to prior approval from the Federal Reserve Board of Governors, on any March 15, June 15, September 15 or December 15, or upon certain special events as defined in the debenture. The redemption price is par plus accrued and unpaid interest. The trust preferred securities are subject to mandatory redemption to the extent of any early redemption of the junior debentures and upon maturity of the junior debentures on June 15, 2035.

The Company also has the right to defer the payment of interest on the junior debentures for a period not to exceed 20 consecutive quarters, provided that the deferral period does not extend beyond the stated maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred. During such deferral period or during an event of default, the Company generally may not pay cash dividends or redemptions to the holders of shares of the Company’s common stock. At June 30, 2019, the Company was current on all interest payments on the junior debentures.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established trading market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have        shares of common stock outstanding (or        if the underwriters exercise their option to purchase in full). In addition, we have reserved shares of common stock for issuance in connection with awards that may be granted under the 2018 Equity Incentive Plan.

All of the             shares of common stock to be sold in this offering (or       shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act (“Rule 144”). The remaining          outstanding shares will be deemed to be “restricted securities” as that term is defined in Rule 144. Restricted securities may be resold in the United States only if they are registered for resale under the Securities Act or an exemption from registration is available.

Lock-Up Agreements

We, each of our directors and executive officers and certain other current stockholders, who will own in the aggregate approximately          shares, or approximately          % of our common stock after the completion of this offering (assuming they do not purchase any shares in this offering and that the underwriters do not exercise their option to purchase additional shares) are entering into lock-up agreements under which we and they will generally agree not to sell or otherwise transfer our or their shares for a period of 180 days after the date of this prospectus. These lock-up agreements are subject to certain exceptions. For additional information, see “Underwriting—Lock-Up Agreements.” As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriters.

In addition, we have reserved up to          shares of our common stock offered by this prospectus for sale through a directed share program, at the initial public offering price, to our directors, executive officers, employees and business associates and certain other related persons who have expressed an interest in purchasing our common stock in this offering. Any shares sold to our directors and executive officers in the directed share program will be subject to the 180-day lock-up agreement. See “Underwriting—Lock-Up Agreements.”

Following the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market only if (i) they are registered under the Securities Act or (ii) an exemption from registration, such as Rule 144, is available. The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale, subject only to the availability of current public information regarding us. A person who is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares under Rule 144 without regard to the current public information requirements of Rule 144.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or
•	the average weekly trading volume of our common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Rule 701

Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors under a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our “affiliates,” as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.

Warrants

As of June 30, 2019, the Company had outstanding warrants to purchase 113,500 shares of its common stock at an exercise price per share of $5.00. The 113,500 warrants are exercisable through April 26, 2023 or a change in control of the Company.

Registration Statement on Form S-8

In connection with or as soon as practicable following the completion of this offering, we intend to file a registration statement with the SEC on Form S-8 to register an aggregate of        shares of our common stock reserved for future issuance under the 2018 Equity Incentive Plan. That registration statement will become effective upon filing and shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates) subject to the lock-up agreements described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of our common stock by non-U.S. holders (as defined below) that purchase our common stock pursuant to this offering. The following summary is based on the provisions of the Code, the applicable United States federal income tax regulations promulgated or proposed under the Code (the “Treasury Regulations”) and judicial and administrative authority as of the date of this prospectus, all of which are subject to change or to different interpretation, possibly with retroactive effect. We have not sought and do not plan to seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions. This summary does not consider the consequences related to state, local, gift, estate, or foreign tax or the Medicare tax on certain investment income, nor does it address tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund), partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities or foreign currencies, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States expatriates or United States expatriated entities, those who are subject to the United States anti-inversion rules, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons deemed to sell our common stock under the constructive sale provisions of the Code, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security or other integrated investment or risk reduction transaction. The summary is limited to non-U.S. holders who will hold our common stock as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. Tax consequences may vary depending upon the particular status of an investor. Each potential non-U.S. investor is urged to consult its own tax advisor as to the United States federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this document, a “non-U.S. holder” is any beneficial owner of our common stock that for United States federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor a “U.S. person.” A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia);
•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•	a trust: (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (ii) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day and validly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or treated as a partner in an entity or arrangement treated as a partnership that holds our common stock, you are urged to consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

Distributions of cash or property (other than certain stock distributions) with respect to our common stock will be treated as dividends when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. To the extent any such distributions exceed both our current and accumulated earnings and profits, such excess amount will first be treated as a tax-free return of capital reducing your adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale or other taxable disposition of such stock, the treatment of which is discussed under “Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share of our common stock is generally your purchase price for such share, reduced (but not below zero) by the amount of distributions treated as tax-free returns of capital.

If you are a non-U.S. holder, distributions paid to you that are characterized as dividends for United States federal income tax purposes and that are not “effectively connected” with your conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. To claim the benefit of a lower treaty rate with respect to dividends paid to you, you must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments. If you are a non-U.S. holder that holds our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation establishing your entitlement to the lower treaty rate to the agent, who will be required to provide certification to us or our paying agent, either directly or through other intermediaries in accordance with applicable Treasury Regulations. This certification must be provided to us or our paying agent prior to the payment to you of any dividends and must be updated periodically, including upon a change in circumstances that makes any information on such certificate incorrect. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or, in the case of a non-U.S. individual, a fixed base, that you maintain in the United States, you will be exempt from United States withholding tax with respect to such effectively connected dividends. To claim such exemption, you must furnish to us or our paying agent a valid IRS Form W-8ECI (or an acceptable substitute form) upon which you certify, under penalties of perjury, that you are a non-United States person and that the dividends are effectively connected with your conduct of a trade or business within the United States.

Although such effectively connected dividends are exempt from United States withholding tax, you will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate tax rates in generally the same manner as if you were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporate non-U.S. holder, effectively connected dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% gross rate, or at a lower rate if you are eligible for the benefits of an applicable income tax treaty.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below regarding backup withholding and FATCA, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless:

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist;
•	the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment) or, in the case of a non-U.S. individual, a fixed base, that you maintain in the United States; or
•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding your disposition or your holding period of our common stock.

If you are an individual described in the first bullet above, you will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, which may be offset by certain United States source capital losses, if any, recognized in the taxable year of the disposition of our common stock. If you are a non-U.S. holder described in the second bullet above, gain recognized on the sale generally will be subject to United States federal income tax at graduated United States federal income tax rates on a net income basis and in generally the same manner as if the non-U.S. holder were a U.S. person as defined in the Code, unless an applicable income tax treaty provides otherwise. Additionally, a non-U.S. holder described in the second bullet that is a corporation may be subject to the branch profits tax at a 30% rate on its effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.

Although we have not made a determination, we believe that we are not currently and we do not expect to become a USRPHC in the foreseeable future. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is and continues to be “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations), your shares of our common stock will be treated as a U.S. real property interest only if you actually or constructively own more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of your disposition of our common stock or your holding period for our common stock.

Non-U.S. holders are urged to consult their tax advisors with respect to the application of the foregoing rules to their ownership of our stock.

Information Reporting and Backup Withholding

Payments of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding generally will apply to payments of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to the payor an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payment of the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related entities and financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Code, commonly referred to as FATCA, Treasury Regulations issued thereunder and official IRS guidance generally impose a 30% withholding tax on certain types of payments made to foreign financial institutions (“FFIs”) and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless (i) the foreign entity is an FFI that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of an FFI that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement; (ii) the foreign entity is not an FFI and either certifies that it does not have any “substantial” United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign entity qualifies for an exemption from these rules. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of FATCA withholding.

Recent proposed regulations under FATCA completely eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our common stock (originally scheduled to be phased in for payments occurring on or after January 1, 2019). The IRS has indicated that taxpayers generally may rely on such proposed regulations until they are finalized.

The rules of FATCA are complex. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

This summary is for general information only and is not intended to constitute a complete description of all United States federal income tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you are urged to consult with your tax advisor concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law discussed in this summary or under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

UNDERWRITING

We and the selling stockholders are offering the shares of our common stock described in this prospectus in an underwritten offering in which we, the selling stockholders and Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and Stephens Inc., as representatives of the underwriters named below, are entering into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase, and we and the selling stockholders have severally and not jointly agreed to sell, the number of shares of our common stock indicated in the following table:

Number of Shares
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.
Stephens Inc.
Sandler O’Neill & Partners, L.P.
Total

The underwriters are offering the shares of our common stock subject to a number of conditions, including (among other things) that the representations and warranties made by us and the selling stockholders to the underwriters in the underwriting agreement are true, that there is no material adverse change in the financial markets, that we and the selling stockholders deliver customary closing documents and legal opinions to the underwriters and receipt and acceptance of our common stock by the underwriters. The obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to these conditions. The underwriting agreement further provides that if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See “Underwriting—Electronic Distribution.”

Underwriting Discounts

Shares of our common stock sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all of the shares of our common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the U.S. may be made by affiliates of the underwriters.

The following table shows the initial public offering price, underwriting discounts and proceeds before expenses to us and to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase an additional             shares of our common stock from us, discussed below:

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts
Proceeds to us, before expenses
Proceeds to selling stockholders, before expenses

We and the selling stockholders estimate the expenses of this offering, not including the underwriting discounts, to be approximately $      million, and such expenses are payable by us. We also have agreed to reimburse the underwriters for certain expenses incurred in connection with the offering, including out-of-pocket expenses in an amount not to exceed $      , and fees and expenses of counsel for the underwriters with respect to blue sky, Financial Industry Regulatory Authority (“FINRA”) and directed share program matters in an amount not to exceed $      without our prior written consent. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to       additional shares of our common stock, at the initial public offering price, less the underwriting discount. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. We will be obligated to sell these shares to the underwriters to the extent the overallotment option is exercised. Furthermore, if the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of common stock from us proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.

Lock-Up Agreements

We, our executive officers and directors and certain other current stockholders, will enter into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives and subject to limited exceptions:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;
•	enter into any swap, hedge, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or
•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the representatives may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representatives have agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to our common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, our business potential and our earnings prospects, an assessment of our management, the recent market prices of, and demand for, publicly-traded common stock of comparable companies, the consideration of the above factors in relation to market valuation of comparable companies in related businesses and other factors deemed relevant by the underwriters and us. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares of our common stock will develop or be sustained. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “CFB.”

Indemnification and Contribution

We and the selling stockholders have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and its affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering and in accordance with Regulation M under the Exchange Act (“Regulation M”), the underwriters may, but are not obligated to, engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;
•	short sales; and
•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option to purchase additional shares described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

As an additional means of facilitating our initial public offering, the underwriters may bid for, and purchase, shares of our common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover short positions or to stabilize the price of our common stock.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters and the selling group members, if any, who are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to shares of our common stock, which represents    % of the shares of our common stock offered by this prospectus, for sale to our directors, executive officers, employees and business associates and certain other related persons. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. We do not know if these persons will choose to purchase all or any portion of these reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

Affiliations

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

LEGAL MATTERS

Stinson LLP, Kansas City, Missouri has advised us and the selling stockholders in connection with certain legal matters in connection with this offering and will pass upon the validity of the shares of common stock being offered by this prospectus. The underwriters are represented by Hunton Andrews Kurth LLP, Dallas, Texas.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2018 and 2017 appearing in this prospectus and registration statement have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.

Following the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements and other information with the SEC. These filings will also be available to you for free on the SEC’s internet website at www.sec.gov. We intend to furnish to our stockholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

We also maintain an internet site at www.crossfirstbank.com. Information on, or accessible through, our website is not part of this prospectus.

CrossFirst Bankshares, Inc.
Consolidated Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CrossFirst Bankshares, Inc.

CrossFirst Bankshares, Inc.
Consolidated Balance Sheets

	March 31, 2019 (unaudited)	December 31, 2018
	(Dollars in thousands)
Assets
Cash and cash equivalents	$117,317	$216,541
Available for sale securities - taxable	336,089	296,133
Available for sale securities - tax-exempt	371,341	367,545
Premises and equipment, held for sale	3,363	3,444
Loans, net of allowance for loan losses of $40,001 and $37,826 at March 31, 2019 and December 31, 2018, respectively	3,237,597	3,022,921
Premises and equipment, net	73,267	74,945
Restricted equity securities	14,461	14,525
Interest receivable	16,578	14,092
Foreclosed assets held for sale	2,471	—
Deferred tax asset	12,299	16,316
Goodwill and other intangible assets, net	7,770	7,796
Bank-owned life insurance	64,278	63,811
Other	9,538	9,146
Total assets	$4,266,369	$4,107,215
Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$488,375	$484,284
Transaction, savings and money market	1,629,763	1,714,136
Time	1,281,761	1,009,677
Total deposits	3,399,899	3,208,097
Federal funds purchased and repurchase agreements	55,671	75,406
Federal Home Loan Bank advances	312,926	312,985
Other borrowings	893	884
Interest payable and other liabilities	16,466	19,507
Total liabilities	3,785,855	3,616,879
Stockholders’ equity
Redeemable preferred stock, $0.01 par value, $25 liquidation value:
authorized - 5,000,000 shares issued - 0 and 1,200,000 shares at March 31, 2019 and December 31, 2018, respectively	—	12
Common stock, $0.01 par value:
authorized - 100,000,000 shares issued - 45,202,370 and 45,074,322 shares at March 31, 2019 and December 31, 2018, respectively	452	451
Additional paid-in capital	428,412	454,512
Retained earnings	45,459	38,567
Other	(166)	(196)
Accumulated other comprehensive income (loss)	6,357	(3,010)
Total stockholders’ equity	480,514	490,336
Total liabilities and stockholders’ equity	$4,266,369	$4,107,215

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$45,003	$25,944
Available for sale securities
Taxable	2,320	1,336
Tax-exempt	2,935	3,966
Deposits with financial institutions	806	654
Dividends on bank stocks	253	231
Total interest income	51,317	32,131
Interest Expense
Deposits	15,921	7,430
Fed funds purchased and repurchase agreements	294	127
Advances from FHLB	1,459	1,400
Other borrowings	38	37
Total interest expense	17,712	8,994
Net Interest Income	33,605	23,137
Provision for Loan Losses	2,850	3,000
Net Interest Income after Provision for Loan Losses	30,755	20,137
Non-Interest Income
Service charges and fees on customer accounts	158	388
Gain on sale of available for sale securities	53	331
Gain on sale of loans	79	158
Income from bank-owned life insurance	467	492
Other non-interest income	888	604
Total non-interest income	1,645	1,973
Non-Interest Expense
Salaries and employee benefits	14,590	12,943
Occupancy	2,159	2,024
Professional fees	782	738
Deposit insurance premiums	837	743
Data processing	594	435
Other non-interest expense	3,669	3,275
Total non-interest expense	22,631	20,158
Net Income Before Taxes	9,769	1,952
Income tax expense (benefit)	419	(672)
Net Income	$9,350	$2,624
Basic Earnings Per Common Share(1)	$0.20	$0.07
Diluted Earnings Per Common Share(1)	$0.20	$0.07
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Net income	$9,350	$2,624
Other Comprehensive Income (Loss)
Unrealized gain (loss) on available-for-sale securities, net of income tax (benefit) of $3,056 and ($3,425), respectively	9,338	(10,553)
Less: reclassification adjustment for realized gains included in income, net of income tax of $13, and $82, respectively	40	249
Other comprehensive income (loss)	9,298	(10,802)
Comprehensive Income (Loss)	$18,648	$(8,178)

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Consolidated Statements of Stockholders’ Equity
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings(1)	Other	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares(1)	Amount(1)
	(Dollars in thousands)
Balance at December 31, 2017	1,200,000	$12	30,686,256	$307	$256,108	$23,950	$(256)	$7,026	$287,147
Net income	—	—	—	—	—	2,624	—	—	2,624
Change in unrealized depreciation on available-for-sale securities	—	—	—	—	—	—	—	(10,802)	(10,802)
Issuance of shares	—	—	311,088	3	3,971	(2)	—	—	3,972
Issuance of shares from equity based awards	—	—	138,376	1	(496)	(1)	—	—	(496)
Preferred dividends declared	—	—	—	—	—	(525)	—	—	(525)
Employee receivables from sale of stock	—	—	—	—	4	—	(38)	—	(34)
Share-based compensation	—	—	—	—	1,056	—	—	—	1,056
Employee stock purchase plan additions	—	—	—	—	20	—	—	—	20
Balance at March 31, 2018	1,200,000	$12	31,135,720	$311	$260,663	$26,046	$(294)	$(3,776)	$282,962
(1)	Share data and amount reflects a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Consolidated Statements of Stockholders’ Equity
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings	Other	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Balance at December 31, 2018	1,200,000	$12	45,074,322	$451	$454,512	$38,567	$(196)	$(3,010)	$490,336
Net income	—	—	—	—	—	9,350	—	—	9,350
Change in unrealized appreciation on available-for-sale securities	—	—	—	—	—	—	—	9,298	9,298
Issuance of shares	—	—	101,203	1	826	—	—	—	827
Issuance of shares from equity based awards	—	—	36,845	—	(134)	—	—	—	(134)
Retired shares	(1,200,000)	(12)	(10,000)	—	(30,088)	(55)	—	—	(30,155)
Preferred dividends declared	—	—	—	—	—	(175)	—	—	(175)
Employee receivables from sale of stock	—	—	—	—	2	—	30	—	32
Share-based compensation	—	—	—	—	1,098	—	—	—	1,098
Employee stock purchase plan additions	—	—	—	—	37	—	—	—	37
Adoption of ASU 2016-01	—	—	—	—	—	(69)	—	69	—
Adoption of ASU 2018-07	—	—	—	—	2,159	(2,159)	—	—	—
Balance at March 31, 2019	—	$—	45,202,370	$452	$428,412	$45,459	$(166)	$6,357	$480,514

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Operating Activities
Net income	$9,350	$2,624
Items not requiring (providing) cash
Depreciation and amortization	1,371	906
Provision for loan losses	2,850	3,000
Accretion of discounts and amortization of premiums on securities	1,212	1,409
Equity based compensation	1,135	1,076
(Gain) loss on disposal of fixed assets	64	(4)
Gain on sale of loans	(79)	(158)
Deferred income taxes	969	580
Net increase in bank owned life insurance	(467)	(491)
Net realized gains on available-for-sale securities	(53)	(331)
Dividends on FHLB stock	(251)	(229)
Stock dividends on CRA mutual fund	(12)	(11)
Changes in
Proceeds on sale of SBA loans	1,338	2,033
Origination of SBA loans, held for sale	(1,259)	(1,875)
Interest receivable	(2,486)	(327)
Other assets	(507)	(1,580)
Other liabilities	(2,518)	(4,281)
Net cash provided by operating activities	10,657	2,341
Investing Activities
Net change in loans	(219,804)	(142,585)
Purchases of available-for-sale securities	(46,555)	(79,355)
Proceeds from maturities of available-for-sale securities	10,609	8,257
Proceeds from sale of available-for-sale securities	3,371	20,375
Purchase of premises and equipment	(37)	(6,083)
Purchase of restricted equity securities	(400)	—
Proceeds from the sale of fixed assets	341	28
Proceeds from sale of restricted equity securities	715	478
Net cash used in investing activities	(251,760)	(198,885)
Financing Activities
Net increase (decrease) in demand deposits, transaction, savings and money market accounts	(80,282)	153,485
Net increase in time deposits	272,084	70,943
Net (decrease) increase in repurchase agreements and fed funds purchased	(19,735)	26,757
Proceeds from line of credit	—	10,000
Repayment of line of credit	—	—
Proceeds from FHLB advances	10,000	23,000
Repayment of FHLB advances	(10,059)	(5,056)
Net proceeds (repayments) of FHLB line of credit	—	(25,000)
Retirement of preferred stock	(30,000)	—
Issuance of common shares, net of issuance cost	280	3,606
Proceeds from employee stock purchase plan	547	367

See Notes to Consolidated Financial Statements (unaudited)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Common stock purchased and retired	$(155)	$—
Acquisition of common stock for tax withholding obligations	(133)	(496)
Net decrease in employee receivables	32	(34)
Dividends paid on preferred stock	(700)	(525)
Net cash provided by financing activities	141,879	257,047
Increase (decrease) in cash and cash equivalents	(99,224)	60,503
Cash and cash equivalents, beginning of period	216,541	130,820
Cash and cash equivalents, end of period	$117,317	$191,323
	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Supplemental Cash Flows Information
Interest paid	$16,718	$8,798
Income taxes paid	—	—
Foreclosed assets in settlement of loans	2,471	—
Dividends declared and unpaid on preferred stock	—	525

See Notes to Consolidated Financial Statements (unaudited)

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 1:   Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

CrossFirst Bankshares, Inc. (“Company”), a Kansas corporation, was incorporated in December 2017. Prior to incorporation, the Company was registered as a limited liability company under the name CrossFirst Holdings, LLC. The Company is a bank holding company whose principal activities are the ownership and management of its wholly-owned subsidiaries, CrossFirst Bank (the “Bank”) and CFSA, LLC (“CFSA”), which holds title to certain assets. In addition, CrossFirst Investments, Inc. is a wholly-owned subsidiary of CrossFirst Bank, which holds investments in marketable securities.

The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers through its branches in Leawood and Wichita, Kansas; Kansas City, Missouri; Oklahoma City and Tulsa, Oklahoma and Dallas, Texas (“Our Markets”). The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

Our accounting and reporting policies conform to accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company; the Bank and its wholly-owned subsidiary, CrossFirst Investments, Inc.; and CFSA. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other-than-temporary impairments (OTTI), stock based compensation, derivatives, and fair values of financial instruments.

Change in Presentation Due to Stock Split

On December 18, 2018, the Company announced a 2-for-1 stock split, effected in the form of a dividend, effective December 21, 2018. Share data and per share data were retroactively adjusted for the periods presented to reflect the change in capital structure.

Operating Segments

An operating segment is a component of an entity that has separate financial information related to its business activities and is reviewed by the chief operating decision maker on a regular basis to allocate resources and assess performance. The Company identifies Our Markets as operating segments. Our Markets provide similar products and services using a similar process to a similar customer base. Our products and services include, but are not limited to, loans; checking and savings accounts; time deposits; and credit cards. Loan products include commercial, real estate, consumer, and SBA lending. The regulatory environment is the same for Our Markets as well. The chief operating decision maker monitors the revenue and costs of Our Markets; however, operations are managed, including allocation of resources, and financial performance is evaluated on a Company-wide basis. As a result, Our Markets are aggregated into one reportable segment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2019, cash equivalents consisted primarily of federal funds sold and both interest-bearing and non-interest bearing accounts with other banks. Approximately $93.3 million of the

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Company’s cash and cash equivalents were held at the Federal Reserve Bank of Kansas City at March 31, 2019. The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at March 31, 2019 was approximately $47.5 million. In addition, the Company is required from time to time to place cash collateral with a third party as part of its back-to-back swap agreements. At March 31, 2019, approximately $4.5 million was required as cash collateral.

At March 31, 2019, the Company’s cash accounts, excluding funds at the Federal Reserve Bank, exceeded federally insured limits by approximately $12.7 million.

Securities

Debt securities for which the Company has no immediate plan to sell but which may be sold in the future, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.

Equity securities for which the Company has no immediate plan to sell but which may be sold in the future are classified as “available-for-sale” and recorded at fair value with unrealized gains and losses included in earnings. Gains and losses on the sale of equity securities are recorded on the trade date and are determined using the specific identification method.

For available-for-sale securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

Nonperforming Loans

Nonperforming loans are loans for which we do not accrue interest income. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date, if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the loan balance is not collectible. Subsequent recoveries, if any, are credited to the allowance.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of its ability to collect the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers unclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on an individual loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral, if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Leasehold improvements	5-15 years
Furniture and fixtures	5-7 years
Equipment	3-5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Restricted Equity Securities

Restricted equity securities includes investments in the FHLBank Topeka, Bankers’ Bank of Kansas and The Bankers Bank stock. FHLBank Topeka is a Federal Home Loan Bank and its stock is a required investment for institutions that are members of the Federal Home Loan System. The required investment in the common stock is based on a pre-determined formula. The Bankers’ Bank of Kansas and The Bankers Bank are correspondent banks located in Wichita, Kansas and Oklahoma City, Oklahoma, respectively. Each of these investments is carried at cost and evaluated for impairment.

Bank Owned Life Insurance (BOLI)

The Company has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expenses from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Core Deposit Intangible

The core deposit intangible represents the identified intangible asset relating to the deposit relationships acquired in past business combinations. The value of the core deposit intangible is based primarily upon the expected future benefits of earnings capacity attributable to those deposits. Such assets are periodically evaluated as to the recoverability of their carrying value.

Stock-Based Compensation

The Company accounts for all stock-based compensation transactions in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”), which requires that stock compensation transactions be recognized as compensation expense in the consolidated statement of income and other comprehensive income based on their fair values on the measurement date. The Company recognizes forfeitures as they occur and shares issued upon exercise of an award are new shares. The various stock-based compensation plans are described more fully in Note 15.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company files consolidated income tax returns with its subsidiaries. Due to the carryforward of federal and state net operating losses, all prior years remain subject to examination by federal and state tax authorities.

Earnings Per Share

Basic earnings per share represent net income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflect additional potential shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common stock that may be issued by the Company is determined using the treasury stock method.

Fair Values of Financial Instruments

The Company follows the applicable accounting guidance for fair value measurements and disclosures for all applicable financial and nonfinancial assets and liabilities. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements.

The Company values financial instruments based upon quoted market prices, where available. If market prices are not available, fair value is based on pricing models that use available information including quoted prices for similar assets or liabilities in active markets, market indicators, and industry and economic events. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cashflows.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Transfers between Fair Value Hierarchy Levels

Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the period ending date.

Derivative Financial Instruments

FASB ASC 815, Derivatives and Hedging (“ASC 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Recent Accounting Pronouncements

ASU 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software” aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 will be effective for us on December 31, 2021. Early adoption is permitted including adoption in any interim period. The amendments will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework” improves the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information. The amendments modify certain disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. ASU 2018-13 will be effective for us on January 1, 2020. Early adoption is permitted upon issuance of this update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this update and delay adoption of the additional disclosures until their effective date and is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606,

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Revenue from Contracts with Customers. The amendments include (1) grants are measured at grant-date fair value of the equity instruments, (2) Equity-classified nonemployee share-based payment awards are measured at the grant date, (3) performance based awards are measured based on the probability of satisfying the performance conditions, and (4) in general, non-employee share-based payment awards will continue to be subject to the requirements of ASC 718 unless modified after the good has been delivered, the service has been rendered, any other conditions necessary to earn the right to benefit from the instrument have been satisfied, and the nonemployee is no longer providing goods or services.

The Company early adopted ASU 2018-07 during the first quarter of 2019. The Company had 216,960 stock-based awards to non-employees as of March 31, 2019, including 116,960 performance-based restricted stock units. The adoption of the ASU allowed the Company to (i) set the fair market value of the non-employee awards as of the adoption date and (ii) start to expense the performance-based restricted stock units based on the probability of satisfying the performance conditions. Adoption of ASU 2018-07 required the Company to make a one-time transfer of $2.2 million from retained earnings to additional paid in capital. The Company will record forfeitures as they occur and base fair market values on the expected term, similar to our accounting for employee-based awards. Additional disclosures can be found in Note 15.

ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The provisions are effective for all entities beginning with fiscal years commencing after December 15, 2018, with early adoption allowed in any interim period or for financial statements not yet issued as of the date FASB issued the ASU. ASU 2018-02 was adopted in 2018 and applied retrospectively to fiscal year 2017, in accordance with the update. A reclassification totaling $1.2 million related to items recognized in accumulated other comprehensive income.

ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting” provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (1) The fair value does not change as a result of the modification or the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification, (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified, and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of ASU 2017-09 did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities” shortens the amortization period for certain callable debt securities held at a premium. The amendments require the premium to be amortized to the earliest call date. The amendments in this update are effective for the Company’s fiscal year beginning after December 15, 2018, and interim periods within the fiscal year. Early adoption is permitted. The Company adopted ASU 2017-08 in 2017 and did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350)-Simplifying the Test for Goodwill Impairment” eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. An entity should perform an annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for the Company in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual impairment tests beginning in 2017 and is not expected to have a significant impact on the Company’s consolidated financial statements.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

ASU 2016-15 “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” reduces the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 will be effective for the Company for fiscal years beginning after December 15, 2018. The Company early adopted ASU 2016-15 and there was no impact on the Company’s financial statements.

ASU 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. The ASU will require new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. ASU 2016-13 will be effective for the Company for fiscal years beginning after December 15, 2020. Early adoption is permitted. At this time, an estimate of the impact to the Company’s financial statements is not known, but the impact could be significantly affected by the composition, characteristics and quality of the underlying loan portfolio at the time of adoption. We are currently in the process of working with advisers at a third-party software solution to assist in the implementation of this new accounting standard.

ASU 2016-02, “Leases (Topic 842)” requires that lessees and lessors recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 will be effective for the Company for fiscal years beginning after December 15, 2019 and early adoption is allowed. The Company is in the initial stages of reviewing all lease agreements. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” makes targeted improvements to generally accepted accounting principles by requiring equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. At adoption, any cumulative change in the fair value of these equity securities previously recognized in accumulated other comprehensive income will be recorded as an adjustment to the opening balance of retained earnings. ASU 2016-01 is effective for the Company for fiscal periods beginning after December 15, 2018 and early adoption is allowed including interim periods after December 15, 2017. ASU 2016-01 also emphasizes the existing requirement to use exit prices to measure fair value for disclosure purposes and clarifies that entities should not make use of practicability exception in determining the fair value of loans. On January 1, 2019, the Company adopted ASU 2016-01. The Company transferred $68.7 thousand from accumulated other comprehensive loss to retained earnings. There was no impact to the income statement on the adoption date.

ASU 2014-09, “Revenue from Contracts with Customers” amends existing guidance related to revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU requires an entity to apply a five step method: (1) Identify the contract(s) with a customer; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to the performance obligations in the contract; (5) Recognize revenue when (or as) the entity satisfies a performance obligation.

This amendment replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. ASU 2014-09 does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other GAAP, which comprises a significant portion of our revenue stream. In addition, the Company’s non-interest income is generated by customer transactions or through the passage of time and as a result the pattern or timing of income recognition was not impacted. ASU 2014-09 is effective for annual reporting periods beginning after

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company elected to adopt ASU 2014-09 and related amendments as of January 1, 2019. The accounting update did not materially impact the financial statements or recognition of revenues. Additional information regarding ASU 2014-09 can be found in Note 17.

Emerging Growth Company Status

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period when complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would apply to private companies; however, the EGC can still early adopt new or revised accounting standards, if applicable. We have elected to take advantage of this extended transition period, which means these financial statements, as well as, financial statements we file in the future will be subject to all new or revised accounting standards generally applicable to private companies, unless stated otherwise. This decision will remain in effect until the Company loses its EGC status.

Note 2:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of period end available-for-sale debt securities consisted of the following:

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$153,741	$883	$977	$153,647
U.S. Government sponsored entities collateralized mortgage obligations	168,388	753	993	168,148
States of the U.S. and political	373,205	9,518	828	381,895
Corporate bonds	1,590	69	7	1,652
Total available-for-sale debt securities	696,924	11,223	2,805	705,342
Available-for-sale equity securities:
Mutual funds	2,153	—	65	2,088
Total available-for-sale equity securities	2,153	—	65	2,088
Total available-for-sale securities	$699,077	$11,223	$2,870	$707,430
	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale debt securities:
U.S. Government sponsored entities mortgage-backed securities	$131,215	$162	$2,090	$129,287
U.S. Government sponsored entities collateralized mortgage obligations	154,110	287	1,771	152,626
States of the U.S. and political	378,595	3,908	4,445	378,058
Corporate bonds	1,613	70	26	1,657
Total available-for-sale debt securities	665,533	4,427	8,332	661,628

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale equity securities:
Mutual funds	2,141	—	91	2,050
Total available-for-sale equity securities	2,141	—	91	2,050
Total available-for-sale securities	$667,674	$4,427	$8,423	$663,678

The amortized cost and fair value of available-for-sale securities at March 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2019 Available-for-Sale Securities
	Amortized Cost	Fair Value
	(Dollars in thousands)
Within one year	$55	$55
One to five years	3,298	3,368
Five to ten years	33,933	35,668
After ten years	337,509	344,456
	374,795	383,547
Mortgage-backed securities	153,741	153,647
Collateralized mortgage obligations	168,388	168,148
Mutual funds	2,153	2,088
	$699,077	$707,430

The carrying value of securities pledged as collateral was $84.7 million and $108.6 million at March 31, 2019 and December 31, 2018, respectively.

Gross gains of $57.3 thousand and $429.9 thousand and gross losses of $4.4 thousand and $98.3 thousand resulting from sales of available-for-sale securities were realized for the three months ended March 31, 2019 and 2018, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2019 and December 31, 2018, was $183.0 million and $369.2 million, which is approximately 26% and 56%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The following table shows the Company’s investments’ gross unrealized losses, the number of securities that are in an unrealized loss position, and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2019 and December 31, 2018:

	March 31, 2019
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Available-for-Sale Debt Securities
Mortgage-backed - GSE residential	$—	$—	0	$45,424	$977	11	$45,424	$977	11
Collateralized mortgage obligations - GSE residential	—	—	0	66,858	993	20	66,858	993	20
State and political subdivisions	2,506	19	2	67,457	809	49	69,963	828	51
Corporate bonds	—	—	0	741	7	1	741	7	1
Total temporarily impaired debt securities	$2,506	$19	2	$180,480	$2,786	81	$182,986	$2,805	83
	December 31, 2018
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Available-for-Sale Debt Securities
Mortgage-backed - GSE residential	$66,232	$369	10	$44,280	$1,721	11	$110,512	$2,090	21
Collateralized mortgage obligations - GSE residential	4,639	42	1	68,362	1,729	20	73,001	1,771	21
State and political subdivisions	85,181	1,210	68	97,721	3,235	74	182,902	4,445	142
Corporate bonds	723	26	1	—	—	0	723	26	1
Total temporarily impaired debt securities	$156,775	$1,647	80	$210,363	$6,685	105	$367,138	$8,332	185

In 2016, a security was considered other-than-temporarily impaired due to a continued contractual dispute and appropriately written off. The bond was issued by a division of the City of Glendale, AZ to support the operations of a newly constructed waste management recycling center. Additional information regarding this security is discussed below.

The unrealized losses on the Company’s investments in state and political subdivisions were caused by interest rate increases and changes in credit ratings. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. The unrealized losses on the Company’s investment in collateralized mortgage-backed securities and corporate bonds were caused by interest rate increases.

Excluding the impaired security discussed below, the Company expects to recover the amortized cost basis over the term of the securities. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2019.

Other-than-Temporary Impairment

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses the debt and equity securities impairment model.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment (OTTI) has occurred. Economic models are used to determine whether an OTTI occurred on these securities. The Company recorded no OTTI losses on available for sale securities (AFS) for the three months ended March 31, 2019 or 2018.

During 2016, a $2.0 million OTTI loss consisted of a credit loss on one municipal security. No portion of the loss was recognized in Other Comprehensive Income. At March 31, 2019 and December 31, 2018, the Company held this security at a market value of $0.

Equity Securities

Equity securities consist of Community Reinvestment Act funds. The fair value of the equity securities was $2.1 million and $2.1 million at March 31, 2019 and December 31, 2018, respectively. Prior to January 1, 2019, equity securities were stated at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income, net of tax. A net unrealized loss of $68.7 thousand had been recognized in accumulated other comprehensive income as of December 31, 2018. On January 1, 2019, the unrealized loss was reclassified out of accumulated other comprehensive income and into retained earnings with subsequent changes in fair value being recognized in other non- interest income. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities:

Period Ended March 31, 2019
(Dollars in thousands)
Net gains recognized during the period on equity securities	$26
Less: net gains and (losses) recognized during the period on equity securities sold during the period	—
Unrealized gains recognized during the reporting period on equity securities still held at the reporting date	$26

Note 3:   Loans and Allowance for Loan Losses

Categories of loans at March 31, 2019 and December 31, 2018 include:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Commercial	$1,163,315	$1,134,414
Energy	376,059	358,283
Commercial real estate	947,694	846,561
Construction and land development	426,647	440,032
Residential real estate	330,588	246,275
Equity lines of credit	20,293	20,286
Consumer installment	22,023	23,528
Gross loans	3,286,619	3,069,379
Less: Allowance for loan losses	40,001	37,826
Less: Net deferred loan fees and costs	9,021	8,632
Net loans	$3,237,597	$3,022,921

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

A summary of the activity in the allowance for loan losses during the three months ended March 31, 2019 and 2018 follows:

	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
March 31, 2019
Allowance for loan losses
Balance at beginning of year	$16,584	$10,262	$6,755	$2,475	$1,464	$159	$127	$37,826
Provision charged to expense	5,163	(3,748)	716	110	583	—	26	2,850
Loans charged-off	(1,254)	—	—	—	—	—	(10)	(1,264)
Recoveries	13	576	—	—	—	—	—	589
Balance at end of period	$20,506	$7,090	$7,471	$2,585	$2,047	$159	$143	$40,001
	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
March 31, 2018
Allowance for loan losses
Balance at beginning of year	$11,378	$7,726	$4,668	$1,200	$905	$122	$92	$26,091
Provision charged to expense	244	1,060	632	872	105	59	28	3,000
Loans charged-off	—	(1,204)	—	—	—	(24)	(45)	(1,273)
Recoveries	—	—	—	—	—	—	—	—
Balance at end of period	$11,622	$7,582	$5,300	$2,072	$1,010	$157	$75	$27,818

The following table presents, by portfolio segment, the balance in allowance for loan losses and the gross loans based upon portfolio segment as of March 31, 2019 and December 31, 2018:

	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
March 31, 2019
Ending balance
Individually evaluated for impairment	$6,480	$2,811	$276	$—	$3	$—	$—	$9,570
Collectively evaluated for impairment	$14,026	$4,279	$7,195	$2,585	$2,044	$159	$143	$30,431
Allocated to loans:
Individually evaluated for impairment	$77,249	$15,723	$12,918	$—	$2,286	$—	$—	$108,176
Collectively evaluated for impairment	$1,086,066	$360,336	$934,776	$426,647	$328,302	$20,293	$22,023	$3,178,443
Ending balance	$1,163,315	$376,059	$947,694	$426,647	$330,588	$20,293	$22,023	$3,286,619
	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
December 31, 2018
Ending balance
Individually evaluated for impairment	$5,814	$3,108	$473	$—	$5	$—	$—	$9,400
Collectively evaluated for impairment	$10,770	$7,154	$6,282	$2,475	$1,459	$159	$127	$28,426

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
Allocated to loans:
Individually evaluated for impairment	$78,147	$16,250	$15,227	$—	$2,027	$—	$—	$111,651
Collectively evaluated for impairment	$1,056,267	$342,033	$831,334	$440,032	$244,248	$20,286	$23,528	$2,957,728
Ending balance	$1,134,414	$358,283	$846,561	$440,032	$246,275	$20,286	$23,528	$3,069,379

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, (Special Mention), represents loans of lower quality and are considered criticized. The grades of 6, (Substandard) and 7, (Doubtful), refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Company’s policy.

Excellent (1) Credits in this category represent minimum loss exposure to the Company and the probability of a serious, rapid deterioration is extremely small. Loans classified as “1” are generally secured by certificates of deposit, savings accounts or U.S. Government securities.

Superior (2) Borrowers for credits in this category generally maintain a high degree of liquidity and sound financial condition. In addition, they generally reflect a long history of earnings, high quality collateral and availability of alternative funding sources under all economic circumstances.

Good (3) Borrowers for credits in this category generally maintain good liquidity and financial condition. Debt is programmed and timely repayment is expected. Alternative funding sources are generally available through other financial institutions.

Watch (4) While credits in this category are currently protected, sales trends may be flat or declining, gross margins may be below average but operating profits appear to be satisfactory to meet debt service. Most ratios compare favorably with industry norms and Company policies.

Special Mention (5) Borrowers for credits in this category generally exhibit adverse trends in their operations or an imbalanced position in their balance sheet that has not reached a point where repayment is jeopardized. Credits with this rating are currently protected but, if left uncorrected, the potential weaknesses may result in deterioration of the repayment prospects for the credit or in the Company’s credit or lien position at some future date. These credits are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard (6) Credits which exhibit a well-defined weakness or weaknesses that jeopardize repayment. Credits so rated are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. A distinct possibility exists that the Company will sustain some loss if deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.

Doubtful (7) Credits which exhibit all the weaknesses inherent in a substandard credit with the added characteristic that these weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently existing facts, conditions and values. Because of reasonably specific pending factors, which may work to the advantage and strengthening of the assets, classification as a loss is deferred until its more exact status may be determined. Loans rated 7 should be placed on non-accrual. Pending factors include proposed merger, acquisition or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Loss (8) Credits which are considered uncollectible or of such little value that their continuance as a bankable asset is not warranted. There may be salvage value, but it is not practical or desirable to defer writing off the asset. The Company should not attempt long term recoveries while the asset is booked.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Energy: The energy portfolio includes loans to oil and natural gas customers for use in financing working capital needs, exploration and production activities, and acquisitions. The loans in this category are repaid primarily from the conversion of crude oil and natural gas to cash. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Residential Real Estate: The residential 1-4 family real estate are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within or outside the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Equity Lines of Credit: Equity Lines of Credit are revolving lines of credit extended to consumers secured through a first or second mortgage on their personal residence. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans may be impacted by economic conditions within the Company’s market areas that may impact either property values or a borrower’s personal income.

Consumer Installment: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The following table presents the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of:

	Pass & Watch	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
March 31, 2019
Commercial	$1,082,045	$4,238	$73,043	$3,989	$—	$1,163,315
Energy	358,586	5,266	12,207	—	—	376,059
Commercial real estate	934,736	6,950	4,914	1,094	—	947,694
Construction and land development	426,647	—	—	—	—	426,647
Residential real estate	328,232	70	2,286	—	—	330,588
Equity lines of credit	20,293	—	—	—	—	20,293
Consumer installment	22,023	—	—	—	—	22,023
	$3,172,562	$16,524	$92,450	$5,083	$—	$3,286,619
	Pass & Watch	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
December 31, 2018
Commercial	$1,056,505	$—	$73,824	$4,085	$—	$1,134,414
Energy	339,720	5,376	13,187	—	—	358,283
Commercial real estate	831,290	6,950	7,209	1,112	—	846,561
Construction and land development	440,032	—	—	—	—	440,032
Residential real estate	244,178	70	2,027	—	—	246,275
Equity lines of credit	20,286	—	—	—	—	20,286
Consumer installment	23,528	—	—	—	—	23,528
	$2,955,539	$12,396	$96,247	$5,197	$—	$3,069,379

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year. The following table presents the Company’s loan portfolio aging analysis of the recorded investment in loans as of March 31, 2019 and December 31, 2018:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More	Total Past Due	Current	Total Loans Receivable	Total Loans >= 90 Days and Accruing
	(Dollars in thousands)
March 31, 2019
Commercial	$1,140	$98	$2,588	$3,826	$1,159,489	$1,163,315	$—
Energy	26,335	—	9,130	35,465	340,594	376,059	—
Commercial real estate	316	425	—	741	946,953	947,694	—
Construction and land development	—	—	—	—	426,647	426,647	—
Residential real estate	2,659	93	—	2,752	327,836	330,588	—
Equity lines of credit	—	—	—	—	20,293	20,293	—
Consumer installment	—	—	—	—	22,023	22,023	—
	$30,450	$616	$11,718	$42,784	$3,243,835	$3,286,619	$—

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More	Total Past Due	Current	Total Loans Receivable	Total Loans >= 90 Days and Accruing
	(Dollars in thousands)
December 31, 2018
Commercial	$1,040	$—	$4,137	$5,177	$1,129,237	$1,134,414	$—
Energy	1,994	—	9,218	11,212	347,071	358,283	—
Commercial real estate	—	425	2,253	2,678	843,883	846,561	—
Construction and land development	—	—	—	—	440,032	440,032	—
Residential real estate	28	194	—	222	246,053	246,275	—
Equity lines of credit	—	—	—	—	20,286	20,286	—
Consumer installment	—	—	—	—	23,528	23,528	—
	$3,062	$619	$15,608	$19,289	$3,050,090	$3,069,379	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following tables present impaired loans for the periods ended March 31, 2019 and December 31, 2018:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(Dollars in thousands)
March 31, 2019
Loans without a specific valuation
Commercial	$40,274	$40,274	$—	$40,212	$723
Energy	5,645	5,645	—	4,217	95
Commercial real estate	10,812	10,812	—	8,936	154
Construction and land development	—	—	—	—	—
Residential real estate	2,225	2,225	—	2,095	10
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Loans with a specific valuation
Commercial	36,975	36,975	6,480	37,486	562
Energy	10,078	10,078	2,811	11,769	57
Commercial real estate	2,106	2,106	276	5,137	100
Construction and land development	—	—	—	—	—
Residential real estate	61	61	3	62	1
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Total
Commercial	77,249	77,249	6,480	77,698	1,285
Energy	15,723	15,723	2,811	15,986	152
Commercial real estate	12,918	12,918	276	14,073	254
Construction and land development	—	—	—	—	—
Residential real estate	2,286	2,286	3	2,157	11
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
	$108,176	$108,176	$9,570		$1,702

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(Dollars in thousands)
December 31, 2018
Loans without a specific valuation
Commercial	$40,151	$40,151	$—	$22,983	$2,329
Energy	2,789	2,789	—	2,991	200
Commercial real estate	7,059	7,059	—	4,163	356
Construction and land development	—	—	—	—	—
Residential real estate	1,964	1,964	—	2,172	105
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Loans with a specific valuation
Commercial	37,996	37,996	5,814	24,282	1,691
Energy	13,461	13,461	3,108	18,920	458
Commercial real estate	8,168	8,168	473	4,222	571
Construction and land development	—	—	—	—	—
Residential real estate	63	63	5	60	5
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Total
Commercial	78,147	78,147	5,814	47,265	4,020
Energy	16,250	16,250	3,108	21,911	658
Commercial real estate	15,227	15,227	473	8,385	927
Construction and land development	—	—	—	—	—
Residential real estate	2,027	2,027	5	2,232	110
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
	$111,651	$111,651	$9,400		$5,715

The above table presents interest income for the twelve months ended December 31, 2018. Interest income recognized for the three months ended March 31, 2018 was $839.3 thousand.

The following table presents the Company’s nonaccrual loans at March 31, 2019 and December 31, 2018.

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Commercial	$2,588	$4,781
Energy	9,130	9,219
Commercial real estate	1,239	3,517
Construction and land development	—	—
Residential real estate	61	301
Equity lines of credit	—	—
Consumer installment	—	—
	$13,018	$17,818

At March 31, 2019 and December 31, 2018, the Company had loans with a recorded balance of $13.8 million and $10.3 million, respectively, modified in troubled debt restructurings and impaired. The modification of terms included extension of maturity, reduction of monthly payment and reduction of the stated interest rate.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The table below shows the outstanding balance of loans classified as troubled debt restructurings at March 31, 2019 and December 31, 2018:

	March 31, 2019		December 31, 2018
	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
	(Dollars in thousands)
Troubled Debt Restructurings
Commercial	5	$5,188	6	$5,022
Energy	2	3,517	2	3,631
Commercial real estate	3	5,122	2	1,382
Construction and land development	—	—	—	—
Residential real estate	—	—	1	237
Equity lines of credit	—	—	—	—
Consumer installment	—	—	—	—
Total restructured loans	10	$13,827	11	$10,272

The troubled debt restructurings described above as of March 31, 2019 and December 31, 2018 increased the allowance for loans losses by $1.9 million and $2.4 million, respectively. The troubled debt restructurings resulted in charge-offs of $0 and $1.2 million and recoveries of $0 and $0 during the three months ended March 31, 2019 and 2018, respectively. As of March 31, 2019, no troubled debt restructurings modified in the last twelve months defaulted. During 2018, one commercial troubled debt restructuring modified within the previous twelve months defaulted with an outstanding balance of $55.2 thousand as of December 31, 2018.

Note 4:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Land	$7,384	$7,384
Building and improvements	59,472	59,472
Construction in progress	66	74
Furniture and fixtures	12,819	12,694
Equipment	9,680	10,117
	89,421	89,741
Less: accumulated depreciation	16,154	14,796
Premises and equipment, net	$73,267	$74,945

During 2018, the Company purchased office space in Leawood, Kansas to establish a new corporate headquarters. The total cost was approximately $51.0 million, including the $29.0 million purchase price for the building. In relation to the purchase, the Company was granted several state tax incentives that will reduce the Company’s future state tax payments.

Note 5:   Assets Held for Sale

During 2017, the Company entered into an operating lease agreement with a third-party for office space located in Leawood, Kansas. The lease eliminated the need for two support buildings owned by CrossFirst Bank. As a result, the Company placed the two support buildings on the market. The Company recorded a $1.9 million impairment charge during 2017 based on available information.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

During the third quarter of 2018, the Company sold one of the two properties held-for-sale. The purchase price was approximately $1.8 million, which resulted in an additional loss of $171.1 thousand. As of March 31, 2019 and December 31, 2018, one building was still owned by the Company. Long-lived assets held for sale consisted of:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Land	$837	$837
Building and improvements	3,810	3,810
Furniture and fixtures	798	916
Equipment	132	132
	5,577	5,695
Less: accumulated depreciation	611	648
Net assets held for sale prior to impairments	4,966	5,047
Less: impairment	1,603	1,603
Assets held for sale	$3,363	$3,444

Note 6:   Goodwill and Core Deposit Intangible

The carrying basis and accumulated amortization of the goodwill and core deposit intangible at March 31, 2019 and December 31, 2018 were:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Dollars in thousands)
March 31, 2019
Goodwill	$7,397	$—	$7,397
Core deposit intangible	1,014	641	373
Total goodwill and intangible assets	$8,411	$641	$7,770
December 31, 2018
Goodwill	$7,397	$—	$7,397
Core deposit intangible	1,014	615	399
Total goodwill and intangible assets	$8,411	$615	$7,796

Amortization expense for the three months ended March 31, 2019 and 2018 was $25.3 thousand and $25.3 thousand, respectively. Estimated amortization expense for each of the following five years is:

(Dollars in thousands)
Remainder of 2019	$75
2020	90
2021	78
2022	78
2023	52

Note 7:   Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities, including derivatives. Currently, the Company’s only derivatives are back-to-back swaps that are provided as a service to our clients.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Non-designated Hedges

Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain clients. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings.

As of March 31, 2019, the Company had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships:

Product	Number of Instruments	Notional Amount
		(Dollars in thousands)
Back-to-back swaps	28	$179,495

Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheet as of March 31, 2019 and December 31, 2018.

			Asset Derivatives		Liability Derivatives
	Number of Transactions	Notional Amount	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
March 31, 2019
Interest rate products	28	$179,495	Other assets	$3,050	Other liabilities	$3,386
				$3,050		$3,386
December 31, 2018
Interest rate products	20	$77,709	Other assets	$1,051	Other liabilities	$1,136
				$1,051		$1,136

Effect of Derivatives Not Designated as Hedging Instruments on the Income Statement

The table below presents the effect of the Company’s derivative financial instruments that are not designated as hedging instruments on the Income Statement as of March 31, 2019 and 2018.

	Location of Gain Recognized in Income on Derivative	For the Three Months Ended
		March 31, 2019	March 31, 2018
		(Dollars in thousands)
Interest Rate Products
Derivatives not designated as hedging
instruments	Other non-interest income	$377	$47
Total		$377	$47

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Offsetting Derivatives

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of March 31, 2019 and December 31, 2018. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the Balance Sheet.

Offsetting of Derivative Assets
March 31, 2019

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount
	(Dollars in thousands)
Derivatives	$3,050	$—	$3,050	$26	$—	$3,024

Offsetting of Derivative Liabilities
March 31, 2019

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Liability	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount
	(Dollars in thousands)
Derivatives	$3,386	$—	$3,386	$26	$—	$3,360

Offsetting of Derivative Assets
December 31, 2018

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives	$1,051	$—	$1,051	$72	$—	$979

Offsetting of Derivative Liabilities
December 31, 2018

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Liability	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives	$1,136	$—	$1,136	$72	$—	$1,064

Credit-risk-related Contingent Features

The Company manages its credit exposure on derivatives by using a back-to-back structure in which the client facing derivative transaction is paired with an identical, offsetting transaction with an approved dealer counterparty. By using the back-to-back trading structure, both the commercial borrower and the Company are insulated from market risk and volatility. The Company’s credit risk is equal to the breakage cost, the current exposure, for the offsetting dealer swap in the event the client defaults.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The Company offers these products to only those borrowers that qualify as an “eligible contract participant” as defined in Section 1(a)18 of the Commodity Exchange Act. The Company uses a third-party consultant to calculate a potential future exposure related to the derivative that is used in the review and approval of the underlying loan.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the company could also be declared in default on its derivative obligations. The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.

The Company has agreements with certain of its derivative counterparties that contain a provision where if the Company fails to maintain its status as a well capitalized institution, then the Company could be considered in default. As of March 31, 2019, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $3.4 million. The Company was considered well capitalized as of March 31, 2019.

As of March 31, 2019, the Company has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of $4.5 million. If the Company had breached any of these provisions at March 31, 2019, it could have been required to settle its obligations under the agreements at their termination value of $3.4 million.

Note 8:   Interest-bearing Time Deposits

Interest-bearing time deposits in denominations of $250,000 or more were $704.1 million and $539.8 million on March 31, 2019 and December 31, 2018, respectively.

The Company acquires brokered deposits in the normal course of business. At March 31, 2019 and December 31, 2018, brokered deposits of approximately $423.8 million and $343.0 million, respectively, were included in the Company’s time deposit balance. Due to the passage of the Economic Growth, Regulatory Relief, and Consumer Protection Act in 2018, reciprocal deposits at March 31, 2019 and December 31, 2018, including the Company’s Certificate of Deposit Account Registry Service (“CDARS”), are treated as core deposits instead of brokered deposits and are not included in the above amounts.

The Company is a member of CDARS which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250,000. CDARS allows institutions to break large deposits into smaller amounts and place them in a network of other CDARS institutions to ensure full FDIC insurance is gained on the entire deposit. CDARS totaled approximately $46.0 million and $48.0 million as of March 31, 2019 and December 31, 2018, respectively.

At March 31, 2019, the scheduled maturities are as follows:

(Dollars in thousands)
Within one year	$763,575
One to two years	273,029
Two to three years	102,201
Three to four years	101,046
Four to five years	39,421
After	2,489
$1,281,761

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 9:   Borrowing Arrangements

The following table summarizes borrowings at March 31, 2019 and December 31, 2018:

	March 31, 2019			December 31, 2018
	(Dollars in thousands)
	Balance	Rate(5)	Maximum Balance at Any End of Month	Balance	Rate(5)	Maximum Balance at Any End of Month
Repurchase agreements(1)	$55,671	1.82%	$72,048	$75,406	1.54%	$124,765
Federal funds purchased	—	2.52	—	—	2.40	55,000
FHLB advances(2)	312,926	1.94	312,965	312,985	1.89	313,024
FHLB line of credit(2)	—	2.64	—	—	2.65	—
TIB line of credit(3)	—	5.75	—	—	5.75	10,000
Trust preferred security(4)	893	4.35	893	884	4.53	884
Total borrowings	$369,490			$389,275
(1)	Securities sold under agreements to repurchase consist of obligations of the Bank to other parties that are payable on demand and generally have one day maturities. The obligations are collateralized by securities of U.S. government sponsored enterprises and mortgage-backed securities and such collateral is held by a third-party custodian. The year-to-date average daily balance was $74.9 million and $77.2 million for March 31, 2019 and December 31, 2018, respectively. The securities, mortgage-backed government sponsored residential securities, pledged for customer repurchase agreements were $80.8 million and $103.2 million at March 31, 2019 and December 31, 2018, respectively.
(2)	Federal Home Loan Bank (FHLB) advances and line of credit are collateralized by a blanket floating lien on certain loans, as well as, unrestricted securities. FHLB advances are at a fixed rate, ranging from 1.20% to 2.88% and are subject to restrictions or penalties in the event of prepayment. The FHLB line of credit has a variable interest rate that reprices daily based on FHLBs cost of funds, 2.64% at March 31, 2019 and matures on May 17, 2019.
(3)	The Company has a $10.0 million line of credit with another financial institution, which matures August 26, 2020. The line of credit is collateralized by 100% of the capital stock of CrossFirst Bank and all business assets of the Company. The line includes various financial and nonfinancial covenants. The line of credit has a variable interest rate of the Wall Street Journal prime rate, plus 0.25%, floating daily (5.75% at March 31, 2019), payable quarterly. There was $0 outstanding on the line of credit at March 31, 2019 and December 31, 2018, respectively.

At March 31, 2019, the Company was in compliance with all covenants related to this borrowing. The Company considers this line of credit to be a secondary source of liquidity to provide for cash flow needs of the Company.

(4)	On June 30, 2010, the Company assumed a liability with a fair value of $1.0 million related to the assumption of trust preferred securities issued by Leawood Bancshares Statutory Trust I for $4.0 million on September 30, 2005. In 2012, the Company settled litigation related to the trust preferred securities which decreased the principal balance by $1.5 million and the recorded balance by approximately $400.0 thousand. The difference between the recorded amount and the contract value of $2.5 million is being accreted to the maturity date of 2035. Distributions will be paid on each security at a variable annum rate of interest, equal to LIBOR, plus 1.74%.
(5)	Represents the period-end weighted-average interest rate.

The following table summarizes the Company’s other borrowing capacities at March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
FHLB borrowing capacity relating to loans	$405,192	$381,689
FHLB borrowing capacity relating to securities	—	—
Total FHLB borrowing capacity	$405,192	$381,689
Unused Federal Reserve borrowing capacity	$301,131	$290,112

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The scheduled maturities, excluding interest, of the Company’s borrowings at March 31, 2019 were as follows:

	Within one year	One to two years	Two to three years	Three to four years	Four to five years	After	Total
	(Dollars in thousands)
Repurchase agreements	$55,671	$—	$—	$—	$—	$—	$55,671
FHLB advances	64,000	35,000	16,500	11,326	35,000	151,100	312,926
FHLB line of credit	—	—	—	—	—	—	—
Trust preferred securities	—	—	—	—	—	893	893
Total borrowings	$119,671	$35,000	$16,500	$11,326	$35,000	$151,993	$369,490

Note 10:   Income Taxes

The provision for income taxes includes these components:

	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Taxes currently receivable	$(550)	$(1,252)
Deferred income taxes	969	580
Income tax expense (benefit)	$419	$(672)

A reconciliation of the income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Computed at the statutory rate (21%)	$2,051	$410
Increase (decrease) resulting from
Tax-exempt interest	(713)	(935)
Nondeductible expenses	73	91
State tax credit	(1,361)	—
State income taxes	441	(8)
Equity based compensation	(55)	(228)
Other adjustments	(17)	(2)
Actual tax expense (benefit)	$419	$(672)

During the three months ended March 31, 2019, the Company received a $1.7 million state tax credit that will offset certain state income taxes. As a result, the Company recorded a $1.7 million tax benefit during the three months ended March 31, 2019. A $1.4 million deferred tax asset was recorded as result of the state tax credit in 2019. In December 2018, the Company received a $3.1 million state tax credit that will offset certain state income taxes. The Company had a $2.5 million deferred tax asset as of December 31, 2018 due to the state tax credit. The deferred tax asset will decrease as the Company produces certain state taxable income and expires on December 31, 2034.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Deferred tax assets
Net unrealized loss on securities available-for-sale	$—	$986
Allowance for loan losses	9,896	9,358
Lease incentive	321	329
Impairment of available for sale securities	498	498
Valuation allowance on real estate	396	396
Loan fees	2,232	2,135
Net operating loss carryover	388	398
Accrued expenses	105	1,927
Deferred compensation	2,049	1,838
Alternative minimum tax credits	1,457	2,365
State tax credit	4,108	2,506
Other	94	79
	21,544	22,815
Deferred tax liability
Fair market value adjustments - trust preferred securities	(354)	(356)
Net unrealized gain on securities available-for-sale	(2,061)	—
FHLB stock basis	(801)	(739)
Premises and equipment	(4,862)	(5,019)
Other	(1,167)	(385)
	(9,245)	(6,499)
Net deferred tax asset	$12,299	$16,316

The Company has approximately $1.8 million of federal net operating loss carryforwards, which expire after 2028. A portion of the net operating losses are subject to annual usage limitations of $179.5 thousand per year, but may include unused amounts from prior years. The Company fully expects to utilize the entire net operating loss carryforwards before they expire.

The Company had approximately $2.4 million of alternative minimum tax (AMT) credits remaining at the end of December 31, 2018. The 2017 Tax Cuts and Jobs Act repealed the corporate alternative minimum tax for tax years beginning after December 31, 2017. Taxpayers may claim a refund on AMT credit carryovers. The maximum annual refund is fifty percent of the Company’s remaining AMT credits in tax years 2018, 2019, and 2020. In 2021, a refund on all remaining credits will be received. In 2019, the Company expects to receive approximately $2.4 million as a result of this legislation.

Note 11:   Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the consolidated statements of income during the three months ended March 31, 2019 and 2018, were as follows:

	Amounts Reclassified from AOCI
	March 31, 2019	March 31, 2018	Affected Line Item in the Statements of Income
	(Dollars in thousands)
Unrealized gains on available-for-sale securities:	$53	$331	Gain on sale of available for sale securities
Amount reclassified before tax	53	331
Tax effect	13	82	Income tax benefit
	$40	$249	Net reclassified amount

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 12:   Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under GAAP, regulatory reporting requirements and regulatory capital standards. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2019, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2019, the most recent notification from the applicable regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of March 31, 2019 and December 31, 2018 are presented in the following table.

(Dollars in thousands)	Actual		Minimum Capital Required-Basel III Phase-In Schedule		Minimum Capital Required-Basel III Fully Phased-In		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2019
Total Capital to Risk-Weighted Assets
Consolidated	$503,570	12.2%	$433,249	10.5%	$433,249	10.5%	N/A	N/A
Bank	493,165	12.0	432,587	10.5	432,587	10.5	$411,987	10.0%
Tier I Capital to Risk-Weighted Assets
Consolidated	463,569	11.2	350,726	8.5	350,726	8.5	N/A	N/A
Bank	453,164	11.0	350,189	8.5	350,189	8.5	329,590	8.0
Common Equity Tier 1 to Risk-Weighted Assets
Consolidated	463,448	11.2	288,833	7.0	288,833	7.0	N/A	N/A
Bank	453,164	11.0	288,391	7.0	288,391	7.0	267,792	6.5
Tier I Capital to Average Assets
Consolidated	463,569	11.1	166,313	4.0	166,313	4.0	N/A	N/A
Bank	453,164	10.9	166,196	4.0	166,196	4.0	207,745	5.0
December 31, 2018
Total Capital to Risk-Weighted Assets
Consolidated	$521,111	13.5%	$380,873	9.9%	$404,979	10.5%	N/A	N/A
Bank	481,287	12.5	380,369	9.9	404,443	10.5	$385,184	10.0%
Tier I Capital to Risk-Weighted Assets
Consolidated	483,285	12.5	303,734	7.9	327,840	8.5	N/A	N/A
Bank	443,461	11.5	303,332	7.9	327,406	8.5	308,147	8.0
Common Equity Tier 1 to Risk-Weighted Assets
Consolidated	453,049	11.7	245,880	6.4	269,986	7.0	N/A	N/A
Bank	443,461	11.5	245,555	6.4	269,629	7.0	250,369	6.5
Tier I Capital to Average Assets
Consolidated	483,285	12.4	155,538	4.0	155,538	4.0	N/A	N/A
Bank	443,461	11.4	155,420	4.0	155,420	4.0	194,275	5.0

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The above minimum capital requirements include the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was phased in from 0.0% for 2015 to 2.5% as of January 1, 2019. The capital conservation buffer was 1.875% at December 31, 2018. The net unrealized gain or loss on AFS securities is not included in computing regulatory capital.

The three federal banking regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital rules define the components of capital and address other issues affecting the numerator in banking institutions regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions regulatory capital ratios and replace the existing risks-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective January 1, 2015 subject to a four-year phase-in period.

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Note 13:   Related Party Transactions

At March 31, 2019 and 2018, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties). Activity consisted of the following:

	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Beginning balance	$6,276	$22,018
New loans or advances	14,669	3,815
Repayments	(495)	(2,199)
Ending balance	$20,450	$23,634

As of December 31, 2018, loans outstanding to related parties was $6.3 million.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Deposits from related parties held by the Company at March 31, 2019 and December 31, 2018 totaled $48.7 million and $44.0 million, respectively.

Note 14:   Employee Benefit Plan

The Company has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute a portion of their compensation to the plan. During 2019 and 2018, Company contributions to the plan were 100% on the first 1% of employees’ salary deferral amounts plus 50% of employees’ salary deferral amounts over 1%, but may not exceed 6% of employees’ compensation. Company contributions to the plan were $269.6 thousand and $215.3 thousand for the three months ended March 31, 2019 and 2018, respectively.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 15:   Equity Based Compensation

In October 2018, the Board of Directors approved the 2018 Omnibus Equity Incentive Plan (“Omnibus Plan”). The Omnibus Plan replaced the Stock Settled Appreciation Rights Plan (“SSAR Plan”); the Equity Incentive Plan (“EIP”); the Employee Equity Incentive Plan (“EEIP”); and the New Market Founder Equity Incentive Plan (“NMFP”). As a result of the Omnibus Plan, the Company determined that categorizing the awards by award type would provide improved clarity to the shareholders.

The Omnibus Plan allows for several types of grants including: (i) stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards (“RSAs”), (iv) restricted stock units (“RSUs”), and (v) performance shares. The Omnibus Plan will expire on the tenth anniversary of its effective date. The aggregate number of shares authorized for future issuance under the Omnibus Plan is 1,938,440 shares as of March 31, 2019.

Awards issued under the SSAR Plan, EIP, EEIP, and NMFP were assumed under the Omnibus Plan, as agreed upon with participants, impacting all participants who agreed to the assumption. These awards are called Legacy Awards. Material terms and conditions of Legacy Awards remain unchanged; therefore, no modification to their fair market value was required. Going forward, all awards will be issued under the Omnibus Plan.

During 2018, the Company announced a 2-for-1 stock split effected in the form of a dividend. The stock split was effective on December 21, 2018. Except as described herein, stock-based awards were retroactively adjusted for all periods presented to reflect the change in capital structure.

Stock Settled Appreciation Rights

The Company issues Stock Settled Appreciation Rights (“SSARs”). SSARs are granted based on the fair market value of the common stock of the Company. SSAR’s typically vest in equal amounts over a seven-year period, commencing on the first anniversary of the effective date of grant and have ten- or fifteen-year contractual terms. Legacy awards include retirement eligibility upon the participant’s 65th birthday, five years of participation, and after one year holding the grant. Omnibus awards typically include retirement eligibility after the participant’s 55th birthday and 10 years of service. The exercise of a SSAR entitles the participant to the excess of the exercise price, over the grant price for each SSAR. Exercise price is based on the fair market value of the common shares of the Company.

During 2018, the Company issued 100,000 SSARs with a strike price of $28.50 to a non-employee. The SSARs vest in equal amounts over a five-year period, commencing on the first anniversary of the effective date of grant and have a five-year contractual term. The Company determined that the award did not require substantive service, which required the award to be fully expensed at the grant date. The SSAR was not adjusted with respect to the 2-for-1 stock split in accordance with the underlying agreements with the non-employee and the applicable plan, which did not provide for adjustment. During the first quarter of 2019, the Company adopted ASU 2018-07. Prior to adoption, the fair market value of the award fluctuated each month in accordance with previous guidance. As a result, the fair market value of the award and related expense fluctuated from $886.5 thousand at the grant date to $84.4 thousand at December 31, 2018. Upon adoption, the Company locked in the fair market value of the award. Going forward, forfeitures will be recorded as they occur and fair market values will be based on the expected term of the award, similar to our accounting policy for employee-based awards.

During 2018, 240,000 SSARs were granted that vest in equal amounts over a three-year period, commencing on the first anniversary of the effective date of grant and have fifteen-year contractual terms.

The calculated value of each share award is estimated at the grant date using a Black-Scholes option valuation model that used the range of assumptions noted in the following table. Expected volatility is primarily based on an internal model that calculates the historical volatility of several peer group banks’ weekly average stock prices over the expected term. The expected term of stock granted represents the period of time that shares are expected to be outstanding. The risk-free rate for periods within the contractual life of the share award is based on the U.S. Treasury yield curve.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The Company uses the simplified method described in SAB Topic 14.D.2. This method uses an expected term based on the midpoint between the vesting date and the end of the contractual term. This method is used for the majority of SSARs, because the Company does not have a significant pool of SSARs that have been exercised. For some SSARs that are granted to participants who will be retirement eligible during the term of the award, a separate analysis is performed that focuses more on expected retirement date.

	Three Months Ended March 31, 2019(1)	Three Months Ended March 31, 2018
Expected volatility	24.63%	41.18%
Expected dividends	0.00%	0.00%
Expected term (in years)	4.24	9.50
Risk-free rate	2.55%	2.64%
(1)	No grants were issued during the three months ended March 31, 2019. The Black-Scholes inputs used represents a revaluation of a non-employee SSAR upon adoption of ASU 2018-07.

During the three months ended March 31, 2019 and 2018, the Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $259.3 thousand and $182.7 thousand, for SSARs, respectively. Based upon the fair value of the underlying common shares, total unrecognized compensation cost related to the 1,687,984 SSARs outstanding at March 31, 2019 is $3.4 million, which will be recognized over 3.67 years on a weighted average basis.

A summary of share activity under the SSAR Plan as of March 31, 2019, and changes during the three months then ended, are presented below:

	Stock Settled Appreciation Rights
	March 31, 2019
	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding, December 31, 2018	1,736,574	$9.94	10.28
Granted	—	—	—
Exercised	(48,590)	6.56	—
Forfeited or expired	—	—	—
Outstanding, March 31, 2019	1,687,984	$10.03	10.02
Exercisable, March 31, 2019	620,268	$6.91	8.08

Under the terms of the SSAR Plan, 47,904 and 11,428 shares vested with an aggregate fair value of $183.4 thousand and $184.8 thousand for the three months ended March 31, 2019 and 2018, respectively.

Performance Based Restricted Stock Units (“PRSUs”) and Performance Shares

During the three months ended March 31, 2019, the Company awarded 26,804 performance shares to key officers of the Company. The stock settled, performance based shares will cliff-vest at the end of three years based upon two equally weighted measures: three-year return on average assets and three-year earnings per share. The ultimate number of shares issuable under each performance award is the product of the award target and the award payout percentage given the level of achievement. The award payout percentages range between 0% of target to 150% of target. Achievement between 50% of target (“threshold”) and 150% (“stretch”) will result in an award payout percentage based on a straight-line interpolation. A maximum of 40,206 units could be issued under this plan.

During the three months ended March 31, 2019, a New Market Founder agreed to the New Market Founder performance based restricted stock unit agreement under the Omnibus Plan. As a result, the total number of New Market Founder awards increased from 110,900 to 116,960.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

During 2016, the Company awarded PRSUs to New Market Founders. A New Market Founder is a non-employee, adviser chosen in a selected market to facilitate opportunities for expansion of banking relationships. During 2016, 110,900 performance awards were granted and cliff-vest on December 31, 2021. No compensation expense was recognized as part of this plan during 2018 and 2017. During the first quarter of 2019, the Company adopted ASU 2018-07. Prior to adoption, the Company did not record any expense until the performance measures met the appropriate threshold. In addition, the fair market value of the award fluctuated. Upon adoption, the Company made a cumulative effect adjustment in the amount of $2.2 million that decreased retained earnings and increased additional paid in capital. The $2.2 million is based on a fair market value of $15.50 per unit, the anticipated performance measures at the vesting date, and based on no future substantial service. Forfeitures will be accounted for as they occur, similar to our accounting policies for employee-based awards.

Issuance of the above PRSUs is based upon four equally weighted market measures: total assets, total loans, return on assets and classified assets to capital as of December 31, 2021. The ultimate number of shares issuable under each performance award is the product of the award target and the award payout percentage given the level of achievement. The award payout percentages by level of achievement range between 0% of target to 150% of target. Achievement between 50% of target (“threshold”) and 150% (“stretch”) will result in an award payout percentage determined based on straight-line interpolation between the percentiles. A maximum of 175,440 units could be issued under this plan.

The following table summarizes the status of and changes in the PRSUs:

	Performance Based Restricted Stock Units and Awards
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, December 31, 2018	159,384	$9.00
Granted(1)	32,864	12.64
Vested	—	—
Forfeited	—	—
Nonvested, March 31, 2019	192,248	$9.62
(1)	Includes 6,060 Legacy PRSUs regranted under the Omnibus Plan upon agreement with a New Market Founder. The fair market value of common stock at the regrant date was $15.50. No modifications to the grants occurred resulting in no increase to the fair market value. The original Legacy PRSU had a weighted-average grant date fair value of $8.25.

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $94.9 thousand and $469.3 thousand during the three months ended March 31, 2019 and 2018, respectively, for performance based awards.

Unrecognized stock-based compensation expense related to the performance awards issued through March 31, 2019 was $704.5 thousand. The unrecognized expense is expected to be recognized over 2.8 years.

Restricted Stock Units

The Company issues restricted stock units (“RSUs”) to provide additional incentives to key officers and employees of the Company. Awards are typically granted at the beginning of a plan year as part of the director compensation program. These service based units typically cliff-vest at the end of three years for awards granted on or before October 25, 2018 and typically have a three year graded vesting for awards granted after October 25, 2018.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The following table summarizes the status of and changes in the RSUs:

	Restricted Stock Units
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, December 31, 2018	320,038	$14.48
Granted	125,889	15.50
Vested	—	—
Forfeited(1)	(364)	31.00
Nonvested, March 31, 2019	445,563	$14.76
(1)	Represents an award issued prior to the 2-for-1 stock split effected in the form of a dividend that was never signed by the participant, therefore the Company canceled the award on January 1, 2019.

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $522.2 thousand and $403.7 thousand during the three months ended March 31, 2019 and 2018, respectively, for RSUs.

Unrecognized stock-based compensation expense related to RSU grants issued through March 31, 2019 was $4.7 million. This unrecognized expense is expected to be recognized over 2.2 years on a weighted average basis.

Restricted Stock Awards

The Company issues restricted stock awards (“RSAs”) to provide additional incentives to non-employee directors of the Company. Awards are typically granted at the beginning of a plan year as determined by the Compensation Committee. These service based awards typically cliff-vest at the end of one year.

	Restricted Stock Awards
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, December 31, 2018	13,736	$14.25
Granted	44,505	15.50
Vested	—	—
Forfeited	—	—
Nonvested, March 31, 2019	58,241	$15.21

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $222.1 thousand and $0 during the three months ended March 31, 2019 and 2018, respectively, for RSAs.

Unrecognized stock-based compensation expense related to RSA grants issued through March 31, 2019 was $609.3 thousand. This unrecognized expense is expected to be recognized over 0.7 years on a weighted average basis.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (ESPP), whereby employees are eligible for the plan when they have met certain requirements concerning period of credited service and minimum hours worked. Eligible employees may contribute a minimum of 1% to a maximum of 10% of eligible compensation up to the Section 423 of the Internal Revenue Service Code limit of $25,000 and up to a maximum of 1,500 shares may be purchased. Allocated shares are offered at a 15% discount based on the lower of the Company’s stock price at the grant or vest date. During the three months ended March 31, 2019 and 2018, 45,203 and 35,984 shares, respectively, were purchased on behalf of the employees under the ESPP.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The calculated value of each unit award is estimated at the start of the offering period using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is primarily based on an internal model that calculates the historical volatility of five regional banks’ weekly average stock prices over the last year. The expected term represents the period of time between the grant date and the purchase date. The risk-free rate for periods within the contractual life of the stock award is based on the U.S. Treasury yield curve.

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Expected volatility	7.60%	13.80%
Expected dividends	0.00%	0.00%
Expected term (in years)	1.00	1.00
Risk-free rate	2.09%	1.03%

During the three months ended March 31, 2019 and 2018, the Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $36.5 thousand and $20.4 thousand, respectively, for ESPP shares.

On January 24, 2019, the Company indefinitely suspended the Employee Stock Purchase Plan effective April 1, 2019. There was no impact to the financial statements as a result of the suspension.

Director Stock Purchase Plan

The Company implemented a directors stock purchase plan in 2016, allocating 50,000 shares, whereby outside directors of the Company and its subsidiaries may elect to use their directors’ fees to purchase Company shares at market value each quarter end. During 2019, the Company terminated the Director Stock Purchase Plan effective December 31, 2018. There was no impact to the financial statements as a result of the termination.

Note 16:   Stock Warrants

The Company had 261,500 and 317,500 outstanding fully vested warrants to purchase common stock at a strike price of $5 per share as of March 31, 2019 and December 31, 2018, respectively.

113,500 warrants were modified during 2018 to extend the expiration date from June 30, 2019 to April 26, 2023 in accordance with the Chairman Emeritus Agreement. The strike price continues to be $5 per share. 148,000 warrants have an expiration date of June 30, 2019 or a change in control of the Company. During 2018, 10,000 warrants were forfeited.

Note 17:   Revenue from Contracts with Customers (Topic 606)

The Company elected to adopt ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and its related amendments as of January 1, 2019 using the modified retrospective approach. The implementation had no material impact on the measurement or recognition of revenue in either current or prior periods.

The following presents descriptions of revenue categories within the scope of ASU 2014-09 (ASC 606). The categories are selected based on the nature, amount, timing, and uncertainty of revenue and cash flows:

Service charges and fees on customer accounts - This segment consists of monthly fees for the services rendered on customer deposit accounts, including maintenance charges, overdraft fees, and processing fees. The monthly fee structures are typically based on type of account, volume, and activity. The customer is typically billed monthly and pays the bill from their deposit account. The Company satisfies the performance obligation related to providing depository accounts monthly as transactions are processed and deposit service charge revenue is recorded.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

ATM and credit card interchange income - This segment consists of fees charged for use of the Company’s ATMs, as well as, an interchange fee with credit card and debt card service providers. ATM fees and interchange fees are based on the number of transactions, as well as, the underlying agreements. Customers are typically billed monthly. The Company satisfies the performance obligation related to ATM and interchange fees monthly as transactions are processed and revenue is recorded.

International fees - This segment consists of fees earned off of foreign exchange transactions and preparation of international documentation. International fees are based on underlying agreements that describe the Company’s performance obligation and the related fee. Customers are typically billed and cash is received once the service or transaction is complete. The Company satisfies the performance obligation related to international fees monthly as transactions are processed and revenue is recorded.

Other fees - This segment consists of numerous, smaller fees such as wire transfer fees, check cashing fees, and check printing fees. Other fees are typically billed to customers on a monthly basis. Performance obligations for other fees are satisfied at the time that the service is rendered.

The following table disaggregates the non-interest income subject to ASU 2014-09, noted above, as well as, the remainder of non-interest income that is not subject to the accounting update.

	Three Months Ended
	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Fees subject to ASU 2014-09
Service charges and fees on customer accounts	$158	$388
ATM and credit card interchange income	415	330
International fees	17	24
Other fees	62	8
Total fees subject to ASU 2014-09	652	750
Fees not within the scope of ASU 2014-09
Gain on sale of available for sale securities	53	331
Gain on sale of loans	79	158
Income from bank-owned life insurance	467	492
Swap fee income, net	628	63
Market value adjustment from swaps	(251)	(16)
Other non-interest income	17	195
Total fees not within the scope of ASU 2014-09	993	1,223
Total non-interest income	$1,645	$1,973

As of March 31, 2019 and 2018, no receivables existed related to fees subject to ASU 2014-09.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 18:   Other Non-Interest Income and Expense

Other non-interest income and expense totals are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total interest income and total non-interest income for any of the years presented are stated separately.

	Three Months Ended
	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Other non-interest income:
Swap fee income, net	$377	$47
Other	511	557
Total	$888	$604
Other non-interest expense:
Advertising	$713	$756
Software and communications	679	720
Depreciation and amortization	473	386
Other	1,804	1,413
Total	$3,669	$3,275

Note 19:   Operating Leases

During 2017, the Bank took possession of office space in Dallas, Texas through an operating lease agreement. The non-cancellable lease has a term of 147-months from the commencement date with escalating rental payments. The agreement includes an option for early termination after year seven, but requires an additional payment equal to one month of gross rent for each remaining year, repayment of all unamortized incentives, and $30,000. In addition, the lease provides an option to be extended for three renewal periods of five years each.

As an incentive for the above lease, the Bank received $1.5 million in tenant improvement allowances and abated rent. In accordance with ASC 840, the Company is amortizing this benefit through occupancy expense over the expected life of the lease.

During 2017, the Bank commenced a lease for office space in Leawood, Kansas. The non-cancellable lease expired on June 30, 2018 with straight-line rental payments. During 2017, CrossFirst Bank entered into an agreement to purchase the office space for $29.0 million upon the expiration of the operating lease. During 2018, the Company purchased the office space per the agreement.

The Company has various non-cancellable operating leases for office space in its respective markets. Rental expense for these leases was $617.6 thousand and $1.0 million for the three months ended March 31, 2019 and 2018, respectively. Future minimum lease payments under operating leases are:

(Dollars in thousands)
Remainder of 2019	$1,414
2020	1,633
2021	1,572
2022	1,604
2023	1,636
Thereafter	7,450

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 20:   Earnings Per Share

The following table presents the computation of basic and diluted earnings per share:

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands except per share data)
Earnings per Common Share
Net income	$9,350	$2,624
Preferred stock dividends	(175)	(525)
Net income available to common stockholders	$9,175	$2,099
Weighted average common shares(1)	45,093,442	30,794,758
Earnings per common share	$0.20	$0.07
Dilutive Earnings Per Common Share
Net income available to common stockholders	$9,175	$2,099
Weighted average common shares(1)	45,093,442	30,794,758
Effect of dilutive shares(1)	866,825	1,303,112
Weighted average dilutive common shares(1)	45,960,267	32,097,870
Dilutive earnings per common share	$0.20	$0.07
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

Note 21:   Disclosures about Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1   Quoted prices in active markets for identical assets or liabilities

Level 2   Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3   Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Recurring Measurements

The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2019 and December 31, 2018:

		March 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Mortgage-backed GSE residential	$153,647	$—	$153,647	$—
Collateralized Mortgage Obligations - GSE residential	168,148	—	168,148	—
State and political subdivisions	381,895	—	381,895	—
Corporate bonds	1,652	—	1,652	—
Mutual fund	2,088	—	2,088	—
Available-for-sale securities	$707,430	$—	$707,430	$—
Derivative assets	$3,050	$—	$3,050	$—
Derivative liabilities	$3,386	$—	$3,386	$—
		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Mortgage-backed GSE residential	$129,287	$—	$129,287	$—
Collateralized Mortgage Obligations - GSE residential	152,626	—	152,626	—
State and political subdivisions	378,058	—	378,058	—
Corporate bonds	1,657	—	1,657	—
Mutual fund	2,050	—	2,050	—
Available-for-sale securities	$663,678	$—	$663,678	$—
Derivative assets	$1,051	$—	$1,051	$—
Derivative liabilities	$1,136	$—	$1,136	$—

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the Company’s accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy.

Derivatives

Fair value of the interest rate swaps is obtained from independent pricing services based on quoted market prices for similar derivative contracts.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Nonrecurring Measurements

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at:

		March 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Collateral-dependent impaired loans	$39,649	$—	$—	$39,649
Premises and equipment held for sale	3,363	—	3,363	—
Foreclosed assets held for sale	2,471	—	—	2,471
		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Collateral-dependent impaired loans	$50,288	$—	$—	$50,288
Premises and equipmentheld for sale	3,444	—	3,444	—
Foreclosed assets held for sale	—	—	—	—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.

Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Office of the Chief Credit Officer. Appraisals are reviewed for accuracy and consistency by the Office of the Chief Credit Officer. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Office of the Chief Credit Officer by comparison to historical results.

Premises and Equipment Held for Sale

The estimated fair value of premises and equipment held for sale is based on the appraised fair value of the collateral, less estimated cost to sell.

Foreclosed Assets Held for Sale

The estimated fair value of foreclosed assets held for sale is based on the appraised fair value of the collateral, less estimated cost to sell.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Unobservable (Level 3) Inputs

The following tables presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at March 31, 2019 and December 31, 2018:

	Fair Value at 3/31/2019	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
	(Dollars in thousands)
Collateral-dependent impaired loans	$39,649	Market comparable properties	Marketablility discount	10% - 15% (12%)
Foreclosed assets held for sale	$2,471	Market comparable properties	Marketability discount	25%
	Fair Value at 12/31/2018	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
	(Dollars in thousands)
Collateral-dependent impaired loans	$50,288	Market comparable properties	Marketablility discount	10% - 15% (12%)
Foreclosed assets held for sale	$—

See Note 15 for quantitative information about unobservable inputs used in the fair value measurement of stock appreciation rights.

The following table presents the estimated fair values the Company’s financial instruments at March 31, 2019 and December 31, 2018.

	March 31, 2019
	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets
Cash and cash equivalents	$117,317	$117,317	$—	$—	$117,317
Available-for-sale securities	707,430	—	707,430	—	707,430
Loans, net of allowance for loan losses	3,237,597	—	—	3,133,475	3,133,475
Restricted equity securities	14,461	—	—	14,461	14,461
Interest receivable	16,578	—	16,578	—	16,578
Derivative assets	3,050	—	3,050	—	3,050
	$4,096,433	$117,317	$727,058	$3,147,936	$3,992,311
Financial Liabilities
Deposits	$3,399,899	$488,375	$—	$2,895,180	$3,383,555
Federal funds purchased and repurchase agreements	55,671	—	55,671	—	55,671
Federal Home Loan Bank advances	312,926	—	303,143	—	303,143
Other borrowings	893	—	1,976	—	1,976
Interest payable	3,862	—	3,862	—	3,862
Derivative liabilities	3,386	—	3,386	—	3,386
	$3,776,637	$488,375	$368,038	$2,895,180	$3,751,593

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	December 31, 2018
	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets
Cash and cash equivalents	$216,541	$216,541	$—	$—	$216,541
Available-for-sale securities	661,628	—	661,628	—	661,628
Loans, net of allowance for loan losses	3,022,921	—	—	3,027,930	3,027,930
Restricted equity securities	14,525	—	—	14,525	14,525
Interest receivable	14,092	—	14,092	—	14,092
Derivative assets	1,051	—	1,051	—	1,051
	$3,930,758	$216,541	$676,771	$3,042,455	$3,935,767
Financial Liabilities
Deposits	$3,208,097	$484,284	$—	$2,696,212	$3,180,496
Federal funds purchased and repurchase agreements	75,406	—	75,404	—	75,404
Federal Home Loan Bank advances	312,985	—	298,017	—	298,017
Other borrowings	884	—	2,022	—	2,022
Interest payable	2,868	—	2,868	—	2,868
Derivative liabilities	1,136	—	1,136	—	1,136
	$3,601,376	$484,284	$379,447	$2,696,212	$3,559,943

Cash and Cash Equivalents

The carrying amount approximates fair value.

Loans

The Company adopted ASU 2016-01 on January 1, 2019. In accordance with its requirements, the fair value of loans as of March 31, 2019 was measured using an exit price notion. For December 31, 2018, fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions.

Restricted Equity Securities

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities.

The estimated fair value of demand, transaction, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Federal Home Loan Bank Advances

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities. These rates were obtained from current rates offered by FHLB.

Fed Funds Purchased and Repurchase Agreements

The estimated fair value for fed funds purchased and overnight repurchase agreements is book value.

Other Borrowings

Fair value of the Company’s line of credit with another financial institution is estimated at book value due to its short-term nature.

The estimated fair value for the Trust Preferred Securities is based on current borrowing rates currently available to the Company, taking into account the size and quality of the credit and liquidity of the debt as a security.

Note 22:   Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Estimates related to equity awards are reflected in the footnote regarding stock based compensation. Other significant estimates and concentrations not discussed in those footnotes include:

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, result of operations and cash flows of the Company.

Note 23:   Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At March 31, 2019 and December 31, 2018, the Company had outstanding commitments to originate loans aggregating approximately $202.3 million and $191.0 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements.

Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to approximately $27.1 million and $32.4 million at March 31, 2019 and December 31, 2018, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At March 31, 2019 and December 31, 2018, the Company had granted unused lines of credit to borrowers aggregating approximately $1.3 billion and $1.2 billion, respectively.

Future Lease Commitment

During 2017, the Company entered into a lease agreement for future office space in Kansas City, Missouri. The 15 year lease will begin upon substantial completion of the building or the date the Company takes possession of the premises for business purposes and includes four, five year renewal terms. The future minimum lease payments for this current commitment are as follows:

Year	Minimum Lease Payments
(Dollars in thousands)
1	$1,178
2	1,187
3	1,196
4	1,205
5	1,215
Thereafter	13,073

In association with the lease, the lessor will provide lessee with a construction allowance in the amount of approximately $1.3 million.

Note 24:   Stock Offering

On March 31, 2019, the Company collected $547.4 thousand (excluding expenses) representing, 45,203 common shares under the Employee Stock Purchase Plan.

During the three months ended March 31, 2019, the Company converted 56,000 warrants at a strike price of $5.00 per share. The conversion of warrants raised $280.0 thousand, representing 56,000 common shares.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

During the three months ended March 31, 2019, the Company repurchased 10,000 common shares that totaled $155.0 thousand, representing an average price of $15.50 per share. These shares were subsequently retired.

During the three months ended March 31, 2019, the Company converted 48,590 stock settled appreciation rights into 19,430 common shares under the 2018 Omnibus Plan (formerly the Stock Settled Appreciation Rights Plan).

On December 31, 2018, 99,642 restricted stock units vested, resulting in an after-tax issuance of 68,668 common shares.

On December 18, 2018, the Company announced a 2-for-1 stock split, effected in the form of a dividend, effective December 21, 2018. Share data and per share data were retroactively adjusted for the periods presented to reflect the change in capital structure.

Through a private placement dated in October 2018, the Company offered 5,263,158 common shares representing ownership interest of the company at $14.25 per share. Gross proceeds under the extension were $74.0 million, representing 5,192,986 common shares. Raymond James & Associates, Inc. served as the placement agent for these sales and received compensation of $2.9 million that was capitalized and another $50.0 thousand that was expensed.

Through a private placement memorandum dated in March 2018, the Company offered 10,526,316 common shares representing ownership interest of the Company at $14.25 per share. Total proceeds under the PPM were $126.9 million, representing 8,904,626 common shares. The PPM was closed in September 2018.

Through a private placement dated February 2018, the Company offered common shares to partners and directors at $13.75 per share. Total proceeds under the plan were $3.4 million, representing 246,746 common shares. The plan was closed in March 2018.

During 2018, the Company repurchased 769,808 common shares that totaled $11.0 million, representing an average price of $14.32 per share. These shares were subsequently retired.

During 2018, the Company converted 354,500 warrants at a strike price of $5.00 per share. The conversion of warrants raised $1.8 million, representing 354,500 common shares.

During 2018, the Company converted 300,724 stock settled appreciation rights into 106,548 common shares under the 2018 Omnibus Plan (formerly the Stock Settled Appreciation Rights Plan).

During May 2018, 74,280 restricted stock units vested, resulting in an after-tax issuance of 41,340 common shares.

During March 2018, 171,200 performance-based restricted stock units vested, resulting in an after-tax issuance of 136,190 common shares.

The Company has various employee plans that allow certain individuals to purchase common shares outside of a private placement. During 2018, the Company collected $713.8 thousand (excluding expenses) representing 56,550 common shares under these plans. In addition, the Company collected $367.0 thousand (excluding expenses) representing 35,984 common shares under the Employee Stock Purchase Plan.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The following table provides a reconciliation of the related shares issued and proceeds recorded of private placements, warrants, and employee plans to the consolidated statement of stockholders’ equity for the periods ended March 31, 2019 and March 31, 2018. Additional information related to stock-based awards can be found in Note 15 and additional information related to warrants can be found in Note 16.

	Common Shares Issued and Outstanding	Common Stock	Additional Paid in Capital	Retained Earnings
	(Dollars in thousands)
Balance at December 31, 2017	30,686,256	$307	$256,108	$23,950
ESPP issuance	35,984	0	367	—
Warrants converted	15,336	—	77	—
SSAR exercise	2,186	—	(14)	—
Performance awards - March 2018	136,190	2	(482)	(1)
Employee purchase plans	25,002	—	300	—
Private placement - February 2018	232,246	2	3,191	(2)
Private placement - March 2018	2,520	—	36	—
Other, non-issuance costs	—	—	1,080	2,099
Balance at March 31, 2018	31,135,720	$311	$260,663	$26,046
	Common Shares Issued and Outstanding	Common Stock	Additional Paid in Capital	Retained Earnings
	(Dollars in thousands)
Balance at December 31, 2018	45,074,322	$451	$454,512	$38,567
Retirement of preferred shares	—	—	(29,988)
RSAs granted	17,415	—	—	—
Warrants converted	56,000	1	279	—
SSAR exercises	19,430	—	(134)	—
Retired shares	(10,000)	—	(100)	(55)
ESPP issuance	45,203	—	547	—
Other, non-issuance items	—	—	3,296	6,947
Balance at March 31, 2019	45,202,370	$452	$428,412	$45,459

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 25:   Parent Company Condensed Financial Statements

Following are the condensed financial statements of CrossFirst Bankshares, Inc. (Parent only) for the periods indicated:

Condensed Balance Sheets

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Assets
Investment in consolidated subsidiaries:
Banks	$469,917	$450,302
Non-banks	870	870
Cash	6,489	37,439
Other assets	7,308	6,862
Total assets	$484,584	$495,473

Liabilities and stockholders’ equity
Trust preferred securities, net	$893	$884
Other liabilities	3,177	4,253
Total liabilities	4,070	5,137

Stockholders’ equity
Redeemable preferred stock	$—	$12
Common stock	452	451
Additional paid-in capital	428,412	454,512
Retained earnings	45,459	38,567
Other	(166)	(196)
Accumulated other comprehensive income (loss)	6,357	(3,010)
Total stockholders’ equity	480,514	490,336
Total liabilities and stockholders’ equity	$484,584	$495,473

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Condensed Statements of Income

	Three Months Ended
	March 31, 2019	March 31, 2018
	(Dollars in thousands)
Income
Earnings of consolidated subsidiaries	$9,841	$3,047
Interest income	1	1
Management fees charged to subsidiaries	1,875	1,500
Other	(8)	—
Total income	11,709	4,548

Expense
Salaries and employee benefits	1,346	1,024
Occupancy, net	73	100
Interest expense	38	37
Other	1,024	953
Total expense	2,481	2,114
Income tax benefit	(122)	(190)
Net income	$9,350	$2,624

Statements of Comprehensive Income

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Net income	$9,350	$2,624
Other Comprehensive Income (Loss)
Unrealized gain (loss) on available-for-sale securities, net of income tax (benefit) of $3,056 and ($3,425), respectively	9,338	(10,553)
Less: reclassification adjustment for realized gains included in income, net of income tax of $13, and $82, respectively	40	249
Other comprehensive income (loss)	9,298	(10,802)
Comprehensive Income (Loss)	$18,648	$(8,178)

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Condensed Statements of Cash Flows

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Operating Activities
Net income	$9,350	$2,624
Items not requiring (providing) cash
Earnings of consolidated subsidiaries	(9,841)	(3,047)
Accretion of discount on borrowings	9	8
Share-based incentive compensation	484	373
Other adjustments	(998)	(911)
Net cash used in operating activities	(996)	(953)
Investing Activities
Decrease (increase) in investment in subsidiaries	175	(14,475)
Net cash provided (used in) investing activities	175	(14,475)
Financing Activities
Proceeds from line of credit	—	10,000
Retirement of preferred stock	(30,000)	—
Dividends paid on preferred stock	(700)	(525)
Issuance of common stock, net	280	3,605
Common stock purchased and retired	(155)	—
Repurchase of common stock in connection with the exercise of an employee stock award	(133)	(495)
Proceeds from employee stock purchase plan	547	367
Net decrease (increase) in employee receivables	32	(34)
Net cash provided by (used in) financing activities	(30,129)	12,918
Decrease in cash	(30,950)	(2,510)
Cash at beginning of period	37,439	7,457
Cash at end of period	$6,489	$4,947
	2019	2018
	Dollars in thousands)
Supplemental Cash Flows Information
Income taxes paid	$—	$—
Dividends declared and unpaid	—	525

Note 26:   Subsequent Events

Subsequent events have been evaluated through July 18, 2019, which is the date the consolidated financial statements were available to be issued.

Effective April 9, 2019, the Company increased the authorized shares of common stock of the Company from 100,000,000 shares to 200,000,000 shares.

Subsequent to March 31, 2019, the Company sold its remaining held-for-sale assets. The purchase price was approximately $2.9 million that resulted in an additional loss of $424.4 thousand recognized during the second quarter of 2019.

1201 Walnut Street, Suite 1700 | Kansas City, MO 64106-2246
816.221.6300 | Fax 816.221.6380 | bkd.com

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CrossFirst Bankshares, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting under PCAOB standards. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting under PCAOB standards.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2009.

Kansas City, Missouri
March 25, 2019

CrossFirst Bankshares, Inc.
Consolidated Balance Sheets
Years ended December 31, 2018 and 2017

	2018	2017
	(Dollars in thousands)
Assets
Cash and cash equivalents	$216,541	$130,820
Available for sale securities - taxable	296,133	179,851
Available for sale securities - tax-exempt	367,545	523,730
Premises and equipment, held for sale	3,444	5,507
Loans, net of allowance for loan losses of $37,826 and $26,091 at December 31, 2018 and 2017, respectively	3,022,921	1,969,938
Premises and equipment, net	74,945	36,648
Restricted equity securities	14,525	14,702
Interest receivable	14,092	12,210
Deferred tax asset	16,316	12,819
Goodwill and other intangible assets, net	7,796	7,897
Bank-owned life insurance	63,811	61,842
Other	9,146	5,154
Total assets	$4,107,215	$2,961,118
Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$484,284	$290,906
Transaction, savings and money market	1,714,136	1,260,880
Time	1,009,677	751,578
Total deposits	3,208,097	2,303,364
Securities sold under agreement to repurchase	75,406	38,622
Federal Home Loan Bank advances	312,985	294,215
Other borrowings	884	25,850
Interest payable and other liabilities	19,507	11,920
Total liabilities	3,616,879	2,673,971
Stockholders’ equity
Redeemable preferred stock, $0.01 par value, $25 liquidation value:
authorized - 5,000,000 shares issued - 1,200,000 shares at December 31, 2018 and 2017	12	12
Common stock, $0.01 par value:
authorized - 100,000,000 shares issued - 45,074,322 and 30,686,256 shares at December 31, 2018 and 2017, respectively(1)	451	307
Additional paid-in capital	454,512	256,108
Retained earnings(1)	38,567	23,950
Other	(196)	(256)
Accumulated other comprehensive income (loss)	(3,010)	7,026
Total stockholders’ equity	490,336	287,147
Total liabilities and stockholders’ equity	$4,107,215	$2,961,118
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

See Notes to Consolidated Financial Statements

CrossFirst Bankshares, Inc.
Consolidated Statements of Income
Years ended December 31, 2018 and 2017

	2018	2017
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$130,075	$75,245
Available for sale securities
Taxable	7,972	4,925
Tax-exempt	14,757	15,539
Deposits with financial institutions	3,096	1,430
Dividends on bank stocks	980	677
Total interest income	156,880	97,816
Interest Expense
Deposits	39,372	18,676
Advances from Federal Home Loan Bank	5,841	3,904
Other borrowings	1,299	418
Total interest expense	46,512	22,998
Net Interest Income	110,368	74,818
Provision for Loan Losses	13,500	12,000
Net Interest Income after Provision for Loan Losses	96,868	62,818
Non-Interest Income
Service charges and fees on customer accounts	444	1,201
Gain on sale of available for sale securities	538	406
Impairment of premises and equipment held for sale	(171)	(1,903)
Gain on sale of loans	827	827
Income from bank-owned life insurance	1,969	1,452
Other non-interest income	2,476	1,696
Total non-interest income	6,083	3,679
Non-Interest Expense
Salaries and employee benefits	56,118	39,461
Occupancy	8,214	5,803
Professional fees	3,320	3,060
Deposit insurance premiums	3,186	1,575
Data processing	1,995	1,441
Other non-interest expense	12,922	10,749
Total non-interest expense	85,755	62,089
Net Income Before Taxes	17,196	4,408
Income tax benefit	(2,394)	(1,441)
Net Income	$19,590	$5,849
Basic Earnings Per Common Share(1)	$0.48	$0.12
Diluted Earnings Per Common Share(1)	$0.47	$0.12
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

See Notes to Consolidated Financial Statements

CrossFirst Bankshares, Inc.
Consolidated Statements of Comprehensive Income
Years ended December 31, 2018, 2017 and 2016

	2018	2017
	(Dollars in thousands)
Net income	$19,590	$5,849
Other Comprehensive Income (Loss)
Unrealized gain (loss) on available-for-sale securities, net of income tax (benefit) of ($3,125) and $4,539, respectively	(9,630)	10,436
Less: reclassification adjustment for realized gains included in income, net of income tax of $132, and $150, respectively	406	255
Other comprehensive income (loss)	(10,036)	10,181
Comprehensive Income	$9,554	$16,030

See Notes to Consolidated Financial Statements

CrossFirst Bankshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2018 and 2017

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings(1)	Other	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares(1)	Amount(1)
	(Dollars in thousands)
Balance at December 31, 2016	1,200,000	$12	25,194,872	$252	$197,812	$21,384	$(313)	$(4,310)	$214,837
Net Income	—	—	—	—	—	5,849	—	—	5,849
Change in unrealized appreciation on available-for-sale securities	—	—	—	—	—	—	—	10,181	10,181
Reclassification of stranded tax effects due to Tax Cuts and Jobs Act	—	—	—	—	—	(1,155)	—	1,155	—
Issuance of shares	—	—	5,448,744	55	55,729	(28)	—	—	55,756
Issuance of shares from equity based awards	—	—	42,640	—	179	—	—	—	179
Preferred dividends declared	—	—	—	—	—	(2,100)	—	—	(2,100)
Employee receivables from sale of stock	—	—	—	—	13	—	57	—	70
Share-based compensation	—	—	—	—	2,247	—	—	—	2,247
Employee stock purchase plan additions	—	—	—	—	128	—	—	—	128
Balance at December 31, 2017	1,200,000	12	30,686,256	307	256,108	23,950	(256)	7,026	287,147
Net income	—	—	—	—	—	19,590	—	—	19,590
Change in unrealized depreciation on available-for-sale securities	—	—	—	—		—	—	(10,036)	(10,036)
Issuance of shares	—	—	14,805,128	148	204,141	(74)	—	—	204,215
Issuance of shares from equity based awards	—	—	352,746	4	(2,134)	(1)	—	—	(2,131)
Retired shares	—	—	(769,808)	(8)	(8,218)	(2,798)			(11,024)
Preferred dividends declared	—	—	—	—	—	(2,100)	—	—	(2,100)
Employee receivables from sale of stock	—	—	—	—	11	—	60	—	71
Share-based compensation	—	—	—	—	4,439	—	—	—	4,439
Employee stock purchase plan additions	—	—	—	—	165	—	—	—	165
Balance at December 31, 2018	1,200,000	$12	45,074,322	$451	$454,512	$38,567	$(196)	$(3,010)	$490,336
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

See Notes to Consolidated Financial Statements

CrossFirst Bankshares, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2018 and 2017

	2018	2017
	(Dollars in thousands)
Operating Activities
Net income	$19,590	$5,849
Items not requiring (providing) cash
Depreciation and amortization	4,675	3,057
Provision for loan losses	13,500	12,000
Accretion of discounts and amortization of premiums on securities	5,340	5,357
Equity based compensation	4,604	2,375
Gain on disposal of fixed assets	(4)	(9)
Loss on sale of foreclosed assets	—	6
Gain on sale of loans	(827)	(827)
Deferred income taxes	(239)	(3,206)
Net increase in bank owned life insurance	(1,969)	(1,452)
Net realized gains on available-for-sale securities	(538)	(406)
Impairment of assets held for sale	171	1,903
Dividends on FHLB stock	(975)	(675)
Stock dividends on CRA mutual fund	(47)	(44)
Changes in
Proceeds on sale of SBA loans	11,869	7,953
Origination of SBA loans, held for sale	(11,042)	(7,126)
Interest receivable	(1,883)	(3,410)
Other assets	(3,963)	(4,005)
Other liabilities	7,588	5,480
Net cash provided by operating activities	45,850	22,820
Investing Activities
Net change in loans	(1,066,483)	(705,838)
Purchases of available-for-sale securities	(209,290)	(208,539)
Proceeds from maturities of available-for-sale securities	47,157	47,491
Proceeds from sale of available-for-sale securities	183,987	61,701
Proceeds from the sale of foreclosed assets	—	55
Purchase of premises and equipment	(42,832)	(16,517)
Purchase of restricted equity securities	(1,766)	(5,611)
Proceeds from the sale of fixed assets	1,862	20
Proceeds from sale of restricted equity securities	2,919	167
Purchase of bank-owned life insurance	—	(25,000)
Net cash used in investing activities	(1,084,446)	(852,071)
Financing Activities
Net increase in demand deposits, transaction, savings and money market accounts	646,634	372,225
Net increase in time deposits	258,099	236,838
Net increase in repurchase agreements	36,784	17,347
Proceeds from line of credit	35,000	—
Repayment of line of credit	(35,000)	(10,000)
Proceeds from Federal Home Loan Bank advances	43,000	148,000
Repayment of Federal Home Loan Bank advances	(24,230)	(39,218)
Net proceeds (repayments) of FHLB line of credit	(25,000)	25,000
Issuance of common shares, net of issuance cost	203,848	55,756

See Notes to Consolidated Financial Statements

	2018	2017
	(Dollars in thousands)
Proceeds from employee stock purchase plan	367	235
Common stock purchased and retired	(11,024)	—
Acquisition of common stock for tax withholding obligations	(2,132)	(55)
Net decrease in employee receivables	71	71
Dividends paid on preferred stock	(2,100)	(2,100)
Net cash provided by financing activities	1,124,317	804,099
Increase (Decrease) in Cash and Cash Equivalents	85,721	(25,152)
Cash and Cash Equivalents, Beginning of Year	130,820	155,972
Cash and Cash Equivalents, End of Year	$216,541	$130,820

	2018	2017
Supplemental Cash Flows Information
Interest paid	$45,414	$22,254
Income taxes paid	29	4,926
Dividends declared and unpaid on preferred stock	525	525

See Notes to Consolidated Financial Statements

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Note 1:   Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

CrossFirst Bankshares, Inc. (“Company”), a Kansas corporation, was incorporated in December 2017. Prior to incorporation, the Company was registered as a limited liability company under the name CrossFirst Holdings, LLC. The Company is a bank holding company whose principal activities are the ownership and management of its wholly-owned subsidiaries, CrossFirst Bank (the “Bank”) and CFSA, LLC (“CFSA”), which holds title to certain assets. In addition, CrossFirst Investments, Inc. is a wholly-owned subsidiary of CrossFirst Bank, which holds investments in marketable securities.

The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers through our branches in Leawood and Wichita, Kansas; Kansas City, Missouri; Oklahoma City and Tulsa, Oklahoma and Dallas, Texas (“Our Markets”). The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

Our accounting and reporting policies conform to accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company; the Bank and its wholly-owned subsidiary, CrossFirst Investments, Inc.; and CFSA. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other-than-temporary impairments (OTTI), stock based compensation, derivatives, and fair values of financial instruments.

Change in Presentation Due to Stock Split

On December 18, 2018, the Company announced a 2-for-1 stock split, effected in the form of a dividend, effective December 21, 2018. Share data and per share data were retroactively adjusted for the periods presented to reflect the change in capital structure.

Change in Presentation Due to Corporate Structure

During 2017, the Company transitioned from a limited liability company to a corporation. The Company retrospectively adjusted the balance sheets and statement of stockholders’ equity for consistency between reporting periods. The adjustments had no impact on the statements of income, comprehensive income, or cash flows.

Operating Segments

An operating segment is a component of an entity that has separate financial information related to its business activities and is reviewed by the chief operating decision maker on a regular basis to allocate resources and assess performance. The Company identifies Our Markets as operating segments. Our Markets provide similar products and services using a similar process to a similar customer base. Our products and services include, but are not limited to, loans; checking and savings accounts; time deposits; and credit cards. Loan products include commercial, real estate, consumer, and SBA lending. The regulatory environment is the same

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

for Our Markets as well. The chief operating decision maker monitors the revenue and costs of Our Markets; however, operations are managed, including allocation of resources, and financial performance is evaluated on a Company-wide basis. As a result, Our Markets are aggregated into one reportable segment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2018, cash equivalents consisted primarily of federal funds sold and both interest-bearing and non-interest bearing accounts with other banks. Approximately $202.0 million of the Company’s cash and cash equivalents were held at the Federal Reserve Bank of Kansas City at December 31, 2018. The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2018 was approximately $47.5 million. In addition, the Company is required from time to time to place cash collateral with a third party as part of its back-to-back swap agreements. At December 31, 2018, approximately $831.1 thousand was required as cash collateral.

At December 31, 2018, the Company’s cash accounts, excluding funds at the Federal Reserve Bank, exceeded federally insured limits by approximately $7.2 million.

Securities

Securities for which the Company has no immediate plan to sell but which may be sold in the future, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For available-for-sale securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

Nonperforming Loans

Nonperforming loans are loans for which we do not accrue interest income. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date, if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the loan balance is not collectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of its ability to collect the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers unclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on an individual loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral, if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Leasehold improvements	5-15 years
Furniture and fixtures	5-7 years
Equipment	3-5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. During 2018 and 2017, an asset impairment of $171.1 thousand and $1.9 million, respectively, was recognized.

Restricted Equity Securities

Restricted equity securities includes investments in the FHLBank Topeka, Bankers’ Bank of Kansas and The Bankers Bank stock. FHLBank Topeka is a Federal Home Loan Bank and its stock is a required investment for institutions that are members of the Federal Home Loan System. The required investment in the common stock is based on a pre-determined formula. The Bankers’ Bank of Kansas and The Bankers Bank are correspondent banks located in Wichita, Kansas and Oklahoma City, Oklahoma, respectively. Each of these investments is carried at cost and evaluated for impairment.

Bank Owned Life Insurance (BOLI)

The Company has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Core Deposit Intangible

The core deposit intangible represents the identified intangible asset relating to the deposit relationships acquired in past business combinations. The value of the core deposit intangible is based primarily upon the expected future benefits of earnings capacity attributable to those deposits. Such assets are periodically evaluated as to the recoverability of their carrying value.

Stock-Based Compensation

The Company accounts for all stock-based compensation transactions in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”), which requires that stock compensation transactions be recognized as compensation expense in the consolidated statement of income and other comprehensive income based on their fair values on the measurement date. The Company recognizes forfeitures as they occur and shares issued upon exercise of an award are new shares. The various stock-based compensation plans are described more fully in Note 15.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company files consolidated income tax returns with its subsidiaries. Due to the carryforward of federal and state net operating losses, all prior years remain subject to examination by federal and state tax authorities.

Earnings Per Share

Basic earnings per share represent net income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflect additional potential shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common stock that may be issued by the Company is determined using the treasury stock method.

Fair Values of Financial Instruments

The Company follows the applicable accounting guidance for fair value measurements and disclosures for all applicable financial and nonfinancial assets and liabilities. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements.

The Company values financial instruments based upon quoted market prices, where available. If market prices are not available, fair value is based on pricing models that use available information including quoted prices for similar assets or liabilities in active markets, market indicators, and industry and economic events. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

Transfers between Fair Value Hierarchy Levels

Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the period ending date.

Derivative Financial Instruments

FASB ASC 815, Derivatives and Hedging (“ASC 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Recent Accounting Pronouncements

ASU 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software” aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 will be effective for us on December 31, 2021. Early adoption is permitted including adoption in any interim period. The amendments will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework” improves the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information. The amendments modify certain disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. ASU 2018-13 will be effective for us on January 1, 2020. Early adoption is permitted upon issuance of this update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date and is not expected to have a significant impact on the Company’s consolidated financial statements.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

ASU 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments include (1) grants are measured at grant-date fair value of the equity instruments, (2) Equity-classified nonemployee share-based payment awards are measured at the grant date, (3) performance based awards are measured based on the probability of satisfying the performance conditions, and (4) in general, non-employee share-based payment awards will continue to be subject to the requirements of ASC 718 unless modified after the good has been delivered, the service has been rendered, any other conditions necessary to earn the right to benefit from the instrument have been satisfied, and the nonemployee is no longer providing goods or services. ASU 2018-07 will be effective for us on December 31, 2020 and early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The provisions are effective for all entities beginning with fiscal years commencing after December 15, 2018, with early adoption allowed in any interim period or for financial statements not yet issued as of the date FASB issued the ASU. ASU 2018-02 was adopted in 2018 and applied retrospectively to fiscal year 2017, in accordance with the update. A reclassification totaling $1.2 million related to items recognized in accumulated other comprehensive income.

ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting” provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (1) The fair value does not change as a result of the modification or the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification, (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified, and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of ASU 2017-09 did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities” shortens the amortization period for certain callable debt securities held at a premium. The amendments require the premium to be amortized to the earliest call date. The amendments in this update are effective for the Company’s fiscal year beginning after December 15, 2018, and interim periods within the fiscal year. Early adoption is permitted. The Company adopted ASU 2017-08 in 2017 and did not have a significant impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350)-Simplifying the Test for Goodwill Impairment” eliminates Step 2 from the goodwill impairment test which required entities to compute the implied fair value of goodwill. An entity should perform an annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for the Company in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual impairment tests beginning in 2017 and is not expected to have a significant impact on the Company’s consolidated financial statements.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

ASU 2016-15 “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” reduces the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 will be effective for the Company for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period and is not expected to have a significant impact on our consolidated financial statements.

ASU 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. The ASU will require new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. ASU 2016-13 will be effective for the Company for fiscal years beginning after December 15, 2020. Early adoption is permitted. At this time, an estimate of the impact to the Company’s financial statements is not known, but the impact could be significantly affected by the composition, characteristics and quality of the underlying loan portfolio at the time of adoption. We are currently in the process of working with advisers at a third-party software solution to assist in the implementation of this new accounting standard.

ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” simplifies several aspects of the accounting for share-based payment transactions. The simplification includes (1) requiring all excess tax benefits and tax deficiencies to be recognized as income tax expense or benefit in the income statement, (2) excess tax benefits are classified as an operating activity, (3) allowing an entity wide accounting policy election to estimate the number of awards that are expected to vest or account for forfeitures when they occur, (4) permitting the withholding tax threshold to qualify for equity classification to the maximum statutory tax rates in the applicable jurisdictions, and (5) clarifying cash paid by an employer when directly withholding shares to tax- withholding purposes should be classified as a financing activity. The ASU is effective for the Company for annual periods beginning after December 15, 2017 and early adoption is permitted in any interim or annual period with any adjustments being reflected as of the beginning of the fiscal year that includes that interim period. The Company elected to adopt ASU 2016-09 early, effective as of December 31, 2017. The Company elected to account for forfeitures when they occur. The impact to the 2017 consolidated financial statements was approximately $70 thousand in income tax benefits.

ASU 2016-02, “Leases (Topic 842)” requires that lessees and lessors recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 will be effective for the Company for fiscal years beginning after December 15, 2019 and early adoption is allowed. The Company is in the initial stages of reviewing all lease agreements. At this time, an estimate of the impact to the Company’s financial statements is not known.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” makes targeted improvements to generally accepted accounting principles by requiring equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. At adoption, any cumulative change in the fair value of these equity securities previously recognized in accumulated other comprehensive income will be recorded as an adjustment to the opening balance of retained earnings. ASU 2016-01 is effective for the Company for fiscal periods beginning after December 15, 2018 and early adoption is allowed including interim periods after December 15, 2017. ASU 2016-01 also emphasizes the existing requirement to use exit prices to measure fair value for disclosure purposes and clarifies that entities should not make use of practicability exception in determining the fair value of loans. On January 1, 2019, the Company adopted ASU 2016-01. The Company transferred $68.7 thousand from accumulated other comprehensive loss to retained earnings. There was no impact to the income statement on the adoption date.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

ASU 2014-09, “Revenue from Contracts with Customers” amends existing guidance related to revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This amendment replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. ASU 2014-09 does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other GAAP, which comprises a significant portion of our revenue stream. In addition, the Company’s non-interest income is generated by customer transactions or through the passage of time and as a result the pattern or timing of income recognition was not impacted. ASU 2014-09 will be effective for the Company on January 1, 2019. In order to prepare for the update, the Company evaluated all revenue-generating sources. The majority of our revenue will not be subject to the update, including revenue generated from financial instruments, such as loans, letters of credit, derivatives, and investment securities as these are subject to other accounting standards. For revenue in the scope of ASU 2014-09, such as service charges and ATM fees, the Company does not expect the timing or amount of the revenue to materially change from the way it is currently recognized. As a result, the accounting update is not expected to materially impact the financial statements or recognition of revenues.

Emerging Growth Company Status:

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period when complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would apply to private companies; however, the EGC can still early adopt new or revised accounting standards, if applicable. We have elected to take advantage of this extended transition period, which means these financial statements, as well as, financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to private companies, unless stated otherwise. This decision will remain in effect until the Company loses its EGC status.

Note 2:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of year-end securities consisted of the following:

	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale securities
Mortgage-backed - GSE residential	$131,215	$162	$2,090	$129,287
Collateralized mortgage obligations - GSE residential	154,110	287	1,771	152,626
State and political subdivisions	378,595	3,908	4,445	378,058
Corporate bonds	1,613	70	26	1,657
Mutual fund	2,141	—	91	2,050
Total available-for-sale securities	$667,674	$4,427	$8,423	$663,678

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(Dollars in thousands)
Available-for-sale securities
Mortgage-backed - GSE residential	$70,681	$15	$801	$69,895
Collateralized mortgage obligations - GSE residential	95,478	94	1,290	94,282
State and political subdivisions	522,131	12,961	1,741	533,351
Corporate bonds	3,900	106	—	4,006
Mutual fund	2,094	—	47	2,047
Total available-for-sale securities	$694,284	$13,176	$3,879	$703,581

The amortized cost and fair value of available-for-sale securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2018 Available-for-Sale Securities
	Amortized Cost	Fair Value
	(Dollars in thousands)
Within one year	$2,196	$2,105
One to five years	3,042	3,065
Five to ten years	31,172	32,243
After ten years	345,939	344,352
	382,349	381,765
Mortgage-backed securities	131,215	129,287
Collateralized mortgage obligations	154,110	152,626
	$667,674	$663,678

The carrying value of securities pledged as collateral was $108.6 million and $97.1 million at December 31, 2018 and 2017, respectively.

Gross gains of $2.1 million and $676.5 thousand and gross losses of $1.5 million and $270.8 thousand resulting from sales of available-for-sale securities were realized for 2018 and 2017, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2018 and 2017, was $369.2 million and $267.5 million, which is approximately 56% and 38%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The following table shows the Company’s investments’ gross unrealized losses, the number of securities that are in an unrealized loss position, and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017:

	2018
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Available-for-sale securities
Mortgage-backed – GSE residential	$66,232	$369	10	$44,280	$1,721	11	$110,512	$2,090	21
Collateralized mortgage obligations - GSE residential	4,639	42	1	68,362	1,729	20	73,001	1,771	21
State and political subdivisions	85,181	1,210	68	97,721	3,235	74	182,902	4,445	142
Corporate bonds	723	26	1	—	—	0	723	26	1
Mutual fund	—	—	0	2,050	91	1	2,050	91	1
Total temporarily impaired securities	$156,775	$1,647	80	$212,413	$6,776	106	$369,188	$8,423	186
	2017
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Available-for-sale securities
Mortgage-backed – GSE residential	$35,681	$231	10	$31,141	$570	5	$66,822	$801	15
Collateralized mortgage obligations - GSE residential	64,746	729	9	17,659	561	12	82,405	1,290	21
State and political subdivisions	29,267	264	25	86,936	1,477	64	116,203	1,741	89
Corporate bonds	—	—	0	—	—	0	—	—	0
Mutual fund	—	—	0	2,048	47	1	2,048	47	1
Total temporarily impaired securities	$129,694	$1,224	44	$137,784	$2,655	82	$267,478	$3,879	126

In 2016, a security was considered other-than-temporarily impaired due to a continued contractual dispute and appropriately written off. The bond was issued by a division of the City of Glendale, AZ to support the operations of a newly constructed waste management recycling center. Additional information regarding this security is discussed below.

The unrealized losses on the Company’s investments in state and political subdivisions were caused by interest rate increases and changes in credit ratings. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. The unrealized losses on the Company’s investment in collateralized mortgage-backed securities and corporate bonds were caused by interest rate increases.

Excluding the impaired security discussed below, the Company expects to recover the amortized cost basis over the term of the securities. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

Other-than-Temporary Impairment

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses the debt and equity securities impairment model.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment (OTTI) has occurred. Economic models are used to determine whether an OTTI occurred on these securities. The Company recorded no OTTI losses on available for sale securities (AFS) in 2018 or 2017.

During 2016, a $2.0 million OTTI loss consisted of a credit loss on one municipal security. No portion of the loss was recognized in Other Comprehensive Income. At December 31, 2018, the Company held this security at a market value of $0.

Note 3:   Loans and Allowance for Loan Losses

Categories of loans at December 31 include:

	2018	2017
	(Dollars in thousands)
Commercial	$1,134,414	$771,208
Energy	358,283	242,655
Commercial real estate	846,561	535,503
Construction and land development	440,032	255,362
Residential real estate	246,275	163,531
Equity lines of credit	20,286	17,461
Consumer installment	23,528	16,325
Gross loans	3,069,379	2,002,045
Less: Allowance for loan losses	37,826	26,091
Net deferred loan fees and costs	8,632	6,016
Net loans	$3,022,921	$1,969,938

A summary of the activity in the allowance for loan losses during the previous two years follows:

	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
2018
Allowance for loan losses
Balance at beginning of year	$11,378	$7,726	$4,668	$1,200	$905	$122	$92	$26,091
Provision charged to expense	5,720	3,717	2,087	1,275	559	62	80	13,500
Loans charged-off	(976)	(1,256)	—	—	—	(25)	(46)	(2,303)
Recoveries	462	75	—	—	—	—	1	538
Balance at end of period	$16,584	$10,262	$6,755	$2,475	$1,464	$159	$127	$37,826
Ending balance
Individually evaluated for impairment	$5,814	$3,108	$473	$—	$5	$—	$—	$9,400
Collectively evaluated for impairment	$10,770	$7,154	$6,282	$2,475	$1,459	$159	$127	$28,426

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
Allocated to loans:
Individually evaluated for impairment	$78,147	$16,250	$15,227	$—	$2,027	$—	$—	$111,651
Collectively evaluated for impairment	$1,056,267	$342,033	$831,334	$440,032	$244,248	$20,286	$23,528	$2,957,728
Ending balance	$1,134,414	$358,283	$846,561	$440,032	$246,275	$20,286	$23,528	$3,069,379
	Commercial	Energy	Commercial Real Estate	Construction and land development	Residential Real Estate	Equity Lines of Credit	Consumer Installment	Total
	(Dollars in thousands)
2017
Allowance for loan losses
Balance at beginning of year	$9,315	$6,053	$3,755	$660	$851	$80	$72	$20,786
Provision charged to expense	7,584	2,763	913	540	54	36	110	12,000
Loans charged-off	(5,822)	(1,090)	—	—	—	—	(108)	(7,020)
Recoveries	301	—	—	—	—	6	18	325
Balance at end of period	$11,378	$7,726	$4,668	$1,200	$905	$122	$92	$26,091
Ending balance
Individually evaluated for impairment	$2,287	$3,396	$48	$—	$43	$—	$—	$5,774
Collectively evaluated for impairment	$9,091	$4,330	$4,620	$1,200	$862	$122	$92	$20,317

Allocated to loans:
Individually evaluated for impairment	$11,128	26,484	$1,542	$—	$2,437	$—	$—	$41,591
Collectively evaluated for impairment	$760,080	$216,171	$533,961	$255,362	$161,094	$17,461	$16,325	$1,960,454
Ending balance	$771,208	$242,655	$535,503	$255,362	$163,531	$17,461	$16,325	$2,002,045

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory grades. The grade of 5, (Special Mention), represents loans of lower quality and are considered criticized. The grades of 6, (Substandard) and 7, (Doubtful), refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Company’s policy.

Excellent (1) Credits in this category represent minimum loss exposure to the Company and the probability of a serious, rapid deterioration is extremely small. Loans classified as “1” are generally secured by certificates of deposit, savings accounts or U.S. Government securities.

Superior (2) Borrowers for credits in this category generally maintain a high degree of liquidity and sound financial condition. In addition, they generally reflect a long history of earnings, high-quality collateral and availability of alternative funding sources under all economic circumstances.

Good (3) Borrowers for credits in this category generally maintain good liquidity and financial condition. Debt is programmed and timely repayment is expected. Alternative funding sources are generally available through other financial institutions.

Watch (4) While credits in this category are currently protected, sales trends may be flat or declining, gross margins may be below average but operating profits appear to be satisfactory to meet debt service. Most ratios compare favorably with industry norms and Company policies.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Special Mention (5) Borrowers for credits in this category generally exhibit adverse trends in their operations or an imbalanced position in their balance sheet that has not reached a point where repayment is jeopardized. Credits with this rating are currently protected but, if left uncorrected, the potential weaknesses may result in deterioration of the repayment prospects for the credit or in the Company’s credit or lien position at some future date. These credits are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard (6) Credits which exhibit a well-defined weakness or weaknesses that jeopardize repayment. Credits so rated are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. A distinct possibility exists that the Company will sustain some loss if deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.

Doubtful (7) Credits which exhibit all the weaknesses inherent in a substandard credit with the added characteristic that these weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently existing facts, conditions and values. Because of reasonably specific pending factors, which may work to the advantage and strengthening of the assets, classification as a loss is deferred until its more exact status may be determined. Loans rated 7 should be placed on non-accrual. Pending factors include proposed merger, acquisition or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Loss (8) Credits which are considered uncollectible or of such little value that their continuance as a bankable asset is not warranted. There may be salvage value, but it is not practical or desirable to defer writing off the asset. The Company should not attempt long term recoveries while the asset is booked.

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Energy: The energy portfolio includes loans to oil and natural gas customers for use in financing working capital needs, exploration and production activities, and acquisitions. The loans in this category are repaid primarily from the conversion of crude oil and natural gas to cash. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Residential Real Estate: The residential 1-4 family real estate are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within or outside the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Equity Lines of Credit: Equity Lines of Credit are revolving lines of credit extended to consumers secured through a first or second mortgage on their personal residence. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans may be impacted by economic conditions within the Company’s market areas that may impact either property values or a borrower’s personal income.

Consumer Installment: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following table presents the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
2018
Commercial	$1,056,505	$—	$73,824	$4,085	$—	$1,134,414
Energy	339,720	5,376	13,187	—	—	358,283
Commercial real estate	831,290	6,950	7,209	1,112	—	846,561
Construction and land development	440,032	—	—	—	—	440,032
Residential real estate	244,178	70	2,027	—	—	246,275
Equity lines of credit	20,286	—	—	—	—	20,286
Consumer installment	23,528	—	—	—	—	23,528
	$2,955,539	$12,396	$96,247	$5,197	$—	$3,069,379
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
2017
Commercial	$759,103	$1,285	$10,820	$—	$—	$771,208
Energy	204,619	11,553	25,259	1,224	—	242,655
Commercial real estate	529,659	4,295	1,549	—	—	535,503
Construction and land development	255,362	—	—	—	—	255,362
Residential real estate	160,926	—	2,605	—	—	163,531
Equity lines of credit	17,411	—	50	—	—	17,461
Consumer installment	16,325	—	—	—	—	16,325
	$1,943,405	$17,133	$40,283	$1,224	$—	$2,002,045

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year. The following table presents the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2018 and 2017:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(Dollars in thousands)
2018
Commercial	$1,040	$—	$4,137	$5,177	$1,129,237	$1,134,414	$—
Energy	1,994	—	9,218	11,212	347,071	358,283	—
Commercial real estate	—	425	2,253	2,678	843,883	846,561	—
Construction and land development	—	—	—	—	440,032	440,032	—
Residential real estate	28	194	—	222	246,053	246,275	—
Equity lines of credit	—	—	—	—	20,286	20,286	—
Consumer installment	—	—	—	—	23,528	23,528	—
	$3,062	$619	$15,608	$19,289	$3,050,090	$3,069,379	$—
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days and Accruing
	(Dollars in thousands)
2017
Commercial	$194	$—	$—	$194	$771,014	$771,208	$—
Energy	—	15,297	1,224	16,521	226,134	242,655	—
Commercial real estate	661	51	—	712	534,791	535,503	—
Construction and land development	—	—	—	—	255,362	255,362	—
Residential real estate	1,726	—	240	1,966	161,565	163,531	—
Equity lines of credit	—	—	—	—	17,461	17,461	—
Consumer installment	—	—	—	—	16,325	16,325	—
	$2,581	$15,348	$1,464	$19,393	$1,982,652	$2,002,045	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The following tables present impaired loans for the years ended December 31, 2018 and 2017:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(Dollars in thousands)
2018
Loans without a specific valuation
Commercial	$40,151	$40,151	$—	$22,983	$2,329
Energy	2,789	2,789	—	2,991	200
Commercial real estate	7,059	7,059	—	4,163	356
Construction and land development	—	—	—	—	—
Residential real estate	1,964	1,964	—	2,172	105
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Loans with a specific valuation
Commercial	37,996	37,996	5,814	24,282	1,691
Energy	13,461	13,461	3,108	18,920	458
Commercial real estate	8,168	8,168	473	4,222	571
Construction and land development	—	—	—	—	—
Residential real estate	63	63	5	60	5
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Total
Commercial	78,147	78,147	5,814	47,265	4,020
Energy	16,250	16,250	3,108	21,911	658
Commercial real estate	15,227	15,227	473	8,385	927
Construction and land development	—	—	—	—	—
Residential real estate	2,027	2,027	5	2,232	110
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
	$111,651	$111,651	$9,400		$5,715

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(Dollars in thousands)
2017
Loans without a specific valuation
Commercial	$561	$5,815	$—	$3,290	$39
Energy	3,194	3,194	—	7,870	210
Commercial real estate	1,266	1,266	—	1,891	96
Construction and land development	—	—	—	—	—
Residential real estate	2,381	2,381	—	1,554	94
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Loans with a specific valuation
Commercial	10,567	10,567	2,287	12,422	1,017
Energy	23,290	24,380	3,396	18,848	1,884
Commercial real estate	276	276	48	138	75
Construction and land development	—	—	—	—	—
Residential real estate	56	56	43	138	4
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
Total
Commercial	11,128	16,382	2,287	15,712	1,056
Energy	26,484	27,574	3,396	26,718	2,094
Commercial real estate	1,542	1,542	48	2,029	171
Construction and land development	—	—	—	—	—
Residential real estate	2,437	2,437	43	1,692	98
Equity lines of credit	—	—	—	—	—
Consumer installment	—	—	—	—	—
	$41,591	$47,935	$5,774		$3,419

The following table presents the Company’s nonaccrual loans at December 31, 2018 and 2017.

	2018	2017
	(Dollars in thousands)
Commercial	$4,781	$866
Energy	9,219	3,770
Commercial real estate	3,517	185
Construction and land development	—	—
Residential real estate	301	596
Equity lines of credit	—	—
Consumer installment	—	—
	$17,818	$5,417

At December 31, 2018 and 2017, the Company had loans with a recorded balance of $10.3 million and $8.6 million, respectively, modified in troubled debt restructurings and impaired. The modification of terms included extension of maturity, reduction of monthly payment and reduction of the stated interest rate.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The table below shows the outstanding balance of loans classified as troubled debt restructurings at December 31, 2018 and 2017:

	2018		2017
	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
	(Dollars in thousands)
Troubled Debt Restructurings
Commercial	6	$5,022	8	$5,165
Energy	2	3,631	2	3,190
Commercial real estate	2	1,382	—	—
Construction and land development	—	—	—	—
Residential real estate	1	237	1	283
Equity lines of credit	—	—	—	—
Consumer installment	—	—	—	—
Other	—	—	—	—
Total restructured loans	11	$10,272	11	$8,638

The troubled debt restructurings described above increased the allowance for loans losses by $2.4 million and $2.3 million. The troubled debt restructurings resulted in charge-offs of $1.3 million and $6.3 million and recoveries of $439.2 thousand and $0 during the years ended December 31, 2018 and 2017, respectively. During 2018, one commercial troubled debt restructuring modified within the previous twelve months defaulted with an outstanding balance of $55.2 thousand as of December 31, 2018. During 2017, two commercial and one energy troubled debt restructurings modified within the previous twelve months defaulted with an outstanding balance of $3.3 million as of December 31, 2017. The Company received a $1.0 million payment that resulted in a $300.0 thousand recovery associated with one of the commercial loans.

Note 4:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2018	2017
	(Dollars in thousands)
Land	$7,384	$4,094
Building and improvements	59,472	20,544
Construction in progress	74	9,020
Furniture and fixtures	12,694	6,840
Equipment	10,117	6,683
	89,741	47,181
Less: accumulated depreciation	14,796	10,533
Premises and equipment, net	$74,945	$36,648

During 2018, the Company purchased office space in Leawood, Kansas to establish a new corporate headquarters. The total cost was approximately $51.0 million, including the $29.0 million purchase price for the building. In relation to the purchase, the Company was granted several state tax incentives that will reduce the Company’s future state tax payments.

Note 5:   Assets Held for Sale

During 2017, the Company entered into an operating lease agreement with a third-party for office space located in Leawood, Kansas. The lease eliminated the need for two support buildings owned by CrossFirst Bank. As a result, the Company placed the two support buildings on the market. The Company recorded a $1.9 million impairment charge during 2017 based on available information.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

During 2018, the Company sold one of the two properties held-for-sale. The purchase price was approximately $1.8 million, which resulted in an additional loss of $171.1 thousand. As of December 31, 2018, one building was still owned by the Company. As of December 31, 2018 and 2017, long-lived assets held for sale consisted of:

	2018	2017
	(Dollars in thousands)
Land	$837	$1,237
Building and improvements	3,810	5,739
Furniture and fixtures	916	1,689
Equipment	132	261
	5,695	8,926
Less accumulated depreciation	648	1,516
Net assets held for sale prior to impairments	5,047	7,410
Less impairment	1,603	1,903
Assets held for sale	$3,444	$5,507

Note 6:   Goodwill and Core Deposit Intangible

The carrying basis and accumulated amortization of the goodwill and core deposit intangible at December 31, 2018 and 2017 were:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Dollars in thousands)
2018
Goodwill	$7,397	$—	$7,397
Core deposit intangible	1,014	615	399
Total goodwill and intangible assets	$8,411	$615	$7,796

2017
Goodwill	$7,397	$—	$7,397
Core deposit intangible	1,014	514	500
Total goodwill and intangible assets	$8,411	$514	$7,897

Amortization expense for the year ended December 31, 2018 and 2017 was $101.5 thousand and $101.4 thousand, respectively. Estimated amortization expense for each of the following five years is:

(Dollars in thousands)
2019	$101
2020	90
2021	78
2022	78
2023	52

Note 7:   Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities, including derivatives. Currently, the Company’s only derivatives are back-to-back swaps that are provided as a service to our clients.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Non-designated Hedges

Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain clients. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings.

As of December 31, 2018, the Company had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships:

		Notional Amount
Product	Number of Instruments	(Dollars in thousands)
Back-to-back swaps	20	$77,709

Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2018 and 2017.

	Fair Values of Derivative Instruments
			Asset Derivatives		Liability Derivatives
	Number of Transactions	Notional Amount	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
December 31, 2018
Interest rate products	20	$77,709	Other assets	$1,051	Other liabilities	$1,136
Total derivatives not designated as hedging instruments				$1,051		$1,136
December 31, 2017
Interest rate products	0	$—	Other assets	$—	Other liabilities	$—
Total derivatives not designated as hedging instruments				$—		$—

Effect of Derivatives Not Designated as Hedging Instruments on the Income Statement

The table below presents the effect of the Company’s derivative financial instruments that are not designated as hedging instruments on the Income Statement as of December 31, 2018 and 2017.

	Location of Gain or (Loss) Recognized in Income on Derivative	Year Ended
		December 31, 2018	December 31, 2017
(Dollars in thousands)
Interest rate products	Other non-interest income	$(85)	$—
Total		$(85)	$—
Fee income	Other non-interest income	$370	$—

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Offsetting Derivatives

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of December 31, 2018 and 2017. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the Balance Sheet.

Offsetting Derivatives Assets
December 31, 2018

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amounts
	(Dollars in thousands)
Derivatives	$1,051	$—	$1,051	$72	$—	$979

Offsetting Derivatives Liabilities
December 31, 2018

				Gross Amounts Not Offset in the Statement of Financial Position
	Gross Amounts of Recognized Liability	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Assets presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amounts
	(Dollars in thousands)
Derivatives	$1,136	$—	$1,136	$72	$—	$1,064

Credit-risk-related Contingent Features

The Company manages its credit exposure on derivatives by using a back-to-back structure in which the client facing derivative transaction is paired with an identical, offsetting transaction with an approved dealer counterparty. By using the back-to-back trading structure, both the commercial borrower and the Company are insulated from market risk and volatility. The Company’s credit risk is equal to the breakage cost, the current exposure, for the offsetting dealer swap in the event the client defaults.

The Company offers these products to only those borrowers that qualify as an “eligible contract participant” as defined in Section 1(a)18 of the Commodity Exchange Act. The Company uses a third-party consultant to calculate a potential future exposure related to the derivative that is used in the review and approval of the underlying loan.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the company could also be declared in default on its derivative obligations. The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.

The Company has agreements with certain of its derivative counterparties that contain a provision where if the Company fails to maintain its status as a well capitalized institution, then the Company could be considered

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

in default. As of December 31, 2018, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $991.5 thousand. The Company was considered well capitalized as of December 31, 2018.

As of December 31, 2018, the Company has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of $831.1 thousand. If the Company had breached any of these provisions at December 31, 2018, it could have been required to settle its obligations under the agreements at their termination value of $1.1 million.

Note 8:   Interest-bearing Time Deposits

Interest-bearing time deposits in denominations of $250,000 or more were $539.8 million and $367.9 million on December 31, 2018 and 2017, respectively.

The Company acquires brokered deposits in the normal course of business. At December 31, 2018 and 2017, brokered deposits of approximately $343.0 million and $239.5 million, respectively, were included in the Company’s time deposit balance. Due to the passage of the Economic Growth, Regulatory Relief, and Consumer Protection Act in 2018, reciprocal deposits at December 31, 2018, including the Company’s Certificate of Deposit Account Registry Service (“CDARS”), are treated as core deposits instead of brokered deposits and are not included in the above amounts.

The Company is a member of CDARS which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250,000. CDARS allows institutions to break large deposits into smaller amounts and place them in a network of other CDARS institutions to ensure full FDIC insurance is gained on the entire deposit. CDARS totaled approximately $48.0 million and $63.9 million as of December 31, 2018 and 2017, respectively.

At December 31, 2018, the scheduled maturities are as follows:

(Dollars in thousands)
2019	$444,824
2020	287,451
2021	124,050
2022	103,619
2023	40,187
After	9,546
$1,009,677

Note 9:   Borrowing Arrangements

The following table summarizes borrowings at December 31, 2018 and 2017:

	December 31,
	2018			2017
	(Dollars in thousands)
	Balance	Rate(5)	Maximum Balance at Any End of Month	Balance	Rate(5)	Maximum Balance at Any End of Month
Repurchase agreements(1)	$75,406	1.54%	$124,765	$38,622	0.94%	$59,407
Federal funds purchased	—	2.40	55,000	—	1.33	—
FHLB advances(2)	312,985	1.89	313,024	294,215	1.78	294,252
FHLB line of credit(2)	—	2.65	—	25,000	1.47	25,000
TIB line of credit(3)	—	5.75	10,000	—	4.75	10,000
Trust preferred security(4)	884	4.53	884	850	3.33	850
Total borrowings	$389,275			$358,687

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

(1)	Securities sold under agreements to repurchase consist of obligations of the Bank to other parties that are payable on demand and generally have one day maturities. The obligations are collateralized by securities of U.S. government sponsored enterprises and mortgage-backed securities and such collateral is held by a third-party custodian. The annual average daily balance was $77.2 million and $42.3 million for 2018 and 2017, respectively. The securities, mortgage-backed government sponsored residential securities, pledged for customer repurchase agreements were $103.2 million and $67.9 million at December 31, 2018 and 2017, respectively.
(2)	Federal Home Loan Bank (FHLB) advances and line of credit are collateralized by a blanket floating lien on certain loans, as well as, unrestricted securities. FHLB advances are at a fixed rate, ranging from 1.20% to 2.88% and are subject to restrictions or penalties in the event of prepayment. The FHLB line of credit has a variable interest rate that reprices daily based on FHLBs cost of funds, 2.65% at December 31, 2018 and matures on May 17, 2019.
(3)	The Company has a $10.0 million line of credit with another financial institution, which matures August 26, 2020. The line of credit is collateralized by 100% of the capital stock of CrossFirst Bank and all business assets of the Company. The line includes various financial and nonfinancial covenants. The line of credit has a variable interest rate of the Wall Street Journal prime rate, plus 0.25%, floating daily (5.75% at December 31, 2018), payable quarterly. There was $0 outstanding on the line of credit at December 31, 2018 and 2017, respectively.

At December 31, 2018, the Company was in compliance with all covenants related to this borrowing. The Company considers this line of credit to be a secondary source of liquidity to provide for cash flow needs of the Company.

(4)	On June 30, 2010, the Company assumed a liability with a fair value of $1.0 million related to the assumption of trust preferred securities issued by Leawood Bancshares Statutory Trust I for $4.0 million on September 30, 2005. In 2012, the Company settled litigation related to the trust preferred securities which decreased the principal balance by $1.5 million and the recorded balance by approximately $400.0 thousand. The difference between the recorded amount and the contract value of $2.5 million is being accreted to the maturity date of 2035. Distributions will be paid on each security at a variable annum rate of interest, equal to LIBOR, plus 1.74%.
(5)	Represents the year-end weighted-average interest rate.

The following table summarizes the Company’s other borrowing capacities at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
	(Dollars in thousands)
FHLB borrowing capacity relating to loans	$381,689	$293,735
FHLB borrowing capacity relating to securities	—	28,374
Total FHLB borrowing capacity	$381,689	$322,109
Unused Federal Reserve borrowing capacity	$290,112	$117,674

The scheduled maturities, excluding interest, of the Company’s borrowings at December 31, 2018 were as follows:

	2019	2020	2021	2022	2023	After	Total
	(Dollars in thousands)
Repurchase agreements	$75,406	$—	$—	$—	$—	$—	$75,406
FHLB advances	44,000	45,000	16,500	21,385	35,000	151,100	312,985
FHLB line of credit	—	—	—	—	—	—	—
Trust preferred securities	—	—	—	—	—	884	884
Total borrowings	$119,406	$45,000	$16,500	$21,385	$35,000	$151,984	$389,275

Note 10:   Income Taxes

The provision for income taxes includes these components:

	2018	2017
	(Dollars in thousands)
Taxes currently payable (receivable)	$(2,155)	$1,765
Adjustment of deferred tax asset for enacted changes in tax rates	—	2,701
Deferred income taxes	(239)	(5,907)
Income tax benefit	$(2,394)	$(1,441)

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

A reconciliation of the income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	2018	2017
	(Dollars in thousands)
Computed at the statutory rate (21% and 34%)	$3,611	$1,481
Increase (decrease) resulting from
Tax-exempt interest	(3,508)	(5,765)
Nondeductible expenses	380	470
State tax credit	(3,129)	—
State income taxes	687	(322)
Equity based compensation	(445)	—
Rate change - temporary differences		3,857
Rate change - AOCI	—	(1,155)
Other adjustments	10	(7)
Actual tax benefit	$(2,394)	$(1,441)

During 2018, the Company received a $3.1 million state tax credit that will offset certain state income taxes. The Company recorded a $3.1 million tax benefit in 2018 and a $2.5 million deferred tax asset as a result of the state tax credit. The deferred tax asset will decrease as the Company produces certain state taxable income and expires on December 31, 2034.

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changes the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%. As a result of enactment of the legislation, the Company incurred additional one-time income tax expense of $2.7 million during the fourth quarter of fiscal 2017, primarily related to the remeasurement of certain deferred tax assets and liabilities.

Because ASC 740 requires the effect of income tax law changes on deferred taxes to be recognized as a component of income tax expense related to continuing operations the net adjustment to deferred taxes detailed above included a net benefit totaling $1.2 million related to items recognized in accumulated other comprehensive income. In February 2018, the Financial Accounting Standards Board issued ASU 2018-02 that allows the tax effects stranded in accumulated other comprehensive income to be reclassified to retained earnings rather than income tax benefit or expense. The Company early adopted this ASU, making it effective at December 31, 2017. At December 31, 2017, the stranded amount was transferred from accumulated other comprehensive income to retained earnings.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2018	2017
	(Dollars in thousands)
Deferred tax assets
Net unrealized loss on securities available-for-sale	$986	$—
Allowance for loan losses	9,358	6,455
Lease incentive	329	—
Impairment of available for sale securities	498	498
Valuation allowance on real estate	396	471
Loan fees	2,135	1,488
Net operating loss carryover	398	624
Accrued expenses	1,927	748
Deferred compensation	1,838	710
Alternative minimum tax credits	2,365	7,285
State tax credit	2,506	—
Other	79	128
	22,815	18,407
Deferred tax liability
Fair market value adjustments - trust preferred securities	(356)	(377)
Net unrealized gain on securities available-for-sale	—	(2,272)
FHLB stock basis	(739)	(498)
Premises and equipment	(5,019)	(2,232)
Other	(385)	(209)
	(6,499)	(5,588)
Net deferred tax asset	$16,316	$12,819

The Company has approximately $1.8 million of federal net operating loss carryforwards, which expire after 2028. A portion of the net operating losses are subject to annual usage limitations of $179.5 thousand per year, but may include unused amounts from prior years. The Company fully expects to utilize the entire net operating loss carryforwards before they expire.

The Company has approximately $2.4 million of alternative minimum tax (AMT) credits remaining at the end of December 31, 2018. The 2017 Tax Cuts and Jobs Act repealed the corporate alternative minimum tax for tax years beginning after December 31, 2017. Taxpayers may claim a refund on AMT credit carryovers. The maximum annual refund is fifty percent of the Company’s remaining AMT credits in tax years 2018, 2019, and 2020. In 2021, a refund on all remaining credits will be received. In 2019, the Company expects to receive approximately $2.4 million as a result of this legislation.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Note 11:   Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the consolidated statements of income during the years ended December 31, 2018 and 2017, were as follows:

	Amounts Reclassified from AOCI
	2018	2017	Affected Line Item in the Statements of Income
	(Dollars in thousands)
Unrealized gains on available-for-sale securities:	$538	$406	Gain on sale of available for sale securities
Amount reclassified before tax	538	406
Tax effect	132	151	Income tax benefit
	$406	$255	Net reclassified amount

Note 12:   Regulatory Matters

The Company and subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2018, the most recent notification from the applicable regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017 are presented in the following table.

(Dollars in thousands)	Actual		Minimum Capital Required-Basel III Phase-In Schedule		Minimum Capital Required-Basel III Fully Phased-In		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
2018
Total Capital to Risk-Weighted Assets
Consolidated	$521,111	13.5%	$380,873	9.9%	404,979	10.5%	N/A	N/A
Bank	481,287	12.5	380,369	9.9	404,443	10.5	$385,184	10.0%
Tier I Capital to Risk-Weighted Assets
Consolidated	483,285	12.5	303,734	7.9	327,840	8.5	N/A	N/A
Bank	443,461	11.5	303,332	7.9	327,406	8.5	308,147	8.0

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

(Dollars in thousands)	Actual		Minimum Capital Required-Basel III Phase-In Schedule		Minimum Capital Required-Basel III Fully Phased-In		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 to Risk-Weighted Assets
Consolidated	$453,049	11.7%	$245,880	6.4%	$269,986	7.0%	N/A	N/A
Bank	443,461	11.5	245,555	6.4	269,629	7.0	$250,369	6.5%
Tier I Capital to Average Assets
Consolidated	483,285	12.4	155,538	4.0	155,538	4.0	N/A	N/A
Bank	443,461	11.4	155,420	4.0	155,420	4.0	194,275	5.0
2017
Total Capital to Risk-Weighted Assets
Consolidated	$293,410	10.6%	$254,914	9.3%	$289,362	10.5%	N/A	N/A
Bank	284,725	10.3	254,869	9.3	289,310	10.5	$275,534	10.0%
Tier I Capital to Risk-Weighted Assets
Consolidated	267,319	9.7	199,797	7.3	234,245	8.5	N/A	N/A
Bank	258,634	9.4	199,762	7.3	234,204	8.5	220,427	8.0
Common Equity Tier 1 to Risk-Weighted Assets
Consolidated	237,653	8.6	158,460	5.8	192,908	7.0	N/A	N/A
Bank	258,634	9.4	158,432	5.8	192,874	7.0	179,097	6.5
Tier I Capital to Average Assets
Consolidated	267,319	9.7	110,172	4.0	110,172	4.0	N/A	N/A
Bank	258,634	9.4	110,149	4.0	110,149	4.0	137,687	5.0

The above minimum capital requirements include the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer was 1.875% at December 31, 2018. The net unrealized gain or loss on AFS securities is not included in computing regulatory capital.

The three federal banking regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital rules define the components of capital and address other issues affecting the numerator in banking institutions regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions regulatory capital ratios and replace the existing risks-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective January 1, 2015 subject to a four-year phase-in period.

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Note 13:   Related Party Transactions

At December 31, 2018 and 2017, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates. Annual activity consisted of the following:

	2018	2017
	(Dollars in thousands)
Beginning balance	$22,018	$25,036
Adjustment for change in directors(1)	(20,725)	—
Adjusted beginning balance	1,293	25,036
New loans or advances	5,267	4,284
Repayments	(284)	(7,302)
Ending balance	$6,276	$22,018
(1)	Represents loans no longer considered as related party transactions due to changes in the board of directors.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at December 31, 2018 and 2017 totaled $44.0 million and $8.2 million, respectively.

Note 14:   Employee Benefit Plan

The Company has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute a portion of their compensation to the plan. During 2018 and 2017, Company contributions to the plan were 100% on the first 1% of employees’ salary deferral amounts plus 50% of employees’ salary deferral amounts over 1%, but may not exceed 6% of employees’ compensation. In addition, additional contributions are discretionary and are determined annually by the Board of Directors. Company contributions to the plan were $890.6 thousand and $714.0 thousand for 2018 and 2017, respectively.

Note 15:   Equity Based Compensation

Prior to 2018, the equity based compensation footnote was categorized by the Company’s equity compensation plans. In October 2018, the Board of Directors approved the 2018 Omnibus Equity Incentive Plan (“Omnibus Plan”). The Omnibus Plan replaced the Stock Settled Appreciation Rights Plan (“SSAR Plan”); the Equity Incentive Plan (“EIP”); the Employee Equity Incentive Plan (“EEIP”); and the New Market Founder Equity Incentive Plan (“NMFP”). As a result of the Omnibus Plan, the Company determined that categorizing the awards by award type would provide improved clarity to the shareholders.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Due to the number of material events that occurred in 2018, a table of events and the impact to equity based compensation is provided below followed by additional detail under the table.

Event Date	Event Type	Change in Cumulative Expense	Change in Number of Awards Issued / Exercised	Additional Notes
(Dollars in thousands)
January 2018	EIP Modification: from performance awards to time-vested awards	$1,294	None	Awards were exchanged at “Target” representing 100% of the original award. 282,192 PRSUs were forfeited and replaced with 282,192 RSUs.
May 2018	Chairman Emeritus Agreement: SSAR and RSU vesting was accelerated	$1,124	201,334 SSARs were exercised and 74,280 RSUs vested	101,178 common shares were issued.
October 2018	New Plan Approved: Existing awards were canceled and regranted under the Omnibus Plan as agreed with certain participants
	— SSARs	None	None	1,595,430 SSARs were forfeited and regranted under the Omnibus Plan
	— RSUs	None	None	298,254 RSUs were forfeited and regranted under the Omnibus Plan
	— PRSUs	None	None	159,384 PRSUs were forfeited and regranted under the Omnibus Plan
December 2018	Stock Split: 2-for-1 Stock Split occurred	None	All awards, excluding 100,000 SSARs were split	All awards were retroactively adjusted for all periods presented to reflect the 2-for-1 split

In January 2018, the Company modified the Equity Incentive Plan to allow the Compensation Committee to award performance-based awards or service-based awards. The Compensation Committee modified awards granted in 2016 and 2017 from performance-based to service-based awards. The modification resulted in a

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

$1.3 million increase in expense that will be recognized over the remaining service period. A total of 25 participants were impacted by this modification. During 2018, $988.9 thousand was recognized, including $60.5 thousand in forfeiture credits. The remaining $216.0 thousand will be recognized in 2019.

In May 2018, the Company’s former Chief Executive Officer became the Company’s Chairman Emeritus. As part of this transition, restricted stock units issued under the Equity Incentive Plan in 2016, 2017, and 2018 were fully-vested. The modification resulted in $693.5 thousand of additional expense. In addition, all SSARs awarded under the Stock Appreciation Rights Plan were considered fully-vested. This modification resulted in $430.3 thousand of additional expense. All awards were converted to common stock and 101,178 common shares were issued. The Chairman Emeritus Agreement also granted 100,000 SSARs that will vest equally over five years.

The Omnibus Plan allows for several types of grants including: (i) stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards (“RSAs”), (iv) restricted stock units (“RSUs”), and (v) performance-based Restricted Stock Units (“PRSUs”). The Omnibus Plan will expire on the tenth anniversary of its effective date. The aggregate number of shares authorized for future issuance under the Omnibus Plan is 2,126,668 shares as of December 31, 2018.

Awards issued under the SSAR Plan, EIP, EEIP, and NMFP were assumed under the Omnibus Plan as agreed upon with participants, impacting all participants who agreed to the assumption. These awards are called Legacy Awards. Material terms and conditions of Legacy Awards remain unchanged; therefore, no modification to their fair market value was required. Going forward, all awards will be issued under the Omnibus Plan.

During 2018, the Company announced a 2-for-1 stock split effected in the form of a dividend. The stock split was effective on December 21, 2018. Except as described herein, stock-based awards were retroactively adjusted for all periods presented to reflect the change in capital structure.

Stock Settled Appreciation Rights

The Company issues Stock Settled Appreciation Rights (SSARs). SSARs are granted based on the fair market value of the common stock of the Company. SSAR’s typically vest in equal amounts over a seven-year period, commencing on the first anniversary of the effective date of grant and have fifteen-year contractual terms. Legacy awards include retirement eligibility upon the participant’s 65th birthday, five years of participation and after one year holding the grant. The exercise of a SSAR entitles the participant to the excess of the exercise price, over the grant price for each SSAR. Exercise price is based on the fair market value of the common shares of the Company.

During 2018, the Company issued 100,000 SSARs with a strike price of $28.50 to a non-employee. The SSARs vest in equal amounts over a five-year period, commencing on the first anniversary of the effective date of grant and have a five-year contractual term. The Company determined that the award did not require substantive service, which required the award to be fully expensed at the grant date. Because this award is to a non-employee, the fair market value for this award will be adjusted quarterly until the award vests. The SSAR was not adjusted with respect to the 2-for-1 stock split in accordance with the underlying agreements with the non-employee and the applicable plan, which did not provide for adjustment.

During 2018, the Company accelerated the vesting of 107,482 SSARs in accordance with the Chairman Emeritus Agreement. The acceleration resulted in $430.3 thousand in additional expense due to modification accounting. Both the award to the non-employee and modification to existing SSARs are included in the tables below.

During 2018, 240,000 SSARs were granted that vest in equal amounts over a three-year period, commencing on the first anniversary of the effective date of grant and have fifteen-year contractual terms.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The calculated value of each share award is estimated at the grant date using a Black-Scholes option valuation model that used the range of assumptions noted in the following table. Expected volatility is primarily based on an internal model that calculates the historical volatility of several peer group banks’ weekly average stock prices over the expected term. The expected term of stock granted represents the period of time that shares are expected to be outstanding. The risk-free rate for periods within the contractual life of the share award is based on the U.S. Treasury yield curve.

The Company uses the simplified method described in SAB Topic 14.D.2. This method uses an expected term based on the midpoint between the vesting date and the end of the contractual term. This method is used for the majority of SSARs, because the Company does not have a significant pool of SSARs that have been exercised. For some SSARs that are granted to participants who will be retirement eligible during the term of the award, a separate analysis is performed that focuses more on expected retirement date.

	2018	2017
Expected volatility	25.69% - 42.99%	28.40% - 40.94%
Expected dividends	0.00%	0.00%
Expected term (in years)	4.00 - 9.50	4.75 - 9.50
Risk-free rate	2.50% - 2.94%	2.08% - 2.40%

During 2018 and 2017, the Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $1.5 million and $769.0 thousand, for SSARs, respectively. Based upon the fair value of the underlying common shares, total unrecognized compensation costs related to the 1,736,574 SSARs outstanding at December 31, 2018 is $3.7 million, which will be recognized over 3.88 years.

A summary of share activity under the SSAR Plan as of December 31, 2018 and 2017, and changes during the years then ended, are presented below:

	Stock Settled Appreciation Rights
	2018
	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding, beginning of year	1,700,850	$7.46	10.46
Granted	395,722	17.63	11.92
Exercised(2)	(300,724)	6.65	—
Forfeited or expired	(59,274)	6.68	—
Forfeited - reissuance under Omnibus Plan(1)	(1,595,430)	8.87	—
Granted - reissuance under Omnibus Plan(1)	1,595,430	8.87	10.65
Outstanding, end of year	1,736,574	$9.94	10.28
Exercisable, end of year	620,954	$6.84	8.38
	2017
	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding, beginning of year	1,602,938	$7.11	12.51
Granted	125,626	11.56	8.94
Exercised	(27,714)	6.03	—
Forfeited or expired	—	—	—
Outstanding, end of year	1,700,850	$7.46	10.46
Exercisable, end of year	583,424	$6.42	8.36
(1)	1,595,430 Legacy SSARs were regranted under the Omnibus Plan. No increase to the underlying fair market value of the award occurred since no modifications to the awards were made.
(2)	Includes 201,334 SSARs that were exercised as part of the Chairman Emeritus Agreement. The weighted average exercise price per share of this exercise was $6.83. Total recognized tax benefit on SSARs exercised was approximately $206.1 thousand.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The weighted average grant date fair value, excluding Legacy SSARs regranted, was $4.68 and $5.46 per share for shares granted in 2018 and 2017, respectively.

Under the terms of the SSAR Plan, 331,398 and 279,114 shares vested with an aggregate fair value of $1.7 million and $958.8 thousand in 2018 and 2017, respectively.

Performance Based Restricted Stock Units

During 2016, the Company awarded PRSUs to New Market Founders. A New Market Founder is a non-employee, adviser chosen in a selected market to facilitate opportunities for expansion of banking relationships. During 2016, 110,900 performance awards were granted and cliff-vest on December 31, 2021. No compensation expense was recognized as part of this plan during 2018 and 2017. New Market Founder awards will result in expense if the market measures meet or exceed the appropriate threshold or the Company adopts ASU 2018-07 that modifies how non-employee awards are expensed, whichever comes first.

Issuance of the above PRSUs is based upon four equally weighted market measures: total assets, total loans, return on assets and classified assets to capital as of December 31, 2021. The ultimate number of shares issuable under each performance award is the product of the award target and the award payout percentage given the level of achievement. The award payout percentages by level of achievement range between 0% of target to 150% of target. Achievement between 50% of target (“threshold”) and 150% (“stretch”) will result in an award payout percentage determined based on straight-line interpolation between the percentiles. A maximum of 166,350 units could be issued under this plan.

The Company may award PRSUs to key officers of the Company. The stock settled awards are typically granted at the beginning of a year as determined by the Compensation Committee. These performance based shares typically cliff-vest at the end of three years based on attainment of certain performance metrics developed by the Compensation Committee.

During 2018, the Compensation Committee removed the performance criteria from the previously granted 2016 and 2017 EIP awards, resulting in their forfeiture below. These awards were reissued as restricted stock units using modification accounting.

The following table summarizes the status of and changes in the PRSUs:

	Performance Based Restricted Stock Units
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, January 1, 2017	411,660	$8.33
Granted	147,650	10.00
Earned awards at stretch(1)	57,068	7.50
Vested(1)	(171,200)	7.50
Forfeited	(3,602)	7.50
Nonvested, December 31, 2017	441,576	$9.11
Granted(2)	159,384	—
Vested	—	—
Forfeited(3)	(441,576)	9.11
Nonvested, December 31, 2018	159,384	$9.00
(1)	In January 2018, the compensation committee awarded the 2015 EIPs at stretch. A total of 171,200 shares were awarded.
(2)	Only includes Legacy Awards regranted under the Omnibus Plan. The fair market value of common stock at the regrant date was $15.50. No modifications to the grants occurred resulting in no increase to the fair market value. The original awards have a weighted-average grant date fair value of $9.00.
(3)	During 2018, the Company modified the 2016 and 2017 EIPs from performance-based to service-based awards, totaling 282,192 PRSUs. The remaining 159,384 PRSUs relate to the Omnibus Plan conversion.

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $578.0 thousand and $1.4 million during 2018 and 2017, respectively, for the PRSUs.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Unrecognized stock-based compensation expense related to the PRSUs grants issued through December 31, 2018 was $257.5 thousand. The unrecognized stock-based compensation does not include PRSUs issued to non-employees in accordance with GAAP. The unrecognized expense is expected to be recognized over 3.0 years.

Restricted Stock Units

The Company issues restricted stock units (“RSUs”) to provide additional incentives to key officers and employees of the Company. Awards are typically granted at the beginning of a plan year as determined by the Compensation Committee. These service based units typically cliff-vest at the end of three years.

During 2018, the Compensation Committee removed the performance criteria from the previously granted employee PRSUs, resulting in their forfeiture as described above. These awards were granted as time-based RSUs below using modification accounting.

During 2018, 60,000 Legacy RSUs were granted with a grant date fair market value of $14.25 per unit and vests in equal amounts over a three-year period, commencing on the first anniversary of the effective date of grant.

During 2018, the Company accelerated the vesting of 74,280 RSUs in accordance with the Chairman Emeritus Agreement. The acceleration resulted in $693.5 thousand to be immediately expensed instead of over the initial expected service period.

The following table summarizes the status of and changes in the RSUs:

	Restricted Stock Units
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, January 1, 2017	12,000	$8.25
Granted	16,500	10.00
Vested	—	—
Forfeited	—	—
Nonvested, December 31, 2017	28,500	$9.27
Granted	223,250	15.03
Granted - reissuance of 2016 and 2017 EIPs(1)	282,192	13.75
Vested(2)	(173,922)	13.73
Forfeited	(39,982)	7.44
Forfeited - reissuance under Omnibus Plan(3)	(298,254)	—
Granted - reissuance under Omnibus Plan(3)	298,254	—
Nonvested, December 31, 2018	320,038	$14.48
(1)	During 2018, the Company modified the 2016 and 2017 EIPs from performance-based to service-based awards using a market value of $13.75 per unit. Due to modification accounting, the weighted-average fair value of these awards increased by $4.58 per unit.
(2)	Includes 92,242 RSUs related to the 2016 EIP. The original performance-based awards had a weighted-average grant date fair value of $8.25 per unit and a modified RSU weighted-average grant date fair value increase of $5.50 per unit. Includes 74,280 RSUs vested in accordance with the Chairman Emeritus Agreement. The modified weighted-average grant date fair value was $14.25 per unit. The total recognized tax benefit of vested awards was approximately $317.8 thousand.
(3)	During 2018, the Company canceled and regranted 298,254 Legacy RSUs under the Omnibus Plan. No modifications to the legacy awards occurred resulting in a weighted-average grant date fair value of $0.00 per unit. The market value at the time of grant was $15.50.

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $2.3 million and $88.0 thousand during 2018 and 2017 for RSUs.

Unrecognized stock-based compensation expense related to RSU grants issued through December 31, 2018 was $2.9 million. This unrecognized expense is expected to be recognized over 1.7 years.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Restricted Stock Awards

The Company issues restricted stock awards (“RSAs”) to provide additional incentives to non-employee directors of the Company. Awards are typically granted at the beginning of a plan year as determined by the Compensation Committee. These service based awards typically cliff-vest at the end of one year.

Restricted Stock Awards
	Number of Units	Weighted-Average Grant Date Fair Value
Nonvested, January 1, 2017	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested, December 31, 2017	—	$—
Granted	13,736	14.25
Vested	—	—
Forfeited	—	—
Nonvested, December 31, 2018	13,736	$14.25

The Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $54.2 thousand and $0 during 2018 and 2017 for RSAs.

Unrecognized stock-based compensation expense related to RSA grants issued through December 31, 2018 was $141.6 thousand. This unrecognized expense is expected to be recognized over 0.7 years.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (ESPP), whereby employees are eligible for the plan when they have met certain requirements concerning period of credited service and minimum hours worked. Eligible employees may contribute a minimum of 1% to a maximum of 10% of eligible compensation up to the Section 423 of the Internal Revenue Service Code limit of $25,000 and up to a maximum of 1,500 shares may be purchased. Allocated shares are offered at a 15% discount based on the lower of the Company’s stock price at the grant or vest date. During the years ended December 31, 2018 and 2017, 35,984 and 33,450 shares, respectively, were purchased on behalf of the employees under the ESPP.

The calculated value of each unit award is estimated at the start of the offering period using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is primarily based on an internal model that calculates the historical volatility of five regional banks’ weekly average stock prices over the last year. The expected term represents the period of time between the grant date and the purchase date. The risk-free rate for periods within the contractual life of the stock award is based on the U.S. Treasury yield curve.

	2018	2017
Expected volatility	7.60%	13.80%
Expected dividends	0.00%	0.00%
Expected term (in years)	1.00	1.00
Risk-free rate	2.09%	1.03%

Total unrecognized compensation costs related to the ESPP units estimated to be purchased as of December 31, 2018 is $36.3 thousand that will be recognized over 0.25 years.

During 2018 and 2017, the Company recognized, as part of salaries and employee benefits in the accompanying consolidated statements of income, compensation expense of $164.8 thousand and $128.1 thousand, respectively, for ESPP shares.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Director Stock Purchase Plan

The Company implemented a director stock purchase plan in 2016, allocating 50,000 shares, whereby outside directors of the Company and its subsidiaries may elect to use their directors’ fees to purchase Company shares at market value each quarter end. Remaining shares available for issuance under this plan were 26,844 at December 31, 2018. In 2018 and 2017, 7,862 and 12,392 shares were purchased at an average price of $14.46 and $12.00, respectively.

Note 16:   Stock Warrants

The Company had 317,500 and 682,000 outstanding fully vested warrants to purchase common stock at a strike price of $5 per share as of December 31, 2018 and 2017, respectively. 2017 warrant data was adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

113,500 warrants were modified during 2018 to extend the expiration date from June 30, 2019 to April 26, 2023 in accordance with the Chairman Emeritus Agreement. The strike price continues to be $5 per share. 204,000 warrants have an expiration date of June 30, 2019 or a change in control of the Company. During 2018, 10,000 warrants were forfeited.

Note 17:   Other Non-Interest Income and Expense

Other non-interest income and expense totals are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total interest income and total non-interest income for any of the years presented are stated separately.

	2018	2017
	(Dollars in thousands)
Other non-interest income:
Other	$2,476	$1,696
Total	$2,476	$1,696
Other non-interest expense:
Advertising	$2,691	$2,648
Software and communications	2,630	1,961
Depreciation and amortization	1,788	1,272
Travel	1,133	1,103
Other	4,680	3,765
Total	$12,922	$10,749

Note 18:   Operating Leases

During 2017, the Bank took possession of office space in Dallas, Texas through an operating lease agreement. The non-cancellable lease has a term of 147-months from the commencement date with escalating rental payments. The agreement includes an option for early termination after year seven, but requires an additional payment equal to one month of gross rent for each remaining year, repayment of all unamortized incentives, and $30,000. In addition, the lease provides an option to be extended for three renewal periods of five years each.

As an incentive for the above lease, the Bank received $1.5 million in tenant improvement allowances and abated rent. In accordance with ASC 840, the Company is amortizing this benefit through occupancy expense over the expected life of the lease.

During 2017, the Bank commenced a lease for office space in Leawood, Kansas. The non-cancellable lease expired on June 30, 2018 with straight-line rental payments. During 2017, CrossFirst Bank entered into an agreement to purchase the office space for $29.0 million upon the expiration of the operating lease. During 2018, the Company purchased the office space per the agreement.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The Company has various non-cancellable operating leases for office space in its respective markets. Rental expense for these leases was $3.3 million and $2.6 million for the years ended December 31, 2018 and 2017, respectively. Future minimum lease payments under operating leases are:

(Dollars in thousands)
2019	$1,876
2020	1,633
2021	1,572
2022	1,604
2023	1,636
Thereafter	7,450

Note 19:   Earnings Per Share

The following table presents the computation of basic and diluted earnings per share:

	Year-ended December 31,
	2018	2017
	(Dollars in thousands except per share data)
Earnings per Common Share
Net income	$19,590	$5,849
Preferred stock dividends	(2,100)	(2,100)
Net income available to common stockholders	$17,490	$3,749
Weighted average common shares(1)	36,422,612	30,086,530
Earnings per common share	$0.48	$0.12
Dilutive Earnings Per Common Share
Net income available to common stockholders	$17,490	$3,749
Weighted average common shares(1)	36,422,612	30,086,530
Effect of dilutive shares(1)	1,069,955	876,894
Weighted average dilutive common shares(1)	37,492,567	30,963,424
Dilutive earnings per common share	$0.47	$0.12
(1)	Share data has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

Note 20:   Disclosures about Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1   Quoted prices in active markets for identical assets or liabilities.

Level 2   Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3   Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Recurring Measurements

The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		2018
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Mortgage-backed
GSE residential	$129,287	$—	$129,287	$—
Collateralized Mortgage
Obligations - GSE residential	152,626	—	152,626	—
State and political subdivisions	378,058	—	378,058	—
Corporate bonds	1,657	—	1,657	—
Mutual Fund	2,050	—	2,050	—
Available-for-sale securities	$663,678	$—	$663,678	$—
Derivative assets	$1,051	$—	$1,051	$—
Derivative liabilities	$1,136	$—	$1,136	$—
		2017
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Mortgage-backed
GSE residential	$69,895	$—	$69,895	$—
Collateralized Mortgage
Obligations - GSE residential	94,282	—	94,282	—
State and political subdivisions	533,351	—	533,351	—
Corporate bonds	4,006	—	4,006	—
Mutual Fund	2,047	—	2,048	—
Available-for-sale securities	$703,581	$—	$703,582	$—
Derivative assets	$—	$—	$—	$—
Derivative liabilities	$—	$—	$—	$—

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the Company’s accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy.

Derivatives

Fair value of the interest rate swaps is obtained from independent pricing services based on quoted market prices for similar derivative contracts.

Nonrecurring Measurements

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at:

		2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Collateral-dependent impaired loans	$50,288	$—	$—	$50,288
Premises and equipment held for sale	3,444	—	3,444	—
		2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(Dollars in thousands)
Collateral-dependent impaired loans	$28,415	$—	$—	$28,415
Premises and equipment held for sale	5,507	—	5,507	—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.

Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Office of the Chief Credit Officer. Appraisals are reviewed for accuracy and consistency by the Office of the Chief Credit Officer. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Office of the Chief Credit Officer by comparison to historical results.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Premises and Equipment Held for Sale

The estimated fair value of premises and equipment held for sale is based on the appraised fair value of the collateral, less estimated cost to sell.

Unobservable (Level 3) Inputs

The following tables presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at December 31, 2018 and 2017:

	Fair Value at 12/31/2018	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
	(Dollars in thousands)
Collateral-dependent impaired loans	$50,288	Market comparable properties	Marketability discount	10% - 15% (12%)
	Fair Value at 12/31/2017	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)
	(Dollars in thousands)
Collateral-dependent impaired loans	$28,415	Market comparable properties	Marketability discount	10% - 15% (12%)

See Note 15 for quantitative information about unobservable inputs used in the fair value measurement of stock appreciation rights.

The following table presents the estimated fair values the Company’s financial instruments at December 31, 2018 and 2017.

	December 31, 2018
	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets
Cash and cash equivalents	$216,541	$216,541	$—	$—	$216,541
Available-for-sale securities	663,678	—	663,678	—	663,678
Loans, net of allowance for loan losses	3,022,921	—	—	3,027,930	3,027,930
Restricted equity securities	14,525	—	—	14,525	14,525
Interest receivable	14,092	—	14,092	—	14,092
Derivative assets	1,051	—	1,051	—	1,051
	$3,932,808	$216,541	$678,821	$3,042,455	$3,937,817
Financial Liabilities
Deposits	$3,208,097	$484,284	$—	$2,696,212	$3,180,496
Securities sold under agreement to repurchase	75,406	—	75,404	—	75,404
Federal Home Loan Bank advances	312,985	—	298,017	—	298,017
Other borrowings	884	—	2,022	—	2,022
Interest payable	2,868	—	2,868	—	2,868
Derivative liabilities	1,136	—	1,136	—	1,136
	$3,601,376	$484,284	$379,447	$2,696,212	$3,559,943

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

	December 31, 2017
	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets
Cash and cash equivalents	$130,820	$130,820	$—	$—	$130,820
Available-for-sale securities	703,581	—	703,581	—	703,581
Loans, net of allowance for loan losses	1,969,938	—	—	1,967,386	1,967,386
Restricted equity securities	14,702	—	—	14,702	14,702
Interest receivable	12,210	—	12,210	—	12,210
Derivative assets	$2,831,251	$130,820	$715,791	$1,982,088	$2,828,699
Financial Liabilities
Deposits	$2,303,364	$290,906	$—	$1,964,196	$2,255,102
Securities sold under agreement to repurchase	38,622	—	38,622	—	38,622
Federal Home Loan Bank advances	294,215	—	286,945	—	286,945
Other borrowings	25,850	—	26,992	—	26,992
Interest payable	1,770	—	1,770	—	1,770
Derivative liabilities	$2,663,821	$290,906	$354,329	$1,964,196	$2,609,431

Cash and Cash Equivalents

The carrying amount approximates fair value.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions.

Restricted Equity Securities

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities.

The estimated fair value of demand, transaction, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Federal Home Loan Bank Advances

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities. These rates were obtained from current rates offered by FHLB.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Repurchase Agreements

The estimated fair value for overnight repurchase agreements is book value.

Other Borrowings

Fair value of the Company’s line of credit with another financial institution is estimated at book value due to its short-term nature. The estimated fair value for the Trust Preferred Securities is based on current borrowing rates currently available to the Company, taking into account the size and quality of the credit and liquidity of the debt as a security.

Note 21:   Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Estimates related to equity awards are reflected in the footnote regarding stock based compensation. Other significant estimates and concentrations not discussed in those footnotes include:

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, result of operations and cash flows of the Company.

Note 22:   Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2018 and 2017, the Company had outstanding commitments to originate loans aggregating approximately $191.0 million and $189.0 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements.

Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to approximately $32.4 million and $33.1 million at December 31, 2018 and 2017, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.

Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2018 and 2017, the Company had granted unused lines of credit to borrowers aggregating approximately $1.2 billion and $965.9 million, respectively.

Future Lease Commitment

During 2017, the Company entered into a lease agreement for future office space in Kansas City, Missouri. The 15 year lease will begin upon substantial completion of the building or the date the Company takes possession of the premises for business purposes and includes four, five year renewal terms. The future minimum lease payments for this current commitment are as follows:

Year	Minimum Lease Payments
(Dollars in thousands)
1	$1,178
2	1,187
3	1,196
4	1,205
5	1,215
Thereafter	13,073

In association with the lease, the lessor will provide lessee with a construction allowance in the amount of approximately $1.3 million.

Note 23:   Stock Offering

On December 31, 2018, 99,642 restricted stock units vested, resulting in an after-tax issuance of 68,668 common shares.

On December 18, 2018, the Company announced a 2-for-1 stock split, effected in the form of a dividend, effective December 21, 2018. Share data and per share data were retroactively adjusted for the periods presented to reflect the change in capital structure.

Through a private placement dated in October 2018, the Company offered 5,263,158 common shares representing ownership interest of the company at $14.25 per share. Gross proceeds under the extension were $74.0 million, representing 5,192,986 common shares. Raymond James & Associates, Inc. served as the placement agent for these sales and received compensation of $2.9 million that was capitalized and another $50.0 thousand that was expensed.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Through a private placement memorandum dated in March 2018, the Company offered 10,526,316 common shares representing ownership interest of the Company at $14.25 per share. Total proceeds under the PPM were $126.9 million, representing 8,904,626 common shares. The PPM was closed in September 2018.

Through a private placement dated February 2018, the Company offered common shares to partners and directors at $13.75 per share. Total proceeds under the plan were $3.4 million, representing 246,746 common shares. The plan was closed in March 2018.

During 2018, the Company repurchased 769,808 common shares that totaled $11.0 million, representing an average price of $14.32 per share. These shares were subsequently retired.

During 2018, the Company converted 354,500 warrants at a strike price of $5.00 per share. The conversion of warrants raised $1.8 million, representing 354,500 common shares.

During 2018, the Company converted 300,724 stock settled appreciation rights into 106,548 common shares under the 2018 Omnibus Plan (formerly the Stock Settled Appreciation Rights Plan).

During May 2018, 74,280 restricted stock units vested, resulting in an after-tax issuance of 41,340 common shares.

During March 2018, 171,200 performance-based restricted stock units vested, resulting in an after-tax issuance of 136,190 common shares.

Through a private placement dated April 20, 2017, the Company offered 100,000 common shares representing ownership interest of the Company at $10.00 per share. Total proceeds under this extension were $1.0 million (excluding expenses), representing 100,000 shares.

Through a private placement dated March 17, 2017, the Company offered 1,000,000 common shares representing ownership interest of the Company at $12.00 per share. Total proceeds under this extension were $7.5 million (excluding expenses), representing 625,336 shares.

Through an extension of the private placement dated December 22, 2016, the Company offered 500,000 common shares representing ownership interest of the Company at $10.00 per share. Total proceeds in March 2017 under this extension were $5.0 million (excluding expenses) representing 500,000 shares.

Through a private placement memorandum dated September 29, 2016, the Company offered 5,000,000 common shares representing ownership interest of the Company at $10.00 per share. The Company subsequently increased the offering by 1,000,000 shares as permitted by the terms of the private placement. The offering was closed on December 21, 2016. An additional offering of 2,500,000 shares at $10.00 per share was offered under a private placement dated December 22, 2016, with an expiration date of January 31, 2017. Total proceeds under the private placements were $84.8 million (excluding expenses), representing 8,480,180 common shares, of which 4,131,348 shares totaling $41.3 million were issued during 2017.

The Company has various employee plans that allow certain individuals to purchase common shares outside of a private placement. During 2018, the Company collected $713.8 thousand (excluding expenses) representing 56,550 common shares under these plans. In addition, the Company collected $367.0 thousand (excluding expenses) representing 35,984 common shares under the Employee Stock Purchase Plan. During 2017, the Company collected $898.7 thousand (excluding expenses) representing 84,060 common shares under these plans. In addition, the Company collected $234.7 thousand (excluding expenses) representing 33,450 common shares under the Employee Stock Purchase Plan.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

The following table provides a reconciliation of the related shares issued and proceeds recorded of private placements, warrants, and employee plans to the consolidated statement of stockholders’ equity for the periods ending December 31, 2018 and 2017. Additional information related to stock-based awards can be found in Note 15 and additional information related to warrants can be found in Note 16.

	Common Shares Issued and Outstanding	Common Stock	Additional Paid in Capital	Retained Earnings
	(Dollars in thousands)
Balance at December 31, 2016	25,194,872	$252	$197,812	$21,384
Private placement - September 2016	4,131,348	41	41,293	(21)
Private placement - December 2016	500,000	5	4,998	(3)
Private placement - March 2017	625,336	7	7,501	(4)
Private placement - April 2017	100,000	1	999	—
Warrants converted	8,000	—	40	—
ESPP issuance	33,450	—	234	—
Employee purchase plans	84,060	1	898	—
SSAR exercise	9,190	—	(55)	—
Other, non-issuance items	—	—	2,388	2,594
Balance at December 31, 2017	30,686,256	307	256,108	23,950
Performance awards - March 2018	136,190	1	(482)	(1)
Restricted awards - May 2018	41,340	1	(470)	—
Private placement - February 2018	246,746	2	3,391	(1)
Private placement - March 2018	8,904,626	89	126,847	(45)
Private placement - October 2018	5,192,986	52	73,974	(26)
Private placement - December 2018	68,668	1	(481)	—
Warrants converted	354,500	4	1,771	(2)
ESPP issuance	35,984	—	367	—
Employee purchase plans	56,550	1	713	—
SSAR exercise	106,548	1	(701)	—
Retired shares	(769,808)	(8)	(8,218)	(2,798)
RSAs granted	13,736	—	—	—
Capitalized placement costs	—	—	(2,922)	—
Other, non-issuance items	—	—	4,615	17,490
Balance at December 31, 2018	45,074,322	$451	$454,512	$38,567

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Note 24:   Parent Company Condensed Financial Statements

Following are the condensed financial statements of CrossFirst Bankshares, Inc. (Parent only) for the periods indicated:

Condensed Balance Sheets

	2018	2017
	(Dollars in thousands)
Assets
Investment in consolidated subsidiaries:
Banks	$450,302	$275,728
Non-banks	870	870
Cash	37,439	7,457
Other assets	6,862	5,230
Total assets	$495,473	$289,285

Liabilities and stockholders’ equity
Trust preferred securities, net	$884	$850
Other liabilities	4,253	1,288
Total liabilities	5,137	2,138

Stockholders’ equity
Redeemable preferred stock	12	12
Common stock(1)	451	307
Additional paid-in capital	454,512	256,108
Retained earnings(1)	38,567	23,950
Other	(196)	(256)
Accumulated other comprehensive income (loss)	(3,010)	7,026
Total stockholders’ equity	490,336	287,147
Total liabilities and stockholders’ equity	$495,473	$289,285
(1)	Balance has been adjusted to reflect a 2-for-1 stock split effected in the form of a dividend on December 21, 2018.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Condensed Statements of Income

	2018	2017
	(Dollars in thousands)
Income
Earnings of consolidated subsidiaries	$24,330	$6,941
Interest income	3	2
Management fees charged to subsidiaries	6,000	5,500
Other	—	8
Total income	30,333	12,451

Expense
Salaries and employee benefits	8,139	3,164
Occupancy, net	368	403
Interest expense	231	124
Other	3,503	3,470
Total expense	12,241	7,161
Income tax benefit	(1,498)	(559)
Net income	$19,590	$5,849

Statements of Comprehensive Income

	2018	2017
	(Dollars in thousands)
Net income	$19,590	$5,849
Other Comprehensive Income (Loss)
Unrealized gain (loss) on available-for-sale securities net of income tax (benefit) of ($3,125) and $4,539, respectively	(9,630)	10,436
Less: reclassification adjustment for realized gains included in income, net of income tax of $132, and $150, respectively	406	256
Other comprehensive income (loss)	(10,036)	10,180
Comprehensive Income	$9,554	$16,029

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

Condensed Statements of Cash Flows

	2018	2017
	(Dollars in thousands)
Operating Activities
Net income	$19,590	$5,849
Items not requiring (providing) cash
Earnings of consolidated subsidiaries	(24,330)	(6,941)
Accretion of discount on borrowings	34	31
Share-based incentive compensation	2,224	735
Other adjustments	1,334	(613)
Net cash used in operating activities	(1,148)	(939)
Investing Activities
Increase in investment in subsidiaries	(157,900)	(37,900)
Net cash used in investing activities	(157,900)	(37,900)
Financing Activities
Proceeds from line of credit	35,000	—
Repayment of line of credit	(35,000)	(10,000)
Dividends paid on preferred stock	(2,100)	(2,100)
Issuance of common stock, net	203,848	55,756
Common stock purchased and retired	(11,024)
Repurchase of common stock in connection with the exercise of an employee stock award	(2,132)	(55)
Proceeds from employee stock purchase plan	367	235
Net decrease in employee receivables	71	71
Net cash provided by financing activities	189,030	43,907
Increase in cash	29,982	5,067
Cash at beginning of year	7,457	2,390
Cash at end of year	$37,439	$7,457
	2018	2017
	(Dollars in thousands)
Supplemental Cash Flows Information
Income taxes paid	$—	$3,930
Dividends declared and unpaid	525	525

Note 25:   Subsequent Events

Subsequent events have been evaluated through March 25, 2019, which is the date the consolidated financial statements were available to be issued.

On December 18, 2018, we provided notice to all holders of our 7.00% Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Shares”) to redeem all 1,200,000 outstanding Series A Preferred Shares on January 30, 2019 (the “Redemption Date”). On the Redemption Date, we redeemed each outstanding Series A Preferred Share at a redemption price of $25.00 per share. From and after the Redemption Date, all of the Series A Preferred Shares ceased to be outstanding, all dividends with respect to the Series A Preferred Shares ceased to accrue and all rights with respect to the Series A Preferred Shares ceased and terminated, except the rights of holders to receive the redemption price per share of the Series A Preferred Shares. The impact of the redemption was a reduction of approximately $30.2 million in cash and cash equivalents and stockholders’ equity. The redemption did not impact the income statement.

CrossFirst Bankshares, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2018 and 2017

On January 24, 2019, the Company indefinitely suspended the Employee Stock Purchase Plan. The current offering period between April 1, 2018 and March 31, 2019 will remain active, but a new offering period will not occur. There was no impact to the financial statements as a result of the suspension.

On January 24, 2019, the Company terminated the Director Stock Purchase Plan effective December 31, 2018. There was no impact to the financial statements as a result of the termination.

Subsequent to year-end, the Company recommended an increase to the number of authorized shares of common stock from 100,000,000 common shares to 200,000,000 common shares. The increase in authorized shares will require approval from shareholders.

Shares

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods	RAYMOND JAMES	Stephens Inc.
A Stifel Company
Sandler O’Neill + Partners, L.P.

            , 2019

Through and including            , 2019 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 – Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the Nasdaq Global Select Market listing fee.

Amount*
SEC registration fee
FINRA filing fee
Nasdaq Global Select Market listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous
Total
*	Fees payable cannot be estimated at this time.

ITEM 14 – Indemnification of Directors and Officers.

Section 17-6305 of the KGCC provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorneys’ fees, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, Section 17-6305 of the KGCC provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorneys’ fees.

Our articles of incorporation and bylaws provide that we will indemnify each of our officers and directors to the fullest extent permitted by applicable law (including applicable federal or state banking laws or regulations including, without limitation, 12 C.F.R. Part 359 or any successor provision), and that any modification or repeal of our articles of incorporation or bylaws will not adversely affect this indemnification right of our officers and directors with respect to any act or omission occurring prior to such modification or repeal. Our bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by our officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by us in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that such officer or director was not entitled to be indemnified (including if any such advancement of expenses is prohibited under any applicable federal or state banking laws or regulations including, without limitation, 12 C.F.R. Part 359 or any successor provisions).

As permitted by Section 17-6002(b)(8) of the KGCC, our articles of incorporation eliminate a director’s liability to us and our stockholders for monetary damages for breach of a fiduciary duty as a director, except in connection with (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 17-6424 of the KGCC (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

Our bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in our articles of incorporation or bylaws, any agreement, the vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Company may have to provide additional indemnification with respect to the same or different persons or classes of person. Our bylaws further authorize us to purchase and maintain insurance on behalf of our officers and directors and we have obtained insurance to cover such individuals for certain liabilities.

We have entered into indemnification agreements with each of our current officers and directors, and we anticipate that we will enter into indemnification agreements with each of our future directors and officers, that provide these individuals with a contractual right to indemnification from us to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. A form of our indemnification agreement is filed with the SEC as an exhibit to this registration statement. The indemnification agreement supplements and clarifies existing indemnification provisions of our articles of incorporation and bylaws and, in general, provides for indemnification to the fullest extent not prohibited by the KGCC, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto will obligate the underwriters to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

Federal banking law, which is applicable to us as a bank holding company and to the Bank as an insured depository institution, limits our and the Bank’s ability to indemnify their directors and officers. Neither the Bank nor we may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Bank, or we, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines in writing that the indemnified person acted in good faith and in a manner he/she believed to be in the best interest of the institution, (ii) determines after investigation that making indemnification payments would not affect our safety and soundness or the safety and soundness of the Bank, as the case may be, (iii) if the indemnified party agrees in writing to reimburse us or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible, and (iv) determines that the indemnification payments would not otherwise be prohibited by federal banking law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. § 1828(k).

ITEM 15 – Recent Sales of Unregistered Securities.

Through two offerings the Company sold 4,490,090 common units (8,980,180 common units on a post-split basis) of the Company to investors between October 2016 and March 2017, raising total gross proceeds of $89,801,800.

The Company sold 312,668 common units (625,336 common units on a post-split basis) of the Company to investors in March 2017, raising total gross proceeds of $7,504,032 (excluding expenses).

The Company sold 50,000 common units (100,000 common units on a post-split basis) of the Company to an investor in May 2017 for total gross proceeds of $1,000,000 (excluding expenses).

Through a private placement to directors and executive officers between February and March 2018, the Company sold 123,373 shares of our common stock (246,746 shares of common stock on a post-split basis), resulting in total gross proceeds of $3,392,758 (excluding expenses).

The Company sold 4,452,313 shares of our common stock (8,904,626 shares of our common stock on a post-split basis) to investors between April 2018 and September 2018 for total gross proceeds of $126,890,920 (excluding expenses).

The Company sold 2,596,493 shares of our common stock (5,192,986 shares of our common stock on a post-split basis) to investors on October 22, 2018, with gross proceeds of the sale totaling $74,000,050. Raymond James & Associates, Inc. served as the placement agent for these sales and received compensation of $2,874,001 plus $50,000 in expenses.

From January 1, 2016 through December 31, 2018, holders of warrants exercised the rights under such warrants to acquire 181,250 shares (362,500 shares on a post-split basis) of our common stock or common units (as applicable) for an exercise price of $10.00 ($5.00 on a post-split basis), resulting in gross proceeds of $1,812,500. From January 1, 2019 through July 17, 2019, holders of warrants exercised the rights under such warrants to acquire 194,000 shares of our common stock for an exercise price of $5.00, resulting in gross proceeds of $970,000.

The above sales of securities were offered only to accredited investors and were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Plan Related Issuances

The Company has various plans that allowed certain individuals, including employees, directors, consultants, and advisors, to purchase shares of our common stock outside of a private placement. From January 1, 2019 to July 17, 2019, the Company collected $300,016 (excluding expenses) representing 17,648 shares of our common stock under these plans (other than the ESPP). In addition, from January 1, 2019 to July 17, 2019, the Company collected $547,408 (excluding expenses) representing 45,203 shares of our common stock under the ESPP. During 2018, the Company collected $713,770 (excluding expenses) representing 28,951 shares of our common stock (56,550 shares of our common stock on a post-split basis) under these plans (other than the ESPP). In addition, during 2018, the Company collected $367,067 (excluding expenses) representing 17,992 shares of our common stock (35,984 shares of common stock on a post-split basis) under the ESPP. During 2017, the Company collected $898,720 (excluding expenses) representing 42,030 common units (84,060 common units on a post-split basis) under these plans (other than the ESPP). In addition, during 2017, the Company collected $234,653 (excluding expenses) representing 16,725 common units (33,450 common units on a post-split basis) under the ESPP. During 2016, the Company collected $3,855,593 (excluding expenses) representing 228,511 common units (457,022 common units on a post-split basis) under these plans (other than the ESPP). In addition, during 2016, the Company collected $68,256 (excluding expenses) representing 4,865 common units (9,730 common units on a post-split basis) under the ESPP.

From January 1, 2016 through December 31, 2018, under our equity incentive plans, we granted or issued to our employees, officers, directors and advisors:

•	489,777 time-vesting share-settled appreciation rights (879,554 rights on a post-split basis);
•	264,317 time-vesting restricted share units (528,270 units on a post-split basis);

•	159,384 performance-vesting restricted share units (318,768 units on a post-split basis); and
•	13,736 shares of our restricted stock (27,472 shares on a post-split basis).

From January 1, 2019 through July 17, 2019, under our equity incentive plans, we granted or issued to our employees, officers, directors and advisors:

•	26,804 performance share awards;
•	17,415 shares of our restricted stock;
•	152,979 restricted share units; and
•	62,582 share-settled appreciation rights.

From January 1, 2016 through December 31, 2018, we issued 215,302 shares of our common stock or our common units (as applicable) (360,584 shares on a post-split basis) as a result of the exercise of awards under our equity incentive plans. From January 1, 2019 through July 17, 2019, we issued 36,253 shares of our common stock as a result of the exercise of awards under our equity incentive plans. In January 2018, the Company modified certain performance-based restricted stock unit awards granted in 2016 and 2017 to convert them to time-based awards.

In April 2018, we issued 50,589 shares of common stock (101,178 shares on a post-split basis) to our former Chief Executive Officer in exchange for certain outstanding equity awards previously issued to him. In addition, we issued in April 2018 100,000 time-vesting share-settled appreciations rights in connection with his service as our Chairman Emeritus.

The above sales of securities were exempt from registration under Rule 701 promulgated under the Securities Act.

ITEM 16 – Exhibits and Financial Statement Schedules.

(a)	Exhibits
Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Incorporation of CrossFirst Bankshares, Inc.
3.2	Amendment to Articles of Incorporation of CrossFirst Bankshares, Inc.
3.3	Bylaws of CrossFirst Bankshares, Inc.
4.1	Specimen common stock certificate
4.2	Form of Warrant Agreement
4.3
Certain instruments defining rights of holders of long-term debt securities of the registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.

5.1	Form of Opinion of Stinson LLP*
10.1	Amended Employment Agreement with George F. Jones, Jr. dated May 1, 2018†
10.2	Second Amendment to Employment Agreement with George F. Jones, Jr. dated March 20, 2019†
10.3	Third Amendment to Employment Agreement with George F. Jones, Jr. dated May 1, 2019†
10.4	Employment Agreement with David O’Toole dated May 1, 2015†
10.5	First Amendment to Employment Agreement with David O’Toole dated March 19, 2019†
10.6	Employment Agreement with Mike Maddox dated May 1, 2015†
10.7	First Amendment to Employment Agreement with Mike Maddox dated March 19, 2019†
10.8	Employment Agreement with Amy Fauss dated July 29, 2016†
10.9	First Amendment to Employment Agreement with Amy Fauss dated March 15, 2019†
10.10	Employment Agreement with Tom Robinson dated May 1, 2015†
10.11	First Amendment to Employment Agreement with Tom Robinson dated March 18, 2019†
10.12	Chairman Emeritus Agreement with Ron Baldwin dated April 26, 2018†
10.13	RSU Award Agreement with George F. Jones, Jr. dated February 28, 2019†
10.14	Performance Share Award Agreement with George F. Jones, Jr. dated February 28, 2019†
10.15	2018 Omnibus Equity Incentive Plan†
10.16	Form of Legacy RSU – New Market Founders Award†
10.17	Form of Legacy EIP 2018 RSU Award Agreement†
10.18	Form of Legacy SAR Award Agreement†
10.19	Form of EEIP Legacy RSU Award Agreement†

Exhibit Number	Description
10.20	Form of RSU Award Agreement†
10.21	Form of 2019 RSU Award Agreement†
10.22	Form of 2019 Performance Share Award Agreement†
10.23	Form of Director Restricted Stock Award†
10.24	Form of Indemnification Agreement†
10.25	Director Deferred Fee Program†
10.26	Stock Appreciation Rights Plan†
10.27	Form of SAR Award Agreement†
10.28	Annual Incentive Plan†
21.1	Subsidiaries of CrossFirst Bankshares, Inc.
23.1	Consent of BKD, LLP
23.2	Form of Consent of Stinson LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page to the registration statement)
*	To be filed by amendment.
†	Indicates a management contract or compensatory plan.
(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17 – Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and
(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on July 18, 2019.

CROSSFIRST BANKSHARES, INC.

By:	/s/ George F. Jones, Jr.
George F. Jones, Jr., President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George F. Jones, Jr., David O’Toole and Aisha Reynolds, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statement filed pursuant to Rule 462(b) under the Securities Act) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rod Brenneman	Director (Chairman)	July 18, 2019
Rod Brenneman
/s/ George F. Jones, Jr.	Director, President and Chief Executive Officer (principal executive officer)	July 18, 2019
George F. Jones, Jr.
/s/ David O’Toole	Director, Chief Financial Officer (principal financial and accounting officer)	July 18, 2019
David O’Toole
/s/ Mike Maddox	Director, Bank President and Chief Executive Officer	July 18, 2019
Mike Maddox
/s/ George Bruce	Director	July 18, 2019
George Bruce
/s/ Steven W. Caple	Director	July 18, 2019
Steven W. Caple
/s/ Ron Geist	Director	July 18, 2019
Ron Geist
/s/ Jennifer Grigsby	Director	July 18, 2019
Jennifer Grigsby
/s/ George E. Hansen III	Director	July 18, 2019
George E. Hansen III
/s/ Lance Humphreys	Director	July 18, 2019
Lance Humphreys
/s/ Mason King	Director	July 18, 2019
Mason King
/s/ Jimmy Kuykendall	Director	July 18, 2019
Jimmy Kuykendall
/s/ Kevin Rauckman	Director	July 18, 2019
Kevin Rauckman
/s/ Michael Robinson	Director	July 18, 2019
Michael Robinson
/s/ Jay Shadwick	Director	July 18, 2019
Jay Shadwick
/s/ Grey Stogner	Director	July 18, 2019
Grey Stogner
/s/ Stephen K. Swinson	Director	July 18, 2019
Stephen K. Swinson